As filed with the United States Securities and Exchange Commission on March 27, 2026.

Registration No. 333-284297

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Antharas Inc

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	6500	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

140, Jalan Maarof

Bangsar 59100,

Kuala Lumpur, Malaysia
+603 2201 7113

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1-800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 10100 Santa Monica Boulevard Suite 2200 Los Angeles, CA 90067 Telephone: +1 (310) 728-5129	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Tel: +1 (212) 588-0022

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MARCH 27, 2026

Antharas Inc

3,333,334 Ordinary Shares

This is the initial public offering of Antharas Inc. Prior to this Offering, there has been no public market for our ordinary shares (the “Ordinary Shares”). It is currently estimated that the initial public offering price per share will be between $4.00 and $5.00.

Prior to this Offering, there has been no public market for our Ordinary Shares. We have reserved the symbol “AAS” for purposes of listing our Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) and have applied to list our Ordinary Shares on the Nasdaq. At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this Offering is conditional upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Antharas Inc is a holding company incorporated in the Cayman Islands with no material operations of its own. Antharas Inc conducts its operations through its operating subsidiaries in Malaysia. The Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of the operating subsidiaries in Malaysia. Holders of our Ordinary Shares do not directly own any equity interests in our subsidiaries, but will instead own shares of a Cayman Islands holding company.

Immediately after this Offering, assuming an offering size as set forth above, Dato’ Dr. Su Cheng Tan and Kean Yong Teh will each own approximately 42.11% of our issued and outstanding Ordinary Shares (or 41.13% of our issued and outstanding Shares if the underwriters option to purchase additional shares is exercised in full).

We conduct our business through Antharas Hills Sdn Bhd. (“Antharas Hills”), a company incorporated in Malaysia. In December 2024, for the purposes of this Offering, we completed the Reorganization (as defined herein) described in “Our Corporate Structure and History” pursuant to which Antharas Hills has become a wholly owned subsidiary of Antharas Inc, a Cayman Islands exempted company incorporated with limited liability.

On April 23, 2024, Zhiyuanjiu (Chengdu) Technology Co Ltd (“Antharas PRC”), our wholly owned subsidiary, was established in China to assist our Malaysia headquarters in research and development. Antharas PRC is wholly owned by PDI Design and Technologies Sdn Bhd, a company incorporated in Malaysia (“PDI Design”) and PDI Design is wholly owned by Antharas Hills. Antharas PRC has not carried out and does not currently have any revenue-generating business operation of its own and its operation does not involve data processing, data trading or cross-border data exchange. However, as part of our business operates in China, we are subject to the legal and operational risks and uncertainties associated with having operations in China. Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. Any future action by the Chinese government expanding the categories of industries and companies whose foreign securities offerings are subject to government review could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we cannot assure you that we would not be subject to cybersecurity review or investigations launched by PRC regulators. On December 28, 2021, the Cyberspace Administration of China (the “CAC”), and 12 other relevant PRC government authorities published the amended Cybersecurity Review Measures, which came into effect on February 15, 2022. The final Cybersecurity Review Measures provide that a “network platform operator” that possesses personal information of more than one million users and seeks a listing in a foreign country must apply for a cybersecurity review. Further, the relevant PRC governmental authorities may initiate a cybersecurity review against any company if they determine certain network products, services or data processing activities of such company affect or may affect national security. To the best of the Company’s knowledge and belief, neither the Company nor Antharas PRC is subject to the cybersecurity review with respect to the Company’s proposed overseas listing pursuant to the Cybersecurity Review Measures. Because these statements and regulatory actions are new, however, it is highly uncertain how soon legislative or administrative regulation making bodies in China will respond to them, or what existing or new laws or regulations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on our daily business operations or our ability to accept foreign investments and list on an U.S. exchange.

On February 17, 2023, the China Securities Regulation Commission (“CSRC”) published the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Provisions on Confidentiality and Archives Administration”), which came into effect on March 31, 2023. The Provisions on Confidentiality and Archives Administration requires that, in the process of overseas issuance and listing of securities by domestic entities, the domestic entities, and securities companies and securities service institutions that provide relevant securities service shall strictly implement the provisions of relevant laws and regulations and the requirements of these provisions, establish and improve rules on confidentiality and archives administration. On the same day, the CSRC also promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “Trial Measures”), which became effective on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions (collectively, the “Guidance Rules and Notice”) on the CSRC’s official website. Under the Trial Measures, either direct or indirect overseas offering and listing by domestic companies shall fulfil the filing procedure with the CSRC with submitting relevant materials. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect: (1) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in the Chinese Mainland, or its main places of business are located in the Chinese Mainland, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in the Chinese Mainland. The determination as to whether or not an overseas offering and listing by domestic companies is indirect, shall be made on a substance over form basis. We believe that, based on our belief and understanding of the regulations, we will not be required to submit an application to the CSRC for the approval of the offering and trading of our Shares because (i) the CSRC has not issued any definitive rule or interpretation concerning whether offering such as the Offering contemplated by the Company are subject to foreign-invested enterprises rules; (ii) the PRC subsidiary was incorporated as wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the foreign-invested enterprises rules that are the Company’s beneficial owners; and (iii) Antharas PRC has not generated and does not currently generate any revenue, and it is not the subject to be listed, and (iv) a majority of our operations is and will continue to be based in Malaysia with our management and senior executives all located in Malaysia, so that Antharas PRC shall not be regarded as an indirect listing entity, which shall not be regulated under the supervision of the CSRC. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as us. See “Risk Factors – Risks Related to Doing Business in the PRC – Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.”.

Based on the PRC laws and regulations effective as of the date of this prospectus and subject to interpretations of these laws and regulations that may be adopted by PRC government authorities, neither we nor any of our operating subsidiaries, including Antharas PRC is currently required to obtain any permission or approval from the PRC government authorities, including the CSRC and CAC, to operate our business, list on the U.S. exchanges, or offer the securities to foreign investors. As of the date of this prospectus, neither we nor any of our operating subsidiaries, including Antharas PRC has ever applied for any such permission or approval. Any failure to obtain or delay in obtaining such approval or completing such procedures for this Offering, or any rescission of any such approval if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or other government authorization for this Offering. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the offering from this Offering into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of the Shares offering hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of the shares.

Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect our auditors for two consecutive years. On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act (the “AHFCA Act”) was enacted, which amended the HFCA Act by extending the aforementioned inspection period to from two to three consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in Mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made its determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfils its responsibilities under the HFCA Act. The report further listed in its Appendix A and Appendix B, Registered Public Accounting Firms Subject to the Mainland China Determination and Registered Public Accounting Firms Subject to the Hong Kong Determination, respectively. Our auditor, UHY Malaysia PLT, is located at Suite 11.05, Level 11, The Gardens South Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia and registered with the PCAOB. In addition, our auditors did not appear as part of the PCAOB’s report of determinations under the lists in Appendix A or Appendix B of the report issued by the PCAOB on December 16, 2021. On August 26, 2022, the China Securities Regulatory Commission, or CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong and taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. Our auditor, UHY Malaysia PLT, has no auditor’s work papers in China as of the date of this prospectus. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and has resumed regular inspections since March 2023. The PCAOB is continuing pursuing ongoing investigations and may initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed. As a result, the time period before the Company’s securities may be prohibited from trading or delisted has been decreased accordingly. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors — Risks Related to Doing Business in the PRC – Recent joint statements by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.” on page 35.

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including our PRC subsidiary for our cash and financing requirements. Our PRC subsidiary’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our PRC subsidiary to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. See “Risk Factors – Although Antharas PRC does not currently have any revenue-generating business operation of its own and we do not expect to rely upon any distributions by Antharas PRC, we may in the future become dependent upon the earnings of, and distributions by, our PRC subsidiary; and the PRC government may intervene or impose restrictions to prevent the cash maintained in PRC from being transferred out or restrict the deployment of the cash into our business or for the payment of dividends.” on page 36. As at the date of this prospectus, our PRC subsidiary has not made any dividends or other distributions to our holding company and the holding company has not made any dividends or distributions to any investors including U.S. investors. The Company and its subsidiaries do not have any plan to distribute dividend in the foreseeable future. However, to the extent cash/assets in the business is in PRC or our PRC subsidiary, the funds/assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries by the PRC government to transfer cash/assets. See “Prospectus Summary – Transfer of Cash Through our Organization.” In the future, cash proceeds raised from overseas financing activities, including this Offering, may be transferred by us to our PRC subsidiary via capital contribution or shareholder loans, as the case may be. We currently do not have any cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. As of the date of this prospectus, other than the transfer of $901,800 from PDI Design to Antharas PRC for the latter’s working capital, no other cash transfer has been made between the Company and its non-PRC subsidiaries on one hand, and the PRC subsidiary on the other hand.

Investing in the Ordinary Shares involves risks. See section titled “Risk Factors” of this prospectus beginning on page 15.

We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary — Implications of Being an ‘Emerging Growth Company’ and a ‘Foreign Private Issuer’” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
		Without over-allotment option	With over-allotment option
Initial public offering price(1)	$4.50	$15,000,003	17,250,003
Underwriting discounts and commissions(2)(3)	$0.315	$1,050,000	1,207,500
Proceeds, before expenses, to us	$4.185	$13,950,003	16,042,503

(1)	Assuming an initial public offering price of $4.5 per Ordinary Share, being the mid-point of the estimated range of the initial public offering price.
(2)	The underwriters will receive compensation in addition to the discounts and commissions. For a description of compensation payable to the underwriters, see “Underwriting” beginning on page 129.
(3)	Does not include a non-accountable expense allowance equal to half of one percent (0.5%) of the gross proceeds received by us from the sales of the Ordinary Shares in this Offering, payable to the underwriters, or the reimbursement of certain out-of-pocket expenses of the underwriters. For a description of other terms of compensation to be received by the underwriters, see “Underwriting” beginning on page 129.

We expect our total cash expenses for this Offering (excluding cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $692,735, exclusive of the above discounts and commissions. These payments will further reduce proceeds available to us before other expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this Offering to purchase up to 15% of the total number of our Shares to be offered by us pursuant to this Offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions. If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the shares to purchasers against payment on              , 2026.

Until and including [*], 2026 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this Offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

D. Boral Capital

Prospectus dated                      , 2026

For investors outside the United States: neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus outside the United States.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriters are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Shares. For a more complete understanding of us and this Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the related notes. Some of the statements in this prospectus are forward-looking statements. See section titled “Special Note Regarding Forward-Looking Statements.”

We conduct our business through Antharas Hills, and therefore our historical consolidated financial statements present the results of operations of Antharas Hills. In December 2024, for the purposes of this Offering, we completed a reorganization of our corporate structure (the “Reorganization”) pursuant to which Antharas Hills has become a wholly owned subsidiary of Antharas Inc, a Cayman Islands exempted company incorporated with limited liability. Following the Reorganization, our future financial statements will present the results of operations of Antharas Inc, the issuer in this Offering, and its consolidated subsidiaries. Antharas Inc’s financial statements will be the same as Antharas Hills’ financial statements prior to this Offering, as adjusted for the Reorganization. See “Our Corporate Structure and History.”

Presentation of Financial Information

We conduct our business through Antharas Hills. Antharas Inc is a holding company. It has not commenced and does not intend to commence operations and has nominal assets and liabilities. Therefore our historical consolidated financial statements present the financial position and results of operations of Antharas Hills on a consolidated basis. Following the Reorganization, our future financial statements will present the financial position and results of operations of Antharas Inc and its consolidated subsidiaries.

Our Business

We are a full-service community property developer based in Kuala Lumpur, Malaysia which manages all aspects of real estate development and offers a comprehensive range of services to our clients. As of the date of this prospectus, our property management portfolio consists of one property, which remains partially sold. However, we are involved in every stage of real estate development and our services encompass the entire lifecycle of the development and commercialization of this property, including from the initial conception and planning to overseeing construction, managing sales, and providing property management services. We aim to provide a holistic approach, and to that end our mission is to support innovative living by developing new properties in an all-in-one ecosystem through property technology, or “PropTech,” that we believe will enrich the lives of those residing in our managed properties.

We believe, 2026 will be an exciting year for the Company as we plan to offer new products and services, in PropTech (property technology, as further defined below) and continue to expand our hospitality business. As of the date of this prospectus, some of our PropTech products are market-ready and we have begun installing these PropTech products in Antharas 1, but no sales of our PropTech products have been completed. There can be no assurance that we can sell any of our PropTech products at all. As of January 2026, and as of the date of this prospectus, the hospitality segment of our business has begun to generate revenue.

After completion of the Reorganization, our four operating subsidiaries are Antharas Hills, PDI Design, Antharas M Sdn Bhd (“Antharas M”) and Antharas PRC.

Our wholly owned subsidiary Antharas Hills commenced operations in 2017. Our property development target market is strategically set in Southeast Asia (“SEA”), beginning with a solid business foundation in Malaysia, which boasts excellent physical infrastructure and stable, conducive government policies.

Property Development. Our property development businesses are managed through Antharas Hills, with Antharas 1 (previously known as “Geo Antharas”) being our first property development project in Malaysia. As of the date of this prospectus, our portfolio consists of our flagship property, Antharas 1. Although the construction of Antharas 1 is complete, as of the date of this prospectus, the property is currently undergoing final touch-ups, cleaning, and final transfer of possession and occupancy for the completed units to the buyers. Once the final preparation works are complete, Antharas 1 will be fully integrated and equipped with the latest technology and enhanced PropTech experiences, creating safe, intelligent spaces.

Antharas 1 is located in the heart of Genting Permai, a stone’s throw away from Genting Highlands, otherwise known as Genting - The City Of Entertainment. Also, being only 40 kilometers north of Kuala Lumpur, Antharas 1 comes with unrivalled views, nestled by natural forestry and habitats. Comprising of three towers of 41, 28 and 30 stories respectively; the project consists of a total of 476 residential units and 14 retail units.

Our development pipeline consists of two planned projects, Grand Antharas and Austin Antharas, which are in the preliminary stage of pre-construction development and remain tentative. These projects include Austin Antharas, our service apartment project in Johor Bahru, Johor, Malaysia, and Grand Antharas, our condominium complex project in Genting Permai, Genting Highlands, Malaysia. Completion of the Grand Antharas project is contingent on securing bank financing, finalizing the land acquisition agreement, and obtaining regulatory approvals, none of which are guaranteed as of the date of this prospectus. Of the estimated net proceeds from this Offering, approximately 46% will be allocated to land acquisition costs for future property development projects, including Grand Antharas. A portion of this amount will fund 20% of the land acquisition costs for Grand Antharas, with the remaining 80% expected to be financed through bank financing. However, as of the date of this prospectus, there is no definitive agreement in place for such financing. The formal application and approval of such financing facility can typically only be secured upon execution and stamping of the definitive sale and purchase agreement for the land acquisition, which is currently in process and not yet finalized. The completion of this project, including the land acquisition, is contingent on securing additional funding, which has not yet been obtained. There can be no assurance that the Company will be able to secure such financing on favorable terms or at all. See “Risk Factors – Our ability to complete the Grand Antharas project and other potential future projects depends on obtaining additional financing, which may not be available on favorable terms or at all.” For more information on these future development projects, see “Business – Antharas Hills – Tech-Driven Property Development – Our Project Pipeline.”

PropTech. Through our subsidiary PDI Design and our in-house technology team, we are dedicated to developing technologies tailored for advanced building management and property technologies, enabling us to build a unified ecosystem that will grow close-knit communities. This will drive a holistic vision of connected living. PropTech products include property management tools, intelligent parking, intelligent elevators, intelligent security, efficient unmanned delivery systems, intelligent spaces and personalized services, all managed with digital technology. As of the date of this prospectus, some of our PropTech products are market-ready and we have begun installing these PropTech products in Antharas 1, but no sales of our PropTech products have been completed. We plan to install our PropTech products into all of our projects, including Antharas 1, Grand Antharas and Austin Antharas, and to commercialize and sell them separately to other developers. However, there can be no assurance that we can sell any of our PropTech products at all. We are also continuously developing new PropTech features in-house, including enhancements to market-ready products.

Hospitality. Through our subsidiary Antharas M, we offer distinctive hospitality management through our franchise agreement with Wyndham Hotels. Antharas M entered into a franchise agreement with Wyndham Hotel Asia Pacific Co. Limited (“Wyndham”) on December 31, 2023 (such agreement, as may be amended and supplemented from time to time, the “Wyndham Agreement”), pursuant to which we were granted a non-exclusive franchise (the “Wyndham Genting Franchise”) to operate a facility named “Wyndham Garden Suites Genting Highlands” (“Wyndham GS Genting”). Wyndham GS Genting is located in one of the three towers of Antharas 1 at Jalan Permai, Genting Permai Avenue, 69000 Genting Highlands, Pahang, Malaysia. Wyndham GS Genting opened in December 2025, marking the commencement of our hospitality operations, which began generating revenue in January 2026. In connection with the Wyndham Agreement, Antharas Hills simultaneously executed a guaranty in favor of Wyndham, which guarantees the accuracy of Antharas M’s representations and warranties in the Wyndham Agreement and the prompt fulfillment of Antharas M’s obligations, including any amendments to the Wyndham Agreement. If Antharas Hills defaults under the Wyndham Agreement, it must immediately fulfill Antharas M’s obligations upon notice from Wyndham of such default.

For more information, See “Business.”

1

Our Industry

Malaysia Real Estate Market. According to Mordor Intelligence Malaysia Real Estate Market Size and Share Analysis Report published in 2023, the overall real estate market in Malaysia (including residential, commercial and other property types), was estimated at USD 34.47 billion in 2023 and is expected to grow to USD 47.53 billion by 2028, at a compound annual growth rate (“CAGR”) of 6.64%.

Southeast Asia PropTech Market. According to the PropTech Global Trends 2022 Annual Barometer, the PropTech market in Southeast Asia remains relatively untapped and shows significant potential for growth.

Malaysia Hospitality Services Market. According to Mordor Intelligence Hotel Industry in Malaysia Size and Share Analysis report published in 2022, the value of the hospitality industry in Malaysia was estimated at USD 4 billion in 2022, and the hospitality industry in Malaysia was poised for significant growth with an expected CAGR of over 6.5% from 2023 to 2028. This growth is bolstered by the Malaysian government’s Smart Tourism 4.0 Initiative, which focuses on digitizing the sector and developing smart tourism products and infrastructure.

For more information, see “Industry Overview.”

Our Competitive Strengths

We believe our main competitive strengths are as follows:

High end Technology. We believe that we are able to become a leader in the area of residential PropTech, with effective design coupled with technology integration into our buildings to lower maintenance costs and increase efficiency and effectiveness in our projects.

Experienced Management Team and High Quality Staff. The Company employs a team of high quality and versatile staff with property development, hospitality and PropTech experience. In particular, our Chief Executive Officer and Chief Operating Officer, Dato’ Dr. Su Cheng Tan and Kean Yong Teh, respectively, bring real estate development and technology experience to the Company. For more information, see “Management.”

Strong Research and Development Capabilities. Our research and development team has extensive work experience, with previous positions in product development in areas such as search, enterprise digitization, 3D simulation, and meta-verse, as well as over 10 years of experience in project and team management.

Strong Channels and Partnerships. With Our recent signing of the franchise agreement with Wyndham Hotels, we have established a partnership with Wyndham Resorts in our hospitality segment.

For more information, see “Business – Our Competitive Strengths.”

Our Business Strategies and Future Plans

Our business strategies and future plans are as follows:

Diversification of our property portfolio. Our commitment to diversifying our property portfolio reflects a proactive response to evolving market trends.

Expansion into new business lines. As of the date of this prospectus, some of our PropTech products are market-ready and we have begun installing these PropTech products in Antharas 1, but no sales of our PropTech products have been completed. For our expected PropTech solutions, we plan to direct our focus primarily towards developers who are eager to embrace our innovative solutions.

However, there can be no assurance that we will be able to achieve the timeline or generate revenue as anticipated for our PropTech offerings.

2

Disciplined acquisitions and joint ventures. Our strategic focus on disciplined acquisition and joint ventures aims to enhance our property portfolio and market presence. We plan to acquire existing properties from third parties, which can complement the portfolio of our own property.

Multi-faceted marketing strategy to maximize brand value and recognition. We aim to position each of the Antharas and Wyndham brands as a prominent and desirable choice in the property development, PropTech and hospitality sectors, respectively, in Malaysia by creating a holistic marketing approach that resonates with the target audience.

Continuous integration of technology into property management. Our commitment to being a full-service property developer involves the continuous integration of advanced property technology into our property management services. Embracing technology enables us to enhance operational efficiency, streamline communication, and provide better services to property owners and tenants.

Continuous innovation and monetization of PropTech products. In our pursuit of continuous innovation, we are dedicated to developing cutting-edge property technology products that redefine industry standards. Examples include security systems, energy-efficient solutions, and smart home automation.

Expansion of the Wyndham brand to existing hotels. We will also be looking to convert existing hotels to the Wyndham brand name (by way of either outright purchase of currently operating hotels or by way of joint ventures with the current hotel owners) for expansion plans. As of the date of this prospectus, we have not taken any steps to execute such conversion.

Geographic Footprint and Industry Collaboration. We will seek to create alliances with companies within and also outside Malaysia and also, so as to create new opportunities and also to promote the Company in new markets.

For more information, see “Business – Our Strategies and Future Plans.”

Summary Risk Factors

Our prospectus should be considered in light of the risks, uncertainties, expenses, and difficulties frequently encountered by similar companies. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more carefully in the section titled “Risk Factors.”

Risks Related to Our Business

●	Our Group does not have a long operating history as an integrated group.

●	Our bank borrowings and indebtedness could adversely affect our financial condition or liquidity, and we could have difficulty fulfilling our financial obligations, which may have a material adverse effect on us.

●	We may incur losses in the future.

●	We participate in a highly competitive market, and pressure from existing and new competitors may materially and adversely affect our business, results of operations and financial condition.

●	We plan to expand into the PropTech markets and continue to expand into the hospitality markets and may at some point in the future expand into other new markets, and we may not be successful, which could adversely affect our financial condition, results of operations, cash flow and market value of our shares.

3

●	Any lack of requisite approvals, licenses or permits applicable to our business, or any non-compliance with relevant laws and regulations, may have a material and adverse effect on our business, financial condition, results of operations and prospects.

●	We may from time to time apply to increase the plot ratio of our development projects. If such applications are not approved, we may face reduced profitability, project delays, and potential harm to our reputation.

●	We currently do not maintain any insurance other than statutory employee insurance in accordance with Malaysian laws and regulations; and all workers compensation, public liability and all-risks insurances for our property development project are undertaken by our main contractors. Such insurance coverage may not cover all our damages and losses.

●	Our future strategic acquisitions, investments and partnerships could pose various risks, increase our leverage, dilute existing shareholders and significantly impact our ability to expand our overall profitability.

●	If our IT capabilities and infrastructure fail to keep up with our growing business needs, industry trends or technological developments, our business, results of operations and financial condition may be materially and adversely affected.

●	The discrepancy between the contractual 8% interest rate and the actual 6% interest payments to investors of Antharas 1 poses potential financial and legal risks for the Company.

●	We may not be able to manage our expected growth, which could adversely affect our operating results.

●

We are subject to risks arising from legal proceedings, investigations, or inquiries that are currently ongoing or may arise from time to time related to our current director nominee or other of our directors, officers, nominees or key personnel.

Risks relating to the property development and PropTech industry

●	We rely on key relationships with service providers across the real estate development industry, and to the extent they experience pressures in raw materials, labor, or timely construction and delivery of projects, it could in turn have an adverse impact on our business, prospect, liquidity, financial condition, and results of operations.

●	Our ability to complete the Grand Antharas project and other potential future projects depends on obtaining additional financing, which may not be available on favorable terms or at all.

●	We may be unable to complete our property development projects on time, or at all.

●	We may be unable to sell our apartment units, which could adversely affect our financial condition, results of operations and cash flow.

●	As of the date of this prospectus, we are obligated to pay a balance of RM33.5 million (approximately USD7.61 million) for the land underlying Antharas 1. We would from time to time be obligated to fulfil payment obligations owed to landowners for our property development projects, even if we fail to build the property or fail to sell the units built.

●	If our proposed PropTech technology and development efforts are not successful, our business may be harmed.

●	Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, and harm our business.

●	We will be subject to various risks related to artificial intelligence (“AI”) and technology as we expand into the PropTech industry.

●	We may experience a decline in the fair value of our assets, which may have a material impact on our financial condition, liquidity and results of operations and adversely impact the market value of our shares.

Risks related to the hospitality industry

●	Early termination of the Wyndham Agreement or any change in its terms could harm our business and results of operations.

●	We may not be able to successfully identify, secure or operate additional hotel properties.

●	If we are unable to access funds to maintain the condition and appearance of the hotels that we may operate or manage in the future, the attractiveness of such hotels and our reputation could suffer and hotel occupancy rates may decline.

Risks Related to Doing Business in Malaysia

●	Developments in the social, political, regulatory and economic environment in Malaysia may have a material adverse impact on us.

●	We are subject to foreign exchange control policies in Malaysia.

●	We may be exposed to liabilities under applicable anti-corruption laws and any determination that we violated these laws could have a materially adverse effect on our business.

4

Risks Related to Doing Business in the PRC

●	Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in the PRC with little advance notice could result in a material change in our operations and/or the value of the securities we are registering for sale. See page 33 for details.

●	The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale. See page 33 for details.

●	Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. See page 34 for details.

●	Recent joint statements by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. See page 35 for details.

●	Although Antharas PRC does not currently have any revenue-generating business operation of its own and we do not expect to rely upon any distributions by Antharas PRC, we may in the future become dependent upon the earnings of, and distributions by, our PRC subsidiary; and the PRC government may intervene or impose restrictions to prevent the cash maintained in PRC from being transferred out or restrict the deployment of the cash into our business or for the payment of dividends. See page 36 for details.

●	Our results of operations may be materially and adversely affected by a downturn in China or the global economy, and/or changes in the economic and political policies of the PRC. See page 36 for details.

●	It may be difficult for overseas shareholders and/or regulators to conduct an investigation in China. See page 37 for details.

●	Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in China. See page 37 for details.

●	Changes in PRC political, economic and governmental policies may have an adverse impact on our business. See page 38 for details.

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from remitting the proceeds of this Offering into PRC through loans or additional capital contributions to our PRC subsidiary, thereby diminishing our ability to fund and expand our business. See page 38 for details.

●	We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. See page 38 for details.

5

Risks Related to Our Ordinary Shares

●	An active trading market for our Ordinary Shares may not develop and could affect the trading price of our Ordinary Shares.

●	The initial public offering price for our Ordinary Shares may not reflect their actual value.

●	Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.

●	Investors in our Ordinary Shares will face immediate and substantial dilution in the net tangible book value per share and may experience future dilution.

●	We may have conflicts of interest with our Major Shareholders and, because of our Major Shareholders’ significant ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.

●	Our Ordinary Shares may trade under $4.00 per share and thus would be known as “penny stock”. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Ordinary Shares.

●	We have no immediate plans to pay dividends.

●	If we fail to meet applicable listing requirements, Nasdaq may delist our Ordinary Shares from trading, in which case the liquidity and market price of our Ordinary Shares could decline.

●	Investors may have difficulty enforcing judgments against us, our directors and management.

●	The laws of the Cayman Islands relating to the protection of the interest of minority shareholders are different from those in the United States.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

●	We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

●	We do not expect to be subject to certain Nasdaq corporate governance rules applicable to U.S. listed companies.

●	If our Ordinary Shares are not listed on or subject to the rules of the Nasdaq Capital Market, our Board of Directors may decline to register transfers of Ordinary Shares in certain circumstances.

6

●	There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in the Ordinary Shares to significant adverse United States income tax consequences.

●	We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively

Our Corporate Structure and History

Antharas Hills commenced operations in 2017. We incorporated Antharas Inc, our Cayman Islands holding company (the “Company”), on December 5, 2023 to act as the parent entity upon the consummation of the Reorganization and as the issuer for this Offering. In December 2024, we consummated the Reorganization, pursuant to which the Company has become the 100% owner of Antharas Hills. Antharas Hills is the 100% owner of PDI Design and a 65% owner of Antharas M. In connection with the Reorganization, the former shareholders of Antharas Hills exchanged their Antharas Hills ordinary shares for Ordinary Shares of the Company. After completion of the Reorganization, our operating subsidiaries are Antharas Hills, Antharas M, PDI Design and Antharas PRC.

The following diagram illustrates the ownership structure of the Company after giving effect to the Reorganization but immediately before giving effect to this Offering:

Current Company Shareholding Structure

Kean Yong Teh
(50% ownership)
Dato' Dr. Su Cheng Tan
(50% ownership)
Antharas Inc
Listing entity
Maple Home
Antharas Hills
(35% owned)
(65% owned)
(100% owned)
Antharas M
PDI Design
(100% owned)
Antharas PRC

2

Disclaimer: This presentation contains confidential information; unauthorized use or disclosure is prohibited.

The following diagram illustrates the ownership structure of the Company after giving effect to this Offering:

Transfer of Cash Through our Organization

After completion of the Reorganization, the structure of cash flows within our organization, and a summary of the applicable regulations, are as follows:

Our equity structure is an indirect holding structure, that is, the overseas entity to be listed in the U.S., Antharas Inc, indirectly controls, through Antharas Hills, our operating subsidiaries. Within our holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the respective jurisdictions where our operating subsidiaries are established, namely Malaysia and the PRC. After foreign investors’ funds enter Antharas Inc at the close of this Offering, the funds can be directly transferred to Antharas Hills, and then transferred to our operating subsidiaries PDI Design and Antharas M. PDI Design may then go on to transfer the funds to its subsidiary, Antharas PRC. We may make loans to Antharas PRC subject to the approval or registration from governmental authorities and limitation of amount, or we may make additional capital contributions to Antharas PRC. Any loans to Antharas PRC are subject to foreign debt registrations. In addition, the foreign exchange receipts under the capital account of a domestic institution shall be used pursuant to the principle of authenticity and self-use within its business scope. And the capital shall not be used for the purposes prohibited by law. Non-investing foreign-invested enterprises are permitted to make equity investments in the PRC with their capital funds in accordance with applicable PRC laws and regulations under the premise that the domestic investment projects are true and in compliance with applicable PRC laws and regulations. As the relevant government authorities have broad discretion in interpreting the regulation, it is unclear whether the State Administration of Foreign Exchange, or SAFE, will permit such capital funds to be used for equity investments in the PRC in actual practice.

If Antharas Inc intends to distribute dividends, PDI Design and Antharas M will transfer the dividends to Antharas Hills in accordance with the laws and regulations of Malaysia, and then Antharas Hills will transfer the dividends to Antharas Inc, and the dividends will be distributed from Antharas Inc to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. Although Antharas PRC does not currently have any revenue-generating business operation of its own and we do not expect to rely upon any distributions by Antharas PRC, PDI Design may in the future rely on dividends from Antharas PRC. Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, Antharas PRC is able to pay dividends in foreign currencies to PDI Design without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents, if any. Approval from, or registration with, appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. Current PRC regulations permit Antharas PRC to pay dividends to PDI Design only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations.

In the reporting periods presented in this prospectus and up to the date of this prospectus, we did not have any cash transfer to or from our PRC subsidiary, Antharas PRC, other than an aggregate amount of US$901,800 which was transferred from PDI Design to Antharas PRC for its working capital.

For the foreseeable future, we intend to use our earnings to further expand our business and as general working capital. As a result, we do not expect to pay any cash dividends.

The Company does not have specific cash management policies that dictate how funds are transferred throughout the organization. It is the Company’s general policy to minimize unnecessary cash transfers among entities and keep funds within the entities where they are raised or generated in order to support the local entity’s operations. For example, if the funds are generated in a subsidiary in Malaysia, then the Company’s general approach will be to use those funds to support the Malaysia subsidiary’s operations, with the exception of required funding for capital investments.

7

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our PRC subsidiary to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. Therefore, to the extent cash or assets in our business is in the PRC or in our PRC subsidiaries, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on our ability or the ability of Antharas PRC by the PRC government to transfer cash or assets. See “Risk Factors – Risks Relating to Doing Business in the PRC – Although Antharas PRC does not currently have any revenue-generating business operation of its own and we do not expect to rely upon any distributions by Antharas PRC, we may in the future become dependent upon the earnings of, and distributions by, our PRC subsidiary; and the PRC government may intervene or impose restrictions to prevent the cash maintained in PRC from being transferred out or restrict the deployment of the cash into our business or for the payment of dividends.” on page 36 and “Risk Factors – Risks Relating to Doing Business in the PRC – PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from remitting the proceeds of this Offering into PRC through loans or additional capital contributions to our PRC subsidiary, thereby diminishing our ability to fund and expand our business.” on page 38.

Corporate Information

Our registered office in the Cayman Islands is located at the offices of c/o Ogier Global (Cayman) Limited, whose physical and postal address is 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands KY1-9009, and the phone number of our registered office is 345-949-9876. Our principal place of business is 140, Jalan Maarof, Bangsar 59100, Kuala Lumpur, Malaysia. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our corporate website is www.geoantharas.com.my. Information contained on our website does not constitute part of this prospectus.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, we may take advantage of certain reduced disclosure and requirements that are otherwise applicable generally to U.S. public companies that are not emerging growth companies. These provisions include:

●	the option to include in an initial public offering registration statement only two years of audited financial statements and selected financial data and only two years of related disclosure;

●	reduced executive compensation disclosure; and

●	an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) in the assessment of our internal control over financial reporting.

8

The JOBS Act also permits an emerging growth company, such as us, to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have not elected to “opt out” of this provision, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will have the discretion to adopt the new or revised standard at the time private companies adopt the new or revised standard and Our discretion will remain until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We will remain an emerging growth company until the earliest of:

●	the last day of our fiscal year during which we have total annual revenue of at least $1.235 billion;

●	the last day of our fiscal year following the fifth anniversary of the closing of this Offering;

●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

●	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which, among other things, would occur if the market value of our Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies.

In addition, upon closing of this Offering, we will report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the Nasdaq rules that allow us to follow Cayman Islands law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

We are also a foreign private issuer. Foreign private issuers, like emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our issued and outstanding voting securities are held by U.S. residents and any of the following three circumstances apply:

●	the majority of our executive officers or directors are U.S. citizens or residents;

●	more than 50% of our assets are located in the United States; or

●	our business is administered principally in the United States.

9

Conventions Which Apply to this Prospectus

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

Other Companies, Organizations and Agencies

“Independent Registered Public Accounting Firm”	:	UHY Malaysia PLT
“Underwriters”	:	The underwriters for the Offering, of which D. Boral Capital (formerly EF Hutton LLC) is serving as representative.

General

“amended and restated memorandum and articles of association”		The amended and restated memorandum and articles of association of our Company which will be adopted prior to the consummation of this Offering
“Antharas 1”		Previously known as “Geo Antharas”, our on-going flagship property development project in Genting Highlands, Pahang, Malaysia, comprising three Towers and includes facilities, such as a cinema, private lounge, 400m fitness track, two heated swimming pools, a high indoor children’s playground, spa facilities, gymnasium, and co working spaces.
“Austin Antharas”		Our planned service apartment project in Johor Bahru, Johor, Malaysia, currently envisaged to be a 38-story service apartment with recreational facilities, inclusive of a four-story retail podium.
“Audit Committee”	:	The audit committee of our Board of Directors.
“Board” or “Board of Directors”	:	The Board of Directors of our Company.
“Companies Act”		The Companies Act (Revised) of the Cayman Islands.
“Company”	:	Antharas Inc, a Cayman Islands exempted company.
“Compensation Committee”	:	The compensation committee of our Board of Directors.
“COVID-19”	:	Coronavirus disease 2019.
“Grand Antharas”

Our planned condominium complex project in Genting Permai, Genting Highlands, Malaysia, currently envisaged to be a mixed condominium complex with approximately 1,500 units comprised of 1,450 residential units and 50 retail units

“Group”	:	Our Company and our subsidiaries.
“IFRS”	:	International Financial Reporting Standards
“IoT”	:	The internet of things, which refers to the collective network of connected digital devices and the technology that facilitates communication between devices and a “cloud” or remote virtual internet server, as well as between each of the digital devices themselves.
“Major Shareholder”	:	A person who has an interest or interests (whether by record or beneficial ownership) in one or more voting shares (excluding treasury shares) in our Company, and the total votes attached to that share, or those shares, is not less than 5.0% of the total votes attached to all the voting shares (excluding treasury shares) in our Company. Each of Dato’ Dr. Su Cheng Tan and Kean Yong Teh (or their personal holding companies) is a Major Shareholder (together, “Major Shareholders”).

10

“Nasdaq”	:	The Nasdaq Stock Market LLC.
“Nasdaq Listing Rules”	:	The Nasdaq rules governing listed companies.
“Nominating and Corporate Governance Committee”	:	The nominating and corporate governance committee of our Board of Directors.
“Offer Price”	:	US$4.5 for each Share being offered in this Offering, which is the midpoint of the price range for such share set forth on the cover page of this prospectus.
“Offering”	:	The offering of Shares by the Underwriters on behalf of our Company for subscription at the Offer Price, subject to and on the terms and conditions set out in this prospectus.
“ordinary resolution”	:	A resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a unanimous written resolution.
“PAAS”	:	Platform as a service, which is a type of cloud computing service model that offers a flexible, scalable cloud platform to develop, deploy, run, and manage apps.
“PRC” or “China”	:	The People’s Republic of China.
“PropTech”	:	Property technology, which encompasses the idea of (i) application of information technology and platform economics to the real estate industry, to help individuals and companies research, buy, sell, manage and enjoy real estate, (ii) integration of IoT devices in properties, such as smart home devices, to enhance security, energy efficiency, and overall convenience, and (iii) facility management software to efficiently manage the maintenance and operations of properties.
“SAAS:	:	Software as a service, which are software applications accessed over the internet without downloads. Users subscribe to remote-hosted applications accessible through web browsers, eliminating the need for maintenance.
“Share(s),” or “Ordinary Share(s)”	:	Ordinary share(s) of our Company of par value US$0.0001 each.
“Preference Share(s)”		Preference share(s) of our Company of par value US$0.0001 each.
“special resolution”	:	A resolution passed by at least two-thirds of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a unanimous written resolution.
“Underwriting Agreement”	:	The Underwriting Agreement dated [ ], 2026 entered into between our Company and D. Boral Capital, pursuant to which the Underwriters have agreed to purchase, and we have agreed to sell to them, 3,333,334 of our Shares at the Offer Price, less the underwriting discounts and commissions, as described in the sections titled “Underwriting” of this prospectus.
“Wyndham”	:	Wyndham Hotel Asia Pacific Co Ltd.

Currencies, Units and Others

“Malaysian Ringgit,” RM” or “Ringgit”	:	The legal currency of Malaysia.
“US$,” “US dollars,” “USD” or “$”	:	U.S. dollars and cents respectively, the lawful currency of the U.S.
“psf”	:	Per square foot.

11

The expressions “associated company”, “related corporation” and “subsidiary” shall have the respective meanings ascribed to them in the Companies Act, as the case may be.

Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Except where the context otherwise requires or where otherwise indicated, the terms “Company,” “we,” “us,” “our,” “our company,” “our Group” and “our business” refer, prior to the Reorganization described in “Our Corporate Structure and History”, to Antharas Hills and, after the Reorganization, to Antharas Inc, in each case together with its consolidated subsidiaries as a consolidated entity.

Certain of our customers and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

Market and Industry Data

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us .

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with IFRS.

All references in this prospectus to “U.S. dollars,” “US$,” “$” and “USD” refer to the currency of the United States of America and all references to “RM,” “Ringgit,” or “Malaysian Ringgit” refer to the currency of Malaysia. Unless otherwise indicated, all references to currency amounts in this prospectus are in USD. The Company is a holding company with operations exclusively conducted in Malaysia through its Malaysian operating subsidiaries, all of whose reporting currency is Malaysian Ringgit. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. For the purpose of presenting the financial statements included elsewhere in this prospectus, the Company’s assets and liabilities are expressed in US$ at the exchange rate on the balance sheet date, stockholder’s equity accounts are translated at historical rates, and income and expense items are translated at the weighted average exchange rate during the period.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

Impact of COVID-19

The COVID-19 outbreak has adversely affected (and a significant outbreak of other infectious diseases could result in an additional widespread health crisis that could adversely affect) the economies and financial markets worldwide, and the business of the Company could be materially and adversely affected by the COVID-19 outbreak and any such other outbreak. The extent to which COVID-19 impacts our business in the future will depend on future developments, which are highly uncertain and cannot be predicted, including for example new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact. If there is a resurgence of the disruptions posed by COVID-19 or other matters of global concern for an extended period of time, our ability to pursue our business objectives may be materially adversely affected. In addition, our ability to raise equity and debt financing which may be adversely impacted by a resurgence of COVID-19 or similar events, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.

12

THE OFFERING

Shares offered by us:	3,333,334 Ordinary Shares (or 3,833,334 Ordinary Shares if the Underwriters exercise their option in full to purchase from us additional Shares within 45 days of the date of this prospectus).

Offer Price:	$4.50 per Share, which is the midpoint of the price range for such share set forth on the cover page of this prospectus.

Number of Shares issued and outstanding before this Offering:	17,777,778 Shares are issued and outstanding as of the date of this prospectus.

Shares to be issued and outstanding immediately after this Offering:	21,111,112 Shares (or 21,611,112 Shares if the Underwriters exercise their option in full to purchase additional Shares from us within 45 days of the date of this prospectus).

Over-allotment option to purchase additional Shares:	We have granted the Underwriters an option to purchase up to 500,000 additional Shares from us within 45 days of the date of this prospectus.

Use of proceeds:	We intend to use the proceeds from this Offering as follows:

●	Approximately 46% for land acquisition for future property development projects;

●	Approximately 22% for technology investments, equipment, new hires and office expansion;

●	Approximately 13% for hospitality acquisitions; and

●	approximately 19% for working capital and other general corporate purposes. See “Use of Proceeds” on page 50 for more information.

Lock-up:

All of our directors and officers and our principal shareholders (5% or more shareholders) have agreed with the Underwriters, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 180 days from the closing date of this Offering. See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

We have agreed that, subject to certain exceptions set forth in the underwriting agreement, we will not, without the prior written consent of the Representative, for a period of 180 days from the closing date of this Offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any share capital of the Company or any securities convertible into or exercisable or exchangeable for share capital of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any share capital of the Company or any securities convertible into or exercisable or exchangeable for share capital of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of share capital of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of share capital of the Company or such other securities, in cash or otherwise.

Nasdaq Capital Market symbol:	We intend to list the Shares on the Nasdaq Capital Market under the symbol “AAS.”

Risk factors:	See section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the Shares.

13

SUMMARY FINANCIAL INFORMATION

The following summary presents unaudited interim consolidated balance sheet data as of June 30, 2025, and consolidated statements of operations data for the six months ended June 30, 2025 and 2024 have been derived from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented. It also includes audited consolidated balance sheet data as of December 31, 2024 and December 31, 2023, and consolidated statements of operations data for the years ended December 31, 2024 and December 31, 2023. Our combined financial information is derived from a review of interim financial data and audited consolidated financial statements, all of which are included elsewhere in this prospectus. Our combined financial statements are prepared in accordance with IFRS. You should read this “Selected Combined Financial and Operating Data” section together with our combined financial statements, related notes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in this prospectus.

Combined Statement of Operation Data :

	For the fiscal years ended December 31,		For the six months ended June 30,
	2024	2023	2025 Unaudited	2024 Unaudited
Revenues, net	$19,545,004	$19,676,487	$4,147,078	$7,560,409
Cost of revenues	$(16,031,545)	$(14,734,030)	$(3,153,932)	$(5,887,283)
Gross profit	$3,513,459	$4,942,457	$993,146	$1,673,126
Administrative expenses	$(2,548,871)	$(1,526,568)	$(1,022,860)	$(1,524,003)
Finance Costs	$(557,355)	$(272,069)	$(184,652)	$(229,339)
Total Operating expenses	$(3,106,226)	$(1,798,637)	$(1,207,512)	$(1,753,342)
Income from operations	$407,233	$3,143,820	$(214,366)	$(80,216)
Total other income (expenses), net	$156,605	$12,668	$44,207	$99,725
Income before income tax	$563,838	$3,156,488	$(170,159)	$19,509
Income tax expense	$(558,048)	$(884,737)	$(144,016)	$(255,511)
Net Income	$5,790	$2,271,751	$(314,175)	$(236,002)

Combined Balance Sheet Data :

	For the fiscal years ended December 31,		For six months ended June 30,
	2024	2023	2025 Unaudited
Cash and bank balances	$530,665	$550,213	$199,435
Inventories	$17,243,070	$23,052,228	$17,236,070
Total Assets	$21,260,458	$26,627,336	$22,791,206
Contract Liabilities	$-	$13,366,026	$
Total Liabilities	$19,366,060	$22,992,239	$21,068,311
Total Shareholders’ Equity (Deficit)	$1,894,398	$3,635,097	$1,722,895

Combined Cash Flow Statement Data :

	For the fiscal years ended December 31,		For the six months ended June 30,
	2024	2023	2025 Unaudited	2024 Unaudited
Net cash provided by (used in) operating activities	$(3,724,581)	$(970,708)	$955,654	$(3,317,961)
Net cash provided by investing activities	$(4,827)	$446,943	$(4,980)	$(21,884)
Net cash provided by (used in) financing activities	$(360,995)	$(68,466)	$(1,135,230)	$(135,247)

14

RISK FACTORS

Prospective investors should carefully consider and evaluate each of the following considerations and all other information set forth in this prospectus before deciding to invest in our Shares. The following section describes some of the significant risks known to us now that could directly or indirectly affect us and the value or trading price of our Shares and should not be construed as a comprehensive listing of all risk factors. The following section does not state risks unknown to us now but which could occur in the future and risks which we currently believe to be not material but may subsequently turn out to be so. Should these risks occur and/or turn out to be material, they could materially and adversely affect our business, financial condition, results of operations and prospects. To the best of our directors’ knowledge and belief, the risk factors that are material to investors in making an informed judgment have been set out below. If any of the following considerations and uncertainties develops into actual events, our business, financial condition, results of operations and prospects could be materially and adversely affected. In such cases, the trading price of our Shares could decline and investors may lose all or part of their investment in our Shares. Prospective investors are advised to apprise themselves of all factors involving the risks of investing in our Shares from their professional advisers before making any decision to invest in our Shares.

This prospectus also contains forward-looking statements having direct and/or indirect implications on our future performance. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by us described below and elsewhere in this prospectus.

Risks Related to Our Business

Our Group does not have a long operating history as an integrated group.

Our Company was incorporated as a holding company on December 5, 2023. While the businesses of our subsidiary have been in operation in Malaysia since August of 2017, we do not have a long history of running an integrated group with standardized policies and procedures (as compared to many of our competitors) and on which our past performance may be judged. Given our limited operating history and the rapidly evolving market in which we compete, we may encounter operational, financial and other difficulties as we establish and expand our operations, product and service developments, sales and marketing, technology and general and administrative capabilities. Our limited operating history and significant growth make it difficult to evaluate our historical performance or prospects. In addition, fluctuations in results could make period to period comparisons difficult. You should consider our future prospects in light of the risks and challenges encountered by a company with a limited operating history. These risks and challenges include, among others:

●	the uncertainties associated with our ability to continue our growth and maintain profitability;
●	preserving our competitive position in our areas of operation in Malaysia;
●	offering consistent and high-quality services to retain and attract customers;
●	implementing our strategy and modifying it from time to time to respond effectively to competition and changes in customer preferences;
●	our ability to introduce new lifestyle offerings to achieve our goal to become a leading lifestyle brand;
●	increasing awareness of our Antharas brand and continuing to develop customer loyalty; and
●	recruiting, training and retaining qualified managerial and other personnel.

If we are unsuccessful in addressing any of these risks or challenges, our business may be materially and adversely affected.

Our bank borrowings and indebtedness could adversely affect our financial condition or liquidity, and we could have difficulty fulfilling our financial obligations, which may have a material adverse effect on us.

As at December 31, 2024, we had bank borrowings of $4.2 million compared to nil as at December 31, 2023. This sum has remained the same as at June 30,2025. Such bank borrowings were secured by a legal charge over 14 retail lots under Antharas 1, a letter of subordination of advances from the Company’s directors, and joint and several guarantees by the directors. The Company’s finance costs have also risen significantly from $272,069 for the year ended December 31, 2023, to $557,355 for the year ended December 31, 2024, driven by new bank borrowings. Finance costs for interim period six months ended June 30, 2025 totals to $184,652 compared to $229,339 for the same period in 2024. Such bank borrowings and indebtedness expose the Company to heightened financial obligations that could strain cash flows if sufficient operational revenue is not generated, increased interest rate risks that may elevate finance costs further, potential loss of key assets in case of default, personal liability risks for directors that could create conflicts of interest, and liquidity constraints from reliance on short-term overdraft financing, all of which could materially adversely affect the Company’s business, financial position, results of operations, and the value of investments in the Company. The level of our indebtedness and other financial obligations could have other important consequences on our business, including but not limited to:

●	making it more difficult for us to satisfy our obligations with respect to indebtedness and other financial obligations;

●	increasing our vulnerability to adverse changes in general economic, industry, and competitive conditions;

●	requiring us to dedicate a significant portion of our cash flows from operations to make payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flows to fund working capital and other general corporate purposes;

●	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

●	restricting us from capitalizing on business opportunities;

●	placing us at a competitive disadvantage compared to our competitors that have less debt and other financial obligations;

●	limiting our ability to borrow additional funds for working capital, acquisitions, debt service requirements, execution of our business strategy, or other general corporate purposes; and

●	limiting our ability to enter into certain commercial arrangements because of concerns of counterparty risks.

The occurrence of any one or more of these circumstances could have a material adverse effect on us.

Our ability to pay off our indebtedness and other financial obligations depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business, and other factors (many of which are beyond our control). We cannot be certain that our business will generate sufficient cash flows from operations or that capital will be available to us in an amount sufficient to enable us to pay off our indebtedness and other financial obligations, or to fund our other liquidity needs.

If we are unable to meet our debt and other financial obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt and other financial obligations. Failure to successfully restructure or refinance our debt and other financial obligations could cause us to default on our debt and other financial obligations and would impair our liquidity. Our ability to restructure or refinance our debt and other financial obligations will depend on the condition of the capital markets, which is outside of our control, and our financial condition at such time. Any refinancing of our debt and other financial obligations could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

Moreover, in the event that we fail to make a required payment on our debt and other financial obligations when due, if not cured or waived, the affected creditor could elect to declare all the funds borrowed or owed to be immediately due and payable, together with accrued and unpaid interest. Our assets or cash flows may not be sufficient to fully pay off debt and other financial obligations upon such demand. Any failure to repay our indebtedness or other financial obligations when due, if not cured or waived, could force us into bankruptcy, reorganization, insolvency, or liquidation.

We may incur losses in the future.

For the years ended December 31, 2024 and 2023 we recorded a net income of $5,790 and $2,271,751 respectively. For the six months ended June 30, 2025, we recorded a net loss of $314,175. This is mainly attributable to the timing of construction activities and claim certifications, with project completion works moderating during the first half before final delivery. IPO expenses amounted to $91,368 for the period. The reduction in net income for the year ended December 31, 2024 is mainly attributed to an increase in costs recognised during the year due to a higher revised budgeted cost base, driven by construction related costs and commissions payable. As cost recognition is linked directly to the budgeted cost under IFRS, this revision had a more pronounced impact on the profit margin than revenue in FY2024. Further to that, IPO related expenses amounted to $687,892. In comparison for a full year 2023, we incurred a total of $340,959 for IPO related expenses. These expenses are one-time costs associated with listing. In addition to the IPO related expenses, we also incurred expenses within all of our subsidiaries (PDI Design, Antharas M & Antharas PRC) which totals to $807,407 for the year ended December 31, 2024 due to additional hires within the subsidiaries and an interest expense of $260,144 related to the bank overdraft facility and a short term loan. We also anticipate that our general operating expenses, together with the increased general administrative expenses of a public company, will increase in the foreseeable future as we seek to maintain and continue to grow our business, attract potential customers and further enhance our service offering. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. As a result of the foregoing and other factors, we may incur net losses in the future and may be unable to achieve or maintain sufficient cash flows or profitability on a quarterly or annual basis for the foreseeable future.

Our historical financial and operating results are not a guarantee of our future performance.

Our annual and periodic financial results vary from year to year and from period to period, in response to a number of factors that we cannot predict, such as general business outlook and sentiment, economic market conditions, employment rates, inflation and interest rates and consumer confidence. As such, we believe that our annual and periodic financial results are not a guarantee of our future economic performance and undue reliance should not be placed on such results for future speculative purposes.

Any adverse material changes to the Malaysia market (whether localized or resulting from global economic or other conditions) such as the occurrence of an economic recession, pandemic or widespread outbreak of an infectious disease (such as COVID-19), could have a material adverse effect on our business, results of operations and financial condition.

During the fiscal years ended December 31, 2024 and December 31, 2023 and the six months ended June 30, 2025, substantially all of our revenue was derived from our operations in Malaysia. Any adverse circumstances affecting the Malaysia market, such as an economic recession, epidemic outbreak or natural disaster or other adverse incident, may adversely affect our business, financial condition, results of operations and prospects. Any downturn in the industry which we operate in resulting in the postponement, delay or cancellation of contracts and delay in recovery of receivables is likely to have an adverse impact on our business and profitability.

15

Uncertain global economic conditions have had and may continue to have an adverse impact on our business in the form of lower net sales due to weakened demand, unfavorable changes in product price/mix, or lower profit margins. For example, global economic downturns have adversely impacted some of our dealers are particularly sensitive to business and consumer spending.

During economic downturns or recessions, there can be a heightened competition and increased pressure to reduce subscription pricing as our customers may reduce their demand for our services. If we reduce subscription pricing significantly, the result could be a negative impact on our financial condition or results of operations, profitability and cash flows.

An epidemic or outbreak of communicable diseases may also adversely affect our business, financial condition, results of operations and prospects. The COVID-19 epidemic resulted in a global health crisis, causing disruptions to social and economic activities, business operations and supply chains worldwide, including in Malaysia. Measures taken by the Malaysian government to tackle the spread of COVID-19 have included, among others, border closures, quarantine measures and lockdown measures. The COVID-19 outbreak and related government measures adversely affected our business in a number of ways. For example, construction works for our property development project were suspended for around five months in 2020 pursuant to stop-work orders issued by the Malaysian government.

As of the date of this prospectus, the Malaysian government no longer requires individuals who contract COVID-19 to undergo mandatory quarantine. COVID-19 is currently treated as endemic, and positive cases are not subject to government-mandated isolation or reporting requirements. However, in the event of a resurgence of COVID-19, if a substantial number of our employees are infected with and/or are suspected of having COVID-19, and our employees are required to be quarantined and/or hospitalized, this may disrupt our ability to render services which may have a material adverse effect on our business operations and reputation of our Group.

Our revenue and profitability may be materially impacted if COVID-19 (or any other health epidemic or virus outbreak) affects or continues to affect the overall economic and market conditions in Malaysia for a prolonged period of time. Such an economic slowdown and/or negative business sentiment could potentially have an adverse impact on our business and operations. Our revenue for the year ended December 31, 2024 was $19.5 million. We cannot predict if the impact of a new outbreak or resurgence of COVID-19 will be short-lived or long-lasting or when the Malaysia market will be able to fully recover to pre-COVID-19 levels. If these disruptions are for a prolonged period of time, or if there are further outbreaks of infectious diseases, these may have a material adverse effect on our Group’s business, financial condition, results of operations, and prospects.

We participate in a highly competitive market, and pressure from existing and new competitors may materially and adversely affect our business, results of operations and financial condition.

We face significant competition from companies that provide real estate project development services, and once we complete commercializing our PropTech and hospitality offerings as planned, we expect to face significant potential competition from companies that provide those solutions as well.

In the hospitality sector, competition for guests and customers is primarily focused on hotel room rates, type and quality of accommodations, brand loyalty and recognition, convenience of location, geographic coverage, business and event facilities, quality and range of services, other lifestyle offerings, and guest amenities. We mainly compete with other branded and independent hotel operating companies, national and international hotel brands and ownership companies. In addition, we may face competition from new entrants in the hospitality industry in Malaysia or increased competition from competitors who are expanding rapidly. Such competitors include vacation rental online marketplace companies. New and existing competitors may offer more competitive rates, greater convenience, superior services or amenities, or superior facilities, possibly attracting guests away from the hotels that we may operate or manage in the future and resulting in lower occupancy rate for such hotels.

Competitors may also outbid us in the selection of sites for new leased hotel conversion, negotiate better management terms for potential franchised hotels or offer better terms to our existing franchised hotel owners, thereby slowing our anticipated pace of expansion. Furthermore, our typical guests may change their travel, spending and consumption patterns and choose to stay in other types of hotels. Any of these factors may have an adverse effect on our competitive position, results of operations and financial condition.

In the PropTech sector, our competitors offer various products and services that compete with us. Some of these products include:

●	smart homes solutions;

●	property management apps ; and

●	community apps.

We compete with many of the companies that provide the above-mentioned products and services, as well as with other companies. To the extent that our competitors’ products and services to be superior, we may not be able to maintain or grow the number of customers, and our business, results of operations and financial condition may be materially and adversely affected as a result.

New competitors may enter the real estate project development, hospitality services and PropTech solutions industries with competing products and services, which could have a material and adverse effect on our business, results of operations and financial condition.

16

The competitors to our new PropTech business could significantly impede our ability to expand our network and to reach our target market. Our competitors may also develop and market new technologies that render our existing or future products and services less competitive, unmarketable or obsolete. In addition, if competitors develop products or services with similar or superior functionality to our products and services, we may need to decrease the prices for our products and services to remain competitive or our products or services developed by us may be branded or generic, becoming obsolete before they are marketed or before we recover a significant portion of the development and commercialization expenses incurred with respect to these products. If we are unable to maintain our current pricing structure due to competitive pressures, our revenue may be reduced and our operating results may be negatively affected. Some of our larger competitors may be better able to respond more quickly with new technologies and to undertake more extensive marketing or promotional campaigns. If we are unable to compete with these companies, the demand for our products and services could substantially decline.

Also, if any of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could materially and adversely affect our ability to compete effectively. Our competitors may also establish or strengthen cooperative relationships with our current or future suppliers, technology partners or other parties with whom we have relationships, thereby limiting our ability to develop, improve and promote our solutions. We may not be able to compete successfully against current or future competitors, and competitive pressures may materially and adversely affect our business, results of operations and financial condition.

We plan to expand into the PropTech markets and continue to expand into the hospitality markets and may at some point in the future expand into other new markets, and we may not be successful, which could adversely affect our financial condition, results of operations, cash flow and market value of our shares.

We plan to expand into the PropTech markets and continue to expand into the hospitality sectors in 2026 and may at some point in the future expand into other new markets. Each of the risks applicable to our ability to acquire and integrate successfully and operate properties in our current markets is also applicable in new markets. Customers in any new market may not be familiar with our brands and we may need more time to build brand awareness in that market through greater investments in advertising and promotional activities than we anticipated. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision, passion and culture. In addition, we will not possess the same level of familiarity with the dynamics and market conditions of the new markets we may enter, which could adversely affect the results of our expansion into those markets, and we may be unable to build a significant market share or achieve our desired return on our investments in new markets. If we are unsuccessful in expanding into new markets, it could adversely affect our financial condition, results of operations, cash flow, the market value of our securities and ability to satisfy our principal and interest obligations and to make distributions to our shareholders.

Industry consolidation may give our competitors advantage over us, which could result in a loss of customers and/or a reduction of our revenue.

Some of our competitors have made or may make acquisitions or enter into partnerships or other strategic relationships in order to offer more comprehensive services or achieve greater economies of scale. In addition, new entrants not currently considered competitors may enter our market through acquisitions, partnerships or strategic relationships. Many potential entrants may have competitive advantages over us, such as greater name recognition, longer operating histories, more varied services and larger marketing budgets, as well as greater financial, technical and other resources. Industry consolidation may result in practices that make it more difficult for us to compete effectively, including on the basis of price, sales and marketing programs, technology or services functionality. These pressures could result in a reduction in our revenue.

We may not be able to conduct our marketing activities effectively, properly, or at reasonable costs, which will have an impact on our business operations.

We invest in a variety of different marketing and brand promotion efforts designed to enhance our brand recognition and increase sales of our services and products. We have an established social media presence on various platforms including Instagram and Facebook. While we seek to structure our advertising campaigns in the manner that we believe is most likely to encourage people to use our products and services, we may fail to identify advertising opportunities that satisfy our anticipated return on advertising spend as we scale our investments in marketing, accurately predict consumers’ acquisitions, or fully understand or estimate the conditions and behaviors that drive consumers’ behaviors. If for any reason any of our advertising campaigns prove less successful than anticipated in attracting new consumers, we may not be able to recover our advertising expense, and our rate of consumers acquisition may fail to meet market expectations, either of which could have an adverse effect on our business. There can be no assurance that our advertising and other marketing efforts will result in increased sales of our services and products.

Misappropriation or infringement of our intellectual property and proprietary rights, enforcement actions to protect our intellectual property and claims from third parties relating to intellectual property could materially and adversely affect our business, results of operations and financial condition.

Litigation regarding intellectual property rights is common in the Internet and technology industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Our ability to compete depends upon our proprietary technology. While we rely on intellectual property laws, confidentiality agreements and technical measures to protect our proprietary rights, we believe that the technical and creative skills of our personnel, continued development of our proprietary systems and technology, brand name recognition and reliable website maintenance are essential in establishing and maintaining a leadership position and strengthening our brands. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult and may be expensive. We can provide no assurance that the steps we take will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Effective trademark, service mark, patent, copyright and trade secret protection may not be available when our products and services are made available online. In addition, if litigation becomes necessary to enforce or protect our intellectual property rights or to defend against claims of infringement or invalidity, such litigation, even if successful, could result in substantial costs and diversion of resources and management attention.

17

We also cannot provide any assurance that our products and services do not infringe on the intellectual property rights of third parties. Claims of infringement,  even if unsuccessful, could result in substantial costs and diversion of resources and management attention. If unsuccessful, we may be subject to preliminary and permanent injunctive relief and monetary damages, which may be trebled in the case of willful infringements.

Any lack of requisite approvals, licenses or permits applicable to our business, or any non-compliance with relevant laws and regulations, may have a material and adverse effect on our business, financial condition, results of operations and prospects.

Our business is subject to relevant statutes which include governmental supervision and regulations by various Malaysian governmental authorities including, but not limited to the following:

a.	the Housing Development Act (“HDA”) 1966 and its regulations to regulate activities of housing developers and protection of house buyers. This HDA Act inter alia governs issues and protection for purchasers in relation to defect liability period, misrepresentation by developers in sales brochures, abandoned developments, late delivery of completion, non-compliance with approvals or development orders and non-issuance of certificate of compliance and completion;

b.	Strata Title Act 1985 to govern ownership and administration of stratified properties and shared development ;

c.	the Strata Management Act 2013 to provide developers and residents/landowners with regulations on effective management and maintenance of stratified buildings, common properties/facilities and all related matters of shared development;

d.	National Land Code 1965 (inclusive relevant regulations and state Land Code where the land/project is located) ;

e.	National Environmental Management Act 1998 and related regulations; and

f.	Contracts Act 1950

Such government authorities promulgate and enforce laws and regulations that cover a variety of business activities that our operations concern, such as provision of internet information under the Electronic Commerce Act 2006, Personal Data and Protection Act 2010, Computer Crime Act 1997 and Communications and Multimedia Act 1998, among other things. These relevant statutes, acts and regulations in general regulate the entry into, the permitted scope of, as well as approvals, licenses and permits for, the relevant business activities.

In addition to obtaining necessary approvals, licenses and permits for conducting our business, we must comply with relevant laws and regulations. Our businesses are subject to various and complex laws and regulations, extensive government regulations and supervision. We may not be fully informed of all and new requirements under relevant laws and regulations in a timely manner, and even if we become aware of new requirements, due to uncertainties in their interpretations and implementation, it will be difficult for us to determine what actions or omissions would be deemed as violations of applicable laws and regulations. We may also not be able to respond to evolving laws and regulations and take appropriate action in time to adjust our business model. As a result, we may be in violation or non-compliance with such laws and regulations.

Due to the uncertainties in the regulatory environment of the industries in which we operate, there can be no assurance that we have obtained or applied for all the approvals, permits and licenses required for conducting our business and all activities in Malaysia, or that we would be able to maintain our existing approvals, permits and licenses or obtain any new approvals, permits and licenses if required by any future laws or regulations. If we fail to obtain and maintain approvals, licenses or permits required for our business, or to comply with relevant laws and regulations, we could be subject to liabilities, fines, penalties and operational disruptions, or we could be required to modify our business model, which could materially and adversely affect our business, financial condition and results of operations.

18

We may from time to time apply to increase the plot ratio of our development projects. If such applications are not approved, we may face reduced profitability, project delays, and potential harm to our reputation.

The Company may, from time to time, apply to increase the plot ratio of its development projects to maximize the gross floor area and enhance profitability. If such applications are not approved, the Company could face reduced profitability due to limitations on the number of units available for sale or lease, leading to lower projected revenue and higher per-unit costs. The lower plot ratio would limit the scale of the development, potentially decreasing the number of units and overall market appeal, and the sales or rental income may not turn out as initially projected, affecting the financial viability of the project.

Furthermore, the inability to secure a higher plot ratio may necessitate a complete redesign of the building plans. This process would involve additional time and financial resources and potential delays in project timelines. Such delays could result in missed market opportunities, especially if the real estate market conditions change unfavorably during the extended approval period. The prolonged development timeline could also strain the Company’s financial resources and affect its ability to pursue other projects concurrently.

Any damage to the reputation and recognition of our brand names, including negative publicity against us, may materially and adversely affect our business operations and prospects.

We believe our “Antharas” brand will be integral to our success, including the success of our sales and marketing efforts and our efforts to grow. Our continued success in maintaining and enhancing our brand depends, to a large extent, on our ability to provide consistent and high-quality services across offerings, as well as our ability to respond to competitive pressures. In addition, we must maintain our properties’ good condition and attractive appearance which requires ongoing renovations and other leasehold improvements, including periodic repair and replacement of furniture, fixtures and equipment. Our future PropTech and hospitality brand offerings, if any, also depend on successful execution of our brand strategy and customer perception of us as a leading and pioneering brand. If we are unable to maintain and enhance our brand reputation or fail to execute our brand strategy, our offerings may not be widely accepted by customers, which would adversely affect our business and results of operations.

We depend on our reputation and brand names in many aspects of our business operations. However, we cannot assure you that we will be able to maintain a positive reputation or brand name for all of our products in the future. Our reputation and brand names may be materially and adversely affected by a number of factors, many of which are beyond our control, including:

●	adverse associations with the third party-branded products we sell or which are sold in our stores or on our platform, including with respect to their efficacy or side effects;

●	lawsuits and regulatory investigations against us or otherwise relating to our products or industry;

●	improper or illegal conduct by our employees, suppliers and others, that is not authorized by us; and

●	adverse publicity associated with us, our products or our industry, whether founded or unfounded.

Any damage to our brand names or reputation as a result of these or other factors may cause our products or services to be perceived unfavorably by consumers and the existing and prospective employees, suppliers and others, and our business operations and prospects could be materially and adversely affected as a result.

We may experience failures in our information technology system, which could materially and adversely affect our business, financial condition and results of operations.

We depend heavily on our information technology system to manage our business processes, to record and process our operational and financial data, and to provide reliable services. We have built secure, stable and scalable IT infrastructure. However, our information technology system may fail due to natural disasters or failures of public infrastructure, our information technology infrastructure or our applications software systems that are wholly or partially beyond our control. Any material disruption to the operation of our information technology system could have a material adverse effect on our business. Our failure to address these problems could result in our inability to perform, or delays in our performance of, critical business operational functions, loss of key business data, or our failure to comply with regulatory functions, which could materially and adversely affect our business operations and customer service.

We currently do not maintain any insurance other than statutory employee insurance in accordance with Malaysian laws and regulations, and all workers compensation, public liability and all-risks insurances for our property development project are undertaken by our main contractor. Such insurance coverage may not cover all our damages and losses.

We currently do not maintain any insurance other than statutory employee insurance in accordance with Malaysian laws and regulations, although we currently are considering taking out key person policies for our Chief Executive Officer and Chief Operating Officer. We will upon listing procure key person life insurance for our two Major Shareholders who are also our top Executive Officers. For our property development business, the workers compensation, public liability and all-risks insurance is undertaken by our main contractor, Geo Hill. They are responsible for all on-site insurance and coverage pursuant to the letter of award for the relevant project.

The nature of our business operations entails inherent risks such as risk of fire, theft and property loss at the worksites during the course of our service contracts or during the delivery of our services. While our directors believe that we (including through insurance provided by our main contractors) have sufficient insurance coverage for our business operations in line with industry standards and business practices in Malaysia and although we may be able to increase our insurance coverage when required, there is no assurance that our existing or future insurance coverage will be sufficient to indemnify us against all potential losses.

19

We have limited insurance coverage.

If we are held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, our business, results of operations and financial condition may be materially and adversely affected. Even if the amounts and claims are within the limits and scope of our insurance coverage, the insurance provider may not be able to make the compensation payment to us in a timely manner. Any business disruptions or natural disasters may result in us incurring substantial costs and diversion of our corporate and business resources.

Our future strategic acquisitions, investments and partnerships could pose various risks, increase our leverage, dilute existing shareholders and significantly impact our ability to expand our overall profitability.

Acquisitions involve inherent risks, such those relating to increased leverage and debt service requirements and post-acquisition integration challenges, which could have a material and adverse effect on our results of operations and/or cash flow and could strain our human resources. We may be unable to successfully implement effective cost controls or achieve expected synergies as a result of a future acquisition. Acquisitions may result in our assumption of unexpected liabilities and the diversion of management’s attention from the operation of our business. Acquisitions may also result in our having greater exposure to the industry risks of the businesses underlying the acquisition. Strategic investments and partnerships with other companies expose us to the risk that we may not be able to control the actions of our investees or partners, which could decrease the amount of benefits we realize from a particular relationship. We are also exposed to the risk that our partners in strategic investments and infrastructure may encounter financial difficulties that could lead to a disruption of investee or partnership activities, or an impairment of assets acquired, which could adversely affect future reported results of operations and shareholders’ equity. Acquisitions may subject us to new or different regulations or tax consequences which could have an adverse effect on our operations.

In addition, we may be unable to obtain the financing necessary to complete acquisitions on attractive terms or at all. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Ordinary Shares. Future equity financings would also decrease our earnings per share and the benefits derived by us from such new ventures or acquisitions might not outweigh or exceed their dilutive effect. Any additional debt financing we secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital or to pursue business opportunities. Realization of any of the foregoing risks associated with future strategic acquisitions, investments and partnerships could materially and adversely affect our business, results of operations and financial condition.

Our ability to operate effectively could be impaired if we fail to attract and retain our key employees.

Our success depends, in part, upon the continuing contributions of key employees and our continuing ability to attract, develop, motivate and retain highly qualified and skilled personnel. The loss of the services of any of our key employees or the failure to attract or replace qualified personnel may have a material and adverse effect on our business.

20

If our IT capabilities and infrastructure fail to keep up with our growing business needs, industry trends or technological developments, our business, results of operations and financial condition may be materially and adversely affected.

We plan to further expand our business in the future. Our expansion has placed, and will continue to place, substantial demands on our IT capabilities and infrastructure. In order to manage and support our growth, we must continue to improve our IT systems, including investments in IT infrastructure and recruitment and training of IT personnel. We cannot assure you that the development of our IT capabilities and infrastructure will keep up with our growing business needs. If we fail to do so, our business, results of operations and financial condition may be materially and adversely affected.

Furthermore, the property development, PropTech and hospitality industries are rapidly evolving and subject to continuous technological changes. Our success will depend on our ability to keep up with the changes in technology and user behavior resulting from new developments and innovations. For example, as we provide our product and service offerings across a variety of mobile systems and devices, we are dependent on the interoperability of our services with popular mobile devices and mobile operating systems that we do not control, such as Android and iOS. If any changes in such mobile operating systems or devices degrade the functionality of our services or give preferential treatment to competitive services, the usage of our services could be adversely affected. In addition, we have invested in developing our data analytics and other technologies to improve our customer services and operational efficiency, but there is no guarantee that such investments may result in our anticipated outcomes or returns.

Technological innovations may also require substantial capital expenditures in product or service development as well as in modification of products, services or infrastructure. We cannot assure you that we can obtain financing to cover such expenditure. If we fail to adapt our products and services to such changes in an effective and timely manner, we may suffer from decreased user traffic and user base, which, in turn, could materially and adversely affect our business, financial condition and results of operations.

The discrepancy between the contractual 8% interest rate and the actual 6% interest payments to investors of Antharas 1 poses potential financial and legal risks for the Company.

We have secured the total funding sum of RM6.12 million (approximately USD1.3million) from three investors for our development and construction of tower C, one of the three towers of Antharas 1. See “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations – Investor Funding” for details. Despite the agreements stipulating an 8% per annum interest rate starting January 1, 2021, the three investors have accepted actual interest payments at a rate of 6% per annum. The acceptance of a lower interest rate by investors is not evidenced by any written document, which could result in legal challenges or demands for back payments at the higher contractual rate. If the investors demand the full contractual interest rate retroactively, we may face difficulty regarding cash flow, potentially affecting our ability to meet other financial commitments or fund ongoing development activities. Furthermore, the investors’ acceptance of a lower interest rate in the past does not guarantee their continued acceptance, and if they refuse to accept lower interest rate in the future, our financial projections and cash flow management may be affected.

We may not be able to manage our expected growth, which could adversely affect our operating results.

Our expansion has placed, and will continue to place, substantial demands on our managerial, financial, operational, IT, and other resources. In order to manage and support our growth, we must continue to improve our existing managerial, operational and IT systems, including our financial and management controls, and recruit, train and retain qualified hotel management and other personnel. Our planned expansion will also require us to maintain consistent and high-quality accommodations and services to help prevent our brand from suffering as a result of any deviations, whether actual or perceived, in our quality standards. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations or maintain our quality standards. If we are unable to do so, our results of operations and financial condition may be materially and adversely affected.

We may be adversely affected by any negative publicity concerning us and our business, shareholders, affiliates, directors, officers, other employees, business partners, other third parties as well as the industry in which we operate, regardless of its accuracy, that could harm our reputation and business.

Our ability to attract and retain customers is highly dependent upon the external perceptions of our services, trustworthiness and business practices. Negative perceptions or publicity about us and our business, shareholders, affiliates, directors, officers, employees, business partners, other third parties as well as the industry in which we operate, even if related to isolated incidents, could erode trust and confidence and damage our reputation among existing and potential customers. In turn, this could decrease the demand for our products and services, increase regulatory scrutiny and detrimentally effect our business. In addition to traditional media, there has been an increasing use of social media platforms and similar devices in Malaysia, including instant messaging applications, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. Negative publicity concerning these parties could be related to a wide variety of matters, including, but are not limited to:

●	alleged misconduct or other improper activities committed by our directors, officers, and employees, our franchisees and their personnel, as well as our business partners;
●	false or malicious allegations or rumors about us or our directors, shareholders, affiliates, officers, employees and franchisees;
●	complaints by our customers about our products and services;
●	security breaches of private customer or transaction data;
●	employment-related claims relating to alleged employment discrimination, wage and hour violations; and
●	governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

The availability of information on instant messaging applications and social media platforms is virtually immediate as is its impact without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company, shareholders, directors, officers and employees may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, financial condition and results of operations.

Furthermore, our brand name and our business may be harmed by aggressive marketing and communication strategies by competitors and third parties. We may be subject to government or regulatory investigation or third-party claims as a result and we may be required to spend significant time and incur substantial costs to react to and address these consequences. There is no assurance that we will be able to effectively refute each of the allegations within a reasonable period of time, or at all. Additionally, public allegations, directly or indirectly, against us or our business partners, may be posted online by anyone on an anonymous basis. The availability of information on social media platforms is virtually immediate, as is its impact. Social media platforms may not necessarily filter or check the accuracy of information before publishing them and we are often afforded little or no time to respond. As a result, our reputation may be materially and adversely affected and our ability to attract and retain customers and maintain our market share and our financial conditions may suffer.

We face risks associated with the misconduct of our employees, business partners and their employees and other related personnel.

We rely on our employees to maintain and operate our business and have implemented an internal code of conduct to guide the actions of our employees. However, we do not have control over the actions of our employees, our business partners and their employees, and any misbehavior of our employees could materially and adversely affect our reputation and business. Despite the security measures we have implemented, we may be vulnerable to misconduct committed by our employees, our business partners and their employees and other related personnel. If an actual or perceived misconduct occurs, the market perception of the effectiveness of our services could be harmed, we may lose current and potential customers, and we may be exposed to legal and financial risks, including those from legal claims, regulatory fines and penalties, which in turn could adversely affect our business, reputation and results of operations.

21

The wars in Ukraine and in the Middle East may materially and adversely affect our business and results of operations.

The recent outbreak of war in Ukraine has already affected global economic markets, including a dramatic increase in the price of oil and gas, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s recent military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect the global markets, our customers’ businesses and potentially our business. As at the date of this prospectus, to the best knowledge of the Company, we (i) do not have any direct business or contracts with any Russian or Ukraine entity as a supplier or customer, (ii) do not have any knowledge whether any our customers or suppliers have any direct business or contracts with any Russian entity, (iii) our business segments, products, lines of service, projects, or operations are not materially impacted by supply chain disruptions by the war in Ukraine, and (iv) have not been financially affected by the war in Ukraine. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on our business, financial condition, results of operations, and prospects.

We do not anticipate any new or heightened risk of potential cyberattacks by state actors or others since Russia’s invasion of Ukraine, and we have not taken any actions to mitigate such potential risks. Our Board of Directors will continue to monitor any potential risks that might arise due to the war in Ukraine which are specific to the Company, including but not limited to risks related to cybersecurity, sanctions, and supply chain, suppliers, or service providers in affected regions as well as risks connected with ongoing or halted operations or investments in affected regions.

Similarly, the war in Gaza is unpredictable and may expand into a regional or even possibly a global conflict. To date, this newest chapter in the long Middle East conflict has not resulted in any material adverse impact on the Company, but a prolonged conflict and/or significant escalation of hostilities would likely cause disruption in international relations and global trade, which in turn would likely adversely affect our business and the price of our Shares.

We are subject to risks arising from legal proceedings , investigations, or inquiries that are currently ongoing or may arise from time to time related to our current director nominee or other of our directors, officers, nominees or key personnel.

We are subject to risks arising from legal proceedings, investigations, or inquiries that are currently ongoing or may arise from time to time related to our current director nominee or other directors, officers, nominees, or key personnel.

For example, one of our independent director nominees, Adnan bin Wan Mamat (“Mamat”), was asked to assist with an investigation by the Malaysian Anti-Corruption Commission (MACC) in 2019 in his capacity as the then Head of Division in UMNO Kuantan, a Malaysian political party (where he currently serves as Deputy Head of Division). The MACC has confirmed in a letter dated January 9, 2026 that no investigation file has been opened by the MACC regarding Mamat.

Other matters could stem from regulatory investigations, civil litigation, criminal proceedings, or governmental inquiries related to past or present professional, political, or business activities. Such proceedings may involve allegations of misconduct or regulatory violations, even if our personnel are not directly accused or are only peripherally involved (e.g., as witnesses or in assisting investigations). Participation in these matters, regardless of merit or outcome, could result in substantial costs, including legal fees, settlements, or fines; divert management’s attention; cause governance disruptions, such as Board instability or replacements; and lead to adverse market perception or reputational harm. Negative publicity or speculation could erode investor confidence, damage our brand, and impair our ability to attract or retain talent, partners, customers, or suppliers. Unfavorable outcomes, such as convictions, regulatory disqualifications, or bars—could prohibit affected individuals from serving under applicable laws or listing rules (e.g., Nasdaq requirements), potentially delaying our Nasdaq listing, IPO effectiveness, or other initiatives. We cannot predict the initiation, timing, duration, or resolution of any such proceedings, and even resolved matters could have lingering effects on our valuation, stock price, access to capital, financial condition, results of operations, and cash flows.

Even a limited association with a high-profile matter like 1MDB could amplify these risks through “guilt by association” or reputational contagion. For instance, media coverage or speculation might generate negative headlines questioning our Board’s integrity or due diligence, leading to social media backlash, activist scrutiny, or boycotts that erode stakeholder trust and hinder partnerships or financing. This could reduce investor participation, pressure our valuation downward, or prompt heightened regulatory review by the SEC or Nasdaq, increasing costs and timelines. If the investigation escalates or public attention intensifies, it could lead to Adnan bin Wan Mamat’s resignation or removal, further disrupting governance and potentially causing impairments such as goodwill write-offs if revenue or market position suffers. The global scale of 1MDB, with its history of economic ripple effects (e.g., currency impacts, reduced foreign investment, and institutional fines), underscores how even indirect links could harm our business. We monitor such matters closely but cannot assure they will not evolve in ways that materially adversely affect us.

Risks relating to the property development and PropTech industry

We rely on key relationships with service providers across the real estate development industry, and to the extent they experience pressures in raw materials, labor, or timely construction and delivery of projects, it could in turn have an adverse impact on our business, prospect, liquidity, financial condition, and results of operations.

We primarily rely on service providers, including contractors, to perform the construction of substantially all of our condominiums, including the selection and procurement of raw materials used in the construction as well as the construction and delivery of the projects. If our contractors fail to timely construct and deliver projects, we will be subject to penalties for such delay under our contracts with customers. Therefore, to the extent such service providers experience pressures in raw materials, labor (including an increase in labor cost), or timely construction and delivery of projects, such pressures may pass through to us, which could increase our cost and adversely impact our business, prospects, liquidity, financial condition, and results of operations.

Our ability to complete the Grand Antharas project and other potential future projects depends on obtaining additional financing, which may not be available on favorable terms or at all.

The completion of the Grand Antharas project, including the acquisition of land, is contingent on securing additional financing. Of the estimated net proceeds from this Offering, approximately 46% will be allocated to land acquisition costs for future property development projects, including Grand Antharas. A portion of this amount will fund 20% of the land acquisition costs for Grand Antharas, with the remaining 80% expected to be financed through bank financing. However, as of the date of this prospectus, we have not entered into any definitive agreements for such financing. If we are unable to secure the necessary funding on favorable terms or at all, the Grand Antharas project may be delayed, scaled back, or abandoned entirely. Similarly, other potential future projects and projects in our development pipeline may also require additional funding beyond the proceeds of this Offering. There can be no assurance that we will be able to obtain the required financing for these projects or for other development opportunities. Failure to secure adequate funding could adversely impact our ability to execute our business strategy, complete planned projects, and generate anticipated returns. Our dependence on additional financing for the completion of our projects could adversely affect our business, financial condition, and results of operations.

We may be unable to complete our property development projects on time, or at all.

The progress and costs for our development projects can be adversely affected by many factors, including:

●	delays in obtaining necessary licenses, permits, or approvals from government agencies or authorities;
●	shortages of materials, equipment, contractors, and skilled labor;
●	disputes with our contractors;
●	failures by our contractors to comply with our designs, specifications, or standards;
●	difficult geological situations or other geotechnical issues;
●	onsite labor disputes or work accidents;
●	epidemics or pandemics, such as the COVID-19 pandemic; and
●	natural catastrophes or adverse weather conditions.

Any construction delays, or failure to complete a project according to our planned specifications or budget, may delay our property sales, which could harm our revenue, cash flows, and reputation.

22

The negotiation with a potential landowner for our upcoming property development project is subject to inherent uncertainties, and there is no assurance that final sale and purchase agreements will ultimately be signed.

We have not executed the final sales and purchase agreement for the purchase of land underlying Grand Antharas. The successful execution of sale and purchase agreements for our planned acquisitions is contingent upon various factors, including but not limited to reaching mutually agreeable terms, satisfactory due diligence outcomes and regulatory approvals if any. There is a risk that the anticipated property acquisitions may not materialize as expected. In the event that we fail to acquire the property as planned, our ability to proceed with the upcoming projects may be adversely affected. Due to the complexity of the real estate market, suitable and comparable properties may not be readily available. We may not be able to identify comparable properties to replace the initially intended acquisitions at a commercially reasonably price or at all. It may lead to delays in the implementation of our strategic initiatives, potential disruptions in project timelines and loss of anticipated revenue streams. As a result, our business, growth prospects and financial performance will be adversely affected.

The recognition of our real estate revenue and costs relies upon our estimation of total project sales value and costs.

We recognize our real estate revenue based on the full accrual method and the percentage of completion method depending on the estimated project construction period. Under both methods, revenue and costs are calculated based on an estimation of total project costs and total project revenue. Any material deviation between actual and estimated total project sales and costs may result in an increase, a reduction, or an elimination of reported revenue or costs from period to period, which will affect our net income.

We may be unable to acquire desired development sites at commercially reasonable costs.

Our revenue depends on the completion and sale of our projects, which in turn depends on our ability to acquire development sites. Our land costs are a major component of our cost of real estate sales and increases in such costs could diminish our gross margin. We are obligated to pay land cost under the Development Agreement with Pesat Bumi, a third party. The policies of the Malaysian government, including those related to land supply and urban planning, may affect our ability to acquire, and our costs of acquiring, land use rights for our projects. In addition, we may not successfully obtain desired development sites due to the increasingly intense competition in the bidding processes. In the future, we may also need to acquire land use rights through acquisition, which could increase our costs. Moreover, the supply of potential development sites in any given city will diminish over time, and we may find it increasingly difficult to identify and acquire attractive development sites at commercially reasonable costs in the future.

We may rely on third-party contractors.

We expect that substantially all of our project construction and related work will be outsourced to third-party contractors in the future. The general contractor for our Antharas 1 Project was a related party at the time of award. We are exposed to risks that the performance of our contractors may not meet our level of standards or specifications. Negligence, delay or poor work quality by contractors may result in defects in our buildings or residential units, which could in turn cause us to suffer financial losses, harm our reputation or expose us to third-party claims. If the performance of any third party contractor is not satisfactory or is delayed, we may need to replace such contractor or take other actions to remedy the situation, which could adversely affect the cost and construction progress of our projects. Moreover, the completion of our property developments may be delayed. In addition, we work with multiple contractors on different projects and we cannot guarantee that we can effectively monitor their work at all times. Although our construction and other contracts contain provisions designed to protect us, we may be unable to successfully enforce these rights and, even if we are able to successfully enforce these rights, the third-party contractors may not have sufficient financial resources to compensate us. Moreover, the contractors may undertake projects from other property developers, engage in risky undertakings or encounter financial or other difficulties, such as supply shortages, labor disputes or work accidents, which may cause delays in the completion of our property projects or increases in our costs.

23

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

Our ability to pay expected dividends to our shareholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution to you and the value of our properties. These events include:

●	local oversupply, increased competition or reduction in demand for residential units;
●	our inability to sell apartment units on favorable terms;
●	inability to finance property development and acquisitions on favorable terms;
●	increased operating costs, including insurance premiums, utilities and real estate taxes;
●	costs of complying with changes in governmental regulations;
●	the relative illiquidity of real estate investments; and
●	changing submarket demographics.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in property price, which would materially adversely affect our financial condition, results of operations, cash flow, cash available for distribution to you, per share trading price of our Ordinary Shares and ability to satisfy our debt service obligations.

Unfavorable market and economic conditions in Malaysia and globally and in the real estate market could adversely affect our ability to sell our properties and the overall market value of our assets, impair our ability to sell, recapitalize or refinance our assets and have an adverse effect on our results of operations, financial condition, cash flow and our ability to make distributions to our shareholders.

Unfavorable market conditions and unfavorable economic conditions in Malaysia and/or globally may significantly affect our ability to sell our properties, the market value of our assets and our ability to strategically acquire, dispose, recapitalize or refinance our properties on economically favorable terms or at all. Our ability to sell our properties at favorable price may be adversely affected by increases in supply of commercial, retail and/or residential space in our markets and is dependent upon overall economic conditions, which are adversely affected by, among other things, job losses and unemployment levels, recession, stock market volatility and uncertainty about the future. Some of our major expenses, including mortgage payments and real estate taxes, generally do not decline when related property prices decline. We expect that any declines in the values of our buildings would cause us to have less cash available to pay our indebtedness, fund necessary capital expenditures and to make distributions to our shareholders, which could negatively affect our financial condition and the market value of our shares. Our business may be affected by the volatility and illiquidity in the financial and credit markets, a general global economic recession and other market or economic challenges experienced by the real estate industry or the Malaysia economy as a whole.

Factors that may affect our cash flow and/or the value of our properties include the following, among others:

●	downturns in global, national, regional and local economic and demographic conditions;

●	declines in the financial condition of our targeted homebuyers;

●	significant job losses in the industries from which our residential buyers derive their incomes, which may decrease demand for our residential space, causing property values to be affected negatively;

●	an oversupply of, or a reduced demand for, commercial and/or retail space and/or apartment homes;

●	declines in household formation;

●	unfavorable residential mortgage rates;

●	changes in property price in our markets and/or the attractiveness of our properties, particularly as our buildings continue to age, and our ability to fund repair and maintenance costs;

24

●	economic conditions that could cause an increase in our operating expenses, such as increases in property taxes (particularly as a result of increased local, state and national government budget deficits and debt and potentially reduced federal aid to state and local governments), utilities, insurance, compensation of on-site personnel and routine maintenance;

●	opposition from local community or political groups with respect to the development and/or operations at a property;

●	investigation, removal or remediation of hazardous materials or toxic substances at a property; and

●	changes in, and changes in enforcement of, laws, regulations and governmental policies, including without limitation, health, safety, environmental and zoning laws.

We may be unable to sell our apartment units, which could adversely affect our financial condition, results of operations and cash flow.

We cannot assure you that we will be able to sell our apartment units at a favorable price or at all. If we are unable to sell our vacant apartment units or forced to sell them at an unfavorable price, our financial condition, results of operations, cash flow, the market value of our Ordinary Shares and our ability to satisfy our debt obligations and to make distributions to our shareholders would be adversely affected.

As of the date of this prospectus, we are obligated to pay a balance of RM33.5 million (approximately USD7.61 million) for the land underlying Antharas 1. We would from time to time be obligated to fulfil payment obligations owed to landowners for our property development projects, even if we fail to build the property or fail to sell the units built.

In November 2018, we entered into a development agreement with the owner of the piece of land where Antharas 1 is located, pursuant to which we were granted the right to develop the land. The transactions under such development agreement is considered related party transaction. See “Related Party Transactions” for details. As a consideration for utilizing the land, we committed to pay to the land owner proceeds from the sales of a portion of the developed units of Antharas 1 equaling RM60 million and to deliver such developed units if the payment is not fully settled as agreed. As of the date of this prospectus, we remain obligated to pay a balance of RM33.5 million (approximately USD7.61 million) for the land underlying Antharas 1. Substantial risks arise from the inherent uncertainties in the property market and the construction process, which may result in units not being built or sold as anticipated. Under such scenario, we will still be bound to fulfil our payment obligations to the landowner. This could exert financial strain on the Company, and adversely affect the Company’s liquidity, profitability and overall financial performance. For details of the development agreement, see “Business – Our Business – Antharas 1.”

We may engage in development or redevelopment activities, which could expose us to different risks that could adversely affect us, including our financial condition, cash flow and results of operations.

We may engage in development or redevelopment activities with respect to our properties as we believe market conditions dictate.

If we engage in these activities, we will be subject to certain risks, which could adversely affect us, including our financial condition, cash flow and results of operations. These risks include, without limitation,

●	the availability and pricing of financing on favorable terms or at all;

●	the availability and timely receipt of zoning and other regulatory approvals;

●	start up, development, repositioning and redevelopment costs may be higher than anticipated;

●	cost overruns and untimely completion of construction (including risks beyond our control, such as weather or labor conditions or material shortages); and

●	changes in the pricing and availability of buyers and sellers of such properties.

These risks could result in substantial unanticipated delays or expenses and could prevent the initiation or the completion of development and redevelopment activities, any of which could have an adverse effect on our financial condition, results of operations, cash flow, the market value of our Ordinary Shares and ability to satisfy our debt obligations and to make distributions to our shareholders.

Real estate investments are relatively illiquid and may limit our flexibility.

Equity real estate investments are relatively illiquid, which may tend to limit our ability to react promptly to changes in economic or other market conditions. Our ability to dispose of assets in the future will depend on prevailing economic and market conditions. Our inability to sell our properties on favorable terms or at all could have an adverse effect on our sources of working capital and our ability to satisfy our debt obligations. In addition, real estate can at times be difficult to sell quickly at prices we find acceptable. These potential difficulties in selling real estate in our markets may limit our ability to change, or reduce our exposure to, the buildings in our portfolio promptly in response to changes in economic or other conditions.

Competition could limit our ability to acquire attractive investment opportunities and increase the costs of those opportunities, which may adversely affect us, including our profitability and impede our growth.

We compete with numerous commercial developers, real estate companies and other owners and operators of real estate for buildings for acquisition and pursuing buyers for dispositions. We expect that other real estate investors, including insurance companies, private equity funds, sovereign wealth funds, pension funds, REITs and other well-capitalized investors will compete with us to acquire existing properties and to develop new properties. Our markets are each generally characterized by high barriers-to-entry to construction and limited land on which to build new commercial, retail and residential space, which contributes to the competition we face to acquire existing properties and to develop new properties in these markets. This competition could increase prices for properties of the type we may pursue and adversely affect our profitability and impede our growth.

25

We are subject to losses that are either uninsurable or uninsured.

We currently do not maintain any insurance other than statutory employee insurance in accordance with Malaysian laws and regulations. All workers compensation, public liability and all-risks insurance for our property development project is undertaken by our main contractor. Our properties are located in areas that could be subject to, among other things, flood and windstorm losses. Insurance coverage for flood and windstorms can be costly because of limited industry capacity. As a result, we may experience shortages in desired coverage levels if market conditions are such that insurance is not available or the cost of insurance makes it, in our belief, economically impractical to maintain such coverage. In addition, our properties may be subject to the risk of terrorist attacks. We cannot assure you, however, that any uninsured loss or liability will not have an adverse effect on our business and our financial condition and results of operations.

We are subject to risks from natural disasters such as severe weather.

Natural disasters, including severe weather such as hurricanes or floods, may result in significant damage to our properties. The extent of our casualty losses and loss in operating income in connection with such events is a function of the severity of the event and the total amount of exposure in the affected area. When we have geographic concentration of exposures, a single catastrophe or destructive weather event affecting Malaysia may have a significant negative effect on our financial condition, results of operations and cash flows. As a result, our operating and financial results may vary significantly from one period to the next. Our financial results may be adversely affected by our exposure to losses arising from natural disasters or severe weather. We also are exposed to risks associated with inclement winter weather, including increased need for maintenance and repair of our buildings.

Climate change may adversely affect our business.

To the extent that climate change does occur, we may experience extreme weather and changes in precipitation and temperature,   all of which may result in physical damage or a decrease in demand for our properties located in the areas affected by these conditions. Should the impact of climate change be material in nature or occur for lengthy periods of time, our financial condition or results of operations would be adversely affected. In addition, changes in applicable laws and regulations governing climate change could result in increased capital expenditures to improve the energy efficiency of our existing properties in order to comply with such regulations.

We may become subject to liability relating to environmental and health and safety matters, which could have an adverse effect on us, including our financial condition and results of operations.

Under various Malaysian laws, ordinances and regulations, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or release of hazardous substances (such as lead, asbestos and polychlorinated biphenyls), waste, petroleum products and other miscellaneous products (including but not limited to natural products such as methane and radon gas) at, on, in, under or from such property, including costs for investigation or remediation, natural resource damages, or third-party liability for personal injury or property damage. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be joint and several. Some of our properties may be affected by contamination arising from current or prior uses of the property or from adjacent properties used for commercial, industrial or other purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so. The presence of contamination or the failure to remediate contamination on our properties may adversely affect our ability to attract homebuyers and our ability to develop or sell or borrow against those properties. In addition to potential liability for clean-up costs, private plaintiffs may bring claims for personal injury, property damage or for similar reasons. Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which that property may be used or how businesses may be operated on that property.

In addition, our properties are subject to various Malaysian environmental and health and safety laws and regulations. Noncompliance with these environmental and health and safety laws and regulations could subject us to liability. Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise adversely affect our operations and/or cash flow.

26

As the owner or operator of real property, we may also incur liability based on various building conditions. For example, buildings and other structures on properties that we currently own or operate or those we acquire or operate in the future contain, may contain, or may have contained, asbestos-containing material (“ACM”). Environmental and health and safety laws require that ACM be properly managed and maintained and may impose fines or penalties on owners, operators or employers for non-compliance with those requirements. These requirements include special precautions, such as removal, abatement or air monitoring, if ACM would be disturbed during maintenance, renovation or demolition of a building, potentially resulting in substantial costs. In addition, we may be subject to liability for personal injury or property damage sustained as a result of exposure to ACM or releases of ACM into the environment.

In addition, our properties may contain or develop harmful mold or suffer from other indoor air quality issues. Indoor air quality issues also can stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from homeowners or others if property damage or personal injury occurs.

We cannot assure you that costs or liabilities incurred as a result of environmental, health or safety issues will not affect our ability to make distributions to our shareholders or that such costs, liabilities, or other remedial measures will not have an adverse effect on our financial condition, results of operations and/or cash flows.

If our proposed PropTech technology and development efforts are not successful, our business may be harmed.

We intend to invest significant resources in developing PropTech technology, tools, features, and products. If we do not spend our development budget efficiently or effectively on commercially successful and innovative technologies, we may not realize the expected benefits of our strategy. Moreover, technology development is inherently challenging and expensive, and the nature of development cycles may result in delays between the time we incur expenses and the time we make available new offerings and generate revenue, if any, from those investments. Anticipated customer demand for an offering we are developing could also decrease after the development cycle has commenced, and we would not be able to recoup substantial costs we incurred. We cannot assure you that we will be able to identify, design, develop, implement and utilize, in a timely and cost-effective manner, PropTech technologies necessary for us to compete effectively, that such technologies will be commercially successful, or that products and services developed by others will not render our offerings noncompetitive or obsolete. If we do not achieve the desired or anticipated customer acquisition and transaction efficiency leverage from our technology investments, our business may be harmed.

If our current or future technology developments and service improvements do not meet customer expectations, our business may be harmed.

Our success in the PropTech business will depend on our ability to innovate and adapt our products to meet evolving industry standards and customer expectations. We expect to expend substantial time, capital and other resources understanding the needs of customers and developing PropTech offerings to meet those needs. We cannot assure you that our future PropTech offerings will be satisfactory to or broadly accepted by customers, or competitive with the offerings of other businesses. If our current or future offerings are unable to meet industry and customer expectations in a timely and cost-effective manner, our business will be harmed.

Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, and harm our business.

Global cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to information technology systems to sophisticated and targeted measures known as advanced persistent threats, directed at us or our third-party service providers. In the ordinary course of our business, we and our third-party service providers collect and store sensitive data, including our proprietary business information and intellectual property, and that of our customers, including personally identifiable information. The secure processing, maintenance and transmission of this information are critical to our operations and we rely on the security procedures of these third-party data storage providers. Although we employ comprehensive measures designed to prevent, detect, address and mitigate these threats (including access controls, data encryption, vulnerability assessments and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including personally identifiable information of our customers) and the disruption of business operations. Any such compromises to our security could cause customers to lose trust and confidence in us, and stop using our future PropTech products in their entirety. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers and business partners. We may also be subject to legal claims, government investigations and additional legal requirements.

Rapid technological change in markets we serve requires us to develop new technologies and products.

Rapid technological change in the PropTech market that we plan serve could contribute to shortened product life cycles and a decline in average selling prices of our future PropTech products. Our results of operations will depend in part upon our ability to successfully develop, manufacture and market innovative PropTech products. We expect to make significant investments in research and development to develop new PropTech technologies and products to meet changing customer demands, and we might not realize a return on our investments because they are generally made before commercial viability can be assured. Further, projects that are commercially viable may not contribute significant revenue until at least one or more years after they are completed.

We will be subject to various risks related to artificial intelligence (“AI”) and technology as we expand into the PropTech industry.

As we plan to expand to the PropTech industry in the future and transition ourselves from a standard property developer to a tech, AI based innovator, we believe we will become subject to various risks related to AI and technology, including the following:

●	AI and AI-related markets are still in their infancy in comparison to other widely used software types, it is unclear whether AI and AI-related markets will continue to grow. The success of our AI-based PropTech services will depend on the willingness of developers and other real estate industry participants to increase their use of AI.
●	AI is a fast growing industry and we must successfully adapt and manage technological advances in AI and AI-related markets, as well as effectively compete with the emergence of additional competitors in the industry in order to maintain and grow our AI-based PropTech business. Thus, the success of our AI-based PropTech business depends in large part on our ability to keep pace with rapid technological changes in the development and implementation of AI products and services.
●	Failure to attract and retain additional qualified personnel in the AI field could also prevent us from executing our business strategy and growth plans.
●	The information that AI learns may include highly confidential information. In the unlikely event of a leakage of such confidential information, our credibility may be negatively impacted, which may effect our business, operating results, and financial condition.
●	AI algorithms heavily rely on data for training and decision-making. However, the quality, completeness, and accuracy of real estate data can be inconsistent. Incomplete or biased data can lead to flawed predictions and suboptimal outcomes. Also, AI models can inadvertently perpetuate biases present in historical data. In real estate, this could lead to discriminatory practices related to property valuation, tenant selection, or mortgage approvals.
●	Handling sensitive personal information (e.g., financial records, property details) requires robust privacy safeguards. Data breaches or misuse could harm individuals and erode trust in AI-driven real estate solutions.
●	While AI models can excel in specific tasks (e.g., property valuation, demand prediction), scaling them across diverse markets or adapting them to unique local contexts remains a challenge. Real estate markets vary significantly by location, property type, and regulations. AI models must adapt to local nuances. A one-size-fits-all approach may not work. Customization for individual properties or regions is essential.
●	Developing, deploying, and maintaining AI systems involve significant costs. Small real estate businesses may struggle to afford AI solutions, limiting their access to advanced technology.
●	Real estate markets are influenced by economic cycles, geopolitical events, and unforeseen crises. AI models trained on historical data may struggle to predict sudden shifts or adapt to unprecedented situations.
●	Beyond technical challenges, ethical dilemmas arise. For instance, should AI prioritize profit over community well-being? Balancing commercial interests with societal impact is an ongoing debate.

We may be unable to identify and successfully complete acquisitions and, even if acquisitions are identified and completed, we may fail to successfully operate acquired properties, which could adversely affect us and impede our growth.

Our ability to identify and acquire properties on favorable terms and successfully develop, redevelop and/or operate them may be exposed to significant risks. Agreements for the acquisition of properties are subject to customary conditions to closing, including completion of due diligence investigations and other conditions that are not within our control, which may not be satisfied. In this event, we may be unable to complete an acquisition after incurring certain acquisition-related costs. In addition, if mortgage debt is unavailable at reasonable rates, we may be unable to finance the acquisition on favorable terms in the time period we desire, or at all. We may spend more than budgeted to make necessary improvements or renovations to acquired properties and may not be able to obtain adequate insurance coverage for new properties. Further, acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures. We may also be unable to integrate new acquisitions into our existing operations quickly and efficiently, and as a result, our results of operations and financial condition could be adversely affected. Any delay or failure on our part to identify, negotiate, finance and consummate such acquisitions in a timely manner and on favorable terms, or operate acquired properties to meet our financial expectations, could impede our growth and have an adverse effect on us, including our financial condition, results of operations, cash flow and the market value of our Ordinary Shares.

27

We may experience a decline in the fair value of our assets, which may have a material impact on our financial condition, liquidity and results of operations and adversely impact the market value of our shares.

A decline in the fair market value of our assets may require us to recognize an other-than-temporary impairment against such assets under IFRS if we were to determine that we do not have the ability and intent to hold any assets in unrealized loss positions to maturity or for a period of time sufficient to allow for recovery to the amortized cost of such assets. In such event, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale, which may adversely affect our financial condition, liquidity and results of operations.

From time to time, we may enter into joint venture relationships or other arrangements regarding the joint ownership of property or companies, such as Antharas M, where we retain a majority stake. Our investments in and through such arrangements could be adversely affected by our lack of sole decision-making authority regarding major decisions, our reliance on our joint venture partners’ financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners. Risks associated with joint venture arrangements may include but are not limited to the following:

●	Our partial ownership in Antharas M could pose risks, including potential conflicts of interest or disagreements with the minority shareholders that could affect that company’s decision-making process and operational efficiency. Additionally, our ability to implement strategic initiatives may be limited if these shareholders oppose certain actions. These factors could potentially impact the subsidiary’s performance and, consequently, our financial results;

●	Our joint venture partners might experience financial distress, become bankrupt or fail to fund their share of required capital contributions, which may delay construction or development of a property or increase our financial commitment to the joint venture;

●	We may be responsible to our partners for indemnifiable losses;

●	Our joint venture partners may have business interests or goals with respect to a property that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of the property;

●	We may be unable to take actions that are opposed by our joint venture partners under arrangements that require us to share decision-making authority over major decisions affecting the ownership or operation of the joint venture and any property owned by the joint venture, such as the sale or financing of the property or the making of additional capital contributions for the benefit of the property;

●	Our joint venture partners may take actions that we oppose;

●	Our ability to sell or transfer our interest in a joint venture to a third party without prior consent of our joint venture partners may be restricted;

●	We may disagree with our joint venture partners about decisions affecting a property or a joint venture, which could result in litigation or arbitration that increases our expenses, distracts our officers and directors and disrupts the day-to-day operations of the property, including by delaying important decisions until the dispute is resolved;

●	We may suffer losses as a result of actions taken by our joint venture partners with respect to our joint venture investments; and

●	In the event that we obtain a minority position in a joint venture, we may not have significant influence or control over such joint venture or the performance of our investment therein.

28

Risks related to the hospitality industry

The following risks may apply to us in connection with our operation of Wyndham GS Genting as well as to any hotels we might purchase, lease, operate or manage in the future.

Early termination of the Wyndham Agreement or any change in its terms could harm our business and results of operations.

Our growth strategy relies significantly on the Wyndham Agreement, which grants us a non-exclusive franchise to operate Wyndham GS Genting under the Wyndham brand for a ten-year term beginning December 31, 2023 as Wyndham GS Genting has opened in December 2025, marking the commencement of our hospitality operations, which began generating revenue in January 2026. The Wyndham Agreement is central to our ability to leverage Wyndham’s global reputation, brand recognition, and hospitality standards to attract customers and generate revenue. If the Wyndham Agreement were to be terminated early, whether due to default, breach, or other circumstances, we would lose the right to operate under the Wyndham brand. Such a loss could materially reduce customer demand, impair our competitive positioning, and negatively affect our revenues and profitability.

Moreover, any modification of the Wyndham Agreement’s terms, such as changes to franchise fees, operational requirements, or brand standards, could increase our costs or limit our flexibility in managing Wyndham GS Genting. In addition, Antharas Hills has executed a guaranty in favor of Wyndham, which obligates it to fulfill Antharas M’s obligations under the Wyndham Agreement in the event of default. This guaranty exposes us to additional financial and operational risks, as Wyndham may require Antharas Hills to immediately perform Antharas M’s obligations upon notice of default.

The early termination of the Wyndham Agreement, default under the guaranty in favor of Wyndham or any unfavorable changes to terms thereunder, could therefore materially and adversely affect our business, financial condition, and results of operations.

The control Wyndham holds over our conduct of hospitality business would limit our autonomy and may adversely affect our competitiveness and overall performance.

Under the Wyndham Agreement, Wyndham as the franchisor may exert control over certain aspects of the Company’s conduct of business, including marketing strategies, quality standards, and business practices. The level of control imposed by Wyndham could limit our flexibility in adapting to market changes or pursuing independent initiatives. This potential lack of autonomy may impact our ability to innovate and respond to dynamic market conditions, affecting our competitiveness and overall performance. Moreover, franchisor-enforced quality standards and operational guidelines may place a burden on the Company to support consistent compliance. Failure to adhere to these standards could result in reputational damage, customer dissatisfaction, and potential legal consequences, impacting the Company’s brand equity and long-term viability.

Our operating results are subject to conditions typically affecting the hospitality industry in Malaysia, any of which could reduce our revenues and limit opportunities for growth.

Our operating results are subject to conditions typically affecting the hospitality industry in Malaysia, including, among others:

●	changes in national, regional or local economic conditions;
●	contraction in the global economy or low levels of economic growth;
●	competition from other hotels and vacation rental online marketplace companies;
●	the attractiveness of hotels we may manage or own to our guests;
●	local market conditions such as an oversupply of, or a reduction in demand for, hotel rooms;
●	adverse weather conditions, natural disasters or serious contagious diseases, such as COVID-19;
●	the ability of third-party internet and other travel intermediaries who sell hotel rooms to guests to attract and retain customers;
●	the availability and cost of capital necessary for us to fund investments, capital expenditures and service debt obligations;
●	delays in or cancellations of planned or future development or refurbishment projects;
●	seasonal and cyclical volatility in the hospitality industry;
●	changes in desirability of geographic regions of the hotels within our market, geographic concentration of our operations and customers and shortages of desirable locations for development;
●	the performance of managerial and other employees of our hospitality services business; and
●	increases in operating costs and expenses, particularly rents, due to inflation and other factors.

Changes in any of these conditions could adversely affect our occupancy rates or otherwise adversely affect our results of operations and financial condition.

We may not be able to successfully identify, secure or operate additional hotel properties.

In addition to managing Wyndham GS Genting pursuant to the Wyndham Agreement, we may open or manage more hotels in markets where we have a presence and in other areas in Malaysia to further grow our business, whether in partnership with Wyndham or otherwise. We may not be successful in identifying, leasing, managing and operating additional hotel properties at desirable locations and on commercially reasonable terms, or at all. In more developed cities, it may be difficult to increase the number of hotels because we or our competitors may already have operations in such cities, rental prices may increase, or our competitors may be able to gain leases of properties before we can do so. In some cases, our competitors may be willing to enter into less favorable purchase, lease or hotel management arrangements in order to prevent us from securing a particular property. Alternatively, in less developed cities, demand for new hotels may not increase as rapidly as we may expect. In addition, even if we are able to successfully identify and lease or manage new hotel properties, new hotels may not generate the returns we expect. Furthermore, we may incur costs in connection with evaluating properties and negotiating with property owners, lessors and franchised hotel owners, including properties that we are subsequently unable to lease or manage. If we fail to successfully identify or compete for additional hotel properties, our ability to execute our growth strategy could be impaired and our business and prospects may be materially and adversely affected.

The growth of third-party websites and other hotel reservation intermediaries and travel consolidators may adversely affect our margins and profitability.

Hotel rooms that we may operate or manage in the future sometimes are reserved through third-party websites and other hotel reservation intermediaries and travel consolidators to whom we pay commissions for such services, including agoda.com, booking.com and trip.com. We believe that such intermediaries and consolidators aim to have consumers develop loyalties to their reservation systems rather than to hotel brands such as ours. In addition, as the competitive landscape of the third-party hotel reservation intermediary business changes, we may be forced to enter into exclusive agreement with one of them or other types of arrangements, which may further strengthen such intermediary’s market position at the expense of ours. If these intermediaries and consolidators become a significant channel through which our guests make reservations, they may be able to negotiate higher commissions, reduced room rates, or other significant concessions from us, which could adversely affect our margins and profitability. These intermediaries and consolidators also may reduce our bookings by de-ranking the hotels that we may operate or manage in the future in search results on their platforms. Although we expect to enter into our contracts with many hospitality intermediaries that offer preferential commission rates to hotels, we cannot be assured as such, and we may not be able to renegotiate these contracts upon their expiration with terms as favorable as the terms of our initial contracts.

Negative or unfavorable reviews on third-party travel websites and online review platforms may adversely affect our reputation, customer acquisition and room rates.

Online reviews and ratings on third-party travel websites and platforms, as well as other social media and user-generated content platforms, are increasingly important sources of information for potential guests when selecting accommodation. If hotels that we may operate or manage in the future receive unfavorable reviews, low ratings or negative commentary on these platforms, whether justified or not, our brand image, perceived service quality and reputation could be adversely affected. Negative reviews and low ratings may cause potential guests to choose competing hotels, require us to offer additional discounts or promotional packages to attract bookings, or prevent us from raising room rates, which could adversely affect our occupancy levels, average daily rates, revenue per available room, and overall profitability.

In addition, these platforms may at times highlight or promote properties with higher ratings or greater user engagement, or use algorithms that de-prioritize or de-rank hotels that receive less favorable reviews or fewer reviews. If hotels that we may operate or manage in the future are de-ranked, receive reduced visibility or are not featured prominently in search results or recommendation lists due to our ratings or reviews, the number of bookings made through these channels could decline. Furthermore, we may not be able to remove, correct or respond effectively to misleading, unfair or malicious reviews, and we may incur additional marketing and customer service costs in trying to monitor and manage our online reputation. Any sustained deterioration in our online ratings or increase in negative reviews could have a material adverse effect on our business, financial condition and results of operations.

29

We are subject to various hospitality industry, health and safety, construction, fire prevention and environmental laws and regulations that may subject us to liability.

Each hospitality property that we now or in the future may own, lease, or manage must hold a basic business license issued by the local public security bureau. If the hospitality property is designated as ‘suites’ rather than a ‘hotel’, the property will not require a hotel license but may qualify for an Airbnb license, with the option to include a short-term rental operation in the business scope of the respective business license. In addition, each hospitality property must obtain complete fire prevention safety inspection/commitment with the local public security bureau and obtain hygiene permits and environmental impact assessment approvals. We also may need to obtain approvals and make filings for any future hospitality property construction projects with fire prevention authorities and construction authorities. Our business also is subject to various health and safety and environmental laws and regulations that affect our operations and conversion activities in the jurisdictions in which we operate, including construction, building, zoning, environmental protection, food safety, public safety, health and sanitary requirements.

We cannot assure you that we or our employees comply with or will comply with all present and future laws and regulations related to our business, including without limitation to hospitality industry, health, safety, construction, fire prevention and environmental laws and regulations. Such non-compliance may subject us to monetary damages, the imposition of fines or other administrative penalties or investigations against us, or the suspension of our operations or conversion activities, which in turn could materially and adversely affect our financial condition and results of operations. Furthermore, new regulations could also require us to retrofit or modify any hospitality properties that we might own, operate or manage in the future or incur other significant expenses. Any failure by us to control the use of, or to adequately restrict the discharge of, hazardous substances in our conversion activities, or otherwise operate in compliance with environmental laws, could subject us to potentially significant monetary damages and fines or suspension of our business operations, which could materially and adversely affect our financial condition and results of operations.

Accidents, injuries or prohibited activities in the hotels that we may operate or manage in the future may adversely affect our reputation and subject us to liability.

There are inherent risks of accidents, injuries or prohibited activities (such as illegal drug use, gambling, violence or prostitution by guests) taking place in hospitality properties. The occurrence of one or more accidents, injuries or prohibited activities at any hospitality property that we may operate or manage in the future could adversely affect our safety reputation among guests, harm our brand, decrease our overall occupancy rates, and increase our costs by requiring us to implement additional safety measures. In addition, if accidents, injuries or prohibited activities occur at any of these properties, we may be held liable for costs or damages and fines. Our current property and liability insurance policies may not provide adequate or any coverage for such losses, and we may be unable to renew our insurance policies or obtain new insurance policies without increases in premiums and deductibles or decreases in coverage levels, or at all.

The restaurants operated within hospitality properties that we may operate or manage in the future face risks related to instances of food-borne illnesses and other food safety accidents.

Our possible reliance on third-party food suppliers and distributors increases the risk that food-borne illness incidents could be caused by third-party food suppliers and distributors outside of our control and the risk of multiple locations being affected rather than a single restaurant. New illnesses resistant to any precautions may develop in the future, or diseases with long incubation periods could arise that could give rise to claims or allegations on a retroactive basis. Reports in the media of instances of food-borne illnesses could result in fines and other penalties and, if highly publicized, negatively impact restaurant sales, forcing the closure of some restaurants and affect our customers’ confidence in our future hospitality business. Furthermore, other illnesses, such as hand, foot and mouth disease or avian influenza, could adversely affect the supply of some of the restaurants’ food products and significantly increase such restaurants’ costs, which may also adversely affect the results of operations of the relevant hotels.

If we are unable to access funds to maintain the condition and appearance of the hospitality properties that we may operate or manage in the future, the attractiveness of such properties and our reputation could suffer and occupancy rates may decline.

In order to maintain the condition and attractiveness of our hospitality properties that we may operate or manage in the future, ongoing renovations and other leasehold improvements, including periodic replacement of furniture, fixtures and equipment, are required. Such investments and expenditures require ongoing funding and, to the extent we cannot fund these expenditures from existing cash or cash flow generated from operations, we must borrow or raise capital through financing. We may not be able to access capital and our franchisors may be unwilling to spend available capital when necessary, even if required by the terms of our franchise agreements. If we fail to make investments necessary to maintain or improve the properties, our hospitality property’s attractiveness and reputation could suffer, we could lose market share to our competitors.

Law and regulations affecting health and safety in hotel industry in Malaysia may adversely affect our business.

The law and regulations affecting health and safety in hotel industry in Malaysia is regulated by the amendments to the Occupational Safety and Health Act 1994 (“OSHA”) and the repeal of the Factories and Machinery Act 1967 (“FMA”). The Occupational Safety and Health Act 1994, or Act 514, is the primary legislation in Malaysia that regulates workplace safety and health. It outlines the duties and responsibilities of employers, employees, manufacturers, and suppliers to ensure a safe and healthy workplace.

The Occupational Safety and Health Amendment Act (“OSHAA’) introduced new safety obligations from June 2024, including, among other things:

●	a principal must ensure safety and health of the contractor, any subcontractor and the employees of the contractor and subcontractor when at work. A “principal” as used in the OSHAA is defined as a person who in the course of or for the purposes of their trade, business, profession or undertaking contracts with a contractor for the execution by or under the contractor of the whole or any part of any work undertaken by the principal;
●	an employer must develop and implement procedures to deal with emergencies that may arise in the course of employees’ work and to provide for a health and safety document outlining an organization’s commitment and approach to managing health and safety in the workplace.
●	an employer with at least five employees (except for occupiers of a place of work who are required to appoint a safety and health officer under section 29 of the OSHA) must appoint an employee to act as an occupational safety and health coordinator to coordinate safety and health issues at the workplace; and
●	an employer must conduct health and safety risk assessments in relation to any person who may be affected by their work at the workplace. If the risk assessment indicates that risk control is required to eliminate or reduce the risk, the employer must implement such control.

Failure to comply with these obligations will attract penalties, including a fine of up to RM50,000 or RM500,000 depending on the nature of the breach.

30

Seasonality of our business and national or regional special events may cause fluctuations in our results of operations and financial condition, and adversely affect our profitability.

The hospitality industry is subject to fluctuations in revenues due to seasonality. The periods during which our properties experience higher revenues vary from property to property, depending principally upon their location, type of property and competitive mix within the specific location. Generally, the peak seasons in the hospitality industry in Malaysia are Malaysia and Singapore school holidays, any long weekends (where Monday or Friday is also a holiday) and in the month of December. In addition to this, specifically for Wyndham GS Genting, 2 weeks to 1 month into the Chinese Lunar New Year is also considered to be peak season.

Certain special events, such as large-scale exhibitions, concerts or sports events, may increase the demand for the hotels that we may operate or manage in the future significantly as such special events may attract travelers into and within the regions in Malaysia where we may operate or manage hotels in the future. Based on our understanding of the Malaysian hospitality industry, we generally expect our net revenues generated from our hospitality offerings to be higher in the months of January, February, April, May, September and December due to general travel and consumption patterns in Malaysia.

Any negative publicity, legal actions, or compliance issues related to the Wyndham brand could adversely affect our financial condition and results of operations.

Our success under the Wyndham brand heavily relies on maintaining the positive reputation associated with it. However, as we will only be a franchisee of the Wyndham brand, we will not be the only company who operates and manages properties under the Wyndham brand. We have no control over how Wyndham, the owner of the Wyndham brand, manages the brand or over the conduct of other franchisees of the brand. Any negative publicity, legal actions, or compliance issues related to the franchised Wyndham brand could tarnish the brand image, and adversely affect our financial condition and results of operations.

Risks Related to Doing Business in Malaysia

All of our properties are located in Malaysia, and adverse economic or regulatory developments in Malaysia or parts thereof could negatively affect our results of operations, financial condition, cash flow, and ability to make distributions to our shareholders.

All of our properties are located in Malaysia. As a result, our business is dependent on the condition of the economy in Malaysia and the views of potential homebuyers regarding living and working in Malaysia, which may expose us to greater economic risks than if we owned a more geographically diverse portfolio. We are susceptible to adverse developments in Malaysia (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, terror attacks, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation). Such adverse developments could materially reduce the value of our real estate portfolio and our property sale revenues, and thus adversely affect our ability to meet our debt obligations and to make distributions to our shareholders.

31

Developments in the social, political, regulatory and economic environment in Malaysia may have a material adverse impact on us.

Our business, prospects, financial condition and results of operations may be adversely affected by social, political, regulatory and economic developments in Malaysia. Such political and economic uncertainties include, but are not limited to, new government policies, the risks of war, terrorism, nationalism, corruption culture, nullification of contracts, changes in interest and currency exchange rates, imposition of capital controls and methods of taxation.

Negative developments in Malaysia’s socio-political environment and several high profile corruption, money laundering and abuse of powers prosecution under, among others, the Malaysian Anti-Corruption Act 2009, the Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 (“AMLATA”) and the Penal Code of Malaysia, may adversely affect our business, financial condition, results of operations and prospects. The Malaysian economy registered modest growth of approximately 8.7% and 3.1% in 2022 and 2021, respectively, according to the Department of Statistics Malaysia. Although the overall Malaysian economic environment (in which we predominantly operate) appears to be positive, there can be no assurance that this will continue to prevail in the future. Economic growth is determined by countless factors, and it is extremely difficult to predict with any level of absolute certainty.

Furthermore, on March 11, 2020, the World Health Organization (WHO) declared the coronavirus (COVID-19) outbreak a pandemic. To help counter the transmission of COVID-19, from March 18, 2020 to April 26, 2022, the government of Malaysia initiated (i) Movement control orders (“MCO”). The MCO had resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in Malaysia. (ii) Conditional Movement Control Order (“CMCO”) where most business sectors were allowed to operate under strict rules and Standard Operating Procedures mandated by the government of Malaysia. (iii) Recovery Movement Control Order (“RMCO”). At the height of the pandemic, on January 12, 2021, the Malaysian government even declared a state of emergency nationwide to combat COVID-19. On April 27, 2022, the Malaysian government announced the country had entered into the endemic phase with further easing of restrictions. We are witnessing the adverse impact on the purchasing power of consumers in Malaysia, where our products are mainly sold as a direct result of the prolonged pandemic. As such, the extent to which the coronavirus may continue to adversely impact the Malaysian economy is uncertain. In the event that the Malaysia economy suffers, demand for our products may diminish, which would in turn result in our profitability. This could in turn result in a substantial need for restructuring of our business objectives and could result in a partial or entire loss of an investment in our Company.

We are subject to foreign exchange control policies in Malaysia.

The ability of our subsidiaries to pay dividends or make other payments to us may be restricted by the foreign exchange control policies in the countries where we operate. For example, there are foreign exchange policies in Malaysia which support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies are administered by the Foreign Exchange Administration, an arm of Bank Negara Malaysia (“BNM”), the central bank of Malaysia. The foreign exchange policies monitor and regulate both residents and non-residents. Under the current Foreign Exchange Administration rules issued by BNM, non-residents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time (subject to limited exceptions), including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event BNM or any other country where we operate introduces any restrictions in the future, we may be affected in our ability to repatriate dividends or other payments from our subsidiaries in Malaysia or in such other countries. Since Antharas Inc is a holding company and will rely principally on dividends and other payments from our subsidiaries for our cash requirements, any restrictions on such dividends or other payments could materially and adversely affect our liquidity, financial condition and results of operations.

Economic, market and political developments in the countries where we operate could have a material and adverse effect on our business.

As with all organizations that seek to reduce business risks via geographical expansion, the economic, market and political conditions in other countries, particularly emerging market conditions in Southeast Asia, could have an influence on our business. Any widespread global financial instability or a significant loss of investor confidence in emerging market economies may materially and adversely affect our business, financial condition, results of operations, prospects or reputation.

32

Examples of such external factors or conditions that are outside our control include, but are not limited to the following:

●	general economic, political and social conditions in Southeast Asian markets;

●	consumer spending patterns in our key markets;

●	currency and interest rate fluctuations;

●	international events and circumstances such as wars, terrorist attacks, natural disasters and political instability; and

●	changes in legal regimes and governmental regulations, such as licensing and approvals, taxation, duties and tariffs, in key markets and abroad.

For example, the global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and the global economy has continued to face new challenges. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States. For example, in 2013, the Federal Reserve Bank in the United States announced the tapering of its bond-buying program which led to a high degree of volatility in equity markets and substantial devaluations in the currencies of many emerging economies, including markets where we operate. Economic conditions in the countries where we operate might be sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in emerging markets. We are witnessing the adverse impact on the purchasing power of consumers in Malaysia, where our products are mainly sold, as a direct result of these worldwide developments.

We may be exposed to liabilities under applicable anti-corruption laws and any determination that we violated these laws could have a materially adverse effect on our business.

We are subject to various anti-corruption laws, including the Malaysian Anti-Corruption Act 2009, AMLATA and the Penal Code of Malaysia , that prohibit companies and their agents from making improper payments or offers of payments for the purpose of obtaining or retaining business. We may conduct business in countries and regions that are generally recognized as potentially more corrupt business environments. Activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of various anti-corruption laws. We have implemented safeguards and policies to discourage these practices by our employees and agents but we cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by our employees or agents. If our employees or agents violate our policies or we fail to maintain adequate record keeping and internal accounting practices to accurately record our transactions, we may be subject to regulatory sanctions. Violations of the Malaysian Anti-Corruption Act 2009, the Penal Code of Malaysia or other anti-corruption laws, or allegations of any such acts, could damage our reputation and subject us to civil or criminal investigations in the United States and in other jurisdictions. Those and any related shareholder lawsuits could lead to substantial civil and criminal, monetary and nonmonetary penalties and cause us to incur significant legal and investigatory fees which could adversely affect our business, combined financial condition and results of operations.

Risks Related to Doing Business in the PRC

Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in the PRC with little advance notice could result in a material change in our operations and/or the value of the securities we are registering for sale.

The PRC legal system is based on written statutes, and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform. The enforcement of laws and that rules and regulations in China can change quickly with little advance notice, or may exert more control over offerings conducted overseas and/or foreign investment in China- based issuers, could result in a material change in our operations and/or the value of our Shares.

We cannot rule out the possibility that the PRC government will institute pre-approval requirement covering our industry at some point in the future. If such approval requirement were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measured could materially decrease the value of our Shares, potentially rendering it worthless.

The laws and regulations may be subject to future changes, the effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in manner different from our understanding of these laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

Antharas Inc is a holding company and we conduct our operations through our Malaysia subsidiaries, with the assistance from our PRC subsidiary in research and development. Our operations are mainly based in Malaysia. Antharas PRC does not currently have any revenue-generating business operation of its own. However, the PRC government may choose to exercise significant oversight and discretion, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in China are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

■	delay or impede our development;
■	result in negative publicity or increase our operating costs;
■	require significant management time and attention; and
■	subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our operations could be materially and adversely affected as well as the value of our Shares.

33

Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Previous statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers.

On June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and it stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and a hierarchical protection system for data security. On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China” (“PRC Personal Information Protection Law”), which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within mainland China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On July 10, 2021, CAC issued a revised draft of the Measures for Cybersecurity Review (the “Revised Draft”), which required that, among others, in addition to an “operator of critical information infrastructure” any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. Pursuant to Article 6 of the Revised Draft, companies holding data or more than one million users must apply for cybersecurity approval when seeking overseas listings because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” On January 4, 2022, the CAC, the NDRC, and several other administrations jointly adopted and published the New Measures, which came into effect on February 15, 2022 and amended the Revised Draft released on July 10, 2021. According to the New Measures, if an “operator of critical information infrastructure” or “network platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Prior to the cross-border provision of personal information of the natural persons, personal information processors shall obtain the approval of the corresponding natural persons and advise them of the overseas receiver’s name, contact information, processing purpose and methods, classification of personal information and information reception procedures, etc. Antharas PRC has not carried out and does not currently have any revenue-generating business operation of its own and its operation does not involve data processing, data trading or cross-border data exchange. To the best of our knowledge, we believe that Antharas PRC is not an “operator of critical information infrastructure,” “data processor,” or “network platform operator,” because (i) we do not collect any data in the PRC, and our current business does not implicate cybersecurity, or involve any other type of restricted industry; (ii) all of the data our operating subsidiary has collected is stored in servers located in Malaysia; and (iii) as of the date of this prospectus, we and our PRC subsidiary have not been informed by any PRC governmental authority of any requirement that it files for a cybersecurity review or a CSRC review. As a result, the likelihood of us being subject to the review of the CAC is remote.

On December 24, 2021, the CSRC, together with other relevant PRC authorities issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). On February 17, 2023, CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “Trial Measures”), which became effective on March 31, 2023. On the same date, the CSRC circulated Supporting Guidance Rules No. 1 through No. 5, Notes on the Trial Measures, Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and relevant CSRC Answers to Reporter Questions (collectively, the “Guidance Rules and Notice”) on the CSRC’s official website. Under the Trial Measures, either direct or indirect overseas offering and listing by domestic companies shall fulfill the filing procedure with the CSRC with submitting relevant materials. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect: (1) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in the Chinese Mainland, or its main places of business are located in the Chinese Mainland, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in the Chinese Mainland. The determination as to whether or not an overseas offering and listing by domestic companies is indirect, shall be made on a substance over form basis. We believe that, based on our management’s belief and understanding of the regulations, we will not be required to submit an application to the CSRC for the approval of the offering and trading of our Shares because (i) the CSRC has not issued any definitive rule or interpretation concerning whether offering such as the Offering contemplated by the Company are subject to foreign-invested enterprises rules; (ii) the PRC subsidiary was incorporated as wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the foreign-invested enterprises rules that are the Company’s beneficial owners; (iii) Antharas PRC has not generated and does not currently generate any revenue, and it is not the subject to be listed, and (iv) a majority of our operations is and will continue to be based in Malaysia with our management and senior executives all located in Malaysia, so that Antharas PRC shall not be regarded as an indirect listing entity, which shall not be regulated under the supervision of the CSRC. However, substantial uncertainties still exist as to how the CSRC Rules will be interpreted or implemented in the context of an overseas offering and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the rules of Chinese enterprises listed overseas.

Based on the PRC laws and regulations effective as of the date of this prospectus and subject to interpretations of these laws and regulations that may be adopted by PRC government authorities, neither we nor any of our operating subsidiaries, including Antharas PRC is currently required to obtain any permission or approval from the PRC government authorities, including the CSRC and CAC, to operate our business, list on the U.S. exchanges, or offer the securities to foreign investors. As of the date of this prospectus, neither we nor any of our operating subsidiaries, including Antharas PRC has ever applied for any such permission or approval. Any failure to obtain or delay in obtaining such approval or completing such procedures for this Offering, or any rescission of any such approval if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or other government authorization for this Offering. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the offering from this Offering into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of the Shares offering hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of the shares.

34

In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC that we are required to obtain such permissions or approvals; or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations, significantly limit or completely hinder our ability to offer our Shares to investors and cause the value of such Shares to significantly decline or become worthless.

Recent joint statements by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

The AHFCA Act was enacted on December 23, 2022. The AHFCA Act states that if the SEC determines that an issuer has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit the securities of the issuer from being traded on a national securities exchange or in the over-the-counter trading market in the United States (the applicable period under the HFCA Act prior to the enactment of the AHFCA Act had been two years).

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements of the HFCA Act.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two years.

On November 5, 2021, the PCAOB approved a new rule, PCAOB Rule 6100, Board Determinations Under the HFCA Act to provide a framework for its determinations under the HFCA Act that the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The rule establishes the manner of the PCAOB’s determinations; the factors the PCAOB will evaluate and the documents and information the PCAOB will consider when assessing whether a determination is warranted; the form, public availability, effective date, and duration of such determinations; and the process by which the Board will reaffirm, modify, or vacate any such determinations.

In December 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. Also, on December 16, 2021, pursuant to the HFCA Act, the PCAOB issued a Determination Report which determined that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of PRC, because of positions taken by PRC authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and has resumed regular inspections since March 2023. The PCAOB is continuing pursuing ongoing investigations and may initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

35

On December 23, 2022 the AHFCA Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the time period before the Company’s securities may be prohibited from trading or delisted has been decreased accordingly.

Our auditor, UHY Malaysia PLT, is an independent registered public accounting firm that issues the audit report included elsewhere in this prospectus. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, it is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections and the PCAOB is able to inspect our auditor in relation to our U.S. listing. However, there is no assurance that future audit reports will be prepared by auditors able to be inspected by the PCAOB and therefore, in the future, you may be deprived of the benefits of such inspection. As such, trading in our securities may be prohibited under the HFCA Act if the PCAOB determines that it cannot inspect or investigate completely our auditor, and as a result our securities may be delisted.

Although Antharas PRC does not currently have any revenue-generating business operation of its own and we do not expect to rely upon any distributions by Antharas PRC, we may in the future become dependent upon the earnings of, and distributions by, our PRC subsidiary; and the PRC government may intervene or impose restrictions to prevent the cash maintained in PRC from being transferred out or restrict the deployment of the cash into our business or for the payment of dividends.

The Shares offered in this prospectus are those of Antharas Inc, a holding company incorporated under the laws of the Cayman Islands with limited liability. The majority of our business operations are conducted through our Malaysian subsidiaries, and hence, our revenue and profit are substantially contributed by our Malaysian subsidiaries. Antharas PRC does not currently have any revenue-generating business operation of its own and we do not expect to rely upon any distributions by Antharas PRC. However, in the future, we may rely on revenue and profit from our PRC subsidiary. We have not paid any dividends to date, and we do not intend to pay dividends in the foreseeable future. See “Dividend Policy”.

Our ability to pay dividends to our shareholders is primarily dependent upon the earnings of our subsidiaries and their distribution of funds to us, primarily in the form of dividends. The ability of our PRC subsidiary to make distributions to us depends upon, among others, their distributable earnings. The PRC government may intervene or impose restrictions to prevent the cash maintained in PRC from being transferred out or restrict the deployment of the cash into our business or for the payment of dividends. In response to the persistent capital outflow and the RMB’s depreciation against the USD in the fourth quarter of 2016, the People’s Bank of China and SAFE, have implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments, and shareholder loan repayments. The PRC government may continue to strengthen its capital controls, and our PRC subsidiary’s dividends and other distributions may be subjected to tighter scrutiny in the future.

Our results of operations may be materially and adversely affected by a downturn in China or the global economy, and/or changes in the economic and political policies of the PRC.

Although only a small part of our business operates in the PRC, our business, prospects, financial condition and results of operations may still be influenced by the political, economic and social conditions in China generally and by the continued economic growth in China as a whole. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us.

The rapid growth of the Chinese economy has slowed down since 2012 and such slowdown may continue. There exists also uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and the PRC, before 2020. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. Any prolonged slowdown in the global or the Chinese economy may affect potential customers’ confidence in the financial market as a whole and have a negative impact on our financial condition. Continued pressure from global economic conditions may affect the PRC market in the future and in turn, may affect our operations.

36

The continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs. We cannot assure that there will not be any unfavorable changes in the PRC economy that could impact the industries in which we operate, which could in turn diminish the demand for our products and services.

It may be difficult for overseas shareholders and/or regulators to conduct an investigation in China.

Shareholder claims or regulatory investigations that are common in the U.S. are typically difficult to pursue as a matter of law or practicality in China. There are significant legal obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Chinese authorities may establish a regulatory cooperation agreement with the securities regulatory authorities of another jurisdiction to implement cross-border supervision and administration which may be difficult to achieve in the absence of mutual and practical cooperation.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in China.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on us and our customers, contract subcontractors, and other partners. International trade disputes could result in tariffs and other protectionist measures which may materially and adversely affect our business.

There have also been concerns about the relationship between the PRC and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and the PRC with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China and Hong Kong.

Political uncertainty surrounding international trade disputes and the potential of the escalation to trade war and global recession could have a negative effect on customer confidence. We may have also access to fewer business opportunities, and our operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or the PRC that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, as well as the financial condition of our clients, and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

37

Changes in PRC political, economic and governmental policies may have an adverse impact on our business.

Our business, financial condition and results of operations are subject to political, economic and legal developments in China. The Chinese economy differs from the economies of most developed countries in many aspects, including the extent of government involvement, growth rate, control of the foreign exchange, allocation of resources and capital investment. We cannot assure there will not be any unfavorable changes in the political, economic and governmental policies and measures promulgated by the PRC government that could impact the industries in which we operate, which could in turn diminish the demand for our services.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from remitting the proceeds of this Offering into PRC through loans or additional capital contributions to our PRC subsidiary, thereby diminishing our ability to fund and expand our business.

Under PRC laws and regulations, any funds transfer to a PRC subsidiary, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China regardless of the amount of the transfer. According to the relevant PRC regulations on foreign investment entities (“FIEs”) in China, capital contributions to a PRC subsidiary are subject to the filing with the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) or their respective local branches and registration with a local bank authorized by SAFE. In addition, (i) any foreign loan procured by any PRC subsidiary is required to be registered with SAFE or their respective local branches and (ii) a PRC subsidiary may not procure loans which exceed the difference between their respective total project investment amount and registered capital or twice of their net worth.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, (“SAFE Circular 19”), which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the RMB fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, (“SAFE Circular 16”), effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to RMB on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted RMB will not be provided as loans to its non-affiliated entities. As Circular 16 is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this Offering and our concurrent private placement, to invest in or acquire any other PRC companies through our PRC subsidiary.

Therefore, PRC laws and regulations may delay us from remitting the proceeds of this Offering into PRC through loans or additional capital contributions to our PRC subsidiary, thereby diminishing our ability to fund and expand our business.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediary holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

38

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the Shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or may be taxed if our company is a transferor in such transactions, and may be subject to withholding obligations if our company is a transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfers of Shares of our company by investors who are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Ordinary Shares

An active trading market for our Ordinary Shares may not develop and could affect the trading price of our Ordinary Shares.

Prior to the Offering, there has been no public market for our Ordinary Shares. Although an application has been made to Nasdaq Capital Market for the listing and quotation of our Ordinary Shares, there can be no assurance that there will be an active, liquid public market for our Ordinary Shares after the Offering. The lack of an active market may impair your ability to sell your Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your Ordinary Shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling Ordinary Shares and may impair our ability to acquire other companies or technologies by using our Ordinary Shares as consideration. The initial public offering price was determined by negotiations between us and the underwriters and may not be indicative of the future prices of our Ordinary Shares.

39

Our Ordinary Shares price may never trade at or above the price in this Offering.

Stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our Ordinary Shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Ordinary Shares shortly following this Offering. If the market price of our Ordinary Shares after this Offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

The initial public offering price for our Ordinary Shares may not reflect their actual value.

The initial public offering price for our Ordinary Shares is and will be determined through negotiations between us and representatives of the underwriters. The price of our Ordinary Shares may not be indicative of their actual value or any future market price for our securities. This price may not accurately reflect the value of the Ordinary Shares or the value that potential investors will realize upon their disposition of Ordinary Shares. The price does not necessarily bear any relationship to our assets, earnings, book value per Ordinary Share or other generally accepted criteria of value.

Our share price may fluctuate significantly in the future and you may lose all or part of your investment, and litigation may be brought against us.

There is no assurance that the market price for our Ordinary Shares will not decline below the Offer Price. The Offer Price was determined after consultation between our Company and the underwriter, after taking into consideration, among others, market conditions and estimated market demand for our Ordinary Shares. The Offer Price may not necessarily be indicative of the market price for our Ordinary Shares after the completion of the Offering. Investors may not be able to sell their Ordinary Shares at or above the Offer Price. The prices at which our Ordinary Shares will trade after the Offering may fluctuate significantly and rapidly as a result of, among others, the following factors, some of which are beyond our control:

●	variation in our results of operations;

●	perceived prospects and future plans for our business and the general outlook of our industry;

●	changes in securities analysts’ estimates of our results of operations and recommendations;

●	announcements by us of significant contracts, acquisitions, strategic alliances or joint ventures or capital commitments;

●	the valuation of publicly-traded companies that are engaged in business activities similar to ours;

●	additions or departures of key personnel;

●	fluctuations in stock market prices and volume;

●	involvement in litigation;

●	outbreak of war;

●	general economic and stock market conditions; and

●	discrepancies between our actual operating results and those expected by investors and securities analysts.

There is no guarantee that our Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment in our Ordinary Shares.

In addition, the stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices of securities. These fluctuations often have been unrelated or disproportionate to the operating performance of publicly-traded companies. In the past, following periods of volatility in the market price of a particular company’s securities, an investor may lose all or part of his or her investment, and litigation has sometimes been brought against that company. If similar litigation is instituted against us, it could result in substantial costs and divert our senior management’s attention and resources from our core business.

40

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our Ordinary Shares.

In addition to the risks addressed above in “— Our Share price may fluctuate significantly in the future and you may lose all or part of your investment, and litigation may be brought against us,” our Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few shareholders have on the price of our Ordinary Shares, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our Ordinary Shares experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our Ordinary Shares. In addition, investors of our Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines after this Offering or if such investors purchase shares of our Ordinary Shares prior to any price decline.

Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our Company’s financial performance and public image and negatively affect the long-term liquidity of our Ordinary Shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Ordinary Shares and understand the value thereof.

Investors in our Ordinary Shares likely will face immediate and substantial dilution in the net tangible book value per share and may experience future dilution.

The Offer Price is likely to substantially higher than our Group’s current net tangible book value per share. If we were liquidated immediately following this Offering, each investor subscribing for this Offering would receive less than the price they paid for their Ordinary Shares. Please refer to the section titled “Dilution” of this prospectus for more information.

We may have conflicts of interest with our Major Shareholders and, because of our Major Shareholders’ significant ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.

Immediately upon the completion of this Offering, our Major Shareholders will together beneficially own 93.43% of our issued and outstanding Ordinary Shares, representing 93.43% of our total voting power in the aggregate, assuming the underwriters of this Offering do not exercise their option to purchase additional Shares. Accordingly, our Major Shareholders will continue to have significant influence in determining the outcome of any corporate actions or other matters that require shareholder approval, such as mergers, consolidations, change of our name, and amendments of our amended and restated memorandum and articles of association.

41

The concentration of ownership and voting power may cause transactions to occur in a way that may not be beneficial to you as a holder of our Ordinary Shares in this Offering and may prevent us from doing transactions that would be beneficial to you. Conflicts of interest may arise between our Major Shareholders or any of its controlling shareholders and us in a number of areas relating to our past and ongoing relationships. Potential conflicts of interest that we have identified include the following:

●	Our board members or executive officers may have conflicts of interest. Each of Dato’ Dr. Su Cheng Tan and Kean Yong Teh (or their personal holding companies) is a Major Shareholder. Dato’ Dr. Su Cheng Tan is the Company’s Chief Executive Officer and Director; and Kean Yong Teh is the Company’s Chief Operating Officer and Director. As a result, these overlapping relationships could create or appear to create conflicts of interest when either of Mr. Tan or Mr. Teh is faced with decisions with potentially different implications for either or both of them and us.

●	Sale of Ordinary Shares or assets in our company. Upon expiration of the lock-up period and subject to certain restrictions under relevant securities laws and stock exchange rules, as well as other relevant restrictions, our Major Shareholders may decide to sell all or a portion of our Ordinary Shares that they holds to a third party, thereby giving that third party substantial influence over our business and our affairs. In addition, our Major Shareholders may decide to sell all or a portion of our Shares in the event of default of our Major Shareholders under any applicable debt or other obligations or otherwise becomes insolvent. Such a sale of our Shares or our assets could be contrary to the interests of our employees or our other shareholders. In addition, our Major Shareholders may also discourage, delay, or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their Shares as part of a sale of our Company and might reduce the price of our Shares.

●	Part of the proceeds from this Offering will be used to acquire properties from a Major Shareholder. We intend to use part of the proceeds from this Offering to purchase “Antharas Villa”, our potential resort home project in Janda Baik, Malaysia, and “Antharas Ipoh”, our potential hotel project in Ipoh, Malaysia, the acquisition costs of which are estimated to be approximately RM16 million and RM8 million respectively, from one or more companies of which Dato’ Dr. Su Cheng Tan, our Major Shareholder who is also our Chief Executive Officer, Chairman of the Board and Director, is a Major Shareholder. The dual role of Dato’ Dr. Su Cheng Tan introduces complexities that may impact the negotiation process and raise concerns about the fairness of the terms. Although the terms of the acquisitions will be negotiated at arm’s length and subject to approval by our independent directors, the personal interests of Dato’ Dr. Su Cheng Tan may not align perfectly with those of the Company or its new public shareholders.

●	The Company has awarded a large contract to an entity that is majority owned by a Major Shareholder. PDI Design & Associates (which for the purpose of clarity is a different entity than our subsidiary PDI Design) (“PDIA”) is majority owned by Dato’ Dr. Su Cheng Tan, our Chief Executive Officer, Chairman of the Board and Director, and one of our Major Shareholders. PDIA provides industrial design services and “fit outs” (which are projects that turn empty interior spaces containing only essential elements into interior spaces that are suitable for occupancy) for Antharas Hills. In September 2023, we also engaged PDIA as our contractor for interior design and fit out works of Antharas 1. The total contract sum for the work to be provided by PDIA is RM36,149,000 (approximately $8.22 million).

Our Ordinary Shares may trade under $4.00 per share and thus would be known as “penny stock”. Trading in penny stocks has certain restrictions and these restrictions could negatively affect the price and liquidity of our Ordinary Shares.

Our Ordinary Shares may trade below $4.00 per share. As a result, our Ordinary Shares would be known as “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $4.00 per share, subject to certain exceptions. Depending on market fluctuations, our Ordinary Shares could be considered to be “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our Ordinary Shares, and may negatively affect the ability of holders of our Ordinary Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the shares is often volatile and you may not be able to buy or sell your shares when you want to.

42

We may require additional funding in the form of equity or debt for our future growth which will cause dilution in Shareholders’ equity interest.

We may pursue opportunities to grow our business through joint ventures, strategic alliance, acquisitions or investment opportunities, following the Offering. However, there can be no assurance that we will be able to obtain additional funding on terms that are acceptable to us or at all. If we are unable to do so, our future plans and growth may be adversely affected.

An issue of Ordinary Shares or other securities to raise funds will dilute Shareholders’ equity interests and may, in the case of a rights issue, require additional investments by Shareholders. Further, an issue of Ordinary Shares below the then prevailing market price will also affect the value of the Ordinary Shares then held by investors.

Dilution in Shareholders’ equity interests may occur even if the issue of shares is at a premium to the market price. In addition, any additional debt funding may restrict our freedom to operate our business as it may have conditions that:

●	limit our ability to pay dividends or require us to seek consents for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a portion of our cash flow from operations to repayments of our debt, thereby reducing the availability of our cash flow for capital expenditures, working capital and other general corporate purposes; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

Volatility or uncertainty of the credit markets could limit our ability to borrow funds or cause our borrowings to be more expensive in the future. As such, we may be forced to pay unattractive interest rates, thereby increasing our interest expense, decreasing our profitability and reducing our financial flexibility if we take on additional debt financing.

Investors may not be able to participate in future issues or certain other equity issues of our Ordinary Shares.

In the event that we issue new Ordinary Shares, we will be under no obligation to offer those Ordinary Shares to our existing Shareholders at the time of issue, except where we elect to conduct a rights issue. However, in electing to conduct a rights issue or certain other equity issues, we will have the discretion and may also be subject to certain regulations as to the procedures to be followed in making such rights available to Shareholders or in disposing of such rights for the benefit of such Shareholders and making the net proceeds available to them. In addition, we may not offer such rights to our existing Shareholders having an address in jurisdictions outside of Malaysia.

Accordingly, certain Shareholders may be unable to participate in future equity offerings by us and may experience dilution in their shareholdings as a result.

We have no immediate plans to pay dividends.

We plan to reinvest all of our future earnings, to the extent we have earnings, in order to expand our product and services offerings and to cover operating costs and capital needs, and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. As we are a company with a limited operating history, we may not be able to generate, at any time, sufficient surplus cash that would be available for distribution to the holders of our Shares as a dividend. Therefore, you should not expect to receive immediate cash dividends on the Shares we are offering. Consequently, investors may need to rely on sales of their Shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. In addition, the laws of the Cayman Islands impose restrictions on our ability to declare and pay dividends.

43

If we fail to meet applicable listing requirements, Nasdaq may delist our Ordinary Shares from trading, in which case the liquidity and market price of our Ordinary Shares could decline.

Assuming our Ordinary Shares are listed on Nasdaq on the closing of the Offering, we cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Ordinary Shares, we and our Shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Ordinary Shares;

●	reduced liquidity for our Ordinary Shares;

●	a determination that our Ordinary Shares are “penny stock”, which would require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Ordinary Shares will be listed on Nasdaq, such securities will be covered securities. Although the states are pre-empted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

We will incur significant expenses and devote other significant resources and management time as a result of being a public company, which may negatively impact our financial performance and could cause our results of operations and financial condition to suffer.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. Laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Act of 2010, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, will significantly increase our costs as well as the time that must be devoted to compliance matters. We expect that compliance with these laws, rules, regulations and standards will substantially increase our expenses, including our legal and accounting costs, and make some of our operating activities more time-consuming and costly. These new public company obligations also will require attention from our senior management and could divert their attention away from the day-to-day management of our business. We also expect these laws, rules, regulations and standards to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as officers. As a result of the foregoing, we expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our financial performance and could cause our results of operations and financial condition to suffer. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Shares, fines, sanctions and other regulatory actions and potential civil litigation.

If we fail to maintain an effective system of disclosure controls and internal controls over financial reporting, our ability to timely produce accurate financial statements or comply with applicable regulations could be impaired.

The Sarbanes-Oxley Act requires, among other things, that public companies maintain effective internal disclosure controls and procedures over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in our reports that we will file with the SEC will be recorded, processed, summarized, and reported within the time periods and as otherwise specified in SEC rules, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal Executive Officers and financial officers. We are also continuing to improve our internal controls over financial reporting.

44

Ensuring that we have effective disclosure controls and procedures and internal controls over financial reporting in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be re-evaluated frequently. Our internal controls over financial reporting will be a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. Beginning with our second annual report on Form 20-F after we become a company whose securities are publicly listed in the United States, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to make a formal assessment of the effectiveness of our internal controls over financial reporting, and once we cease to be an emerging growth company, we will be required to include an attestation report on internal controls over financial reporting issued by our Independent Registered Public Accounting Firm. During our evaluation of our internal controls, if we identify one or more material weaknesses in our internal controls over financial reporting, we will be unable to assert that our internal controls over financial reporting are effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls over financial reporting in the future. Any failure to maintain internal controls over financial reporting could severely inhibit our ability to accurately report our financial condition, or results of operations.

Investors may have difficulty enforcing judgments against us, our directors and management.

Antharas Inc is incorporated under the laws of the Cayman Islands and a majority of our directors and officers reside outside the United States. Moreover, many of these persons do not have significant assets in the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

Ogier (Cayman) LLP, our counsel with respect to the laws of the Cayman Islands, has advised us that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The laws of the Cayman Islands relating to the protection of the interest of minority shareholders are different from those in the United States.

Our corporate affairs are governed by the amended and restated memorandum and articles of association, by the Companies Act and common law of Cayman Islands. The rights of shareholders to take action against our directors, action by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands and our amended and restated memorandum and articles of association. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

45

The laws of the Cayman Islands relating to the protection of the interests of minority shareholders differ in certain respects from those established under statutes or judicial precedent in existence in the United States and other jurisdictions. Such differences may mean that the remedies available to our minority shareholders may be different from those they would have under the laws of other jurisdictions, including the United States. Potential investors should be aware that there is a risk that provisions of the Companies Act may not offer the same protection as the relevant laws and regulations in the United States may offer, and should consider obtaining independent legal advice on the implications of investing in foreign-incorporated companies.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to “opt out” of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

Upon the closing of this Offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and (ii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, directors and principal Shareholders are exempt from the “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our Shareholders may not know on a timely basis when our officers, directors and principal Shareholders purchase or sell our Ordinary Shares. In addition, foreign private issuers are not required to file their annual report on Form 20-F until one hundred twenty (120) days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within seventy-five (75) days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain and maintain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our Board of Directors.

46

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, Executive Officers and Major Shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We do not expect to be subject to certain Nasdaq corporate governance rules applicable to U.S. listed companies.

As a foreign private issuer, we are entitled to rely on a provision in Nasdaq’s corporate governance rules that allows us to follow Cayman Islands corporate law with regards to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on Nasdaq.

In addition, our Audit Committee is not subject to additional Nasdaq requirements applicable to listed U.S. companies, including an affirmative determination that all members of the Audit Committee are “independent,” using more stringent criteria than those applicable to the Company under relevant SEC rules. Nasdaq’s corporate governance rules require listed U.S. companies to, among other things, seek shareholder approval for the implementation of certain equity compensation plans and issuances of shares, which the Company is not required to follow as a foreign private issuer. However, following this Offering, we will voluntarily have a majority of independent directors and our Audit Committee will consist of three independent directors.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in the Ordinary Shares to significant adverse United States income tax consequences.

In general, we will be treated as a passive foreign investment company (“PFIC”) for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the Section of this prospectus captioned “Certain United States Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to the Ordinary Shares.

47

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds” and in such order of priority as our management may determine in its discretion, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this Offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

We may regularly encounter potential conflicts of interest, and our failure to identify and address such conflicts of interest could adversely affect our business.

We face the possibility of actual, potential, or perceived conflicts of interest in the ordinary course of our business operations. Conflicts of interest may exist between (i) our different businesses; (ii) us and our clients; (iii) our clients; (iv) us and our employees; (v) our clients and our employees, (vi) us and our Major Shareholders and their controlling entities, or (vii) our dealer-shareholders and our other shareholders. As we expand the scope of our business and our client base, it is critical for us to be able to timely address potential conflicts of interest, including situations where two or more interests within our businesses naturally exist but are in competition or conflict. We have put in place internal control and risk management procedures that are designed to identify and address conflicts of interest, including a procedure for presenting potential conflicts of interest to the Audit Committee of our Board of Directors. However, appropriately identifying and managing actual, potential, or perceived conflicts of interest is complex and difficult, and our reputation and our clients’ confidence in us could be damaged if we fail, or appear to fail, to deal appropriately with one or more actual, potential, or perceived conflicts of interest. It is possible that actual, potential, or perceived conflicts of interest could also give rise to client dissatisfaction, litigation, or regulatory enforcement actions. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including a reluctance of some potential clients and counterparties to do business with us. Any of the foregoing could materially and adversely affect our reputation, business, financial condition, and results of operations.

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family or close friend(s) or business associate(s)) interferes, or even appears to interfere, with the interests of our company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family or a close friend(s) or business associate(s)) takes actions or has interests that may make it difficult to perform his or her work for our Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family or close friend(s) or business associate(s)) receives improper personal benefits as a result of his or her position in our Company.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from our Audit Committee. All other employees are required to approach our Chief Executive Officer or our Chief Financial Officer if they have any questions about reporting a suspected conflict of interest.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

If our Ordinary Shares are not listed on or subject to the rules of the Nasdaq Capital Market, our Board of Directors may decline to register transfers of Ordinary Shares in certain circumstances.

If our Ordinary Shares are not listed on or subject to the rules of the Nasdaq Capital Market, our Board of Directors may, in its sole discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any Ordinary Share unless (i) the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our Board of Directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; (v) the shares transferred are fully paid and free of any lien in favor of us; or (vi) any fee related to the transfer has been paid to us.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

48

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “potential,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

●	changes in political, social and economic conditions, the regulatory environment, laws and regulations and interpretation thereof in the jurisdictions where we conduct business or expect to conduct business;

●	the risk that we may be unable to realize our anticipated growth strategies and expected internal growth;

●	changes in the availability and cost of professional staff which we require to operate our business;

●	changes in customers’ preferences and needs;

●	changes in competitive conditions and our ability to compete under such conditions;

●	changes in our future capital needs and the availability of financing and capital to fund such needs;

●	changes in currency exchange rates or interest rates;

●	projections of revenue, profits, earnings, capital structure and other financial items;

●	changes in our plan to enter into certain new business sectors; and

●	other factors beyond our control.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

49

USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of approximately $13.1 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an assumed initial Offer Price of $4.50 per share, the midpoint of the estimated range of the initial public Offer Price shown on the front cover of this prospectus.

We intend to use the proceeds from this Offering in the following order of priority:

●	Approximately 46% for land acquisition for future property development projects;

●	Approximately 22% for technology investments, equipment, new hires and office expansion;

●	Approximately 13% for hospitality acquisitions; and

●	Approximately 19% for working capital and other general corporate purposes.

We estimate that the land acquisition costs of Grand Antharas will be RM38 million (approximately USD8.64 million). We intend to use approximately 46% of the proceeds from this Offering for land acquisition for future property development projects, including Grand Antharas. A portion of this amount will fund 20% of the land acquisition costs for Grand Antharas, with the remaining 80% expected to be financed through bank financing. However, as of the date of this prospectus, there is no definitive agreement in place for such financing. The formal application and approval of such financing facility can typically only be secured upon execution and stamping of the definitive sale and purchase agreement for the land acquisition, which is currently in process and not yet finalized. The completion of this project, including the land acquisition, is contingent on securing additional funding, which has not yet been obtained. There can be no assurance that the Company will be able to secure such financing on favorable terms or at all. See “Business – Our Business – Our Project Pipeline – Grand Antharas in Genting Permai, Genting Highlands, Malaysia.”

We also intend to use approximately 13% of the proceeds from this Offering for hospitality acquisitions, which include potential acquisitions of Antharas Villa and Antharas Ipoh from one or more companies of which Dato’ Dr. Su Cheng Tan, our Major Shareholder and also our Chief Executive Officer, Chairman of the Board and Director, is a significant shareholder. We estimate that the acquisition costs of Antharas Villa and Antharas Ipoh will be RM16 million (approximately USD3.64 million) and RM8 million (approximately USD1.82 million), respectively, which acquisitions include both the land and the building complex on the land.

To the extent that our actual net proceeds are not sufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis. We would anticipate raising additional capital through equity or debt financing sufficient to fund our proposed uses above.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management will have significant flexibility in applying and discretion to apply the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

Pending deployment of the net proceeds for the uses described above, the funds may be placed in short-term deposits with financial institutions or used to invest in short-term money market instruments.

50

DIVIDEND POLICY

We have no formal dividend policy. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay any indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Shares is limited by various factors such as our future financial performance and bank covenants. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements and other factors that our Board of Directors may deem relevant. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium, provided that in no circumstances may a dividend be paid if following such payment the company would be unable to pay its debts as they fall due in the ordinary course of business.

51

CAPITALIZATION

The following tables set forth our capitalization as of June 30, 2025:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the issuance and sale of 3,333,334 shares at an assumed initial public Offer Price of $4.5 per share before deducting the underwriting discounts and commissions and estimated Offering expenses payable by us.

You should read the tables together with our combined financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2025
	Actual	Pro Forma As Adjusted
	(in US$)
Cash:	199,435	13,381,703
Equity:
Ordinary Shares, 17,777,778 Ordinary Shares outstanding on an actual basis; and 21,111,112 Ordinary Shares outstanding on an as adjusted basis*	1,778	2,111
Additional paid-in capital(1) (2)		13,181,935
Retained earnings	1,873,444	1,873,444
Foreign currency translation reserve	(136,778)	(136,778)
Total equity	1,738,444	14,920,712
Non-controlling interest	(15,549)	(15,549)
Total capitalization(2)	1,722,895	14,905,163

*	Reflects the issuance of an aggregate of 240,000 Ordinary Shares to our existing shareholders on a pro rata basis as part of the ‘Reorganization’ on January 9, 2025; and the issuance of 17,537,776 Ordinary Shares to our existing shareholders on a pro rata basis on February 12, 2025.

(1)	Pro forma additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting fee, underwriter expense allowance and other expenses. We expect to receive net proceeds of approximately $13,182,268 (Offering proceeds of $15,000,003, less underwriting discounts of $1,050,000, non-accountable expense of $75,500 and Offering expenses of $692,735). The Ordinary Shares reflects the net proceeds we expect to receive, after deducting underwriting discounts, Underwriters expense allowance and other expenses.

(2)	Each US$1.00 increase (decrease) in the assumed initial public offering price of US$4.5 per Ordinary Share, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $3.08 million, assuming the number of Ordinary Shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

52

DILUTION

If you invest in our Shares, your interest will be diluted to the extent of the difference between the initial public Offer Price per share and our net tangible book value per share after this Offering. Dilution results from the fact that the initial public Offer Price per share is substantially in excess of the book value per Ordinary Share attributable to the existing Shareholders for our presently issued and outstanding shares.

Net tangible book value represents the amount of our total assets, excluding goodwill and other intangible assets, less our total liabilities. Our net tangible book value as of June 30, 2025 was US$1,722,895, or US$0.10 per ordinary share.

After giving effect to the issuance and sale of 3,333,334 Shares in this Offering at an assumed initial public Offer Price of US$4.5 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), and after deducting underwriting discounts and estimated Offering expenses payable by us, our pro forma as adjusted net tangible book value as of the date of this prospectus would be US$0.71 per issued and outstanding ordinary share. This represents an immediate increase in net tangible book value of US$0.61 to existing shareholders and an immediate dilution in net tangible book value of US$3.79 per Ordinary Share to investors purchasing Shares in this Offering. The following table illustrates such dilution:

Per Ordinary Share
(in US$)
Assumed initial public Offer Price	4.50
Net tangible book value as of June 30, 2025	0.10
Pro forma net tangible book value after giving effect to this Offering	0.71
Amount of dilution in net tangible book value to investors in this Offering	3.79

The following table summarizes, as of the date of this prospectus, on a pro forma as adjusted basis, the total number of Shares purchased from us, the total cash consideration paid to us, and the average price per share paid by existing Shareholders and by investors in this Offering. The table below reflects an assumed initial public Offering Price of US$4.5 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), for Shares purchased in this Offering before deducting underwriting discounts and commissions and estimated Offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	%	US$	%	US$
Existing Shareholders	17,777,778	84.2	562,306	3.6	0.03
Investors in this Offering	3,333,334	15.8	15,000,003	96.4	4.50
Total	21,111,112	100	6,187,306	100

The dilution information in this section is presented for illustrative purposes only. Our as adjusted net tangible book value following the consummation of this Offering is subject to adjustment based on the actual initial public Offer Price of our Shares and other terms of this Offering determined at pricing.

53

SELECTED COMBINED FINANCIAL AND OPERATING DATA

The following summary presents unaudited interim consolidated balance sheet data as of June 30, 2025, and consolidated statements of operations data for the six months ended June 30, 2025 and 2024 have been derived from our unaudited condensed interim consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented. It also includes audited consolidated balance sheet data as of December 31, 2024 and December 31, 2023, and consolidated statements of operations data for the years ended December 31, 2024 and December 31, 2023. Our combined financial information is derived from a review of interim financial data and audited consolidated financial statements, all of which are included elsewhere in this prospectus. Our combined financial statements are prepared in accordance with IFRS. You should read this “Selected Combined Financial and Operating Data” section together with our combined financial statements, related notes, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in this prospectus.

Combined Statement of Operation Data :

	For the fiscal years ended December 31,		For the six months ended June 30,
	2024	2023	2025 Unaudited	2024 Unaudited
Revenues, net	$19,545,004	$19,676,487	$4,147,078	$7,560,409
Cost of revenues	$(16,031,545)	$(14,734,030)	$(3,153,932)	$(5,887,283)
Gross profit	$3,513,459	$4,942,457	$993,146	$1,673,126
Administrative expenses	$(2,548,871)	$(1,526,568)	$(1,022,860)	$(1,524,003)
Finance Costs	$(557,355)	$(272,069)	$(184,652)	$(229,339)
Total Operating expenses	$(3,106,226)	$(1,798,637)	$(1,207,512)	$(1,753,342)
Income from operations	$407,233	$3,143,820	$(214,366)	$(80,216)
Total other income (expenses), net	$156,605	$12,668	$44,207	$99,725
Income before income tax	$563,838	$3,156,488	$(170,159)	$19,509
Income tax expense	$(558,048)	$(884,737)	$(144,016)	$(255,511)
Net Income	$5,790	$2,271,751	$(314,175)	$(236,002)

Combined Balance Sheet Data :

	For the fiscal years ended December 31,		For six months ended June 30,
	2024	2023	2025 Unaudited
Cash and bank balances	$530,665	$550,213	$199,435
Inventories	$17,243,070	$23,052,228	$17,236,655
Total Assets	$21,260,458	$26,627,336	$22,791,206
Contract Liabilities	$-	$13,366,026	$
Total Liabilities	$19,366,060	$22,992,239	$21,068,311
Total Shareholders’ Equity (Deficit)	$1,894,398	$3,635,097	$1,722,895

Combined Cash Flow Statement Data :

	For the fiscal years ended December 31,		For the six months ended June 30,
	2024	2023	2025 Unaudited	2024 Unaudited
Net cash provided by (used in) operating activities	$(3,724,581)	$(970,708)	$955,654	$(3,317,961)
Net cash provided by investing activities	$(4,827)	$446,943	$(4,980)	$(21,884)
Net cash provided by (used in) financing activities	$(360,995)	$(68,466)	$(1,135,230)	$(135,247)

54

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the section of this prospectus titled “Summary Financial Information” and the Company’s combined financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a full-service community property developer based in Kuala Lumpur, Malaysia which manages all aspects of real estate development and offers a comprehensive range of services to our clients. As of the date of this prospectus, our property management portfolio consists of one property, which remains partially sold. However, we are involved in every stage of real estate development and our services encompass the entire lifecycle of the development and commercialization of this property, including from the initial conception and planning to overseeing construction, managing sales, and providing property management services. We aim to provide a holistic approach, and to that end our mission is to support innovative living by developing new properties in an all-in-one ecosystem through property technology, or “PropTech,” that we believe will enrich the lives of those residing in our managed properties.

As of June 30, 2025, property development continues to be the key driver of our overall business strategy.

Pursuant to our partnership with Wyndham and the franchise agreement in relation to the use of the Wyndham brand for our future property services, Genting Highlands, Malaysia remains the favored location for our development of the Wyndam property due to its offering of what we believe to be breathtaking scenic views and a cooler climate compared to the lowlands. We believe this natural beauty makes it an attractive location for both tourism and development.

While we continuously and strategically identify specific locations for our future developments, 2025 marks a pivotal period for our company, characterized by strategic initiatives and transformative changes.

The following highlights key aspects of our business as of June 30, 2025:

1. Business Composition:

●	Our business mix is still largely dependent on our property development in the current year 2024 while investments into technology and hospitality will generate some business contribution eventually
●	This is expected to change over the years decreasing the reliance in property development and increasing the dependency into technology, in response to the evolving needs of the market today.
●	Our technology development focusses on improving our properties to position our company at the forefront of property technological innovation.
●	Ultimately we envisage the business composition to be 65% technology, 25% property development and 10% hospitality.

2. Synergies Across Business Segments:

●	The integration of technology development and hospitality into our existing developments creates exciting synergies. Our multi-faceted approach aims to not only meet but exceed customer expectations, driving long-term value for both our company and stakeholders.

3. Geographic Distribution:

●	Our properties are located in prime urban markets, with a focus in regions experiencing sustained economic growth
●	On the technology front, location is no longer a barrier and the offerings are easily extended into the entire South East Asia Region.

55

4. Recent Business Transactions:

●	In the past fiscal year, we are actively pursuing landbanks, to enhance our presence in key markets and aligning with our long-term growth objectives. As at date of prospectus there are 2 key locations that we are looking at – Genting & Johor Bahru.
●	We have also successfully signed on the Wyndham license for our hospitality operations.

5. Anticipated Impact on Financial Performance:

●	While these expansions represent a departure from our traditional business model, we anticipate a positive impact on our financial performance. The technology and hospitality sectors offer lucrative opportunities for revenue diversification, and we are optimistic of the revenue contribution towards our overall growth trajectory.

6. Future Development Projects:

●	Looking ahead, we have identified 2 potential development projects in emerging markets. These projects align with our growth strategy and aim to capitalize on evolving market trends. Further details will be provided as these projects progress.

7. Forward-Looking Approach:

●	As we embrace the changes in 2025, our company is poised for a forward-looking approach. We will continue to monitor market dynamics, adjust our strategies accordingly, and capitalize on emerging opportunities to work towards sustained success in an ever-evolving business landscape.

Key Factors Affecting our Results of Operations

Several key factors which have impacted the results of our operations:

Market Conditions:

The post-pandemic recovery has fostered favorable conditions in the property development market, marked by positive shifts in supply and demand dynamics, interest rates, and overall economic growth.

Location:

The location of the development is crucial. Antharas 1 is located in the heart of Genting Permai, a stone’s throw away from Genting Highlands, otherwise known as Genting – “The City Of Entertainment”. Also, being only 40 kilometers north of Kuala Lumpur, Antharas 1 comes with what we believe to be unrivalled views, nestled by natural forestry and habitats. We believe the property market in Genting Highlands, Malaysia reflects its unique position as both a holiday destination and a potential investment opportunity. We believe the foregoing are the main drivers for the property market in this location.

Consumer Demand and Preferences:

With the experience of Management Team coupled with good understanding of the ever changing consumer preferences and demands, our design aligns with market trends.

56

Competition

In the Malaysian property development sector, competitors are predominantly categorized based on specific geographic locations. The industry exhibits distinct regional concentrations, with competitors focusing their operations and projects within defined areas. This localized categorization shapes our approach to market penetration, stakeholder engagement, and overall business strategy within the dynamic landscape of property development in Malaysia.

In the dynamic landscape of the Malaysian property development market, our competitive advantage is multi-dimensional, strategically positioning us for sustained growth and success. Key elements of our competitive strength include:

1.	Strategic Location Expertise:

●	Leveraging on our in-depth knowledge of strategic locations, we identify and capitalize on high-potential areas for property development. This insight enables us to align our projects with evolving market demands and supports optimal positioning within targeted regions.

2.	Innovative Design and Technology Integration:

●	Our commitment to innovative design and seamless integration of technology sets us apart. If we successfully execute our plans to incorporate cutting-edge architectural solutions and PropTech advancements, we expect to enhance the overall lifestyle experience for our clients, meeting the growing demand for modern and technologically advanced living spaces.

3.	Quality Construction Practices:

●	We prioritize quality construction practices, adhering to rigorous standards in every aspect of our projects. This unwavering commitment to excellence not only promotes the durability of our developments but also establishes our brand as synonymous with superior craftsmanship.

4.	Customer-Centric Approach:

●	Our customer-centric approach is foundational to our competitive advantage. By actively engaging with our clients and understanding their evolving needs, we tailor our developments to exceed expectations. This commitment to customer satisfaction fosters brand loyalty and generates positive word-of-mouth referrals.

Financial Highlights

In accordance with IFRS and our commitment to transparent financial reporting, we provide the following overview of our significant accounting policies and practices. These policies have been consistently applied in the preparation of our financial statements.

Antharas Hills Sdn. Bhd is a private limited liability company incorporated and domiciled in Malaysia.

57

For our fiscal years ended December 31, 2024 and December 31, 2023, Antharas Hills Sdn Bhd (“the Group”) recorded revenue of $19,545,004 and $19,676,487, respectively, with a net income of $5,790 and $2,271,751 respectively. This variance was largely attributed to a combination of increased costs of sales and higher administrative expenses.

For the six months ended June 30, 2025 and 2024, our sales recorded were $4,147,078 and $7,560,409, respectively, with a net loss of $314,175 and $236,002, respectively. This reduction in sales is mainly attributable to the timing of construction activities and claim certifications, with project completion works moderating during the first half before final delivery

Despite the Group reporting an overall lower net income, income tax expense was still considered as high because the tax expense applies solely to one profit-making subsidiary, while other subsidiaries remain loss-making. Additionally, IPO-related expenses are non-deductible for tax purposes, further contributing to the tax expense.

Combined Statement of Operation Data :

	For the fiscal years ended December 31,		For the six months ended June 30,
	2024	2023	2025 Unaudited	2024 Unaudited
Revenues, net	$19,545,004	$19,676,487	$4,147,078	$7,560,409
Cost of revenues	$(16,031,545)	$(14,734,030)	$(3,153,932)	$(5,887,283)
Gross profit	$3,513,459	$4,942,457	$993,146	$1,673,126
Administrative expenses	$(2,548,871)	$(1,526,568)	$(1,022,860)	$(1,524,003)
Finance Costs	$(557,355)	$(272,069)	$(184,652)	$(229,339)
Total Operating expenses	$(3,106,226)	$(1,798,637)	$(1,207,512)	$(1,753,342)
Income from operations	$407,233	$3,143,820	$(214,366)	$(80,216)
Total other income (expenses), net	$156,605	$12,668	$44,207	$99,725
Income before income tax	$563,838	$3,156,488	$(170,159)	$19,509
Income tax expense	$(558,048)	$(884,737)	$(144,016)	$(255,511)
Net Income	$5,790	$2,271,751	$(314,175)	$(236,002)

For the years ended December 31, 2024 and December 31, 2023, we sold a total of 38 residential units and 88 residential units, respectively; and 1 retail unit for year ended December 31, 2024, in Antharas 1. As of December 31, 2024, we have sold a total of 349 residential units and 2 retail units in Antharas 1, 127 residential units and 12 retail units that remained unsold as at December 31, 2024.

In the first half of 2025, we sold a total of 7 residential units and as of June 30, 2025, we have sold a total of 356 residentials units and 2 retail units in Antharas 1. As of June 30, 2025, 120 residential units and 12 retail units remained unsold.

Revenue in 2024 remained stable compared with 2023 at USD 19.5 million, with a slight dip due to delays in the construction progress of Antharas 1, including Tower C where Wyndham GS Genting is located. Revenue in the six months ended June 30, 2025 decreased when compared to the corresponding period in 2024, mainly attributable to the timing of construction activities and claim certifications, with project completion works moderating during the first half of 2025 ahead of final transfer of possession and occupancy for the completed units to the buyers.

Revenue is recognized based on accrual method and the percentage of completion method depending on the estimated project construction period.

Under both methods, revenue and costs are calculated based on an estimation of total project costs and total project revenue. For Antharas 1, the percentage of completion was 80.32% for the fiscal year ended December 31, 2024, and 61.49% for the fiscal year ended December 31, 2023. For the interim 6 months period ended June 30, 2025 the percentage of completion was 84.03%.

Cost Structure

The company’s cost structure has remained stable and broadly in line with expectations. There have been no material changes in costings since the project’s inception, apart from 1.2% increase in budgeted development cost in 2024. This increase was primarily driven by construction related inflation and commissions payable.

The company currently relies entirely on 3rd party agents for the sale of its development units. While this approach has led to a reduction in staff costs, it has concurrently resulted in higher commission expenses reflected under the Cost of Sales.

Profit Margins

At the project’s launch, the average selling price was RM 753 psf. Through constant monitoring of market conditions, including pricing and competition in similar locations, we have successfully adjusted our pricing strategy. This has allowed us to achieve a higher recorded selling price of RM 1,420 psf. We believe this demonstrates our ability to stay ahead of changing market dynamics and effectively implement price changes to maximize profitability.

Current Ratio

The company’s current ratio stands at 1.13 indicating that the company will be able to cover its short term obligations and this indicates a good short term financial health

Return on Assets

In 2023, the Company achieved a positive ROA of approximately 8.5%, with a net income of $2.27 million on assets of $26.62 million. This reflects efficient asset utilization, generating 8.5 cents in profit per dollar of assets over the year.

However, for 2024, the Company recorded a net income of $5,790 on assets of $21.21 million, resulting in a lower ROA of approximately 0.03%. And for the six months ended June 30, 2025, the Company recorded a net loss of $314,175 on assets of $22.79 million, resulting in a negative ROA of approximately 1.38%. The decline was primarily attributed to increased expenses related to our IPO preparation and strategic investments in all of our subsidiaries. While these expenses have impacted short-term profitability, they are expected to support long-term growth and asset efficiency.

We anticipate that as IPO-related expenses to normalize and our subsidiaries to begin to contribute more significantly to earnings, ROA will improve, enhancing our overall financial performance.

On April 23, 2024, we have established a company in PRC, namely Zhiyuanjiu (Chengdu) Technology Co Ltd, a wholly owned subsidiary of PDI Design, which will assist our Malaysia headquarters in research and development.

Antharas Inc is our Cayman Islands holding company incorporated on December 5, 2023 to act as the issuer for this Offering. As of the date hereof, we have an authorized share capital of 490,000,000 Ordinary Shares of par value USD 0.0001 each and 10,000,000 preference shares of par value USD 0.0001 each. In December 2024, we consummated a reorganization of our corporate structure pursuant to which Antharas Inc, our Cayman Islands issuer, has become the 100% owner of Antharas Hills. Antharas Hills continues to be the 100% owner of PDI Design and a 65% owner of Antharas M. In connection with the Reorganization, the former shareholders of Antharas Hills exchanged their Antharas Hills ordinary shares for Ordinary Shares of the Company.

Revenues

For our fiscal years ended December 31, 2024 and December 31, 2023, revenue remained stable at USD 19.5 million, with a slight dip due to timing in construction progress.(Revenue is recognized based on accrual method and the percentage of completion method depending on the estimated project construction period. Under both methods, revenue and costs are calculated based on an estimation of total project costs and total project revenue)

Revenue in the interim 6 months period ended June 30, 2025 was at USD 4.15m compared to USD 7.56m during the same period in 2024. The reduction is mainly attributable to the timing of construction activities and claim certifications, with project completion works moderating during the first half before final delivery

As a project nears completion, the pace of progress is expected to be slower compared to earlier, more rapid construction phases. The final stages of development typically involve detailed, finishing work, including inspections, adjustments, and quality checks. These steps are essential but often time-consuming, demanding higher precision and contributing less visibly to immediate sales figures. Unlike earlier stages, where large-scale structural work drives rapid progress, this phase of completion often results in a more gradual impact on revenue.

Our sales are generated solely from our development project in Genting Permai, Antharas 1.

58

Our financial performance over period has remained stable, and the key factors influencing our sales performance include:

Sales Growth:

We experienced a steady growth in sales until 2023 with an expected decline in 2024 and 2025 as the project nears completion. The growth until 2023 is driven by our product innovation and increased market demand. In 2024 and 2025, as the development of our Antharas 1 project nears completion, the pace of progress often slows compared to earlier stages. This is because the final phases typically involve more detailed, finishing work, which can be time-consuming and require higher precision. Unlike earlier stages, where large structural work can quickly progress, the final stages may include inspections, adjustments, and quality checks that are essential but less visible, leading to a more gradual progress rate relative to previous years.

Market Conditions:

The management believes in 2024 and 2025, sales of units still under development in Antharas 1 were influenced by various market conditions, including economic slowdowns, rising interest rates, competition from other property developments nearby, oversupply in the local real estate market, and global economic uncertainties. Despite these challenges and a general market slowdown, the Company has marketed Antharas 1 as a residential and commercial complex that, upon completion, will be integrated with PropTech. As of the date of this prospectus, we have completed construction of Antharas 1 and have received the certificate of completion from the relevant authorities, while installation of PropTech features in Antharas 1 is ongoing and has not yet been completed. The management believes this strategic marketing of the future integration of technology to enhance the overall living experience has supported sales momentum for these units, potentially and partially countering external economic headwinds.

Price Adjustments:

Strategic pricing adjustments in response to changing market dynamics contributed to sales optimization. Balancing competitive pricing with maintaining value for our products/services remained a focal point.

Cost of Sales

Our costs of sales primarily consists of :

1.	Construction Cost (57%)
2.	Land Cost (20%)
3.	Interior Design & Fit Out (12%)
4.	Others – Including Architect’s Fees, Engineers (M&E / C&S), QS, Land Surveyors

For the fiscal years ended December 31, 2024 and December 31, 2023, cost of sales amounted to $16,031,545 and $14,734,030, respectively. This represents an increase of approximately 8.8%, primarily reflecting higher development activity and updated project cost provisions during 2024. For the six months ended June 30, 2025 and June 30, 2024, cost of sales totaled $3,153,932 and $5,887,283, respectively, reflecting a level consistent with the prior year’s project cycle as completion activities tapered in the first half of 2025.

The total cost as a percentage of total revenue reflects our strategic shift in sales approach, particularly as we approach the end of our development project. For the fiscal years ended December 31, 2024 and December 31, 2023, total costs represented 82% and 75% of total revenue, respectively. For the six months ended June 30, 2025 and June 30, 2024, total costs increased to 76% and 78% of total revenue, respectively. This rise in the cost-to-revenue ratio in 2024 can be largely attributed to our current reliance on external agents for sales, as we no longer maintain an internal sales team. While commission costs contribute to an increased percentage of total costs, they are essential investments in our sales strategy, aimed at driving successful project outcomes and enhancing our overall financial performance.

Operating Expenses

Total Operating Expenses for our fiscal years ended December 31, 2024 and December 31, 2023 totaled to $3,106,226 and $1,798,637, recording an increase of 73% for the years in comparison. For the six months ended June 30, 2025 and June 30, 2024, the operating expenses totaled $1,207,512 and $1,753,342, respectively

The total operating expenses were 16% and 9% of total sales for fiscal years ended December 31, 2024 and December 31, 2023 respectively. For the six months ended June 30, 2025 and June 30, 2024, the total operating expenses were 29% and 23%, respectively. Total operating expenses in 2025 accounted for a higher proportion of revenue as sales recognized during the period were lower, primarily due to the slower pace of project completion noted above. As of the date of this prospectus, the Company expects the ratio of operating expenses to revenue to normalize by the end of the second quarter of 2026, driven by the completion of the Antharas 1 project and the recognition of additional sales of units of Antharas 1.

The increase in total operating expenses for the fiscal years ended December 31, 2024 and December 31, 2023 was primarily attributed to:

1.	IPO related expenses of $ 687,892 compared to a total of $340,959 for the fiscal year ended December 31, 2023. These expenses are one-time costs associated with listing and positioning the company for future growth and broader market opportunities. Such expenses are not expected to recur in the future and therefore do not reflect the Company’s ongoing operational profitability.
2.	Expenses within all of our subsidiaries (PDI Design, Antharas M & Antharas PRC) which totals to $807,407 for the fiscal year ended December 31, 2024 due to additional hires within the subsidiaries, These new hires are essential to support the ongoing development initiatives and targeted growth strategies within the Group. By expanding our team, we aim to enhance our operational capabilities and drive forward our strategic objectives, ensuring that we are well-positioned for future success.
3.	A one off expense of lawyer fees and stamp duties for the financing facility of up to RM 19million & Bank Guarantee facility of RM 5.5million that we obtained from Maybank in April 2024 and August 2024 which costs $58,398.
4.	Increased finance costs from USD 272,069 to USD 557,355, driven by new bank borrowings and overdraft utilization, including an overdraft interest charge of USD 174,592.

For six months ended June 30, 2025 there is a reduction in operating expenses when compared to the same period in 2024 due to a lower IPO expenses (reduced by USD 356,290) and no impairment losses for the period.

Operating Expenses :

	For the fiscal years ended December 31,		For the six months ended June 30,
	2024	2023	2025 Unaudited	2024 Unaudited
Selling and distribution expense	$109,939	$150,681	$42,064	$41,850
IPO Consultants (IPO Related Expenses)	$687,892	$340,959	$91,368	$447,658
Staff Costs	$978,316	$507,035	$641,396	$557,262
Other Administrative Expenses	$514,683	$212,639	$248,032	$172,143
Finance Costs	$557,355	$272,069	$184,652	$229,339
Impairment Loss	$258,081	$315,254	$-	$305,090
Total Operating expenses	$3,106,266	$1,798,637	$1,207,512	$1,753,342

Selling and distribution expenses accounted for 4% and 8% of total expenses for the fiscal years ended December 31, 2024 and December 31, 2023, respectively, while for the six months ended June 30, 2025 and June 30, 2024, selling and distribution expenses accounted for 3% and 2%, respectively These costs are directly related to activities aimed at driving project sales. The decrease in selling expenses can be primarily attributed to our strategic decision to rely on outsourced agents for sales, which has resulted in less selling efforts on our side. By utilizing external agents, we have streamlined our selling and distribution expenses, focusing on commission-based payments instead of the fixed costs associated with maintaining an internal sales team. As a result, while our total expenses have increased due to investments in other areas, the reliance on outsourced agents has led to a reduction in the percentage of selling and distribution expenses relative to total expenses, reflecting our commitment to optimizing costs while still driving project sales through effective partnerships.

59

IPO-related expenses for the fiscal year ended December 31, 2024 amount to $687,892, significantly contributing to the Company’s increased operating expenses and 22% towards the total operating expenses. For the six months ended June 30,2025 these expenses totaled $91,368 contributing only 8% towards the total operating expenses. These expenses primarily consist of fees for consultants, auditors, and legal counsel, all directly tied to the IPO process.

Director and staff remunerations accounted for 31% and 28% of total operating expenses in both the fiscal years ended December 31, 2024 and December 31, 2023. For the six months ended June 30, 2025 and June 30, 2024, director and staff remunerations accounted for 53% and 32%, respectively. This expense increased by 93% for the fiscal year ended December 31, 2024 compared to the corresponding period in 2023 and 15% for the six months ended June 30, 2025 as compared to the corresponding period in 2024. The increase was primarily attributable to new hires to for PDI Design and Antharas PRC. Additionally the increase reflects a full-year impact of staff costs for employees hired during 2023, whereas the previous year only captured a partial or averaged cost of these additions. The total headcount rose to 37 employees for the fiscal year ended December 31, 2024 compared to 33 employees for the fiscal year ended December 31, 2023. For the six months ended June 30, 2025, the total headcount for the Group stood at 38 people compared to 36 people for the six months ended June 30, 2024. We believe this is in line with the Group’s expansion and operational scaling.

Other administrative expenses accounted for approximately 17% and 12% of total operating expenses in the fiscal years ended December 31, 2024, and December 31, 2023, respectively. For the six months ended June 30, 2025 this expense accounted for 21% towards the total operating expenses, the growth was in line with the Group’s expanded operations and ongoing efforts to strengthen corporate infrastructure.

During the fiscal year ended December 31, 2024, the Company recorded a total allowance for impairment loss of $258,081, along with a translation difference of ($10,245) and an impairment loss reversed of $154,060. The total loss allowance (including the lifetime allowance of $96,768) was recorded for the period representing an allowance for expected credit losses rather than a write off. The lifetime loss allowance was provided based on historical data to cover potential default risk across all customers.

For the six months ended June 30, 2025 there was no further impairment losses recorded.

We expect that the general & administrative expenses to increase when we become a public company and incur additional costs to comply with the reporting obligations under the U.S. securities law.

Results of Operations Year Ended December 31, 2024 Compared to December 31, 2023

Revenue

For our fiscal years ended December 31, 2024 and December 31, 2023, revenue remained stable at USD 19.5 million, with a slight dip due to timing in construction progress.(Revenue is recognized based on accrual method and the percentage of completion method depending on the estimated project construction period. Under both methods, revenue and costs are calculated based on an estimation of total project costs and total project revenue) Our sales are generated solely from our development project in Genting Permai, Antharas 1.

Our financial performance over the period in review was characterized by a steady sales, reflecting the outcomes of various strategic initiatives and market dynamics in our favor.

The percentage of completion for each of the fiscal years ended December 31, 2024 and December 31, 2023 is 80.32% and 61.49%, respectively.

Cost of Revenue

For the fiscal years ended December 31, 2024 and December 31, 2023, these costs totaled $16,031,545 and $14,734,030 respectively. The cost of sales increased by 8.8% between the fiscal years ended December 31, 2024 and December 31, 2023,

The total costs represents 82% and 75% of total revenue, respectively. This rise in the cost-to-revenue ratio can be largely attributed to our current reliance on external agents for sales, as we no longer maintain an internal sales team. While commission costs contribute to an increased percentage of total costs, they are essential investments in our sales strategy, aimed at driving successful project outcomes and enhancing our overall financial performance.

We aim to maintain our initially negotiated costs, except in unforeseen circumstances that may lead to an increase in unavoidable expenses.

Gross Profit

For our fiscal years ended December 31, 2024 and December 31, 2023, our gross profit were $3,513,459 and $4,942,457 respectively. Gross Profit margin was recorded at 18% and 25% for our fiscal years ended December 31, 2024 and December 31, 2023 respectively

Operating Expenses

Total operating expenses for our fiscal years ended December 31, 2024 and December 31, 2023, amounted to $3,106,266 and $1,798,637, respectively, recording an increase of 73%.

Operating Expenses :	For the fiscal years ended December 31,
	2024	2023
Selling and distribution expense	$109,939	$150,681
IPO Consultants (IPO Related Expenses)	$687,892	$340,959
Staff Costs	$978,316	$507,035
Other Administrative Expenses	$514,683	$212,639
Finance Costs	$557,355	$272,069
Impairment Loss	$258,081	$315,254
Total Operating expenses	$3,106,266	$1,798,637

The total operating expenses were 16% and 9% of total sales for fiscal years ended December 31, 2024 and December 31, 2023 respectively.

The increase in total operating expenses for the fiscal years ended December 31, 2024 and December 31, 2023 was primarily attributed to:

1.	IPO related expenses of $ 687,892 compared to a total of $340,959 for the fiscal year ended December 31, 2023. These expenses are one-time costs associated with listing and positioning the company for future growth and broader market opportunities. Such expenses are not expected to recur in the future and therefore do not reflect the Company’s ongoing operational profitability.
2.	Expenses within all of our subsidiaries (PDI Design, Antharas M & Antharas PRC) which totals to $807,407 for the fiscal year ended December 31, 2024 due to additional hires within the subsidiaries, These new hires are essential to support the ongoing development initiatives and targeted growth strategies within the Group. By expanding our team, we aim to enhance our operational capabilities and drive forward our strategic objectives, ensuring that we are well-positioned for future success.
3.

A one off expense of lawyer fees and stamp duties for the financing facility of up to RM 19 million & Bank Guarantee facility of RM 5.5 million that we obtained from Maybank in April 2024 and August 2024 which costs $58,398.

4.	Increased finance costs from USD 272,069 to USD 557,355, driven by new bank borrowings and overdraft utilization, including an overdraft interest charge of USD 174,592.

Net Income

For our fiscal years ended December 31, 2024 and 2023 we recorded a net income of $5,790 and $2,271,751 respectively. The significant reduction in net income for the year ended December 31, 2024 consists of $687,892 being attributed to IPO related expenses during the period. These expenses are one-time costs associated with listing and positioning the Group for future growth and broader market opportunities. Such expenses are not expected to recur in the future and therefore do not reflect the Company’s ongoing operational profitability.

In addition to the IPO related expenses, we also incurred expenses within all the subsidiaries (PDI Design, Antharas M and Antharas PRC) which totaled to $807,407 for the fiscal year ended December 31, 2024. This investment will foster long-term growth by strengthening subsidiary operations, ultimately benefiting the consolidated business.

The lower net income is strategic in nature, reflecting investments made to position the Company for long-term profitability and value creation. By prioritizing listing expenses and subsidiary growth now, the company is positioning itself to leverage the full benefits of public listing and expanded operations, which will positively impact future earnings. We also anticipate that our general operating expenses, together with the increased general administrative expenses of a public company, will increase in the foreseeable future as we seek to maintain and continue to grow our business, attract potential customers and further enhance our service offering.

60

Results of Operations for Interim Six Months Ended June 30, 2025 Compared to June 30, 2024

Revenue

For the six months ended June 30, 2025 and June 30, 2024, our recorded sales were $4,147,078 and $7,560,409, respectively, reflecting a decrease of 45% in revenue in 2025..(Revenue is recognized based on accrual method and the percentage of completion method depending on the estimated project construction period. Under both methods, revenue and costs are calculated based on an estimation of total project costs and total project revenue) This decline aligns with our expectations, as it corresponds to the advanced stages of a key development project.

Our sales are generated solely from our development project in Genting Permai, Antharas 1.

The percentage of completion for the six months ended June 30,2025 was 84.03%.

Cost of Revenue

For the six months ended June 30, 2025 and June 30, 2024, these costs totaled $3,153,932 and $5,887,283, respectively. The cost of sales recorded a decrease of 46% for the six months ended June 30, 2025, compared to the same period in 2024. The total costs represents 76% and 78% of total revenue, respectively.

We strive to maintain the initially negotiated costs, except in unforeseen circumstances that may lead to unavoidable expenses.

Gross Profit

For the six months ended June 30, 2025 and June 30, 2024, our gross profit was $993,146 and $1,673,126, respectively. Gross Profit margin was recorded at 24% and 22% for the period in comparison.

Operating Expenses

Total operating expenses for the six months ended June 30, 2025 and June 30, 2024, amounted to $1,207,512 and $1,753,342, respectively, recording a decrease of 31%.

Operating Expenses :

	For the six months ended June 30,
	2025 Unaudited	2024 Unaudited
Selling and distribution expense	$42,064	$41,850
IPO Consultants (IPO Related Expenses)	$91,368	$447,658
Staff Costs	$641,396	$557,262
Other Administrative Expenses	$248,032	$172,143
Finance Costs	$184,652	$229,339
Impairment Loss	$-	$305,090
Total Operating expenses	$1,207,512	$1,753,342

The total operating expenses for the six months ended June 30, 2025 and June 30, 2024, were 29% and 23%, respectively, on total sales.

The variance in total operating expenses for the six months ended June 30,2025 was primarily attributed to:

1.	IPO related expenses of $ 91,368 compared to $447,658 for the same period in the year before. These expenses are one-time costs associated with listing and positioning the company for future growth and broader market opportunities. Such expenses are not expected to recur in the future and therefore do not reflect the Company’s ongoing operational profitability.
2.	Expenses within all of our subsidiaries (PDI Design, Antharas M & Antharas PRC) which totals to $517,872 for the six months ended June 30, 2025 compared to $356,863 in the year before. This is due to additional hires within the subsidiaries which are essential to support the ongoing development initiatives and targeted growth strategies within the Group. By expanding our team, we aim to enhance our operational capabilities and drive forward our strategic objectives, ensuring that we are well-positioned for future success.
3.	There is no impairment loss recorded for the current period.

Net Income

For the six months ended June 30, 2025 and June 30, 2024, we recorded a net loss of $314,175 and $236,002 respectively. The net loss for the period is attributable to $ 91,368 for IPO related expenses and $517,872 for expenses incurred within all the subsidiaries during the period.

The IPO expenses are one-time costs associated with listing and positioning the Group for future growth and broader market opportunities. Such expenses are not expected to recur in the future and therefore do not reflect the Company’s ongoing operational profitability.

We believe our interim losses are strategic in nature, with the intention of setting up the company for long-term profitability and value creation. By prioritizing listing expenses and subsidiary growth now, the Company believes it is positioning itself to leverage the full benefits of public listing and expanded operations, which we believe will positively impact future earnings. We also anticipate that our general operating expenses, together with the increased general administrative expenses of a public company, will increase in the foreseeable future as we seek to maintain and continue to grow our business, attract potential customers and further enhance our service offering.

Critical Accounting Policies and Estimates

Basis of Preparation

(a)	Statement of compliance

The financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

The financial statements of the Group have been prepared under the historical cost convention, unless otherwise indicated in the material accounting policies below.

Adoption of new and amended standards

During the financial year, the Group have adopted the following new standards and amendments to standards issued by the International Accounting Standards Board (“IASB”) that are mandatory for current financial year:

IFRS 17	Insurance Contracts
Amendments to IFRS 17	Insurance Contracts
Amendments to IFRS 17	Initial Application of IFRS 17 and IFRS 9 - Comparative Information
Amendments to IAS 1	Disclosure of Accounting Policies
Amendments to IAS 8	Definition of Accounting Estimates
Amendments to IAS 12	Deferred Tax related to Assets and Liabilities arising from a Single Transaction
Amendments to IAS 12	International Tax Reform - Pillar Two Model Rules

The adoption of the amendments to standards did not have any significant impact on the financial statements of the Group except as disclosed below:

Amendments to IAS 1 Disclosure of Accounting Policies

The Group has adopted Amendments to IAS 101 Disclosure of Accounting Policies from 1 January 2023. The amendments require the disclosure of material accounting policy information rather than significant accounting policies. The amendments also provide guidance on the application of materiality to disclosure of accounting policies, assisting entities to provide useful, entity-specific accounting policy information that users need to understand other information in the financial statements.

61

Accordingly, the Group disclosed its material accounting policy information in these financial statements. However, the amendments did not result in any material changes to the accounting policies of the Group.

Amendments to IAS 12 Deferred Tax related to Assets and Liabilities arising from a Single Transaction

The Group has adopted Amendments to IAS 12 Deferred Tax related to Assets and Liabilities arising from a Single Transaction from 1 January 2023. The amendments narrow the scope of the initial recognition exemption to exclude transactions that give rise to equal and offsetting temporary differences - e.g. leases and decommissioning liabilities. For leases and decommissioning liabilities, an entity is required to recognize the associated deferred tax assets and liabilities from the beginning of the earliest comparative period presented, with any cumulative effect recognized as an adjustment to retained earnings or other components of equity at that date.

The Group previously accounted for deferred tax on leases applying the “integrally linked” approach, resulting in a similar outcome to the amendments, except that the deferred tax asset or liability was recognized on a net basis. Following the amendments, the Group has recognized a separate deferred tax asset in relation to its lease liabilities and a deferred tax liability in relation to its right-of-use assets instead to recognize deferred tax asset or liability on leases on a net basis which previously permitted under paragraph 74 of IAS 12 Income Taxes. The retrospective application has no impact on the Group’s consolidated financial statements.

(b)	Functional and presentation currency

The financial statements of the Group are measured using the currency of the primary economic environment in which the Group operates (“the functional currency”). The financial statements are presented in United States Dollar (“USD”) but the Group’s functional currency is Ringgit Malaysia (“RM”).

(c)	Use of estimates and judgments

The preparation of the financial statements in conformity with IFRSs requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities, income and expense. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

There are no significant areas of estimation uncertainty and critical judgments in applying accounting policies that have significant effect on the amounts recognized in the financial statements other than those disclosed in the following notes:

Notes 8, 9	-	Provision for expected credit loss of financial assets at amortized cost
Note 17	-	Determining the lease term of contracts with renewals and termination options
Note 19	-	Revenue from property development contract

Material Accounting Policies

The Group applies the material accounting policies set out below, consistently throughout all periods presented in the financial statements unless otherwise stated.

(a)	Basis of consolidation

(i)	Subsidiary companies

Subsidiary companies are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiary companies are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary company is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in business combination are measured initially at their fair values at the acquisition date. The Group recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of acquiree’s identifiable net assets.

Any contingent consideration to be transferred by the Group is recognized at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with the changes in fair value recognized in profit or loss. Contingent consideration that is classified as equity is not re-measured, and its subsequent settlement is accounted for within equity.

Inter-company transactions, balances and unrealized gains or losses on transactions between Group companies are eliminated. Unrealized losses are eliminated only if there is no indication of impairment. Where necessary, accounting policies of subsidiary companies have been changed to promote consistency with the policies adopted by the Group.

(ii)	Changes in ownership interests in subsidiary companies without change of control

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions - that is, as transactions with the owners in their capacity as owners. The difference between fair value of any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary company is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

(iii)	Disposal of subsidiary companies

If the Group loses control of a subsidiary company, the assets and liabilities of the subsidiary company, including any goodwill, and non-controlling interests are derecognized at their carrying value on the date that control is lost. Any remaining investment in the entity is recognized at fair value. The difference between the fair value of consideration received and the amounts derecognized and the remaining fair value of the investment is recognized as a gain or loss on disposal in profit or loss. Any amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities.

(iv)	Goodwill on consolidation

The excess of the aggregate of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquiree over the fair value of the identifiable net assets acquired is recorded as goodwill. If the total consideration transferred, non-controlling interest recognized and previously held interest measured at fair value is less than the fair value of the net assets of the subsidiary company acquired (i.e. a bargain purchase), the gain is recognized in profit or loss.

Following the initial recognition, goodwill is measured at cost less accumulated impairment losses. Goodwill is not amortized but instead, it is reviewed for impairment annually or more frequent when there is objective evidence that the carrying value may be impaired. The policy of recognition and measurement of impairment losses is in accordance to Note 3(i)(i) on impairment of non-financial assets.

62

(b)	Foreign currency transactions and balances

Transactions in foreign currency are recorded in the functional currency of the Group using the exchange rates prevailing at the dates of the transactions. At each reporting date, monetary items denominated in foreign currencies are retranslated at the rates prevailing on that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items or on translating monetary items at the reporting date are included in profit or loss.

Exchange differences arising on the translation of non-monetary items carried at fair value are included in profit or loss for the reporting period except for the differences arising on the translation of non-monetary items in respect of which gains and losses are recognized in other comprehensive income. Exchange differences arising from such non-monetary items are also recognized in other comprehensive income.

(c)	Inventories

Inventories are stated at lower of cost and net realizable value.

(i)	Land held for property development

Land held for property development consists of purchase price of land, professional fees, stamp duties, commissions, conversion fees, other relevant levies and direct development cost incurred in preparing the land for development.

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated cost of completion and the estimated cost necessary to make the sale. If net realizable value cannot be determined reliably, these inventories will be stated at the lower of cost or fair value costs to see. Fair value is the amount the inventory can be sold in an arm’s length transaction.

Land held for property development for which no significant development work has been undertaken or where development activities are not expected to be completed within the normal operating cycle, is classified as non-current asset.

Land held for property development is transferred to property development costs under current assets when development activities have commenced and are expected to be completed within the normal operating cycle.

(ii)	Property development costs

Cost is determined based on specific identification basis. Property development costs comprise costs of land, professional fees, direct materials, direct labor, other direct costs, attributable overhead, payments to subcontractors and borrowing costs capitalized for qualifying assets that incurred during the development period. The asset is subsequently recognized as an expense in profit or loss when and as the control of the asset is transferred to the customer.

Properties development costs attributable to unsold properties, upon completion, are transferred to completed properties held for sale.

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and applicable selling expenses.

(d)	Contract assets and contract liabilities

Contract asset is the right to consideration for goods or services transferred to the customers. The Group’s contract asset is the excess of revenue recognized over the billings to-date and deposits or advances received from customers.

Where there is objective evidence of impairment, the amount of impairment losses is determined by comparing the contract asset’s carrying amount and the present value of estimated future cash flows to be generated by the contract asset.

Contract asset is reclassified to trade receivables at the point at which invoices have been billed to customers.

Contract liability is the obligation to transfer goods or services to customers for which the Group has received the consideration or has billed the customers. The Group’s contract liability is the excess of the billings to-date over the revenue recognized. Contract liabilities are recognized as revenue when the Group performs its obligation under the contracts.

63

(e)	Revenue and other income

Revenue from contracts with customers

Revenue is recognized when the Group satisfied a performance obligation (“PO”) by transferring a promised good or services to the customer, which is when the customer obtains control of the good or service. A PO may be satisfied at a point in time or over time. The amount of revenue recognized is the amount allocated to the satisfied PO.

Revenue from contracts with customers is recognized by reference to each distinct performance obligation in the contract with customer. Revenue from contracts with customers is measured at its transaction price, being the amount of consideration which the Group expects to be entitled in exchange for transferring promised goods or services to a customer, net of goods and service tax, returns, rebates and discounts. Transaction price is allocated to each performance obligation on the basis of the relative standalone selling prices of each distinct good or services promised in the contract. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

The Group recognizes revenue from the following major sources:

Revenue from property development

Property development contracts with customers may include multiple promises to customers and are accounted for as separate performance obligations. Transaction price will be allocated to each performance obligation based on the stand-alone selling prices. When these are not directly observable, they are estimated based on expected cost-plus margin.

Revenue from property development is recognized as and when the control of the asset is transferred to the customer. Depending on the terms of the contract and the laws that apply to the contract, control of the asset may transfer over time or at a point in time. Control of the asset is transferred over time if the Group’s performance does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to-date.

If control of the asset transfers over time, revenue is recognized over the period of the contract by using an input method which is based on cost incurred to-date relative to the total expected cost to the satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the asset.

The Group recognizes sales at a point in time for the sale of completed properties, when the control of the properties has been transferred to the purchasers, being when the properties have been completed and delivered to the customers.

Revenue from other sources

Interest income

Interest income is recognized on accruals basis using the effective interest method.

(f)	Fair value measurement

Fair value of an asset or a liability is determined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The measurement assumes that the transaction to sell the asset or transfer of the liability takes place either in the principal market or in the absence of a principal market, in the most advantageous market.

For non-financial asset, the fair value measurement takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

64

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair value is categorized into different levels in a fair value hierarchy based on the input used in the valuation technique as follows:

Level 1	:	quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group can access at the measurement date.
Level 2	:	inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3	:	unobservable inputs for the asset or liability.

The Group recognizes transfers between levels of the fair value hierarchy as of the date of the event or change in circumstances that caused the transfers.

Liquidity and Capital Resources

Our sources of liquidity are primarily from operating activities and financing from financial institution.

To manage liquidity risk, the Group actively monitors and maintains an adequate level of cash, cash equivalents, and overdraft facilities, as determined by management, to finance operations and mitigate the impact of cash flow fluctuations.

Our cash and cash equivalents as at June 30, 2025 stood at $(4,047,274) and for the fiscal year ended December 31, 2024 was at $(3,663,398)

The majority of our expense transactions are denominated in RM and our assets and liabilities are denominated in RM.

The financial institutions that we use are CIMB Bank Bhd, Public Bank Bhd and Maybank Bhd which are listed banks in the Malaysian Stock Exchange (KLSE).

We intend to finance our future working capital requirements and expenditures from cash generated from operating activities and funds raised from financing activities. In addition to the existing investor funding discussed below, we plan to secure additional financing through credit facilities with financial institutions. As of the date of this prospectus, we plan to utilize existing or new credit facilities to provide short-term liquidity and support working capital needs. In April 2024, we secured a facility of up to RM19 million from the Maybank Islamic Berhad at an interest rate of 7.65% for use as our working capital. We will continue to monitor our financial position and funding requirements and adjust our strategies accordingly to support adequate financing for our future activities.

Restricted cash

Restricted cash consists of amounts held under the housing development account pursuant to Section 7A of Housing Development (Control and Licensing) Act 1966. The funds have been set aside and designated for specific purposes related to housing development, as mandated by the law. These funds are intended to be used for purposes such as financing and facilitating the particular housing development projects.

Restricted cash as of June 30, 2025 totaled to $ 143,652 and for fiscal year ended December 31, 2024 totaled to $275,676.

Investor Funding

We have secured the total funding sum of RM6.12 million (approximately USD1.39 million) from three investors, namely Eddy Ho, Tham Kin Yip and Seri Duta Empayar Sdn Bhd, for our development and construction of tower C, one of the three towers of Antharas 1 (the “Designated Tower”) which include a profit-sharing component and are interest bearing. Antharas 1 comprises three towers (A, B and C) of 41, 28 and 30 stories respectively; the project consists of total 476 residential units and 14 retail units. Permission to develop the land of Antharas 1 was obtained on November 2, 2018. As of the date of this prospectus, we have received the certificate of completion from the relevant authorities and anticipate facilitating the final transfer of possession and occupancy of the completed units to buyers by the second quarter of 2026. All residential units are being sold concurrently with the development process, meaning sales are ongoing and not delayed until after the project’s completion.

These funds are secured by specific residential units within Antharas 1 and are guaranteed by two of our directors and Major Shareholders of the Company: Dato Dr. Su Cheng Tan and Kean Yong Teh. If there is a default due to a failure to complete the project, or an inability to achieve the sales threshold by the target date of September 1, 2023, we are obliged to pay interest to the investor which is 6% per annum for January 1, 2020 to December 31, 2020; and 8% per annum for January 1, 2021 to September 30, 2023 or until the certificate of completion and compliance of the project is officially issued and obtained, whichever is earlier.

65

These investors have an option to exercise their rights for the return of funds and profit-sharing under the following circumstances:

○	Upon reaching the 50% sales milestone of the Designated Tower, the investors have the option to take ownership of the pledged property units as a means of satisfying the return of funds and the associated profit-sharing.

○	At sales milestones of 75%, 85%, or 95% of the Designated Tower, the investors may choose to request the return of the entire fund and receive specified profit amounts for each milestone. The profit amounts received by investors is dependent upon the individual investor investment

Sales milestones are specific points at which a certain percentage of the Designated Tower’s 181 residential units are sold. As such, we would achieve current sales milestones for the Designated Tower at thresholds of 50%, 75%, 85%, or 95% when 91, 136, 154 and 172 residential units, respectively, are sold.

As of the date of this prospectus, we sold 156 residential units in the Designated Tower and the current sales percentage of the Designated Tower is at 86%. As of the date of this prospectus, the 85% sales milestone was achieved. No investor has exercised its option to take ownership of the pledged property units.

At the completion of the project, the profit-sharing amount will be calculated based on the value of the completed project (with respect to the Designated Tower Only) and is payable upon issuance of the certificate of compliance and completion by the relevant authority.

As of June 30, 2025, and thereafter, no investors raised any concerns or made any demand for their funds. We are committed to complete the development and construction of the project.

As of June 30, 2025, a total of RM1,908,900 (approximately USD 434k), representing 6% interest per annum, has been paid to investors of the Designated Tower. Despite the agreements stipulating an 8% per annum interest rate starting January 1, 2021, investors of the Designated Tower have accepted actual interest payments at a rate of 6% per annum. As the Antharas 1 project is anticipated to be completed by the end of the second quarter of 2026, we expect that the final repayment sum will be based on the profit-sharing arrangements. We anticipate repaying the foregoing amount in full upon completion of the final transfer of possession and occupancy for the completed units to the buyers, expected by the end of the second quarter of 2026.

Concentration Risks

We currently have a single development project to generate our anticipated revenues. While diversification and additional revenue streams are in the pipeline, to date this risk remains. This concentration risk arises from the fact that of our operations and financial results are contingent upon the performance and profitability of the singular Antharas 1 project.

We also rely on a single contractor for the development and construction of our project. This concentration risk arises from the fact that a substantial portion of our operations and financial results are contingent on the performance and capabilities of this specific contractor. We maintain a strong working relationship with this contractor and exercise due diligence in overseeing project progress, however, factors such as unforeseen circumstances, regulatory changes, or performance issues on the part of the contractor may negatively impact us.

Financial Risks

Our business is exposed to financing risks such as difficulty in obtaining financing or unfavorable lending terms to our buyers. Such conditions can hinder the sales of the project development.

Other financial risks related to cost overruns can happen too, due to unforeseen increases in construction costs, labor expenses, or material costs may lead to budget overruns, which in turn may negatively impact our project profitability.

Other Risks

As we are engaged in development projects, we are exposed to risks associated with the progress of the developments. These risks may impact the timely completion and delivery of projects, potentially affecting financial performance. The main risks related to development progress include construction delays, market conditions, financing risks, regulatory and permitting risks, cost overruns, etc. We actively manage these risks through comprehensive project management, regular monitoring, and strategic planning. Mitigation measures may include contingency planning, diversification of financing sources, and rigorous adherence to project timelines.

For a full discussion of the risks that we face, please see “Risk Factors.”

66

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Inflation Risk

Inflationary factors, such as increases in personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

Interest Rate Risk

We are exposed to cash flow interest rate risk in relation to bank loans, bank overdrafts and a recourse receivables purchase facility with variable interest rates which is partially offset by bank balances held at variable rates. It is the Group’s policy to keep its borrowings at variable rates at a minimum so as to minimize the fair value interest rate risk.

Credit Risk

We are potentially exposed to credit risks associated with deposits held in financial institutions. The aggregate amount of deposits in financial institutions exceeding the insurance limits set by Perbadanan Insurans Deposit Malaysia (PIDM) is RM 250,000 per depositor per bank, which may be at risk in the event of a financial institution default. We regularly assess and monitor credit risks associated with our deposit accounts. For credit risks related to trade and other receivables we maintain an allowance for expected credit losses on trade and other receivables which is determined based on historical credit loss experience, current economic conditions, and other relevant factors that may affect the collectability of receivables. We will continue to monitor the creditworthiness of our receivables.

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through regularly evaluating the collectability of financial assets, based on a combination of factors such as credit worthiness, past transaction history, current economic industry trends and changes in payment patterns. We identify credit risk collectively based on industry and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Our exposure to liquidity and cash flow risks arises primarily from mismatches of the maturities of financial assets and liabilities. It is our objective to maintain a balance between continuity of funding and flexibility through the internally generated funds. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. To manage liquidity risk, the Group actively monitors and maintains an adequate level of cash, cash equivalents, and financing facilities, as determined by management, to finance operations and mitigate the impact of cash flow fluctuations.

The Group has secured financing arrangements with multiple parties for development and construction projects. The financings include a profit-sharing component and are interest bearing. These funds are secured by specific property units within the development project and are guaranteed by two directors and shareholders of the Company.

In April 2024, the Group has also secured a facility of up to RM19 million from the Maybank Islamic Berhad at an interest rate of 7.65% for use as our working capital.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, almost all of our combined revenues and combined costs and expenses are denominated in Malaysia Ringgit. All of our assets are denominated in Malaysia Ringgit. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and the Malaysia Ringgit. If the Malaysia Ringgit depreciates against the U.S. dollar, the value of our Malaysia Ringgit revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

67

OUR CORPORATE STRUCTURE AND HISTORY

Corporate History

The Company was incorporated in the Cayman Islands on December 5, 2023. As part of the initial set up, Dato’ Dr. Su Cheng Tan and Mr Kean Yong Teh each received 1 Ordinary Share of par value $0.0001.

Upon consummation of the Reorganization discussed below, the Company owns 100% of Antharas Hills, a Malaysian company that was incorporated on August 24, 2017.

PDI Design, a Malaysian company that was incorporated on September 12, 2023, is 100% owned by Antharas Hills.

Antharas M, a Malaysian company that was incorporated on September 12, 2023, is 65% owned by Antharas Hills and 35% owned by Maplehome Corporate Holding Sdn Bhd. (“Maple Home”). All shareholders of Antharas M hold the same class of shares with each share entitled to one vote and having the same rights. Maple Home is not affiliated with the Company or with either Major Shareholder. Our 65% equity stake in Antharas M gives us a majority shareholding position. Even though a supermajority vote (i.e. 75% or more of shareholder votes) is required for certain corporate decisions by Antharas M, including amendment of the constitution and winding up the company, we maintain management control over Antharas M, as our majority stake allows us to appoint or remove directors through an ordinary resolution, which requires only a simple majority vote, and the minority shareholder does not have any veto rights. There are no shareholding or voting agreements among the shareholders of Antharas M, and the minority shareholder does not have the right to appoint or remove board members of Antharas M. This structure allows us to have decisive influence over the strategic and operational decisions of Antharas M.

On April 23, 2024, Antharas PRC was established in the PRC to assist our Malaysia headquarters in research and development. Antharas PRC does not currently have any revenue-generating business operation of its own and its operation does not involve data processing, data trading or cross-border data exchange. Antharas PRC is wholly owned by PDI Design, which is headquartered in Kuala Lumpur and serves as our key research and development hub for driving innovations in PropTech. PDI Design focuses on two core areas within the PropTech space: product design and development. To support these efforts, Antharas PRC was established to assist in product research and development

In December 2024, we consummated the Reorganization, pursuant to which Antharas Inc, our Cayman Islands issuer, has become the 100% owner of Antharas Hills. Antharas Hills is the 100% owner of PDI Design and a 65% owner of Antharas M. In connection with the Reorganization, the former shareholders of Antharas Hills exchanged their Antharas Hills ordinary shares for Ordinary Shares of the Company.

In January and February 2025, we effected the following two rounds of capitalization issues to expand the share base of the Company for the purposes and in preparation of this Offering. These capitalization issues were accomplished by issuing additional shares at par value on a pro rata basis to our two existing shareholders, namely Dato’ Dr. Su Cheng Tan, our Chief Executive Officer, Chairman of the Board of Directors and Director, and Kean Yong Teh, our Chief Operating Officer and Director:

●	On January 9, 2025, we issued 120,000 Ordinary Shares at par value to Dato’ Dr. Su Cheng Tan for a total consideration of $12 and 120,000 Ordinary Shares at par value to Kean Yong Teh for a total consideration of $12. As such and at the same time, all shares outstanding of Antharas Hills Sdn. Bhd., or 2,400,002 shares in total, were transferred to Antharas Inc. These 2,400,002 shares of Antharas Hills Sdn. Bhd. were initially acquired by the shareholders at USD$560,552; and

●	On February 12, 2025, we issued 8,768,888 Ordinary Shares at par value to Dato’ Dr. Su Cheng Tan for a total consideration of $876.9 and 8,768,888 Ordinary Shares at par value to Kean Yong Teh for a total consideration of $876.9.

The following diagram illustrates the ownership structure of the Company after giving effect to the Reorganization but immediately before giving effect to this Offering:

The following diagram illustrates the ownership structure of the Company after giving effect to this Offering:

68

INDUSTRY OVERVIEW

The following is an analysis of macroeconomic trends in SEA and in Malaysia, both generally and in the market sectors that the Company has operated and plans to operate.

Macroeconomic Analysis

Southeast Asia Economy

Southeast Asia (“SEA”), a region known for its dynamic economies and burgeoning markets, presents a highly attractive macroeconomic landscape. Below are the key factors contributing to the attractiveness of SEA economy.

GDP Growth: The SEA region has consistently shown robust growth rates especially in the post-COVID period. During the post-COVID period, economic activities in SEA have recovered and the GDP growth rate has come back to the level of over 5% in 2022 with strong momentum and is expected to remain at the level of over 4% in 2024 and 2025. The economic strength and tenacity have also been driven by a mix of manufacturing, services, and increasingly, digital economies.

SEA Real GDP Growth:

69

Source: FactSet

Expanding Consumer Market: SEA’s growing middle class is boosting consumer purchasing power, creating lucrative markets for a wide range of products and services. Although SEA experienced inflation in 2022, the high inflation has been effectively on a downward trend from 2023 onwards.

Historical Average SEA CPI Growth Rate:

Source: Asia Development Bank

The SEA region is characterized by a youthful demographic, which not only provides a large workforce but also signifies long-term consumer market potential. Overall, the unemployment rate in SEA region is relatively stable except that Philippines encountered a temporary increase in unemployment rate in 2020. Also, cities in SEA are expanding rapidly, fostering urban economies that are hubs for innovation and commerce. In addition, SEA has an advantageous strategic geographic location.

Malaysia Economy

Strong GDP growth with moderate inflation growth: Malaysia’s economy outperformed the majority of SEA countries in 2022 with a YoY GDP growth rate of 8.7%. The strong economic expansion momentum was largely supported by the resilient domestic demand and revival of trading activities. Going forward, Malaysia is expected to keep the high GDP growth trend with YoY GDP growth of over 4% in 2023-2025. The inflation growth of Malaysia remains at a moderate level and largely follows the macro trend of GDP growth. Moving forward, Malaysia inflation growth rate is expected to gradually reach the level of 2.4% by the end of 2025, on an annual percentage change basis, according to the IMF.

Real GDP of Malaysia:

Source: Bloomberg

70

Highly Skilled Workforce: Malaysia has been focusing on investing in education and skills development, resulting in strong workforce that can support more complex and high-value industries. Due to the encouraging momentum of domestic economy and recovery in external trade, the unemployment rate of Malaysia decreased after 2021 and the labor market in Malaysia is expected to be further strengthened in the coming years. Also, Malaysia’s urban areas are well-developed, with infrastructure that supports business and economic activities effectively. Moreover, Malaysia’s location and well-developed transport links make it a strategic hub for trade and business within SEA and beyond.

In summary, SEA’s dynamic growth, combined with Malaysia’s sophisticated economic structure and skilled workforce, create a favorable macroeconomic environment. The SEA region, and specifically Malaysia as well, offer promising opportunities due to its demographic advantages, rapid urbanization, and strategic position in the global economic landscape.

Overview of Real Estate Market in Southeast Asia and Malaysia

Market Analysis

Real Estate Market in SEA

Recent years have seen growth and expansion in the real estate sector of SEA. According to Statista, in 2023, the overall value of the real estate market in the region was estimated at US$26.19 trillion, with residential real estate taking the lead, having a projected market volume of US$22.49 trillion for the year. Looking ahead, the overall real estate market value in SEA is anticipated to grow at a compound annual growth rate (CAGR) of 2.04% from 2023 to 2028, reaching a market volume of US$28.97 trillion by 2028. Moreover, the total value of real estate transactions is forecasted to increase from US$165.40 billion in 2023 to over US$208.00 billion in 2028, representing a CAGR of 4.67% during the five-year period.

Southeast Asia Real Estate Market Value (2020-28)	Southeast Asia Real Estate Transaction Value (2020-28)

Source: Statista Market Insights: Real Estate – Southeast Asia, 2023 https://www.statista.com/outlook/fmo/real-estate/southeast-asia#transaction-value

Real Estate Market in Malaysia

According to Mordor Intelligence Malaysia Real Estate Market Size and Share Analysis Report published in 2023, the overall real estate market in Malaysia (including residential, commercial and other property types), was estimated at USD 34.47 billion in 2023 and is expected to grow to USD 47.53 billion by 2028, at a CAGR of 6.64%. This suggests a resilient and growing real estate market in Malaysia, which despite the necessity of a post-COVID-19 recovery of its economy demonstrates robust demand for properties. This growth has additionally been characterized by advancements in digital technology, which have transformed the real estate industry from its traditional, brick-and-mortar practices.

The residential real estate market, driven by demand for affordable housing and the cautious optimism among developers about Malaysian property prospects in the medium to long term, is showing encouraging growth. Based on Mordor Intelligence Malaysia Residential Real Estate Market Size and Share Analysis Report published in 2023, the market size of residential real estate in 2023 was estimated at USD 21.16 billion and is expected to increase to USD 28.18 billion by 2028, growing at a CAGR of 5.90% during the projected period of 2023-2028.

1 Source: Malaysia Real Estate Market - Housing Industry (mordorintelligence.com) Published year 2023

2 Source: Malaysia Residential Real Estate Market - Trends & Industry Analysis (mordorintelligence.com) Published Year 2023

71

Malaysia’s Real Estate Market is on the Path to Recover from the COVID-19 Pandemic

In recent years, the real estate market in Malaysia has demonstrated a steady increase in house prices, as indicated by the House Price Index year-on-year (YoY) change data from the Central Bank of Malaysia. From July 2020 to July 2022, there has been a consistent upward trend with the most notable spikes occurring in second half of 2022, showing increases of up to 5.1%. However, there’s a slight moderation in growth with a 2.2% increase by July 2023.  Malaysia Residential Real Estate Market - Trends & Industry Analysis (mordorintelligence.com) Published Year 2023

Figure: Malaysia House Price Index YoY Change

Source: Central Bank of Malaysia

According to the Malaysian National Property Information Centre (“NAPIC”), the volume of real estate transactions in Malaysia has seen fluctuations over the past years, with a sharp 9.90% decline in 2020 due to the impacts of the global pandemic. Nonetheless, the market rebounded with a positive YoY change of 29.50% in 2022, suggesting a strong recovery. When examining transactions by sector, residential real estate dominates the market, accounting for 62.5% of all transactions.

Figure: Malaysia Real Estate Transaction Volume	Figure: Malaysia Real Estate Transactions by Sector

Source: National Property Information Centre (NAPIC) Source: National Property Information Centre (NAPIC)

72

Market Drivers

Rising Affluence and Homeownership Aspirations: Southeast Asia, home to over 8% of the global population (as per Worldometer as of December 2023), is experiencing rapid income growth, making it one of the fastest-growing regions economically. With considerable potential for urban expansion—ASEAN’s urbanization rate is set to expand from 49 percent in 2018 to 56 percent in 2030, according to the Business Times “Capturing the Rise of ASEAN amid Economic Resilience and Growing Wealth” published in 2023—there is a substantial push for the real estate sector. With a median age of 30, according to Fidelity International in 2023, this growth is propelled further by a youthful demographic, which is anticipated to drive sustained demand for homeownership in the coming years.

Integration of Mixed-Use Spaces: Developers are fostering vibrant, self-sustaining communities through the rise of mixed-use developments. These projects amalgamate retail, commercial, and residential spaces, driven by the need for convenience and efficient land use in densely populated cities. Mixed-use developments cater to a lifestyle where living, working, and recreation coexist within close proximity, reducing commute times and enhancing life quality.

Increasing foreign investment in Southeast Asia: Southeast Asia is becoming a hotspot for foreign direct investment, attracting both local and international investors. According to ASEAN Investment Report 2023, Foreign Direct Investment (FDI) in 2022 was at an all-time high of USD 224 billion despite a 12% decline in global FDI flows in the same year. With almost 90% of foreign investments coming from outside the region, ASEAN economies also accounted for 17% of FDI flows in the world, indicating global investor interest in the region. This large inflow of capital has propelled the commercial and residential real estate sector as the third largest recipient of international project finance in the region, with the number of deals more than doubling in 2022 to 41 deals compared to the previous year. This development positions ASEAN as a promising investment destination increasingly recognized by international investors.

Foreign Investment Incentives: The Southeast Asian real estate market is increasingly influenced by foreign investors, prompted by various countries in the region adjusting policies and providing incentives to attract overseas capital. The easing of foreign property ownership restrictions has led to a surge in foreign buyers, especially from China, including Hong Kong. The allure for these investors is the region’s relatively affordable property prices and the prospects for capital growth, offering a compelling alternative to the real estate markets in their own regions.

Overview of Global PropTech Market

What is PropTech?

PropTech is a strategy adopted for the real estate industry where innovative technology solutions are developed to address the challenges in property management today. These solutions are designed to tackle challenges like shortage of skilled labor, human resource constraints, escalating costs and are geared towards delivering an extraordinary use experience in managing overall efficiency of the property. It benefits all stakeholders involved, from the investors to the developers, property management companies, buyers and occupants. PropTech seeks to improve operations by reducing paperwork, optimizing transactions, and enhancing occupant wellbeing. Modern property technology platforms often combine smart home technology, digital dashboards, data, research and analytics, mobile applications, and many other technologies to achieve these goals.

Market Analysis

According to “PropTech 3.0: the Future of Real Estate” report by Oxford Said Business School published in 2017, the PropTech sector, representing technological innovations emerging from the digital transformation of the real estate industry, is rapidly growing. The sector’s origins are traced to three distinct but interconnected movements or verticals: “Smart Buildings,” “Real Estate FinTech,” and the “Shared Economy.” Real Estate FinTech primarily involves digital platforms designed to streamline real estate asset transactions. Similarly, the Shared Economy encompasses technology-based platforms that connect buyers and sellers of various real estate assets.

73

Among these components, the most relevant for our business is the “Smart Buildings” vertical. This aspect of PropTech focuses on technologies that automate and facilitate the management and operations of real estate properties. Such technologies play a crucial role in the advancement and efficiency of the property management sector, aligning closely with our operational focus and objectives in the burgeoning PropTech landscape.

PropTech Global and SEA Landscape

According to Grand View Research PropTech Market Size, Shares & Trends Analysis Report published in 2021, the global PropTech market, estimated at USD 29.09 billion in 2022, is on a trajectory of rapid growth, with projections indicating an annual compound growth rate of over 15%, potentially reaching upwards of USD 94.20 billion by 2030. Based on PropTech Global Trends 2022 Annual Barometer by ECSP Business School, PropTech companies secured about USD 20 billion in new investments during the 2021-2022 fiscal year, marking a 17% increase from the previous year.

According to the PropTech Global Trends 2022 Annual Barometer, the PropTech market in Southeast Asia remains relatively untapped and shows significant potential for growth. With a population exceeding 600 million, according to Worldometer as of December 2023, coupled with increasing urbanization, rising incomes, and a shift towards digital adoption among a young and tech-savvy population, Southeast Asia stands out as a particularly promising market for PropTech companies looking to expand their presence.

Market Drivers

Increasing digitalization: As of November 2023, the Southeast Asia digital economy generated $100 billion in revenue and grew at a CAGR of 27% since 2021 according to Bain & Company “e-Conomy SEA 2023”. This trend of increasing digitalization of the SEA economy is a critical growth factor for the PropTech market going forward. Digital innovations in the property sector will continue to make managing properties more efficient and in line with present-day consumer and supplier inclinations.

Rapid Urbanization and Middle-Class Expansion: Southeast Asia’s middle-class population is rapidly expanding from 172 million in 2010 to 472 million in 2030, according to the Business Times “Capturing the Rise of ASEAN amid Economic Resilience and Growing Wealth” published in 2023. This trend coupled with rapid urbanization and digitalization creates tremendous momentum in generating demand for tech-based property solutions, which have benefited consumers and PropTech companies through effectively eliminating opaque real estate transactions, providing more systematic processes, and improved customer relationship management supported by data insights.

Increasing investor attention: According to “Global PropTech Confidence Index” by MetaProp and PWC published for mid-year 2025, not only does more than half of investors expect to make more PropTech investments in the next 12 months—up from 34% 6 months ago—57% of investors are also indicating increased likelihood of startups experiencing a liquidity event in the coming 12 months. Increased access to capital and opportunities for partnership with sophisticated investors are facilitating innovation and empowering companies to scale and create technologies which meet specific challenges in the local real estate market.

74

Sustainability: The Climate Change 2023 Synthesis Report from the United Nations Intergovernmental Panel on Climate Change highlights the severe global impact of climate change, including heatwaves, wildfires, floods, and droughts. Given that the built environment accounts for nearly 40% of the world’s carbon emissions, as per World Business Counsel for Sustainable Development, there is a growing consensus on the critical role of new real estate technologies in achieving global sustainability targets. These technologies are increasingly recognized as key solutions to reduce carbon emissions and energy usage, paving the way for a more sustainable and energy-efficient future.

Overview of Hospitality Services Market in Southeast Asia and Malaysia

Market Analysis

Hospitality Services Market in Southeast Asia

The resurgence in tourism across Southeast Asia has significantly boosted the hotel industry. Following the reopening of borders in early 2022, these nations are witnessing a substantial increase in tourism, leading to hotel performance indicators, such as hotel industry revenues, hotel users and hotel user penetration rate, exceeding their pre-2019 levels. This upswing in tourism and hospitality is reflected in the industry’s financial projections. According to Statista, the hotel industry is expected to generate US$11.55 billion in revenue in 2023, with a projected growth at a compound annual growth rate (CAGR) of 6.59% between 2023 and 2028. This growth trajectory is set to culminate in a market volume of US$15.89 billion by 2028.

Southeast Asia Hotel Industry Revenues (2017-28)

Source: Statista Market Insights: Hotels – Southeast Asia, 2023

75

Furthermore, the customer base of the hotel market is anticipated to expand significantly. By 2028, the number of consumers in the hotel market is expected to reach 93.17 million, compared to 69.34 million in 2023. This increase in consumer numbers corresponds to a growth in user penetration rate from 10.1% in 2023 to 13.0% in 2028, representing a CAGR of 5.2% over the same period (2023-2028). These figures underscore not only a robust recovery post-pandemic but also indicate a growing preference and demand for hotel accommodations in the region, marking a positive outlook for the Southeast Asian hotel industry.

Southeast Asia Hotel Users	Southeast Asia Hotel User Penetration Rate

Source: Statista Market Insights: Hotels – Southeast Asia 2023

Hospitality Services Market in Malaysia

According to Mordor Intelligence Hotel Industry in Malaysia Size and Share Analysis report published in 2022, the value of the hospitality industry in Malaysia was estimated at USD 4 billion in 2022, and the hospitality industry in Malaysia was poised for significant growth with an expected compound annual growth rate (CAGR) of over 6.5% from 2023 to 2028. This growth is bolstered by the Malaysian government’s Smart Tourism 4.0 Initiative, which focuses on digitizing the sector and developing smart tourism products and infrastructure. The initiative aims to enhance sustainability and resilience in the tourism sector, which is the third largest contributor to the nation’s GDP, as per an article published by the Malaysia Investment Development Authority (MIDA) in 2021. According to Tourism Malaysia, tourist arrivals bounced back rapidly in 2022 and surpassed the official target of 9.2 million to more than 10 million generating USD 6.02 billion in tourist receipts. In line with this initiative, the Malaysian Investment Development Authority (MIDA) anticipates a substantial increase in tourism-based earnings, projecting a rise from USD 25 billion in 2018 to an impressive USD 110 billion by 2030. This strategic focus on smart tourism underlines the sector’s potential for exponential growth and its pivotal role in Malaysia’s economic development.

76

Market Drivers

Recovery of Tourist Arrivals: according to ASEAN stats, foreign visitor arrivals in the ASEAN region plummeted during the height of the COVID-19 pandemic from 143.6 million in 2019. In the year 2024, 127.1 million foreign tourists travelled to the region, bringing tourist arrivals to 89% of the level seen in the year 2019. No ASEAN country, including Malaysia, has recovered fully from the pandemic. As Southeast Asia including Malaysia welcomes more tourists in the coming years, a concurrent recovery of the hospitality sector is expected as the two sectors are intricately linked.

Rising economic prosperity: increasing economic prosperity demonstrated by rapid economic growth in Malaysia and the wider Southeast Asian region has resulted in a rising middle class willing to spend on domestic travel and hospitality services.

Digitally enabled integrated services: the emergence of online, integrated hospitality platforms offering services from bookings to virtual check-ins, to data-driven customized services, have significantly improved customer experience and workflow efficiency, significantly driving growth of the hospitality sector.

Cultural diversity in Southeast Asia continues to drive growth in hospitality: a region with more than 1500 ethnic groups and more than 1000 languages and dialects spoken, according to Boston Consulting Group’s “Taking Diversity to the Next Level in Southeast Asia” published in 2023. Southeast Asia is a cultural hotbed which have the potential to offer diverse cultural and gastronomic adventures, presenting promising opportunities for the hospitality industry in the region.

The post-pandemic rise of sustainable tourism: before the COVID-19 pandemic, the natural landscape of Southeast Asia had suffered significantly from ‘over-tourism’ and associated man-made degradation, according to Asia Development Bank Southeast Asia Development Solutions published in 2022. Environmental recovery in Southeast Asia’s tourist hotspots due to the drastic drop in tourism during COVID-19 has prompted a rethinking of tourist travel habits. According to a survey by the Economist of more than 4500 travelers across Malaysia, Philippines, Singapore, Thailand, and other countries in APAC in 2022, in a post-pandemic environment, 70% of respondents have reported sustainability as important in the way they approach traveling. This factor is likely to be a key driver of the hospitality industry in the coming years as it adapts to this growing consumer trend.

Government support: With tourism contributing to 12% of Southeast Asia’s GDP before the pandemic according to OECD: ‘Tourism must Adapt to the Post-pandemic Environment to Drive Growth in Emerging Asia’ published in 2023, governments in Southeast Asia have implemented policies conducive to the growth of the sector. For example, the Malaysian government is proactively working to boost the nation’s tourism industry. The introduction of the National Tourism Policy (NTP) in December 2020 is a testament to these efforts. This policy provides a strategic framework to support the country’s tourism sector until 2030, with the aim of establishing Malaysia as a premier global tourist destination. As a result, the hospitality industry, heavily reliant on tourism, is set to benefit.

77

BUSINESS

Overview

We are a full-service community property developer based in Kuala Lumpur, Malaysia which manages all aspects of real estate development and offers a comprehensive range of services to our clients. As of the date of this prospectus, our property management portfolio consists of one property, which remains partially sold. However, we are involved in every stage of real estate development and our services encompass the entire lifecycle of the development and commercialization of this property, including from the initial conception and planning to overseeing construction, managing sales, and providing property management services. We aim to provide a holistic approach, and to that end our mission is to support innovative living by developing new properties in an all-in-one ecosystem through property technology, or “PropTech,” that we believe will enrich the lives of those residing in our managed properties.

Our wholly owned subsidiary Antharas Hills commenced operations in 2017. Our property development target market is strategically set in Southeast Asia (“SEA”), beginning with what we see as a solid business foundation in Malaysia, which boasts excellent physical infrastructure and stable, conducive government policies. Our vision is geared towards the broader region of SEA, which shares similar climate, cultural, and geographical features. We specialize in low-density, technologically advanced, premium residential and commercial developments, with a keen focus on fostering community and social development in our chosen locations. Among our notable projects is Antharas 1, a development in the Genting Highlands, Pahang, Malaysia, an area renowned for its ideal climate and natural beauty, yet accessible to urban amenities and an international airport, making it an appealing choice for those seeking a harmonious blend of nature and modern living.

We plan to target a specific segment in the PropTech market through our wholly owned subsidiary PDI, focusing on digital solutions for diverse property types including high-rise residential developments, commercial spaces, and hospitality properties. We also have in-house capacity to customize our services to meet the unique needs of a varied user base, including developers, agents, investors, homeowners, and renters. By keeping abreast of market trends, such as the demand for sustainable or smart homes, our in-house team supports alignment of our solutions with current and emerging needs. Additionally, we prioritize markets with growth potential and scalability, ensuring that our technological solutions remain relevant and adaptable in the evolving real estate landscape. As of the date of this prospectus, some of our PropTech products are market-ready and we have begun installing these PropTech products in Antharas 1, but no sales of our PropTech products have been completed. There can be no assurance that we can sell any of our PropTech products at all.

In the hospitality services sector, our emphasis is on our recently established partnership with Wyndham, pursuant to which we license the Wyndham brand name in running and operating the hotels and catering to the exclusive members of the Wyndham hospitality brand within hotel developments. Our services include embedding technology solutions for event venues and conference centers, enhancing event planning, booking, and attendee management. We believe this market is attractive for several reasons: the hospitality industry is undergoing a significant digital transformation, creating a demand for innovative technology solutions to enhance guest experiences and streamline operations. We are poised to capitalize on this by offering cutting-edge tech-enabled services. Additionally, there is a growing need for operational efficiency in the hospitality sector. Our solutions can automate tasks, integrate systems, and optimize processes, leading to cost savings and improved productivity. Moreover, we believe that we will be able to significantly enhance guest experiences by offering seamless, personalized tech-based services through mobile apps and in-room technologies. Our hospitality business has commenced with the opening of Wyndham GS Genting in December 2025 and we began generating revenue in January 2026.

Our operating subsidiary Antharas Hills generated all of our revenues for the six months ended June 30, 2025 and fiscal years ended December 31, 2024 and 2023.

We incorporated Antharas Inc, our Cayman Islands holding company, on December 5, 2023 to act as the issuer for this Offering.

Business Segments

Antharas Development. Our legacy business is property development. Through our operating subsidiary Antharas Hills Sdn Bhd, we develop strategically located and technology driven properties. For the six months ended June 30, 2025 and fiscal year ended December 31, 2024 100% of our revenues were generated from property development activities. We consider ourselves a full-service community property developer as our services encompass the entire lifecycle of real estate:

Development Planning. We are responsible for site selection, feasibility studies and conceptual design to determine the viability and potential of a development project.

Design and Construction. We oversee the architectural design, engineering, and construction of the development, ensuring that the project adheres to all regulatory requirements and quality standards.

Financing and Investment. We manage arrangements of financing and investment for the project via internal and external sources

Sales and Marketing. We handle the sales and marketing of the properties, promoting them to potential buyers or tenants and managing the sales process.

Property Management. We provide property management services, which include tenant relations, maintenance, and upkeep of the property after completion.

In addition, we have formed the following subsidiaries and plan to enter into the following lines of business commencing in 2026:

●	Antharas Tech. We formed our subsidiary PDI Design and Technologies Sdn Bhd (“PDI Design” or “Antharas Tech”), to provide an innovative PropTech experience, which encompasses the development of innovative technology solutions that aim to minimize the dependency on human resources and future maintenance costs.

78

●	Antharas Hospitality. We formed our subsidiary Antharas M Sdn Bhd (“Antharas M” or “Antharas Hospitality”), to offer world class hospitality and hotel management services, including in partnership with the Wyndham Hotels management team.

We have not, as of the date of this prospectus, generated any revenues from our PropTech business. As of the date of this prospectus, some of our PropTech products are market-ready and we have begun installing these PropTech products in Antharas 1, but no sales of our PropTech products have been completed. There can be no assurance that we can sell any of our PropTech products at all. For hospitality, we have commenced business with the opening of Wyndham GS Genting in December 2025 and started to generate revenue in January 2026.

The Company is led by Dato’ Dr. Su Cheng Tan as its Chief Executive Officer, and Kean Yong Teh as its Chief Operating Officer. Together they epitomize vision and innovation in the realm of property development. Their journey is marked by a commitment to crafting exceptional living spaces that redefine luxury. They have rich experience in navigating the intricate landscape of property development with finesse, creativity and a commitment to excellence

Financial Highlights

For our fiscal years ended December 31, 2024 and December 31, 2023, our sales recorded were $19,545,004 and $19,676,487 respectively, with a net income of $5,790 and $2,271,751 respectively.

For the six months ended June 30, 2025 and June 30, 2024, our sales recorded were $4,147,078 and $7,560,409 respectively, with a net loss of $314,175 and $236,002 respectively

Our Business

Antharas Hills – Tech-driven Property Development

Our subsidiary Antharas Hills Sdn Bhd, thoughtfully plans and develops properties according to the local needs to provide value to the area, creating opportunities and possibilities while providing connected living that connects everything that one may need into one central hub for better living.

Antharas 1

As of the date of this prospectus, our property management portfolio consisted of one property, namely Antharas 1 (previously known as “Geo Antharas”). Antharas 1 or the “Antharas 1 project” is our flagship property development project which will be fully integrated and equipped with the latest technology such as facial recognition, smart lifts and keyless entry. Although the construction of Antharas 1 is complete, as of the date of this prospectus, the property is currently undergoing final touch-ups, cleaning, and preparation for the final transfer of possession and occupancy for the completed units to the buyers.

In November 2018, we entered into a development agreement (as subsequently amended by two supplemental agreements in July 2019 and August 2023 and a letter agreement dated February 2, 2024, the “Development Agreement”) with Pesat Bumi Sdn Bhd (“Pesat Bumi”), the owner of the piece of land where Antharas 1 is located (the “Antharas 1 Land”), pursuant to which we were granted the right to develop the Antharas 1 Land into apartment buildings with commercial shops. Under the terms of the Development Agreement and in consideration of the provision of the Antharas 1 Land for our development, Pesat Bumi is entitled to 20% of the total saleable or lettable residential and commercial units to be developed for Antharas 1 (the “Owner’s Entitlement Units”). There are a total of 54 Owner’s Entitlement Units, representing 51,471 square feet and all of which are residential units, of which two units have been sold as of December 31, 2024. These two units sold were forward sales pursuant to the Development Agreement. Under the Development Agreement, we are obligated to pay Pesat Bumi land costs equaling RM60 million which will be derived from the gross proceeds of the sales of the Owner’s Entitlement Units, by utilizing part of the purchase price paid into the housing development account for the development project, pursuant to Regulation 7(k) of the Housing Development (Housing Development Account) Regulations 1991. Pursuant to the Development Agreement, in the event that we settle the land costs through the housing development account, then Pesat Bumi is obligated to grant us a rebate of RM2 million. Alternatively, in the event that the land costs are not settled through the housing development account, we will deliver to Pesat Bumi the Owner’s Entitlement Units which have not been paid for. Pursuant to the letter agreement with Pesat Bumi dated February 2, 2024, we were granted the exclusive and irrevocable right until August 31, 2024 to purchase the Owner’s Entitlement Units from Pesat Bumi at a fixed price of RM643.27 per square feet, and we may forward sell the Owner’s Entitlement Units, provided that we have paid the purchase price to Pesat Bumi in advance. As of the date of this prospectus, we have not exercised such right and such right have expired.

Other than the Owner’s Entitlement Units, we shall be deemed the absolute owner of all building units (“Developer’s Entitlement Units”) and shall be entitled to sell the Developer’s Entitlement Units at such prices to be determined by us at our absolute discretion. Pursuant to the Development Agreement, we have the sole responsibility of all matters relating to the development works, which we shall carry out at our own expense. The scope of such responsibility includes, among others, requisite survey and investigation, employment of consultants and contractors, necessary filling and levelling of the land, infrastructure works, and maintenance of the site. We are also responsible for obtaining all requisite permissions and approvals. A former director of Antharas Hill is a shareholder of Pesat Bumi, please see “Related Party Transactions” for details.

Antharas 1 is located in the heart of Genting Permai, which is just 40 kilometers north of Kuala Lumpur. Surrounded by natural habitat and facing a huge panoramic view of Genting Highlands. It is approximately 3800ft above sea level, with a temperature of between 17 and 28 degrees centigrade (between 62 and 82 degrees Fahrenheit) all year round. Antharas 1 comprises three towers (A, B and C) of 41, 28 and 30 stories respectively; the project consists of total 476 residential units and 14 retail units. We target to sell as many units as possible; however, for Tower C we sell units with the condition of a rentback scheme to operate as hotel operations which we will manage under our hospitality service business segment under the Wyndham Agreement. Apart from the standard amenities, Antharas 1 also includes state of the art facilities, such as a cinema, private lounge, 400m fitness track, two heated swimming pools plus a high indoor children’s playground, spa facilities, gymnasium plus co working spaces to cater for today’s lifestyle of “working from home.”

The Antharas 1 project was officially launched in late 2019, with construction commencing in January 2020. As of the date of this prospectus, we have sold a total of 415 residential units and 3 retail units in Antharas 1. As of the date of this prospectus, we have completed construction of Antharas 1 and the property is currently undergoing final touch-ups, cleaning, and final transfer of possession and occupancy for the completed units to the buyers. We expect that this will be completed within 2025.

79

Antharas 1 is located in Genting Highlands, Pahang:

1

1 Source: Google Maps

80

Our Project Pipeline

Our future project pipeline is as follows:

Austin Antharas in Johor Bahru, Johor.

2

As of the date of this prospectus, our plans for Austin Antharas are to develop a 55-story service apartment with recreational facilities, located at the heart of Johor Bahru.

With unique architecture, modern aesthetics and practicality, Austin Antharas aims to be a revolutionary living community for the youth of Johor Bahru. The goal is to provide affordable housing at a lower living cost, essential facilities and creating working and business opportunities. We have obtained an approval from the relevant authority to increase the plot ratio from 1:4 to 1:7.5, which should enable us to bring development costs down. Lowering our costs may also reduce the costs of living at Austin Antharas, potentially enabling the younger generation in Malaysia to afford residing in what we believe to be a well-established and highly sought-after locality.

The current plan for this development is comprised of the following:

●	Co-living studio apartments, featuring a collaborative living model that includes communal social and workspace areas;

●	A combination of two to four bedroom apartments;

●	Communal recreational facilities such as landscaped roof gardens, rooftop swimming pool;

●	Automated multi-level parking facilities that utilize space efficiently;

●	Co-sharing electric vehicles such as e-scooters;

●	Monthly financial and personal development seminars;

●	Implementing the use of AI technology into households; and

●	Child, elderly and pet friendly facilities.

2 Source: Google Maps

81

In 2022, we entered into a joint venture agreement with Straits Perkasa Services Sdn Bhd, a private limited Malaysian company and the owner of the land on which Austin Antharas is expected to be constructed. Pursuant to the joint venture agreement with Straits Perkasa Services Sdn Bhd, we would acquire the right to develop on the land for the Austin Antharas project through a joint venture structure, whereby consideration would be provided via the allocation of the total saleable or lettable units of Austin Antharas, rather than through cash payment. As of the date of this prospectus, we executed the final stamped agreements that will give us the authority to begin construction of Austin Antharas. As of the date of this prospectus, we have obtained approval from governmental authorities to increase the plot ratio (which is defined as the ratio of the total floor area of a building to the area of the building plot of the project) of the piece of land for construction of Austin Antharas from 1:4 to 1:7.5. An increased plot ratio allows for greater development, as the maximum gross floor area that can be developed on a specific plot increases accordingly. As of the date of this prospectus, we estimate that upon completion Austin Antharas will have approximately RM250 million (approximately US$56.82 million) gross development value. We expect to commence development of Austin Antharas in or about the third quarter of 2026, and believe sales will begin concurrently. Construction is expected to be completed around four years after commencing development.

Grand Antharas in Genting Permai, Genting Highlands, Malaysia.

Located in Genting Permai, Genting Highlands, Malaysia, Grand Antharas is planned to be a mixed condominium complex with approximately 1,500 units comprised of 1,450 residential units and 50 retail units.

Grand Antharas is in our development pipeline, as it is still in the preliminary stage of pre-construction development and remain tentative. Its completion is subject to significant contingencies, including securing the necessary bank financing and additional funding to complete the land acquisition and subsequent development. On June 10, 2024, we obtained a conditional offer to purchase the piece of land where Grand Antharas will be located, for which we have paid a deposit of approximately 2% of the RM38 million (approximately USD8.64 million) target purchase price. Of the estimated net proceeds from this Offering, approximately 46% will be allocated to land acquisition costs for future property development projects, including Grand Antharas. A portion of this amount will fund 20% of the land acquisition costs for Grand Antharas, with the remaining 80% expected to be financed through bank financing. However, as of the date of this prospectus, there is no definitive agreement in place for such financing. The formal application and approval of such financing facility can typically only be secured upon execution and stamping of the definitive sale and purchase agreement for the land acquisition, which is currently in process and not yet finalized. The completion of this project, including the land acquisition, is contingent on securing additional funding, which has not yet been obtained. There can be no assurance that the Company will be able to secure such financing on favorable terms or at all. As of the date of this prospectus, we are performing due diligence, including soil investigations and project feasibility study, and expect to execute definitive agreements by the end of the second quarter of 2026. At that point we will begin the development approvals process. As of the date of this prospectus, we expect to commence development in the fourth quarter of 2027, and we expect sales will begin then.

We are confident that we will complete the contracts necessary for us to commence development of Austin Antharas and Grand Antharas on the timetables described above, but there can be no assurances that all or any of the necessary contracts will be finalized, or that any of these projects will be completed on the currently expected timelines, or at all.

Our Business and Revenue Model

Revenue Streams Through 2023

During the periods presented in our financial statements included elsewhere in this prospectus, we had only one revenue stream, namely, tech-driven property development.

We specialize in high rise mixed development (consisting of both residential and commercial/retail units) buildings.

Generally a property development project takes up to 48 months to complete and the sales of the units takes place from 3-6 months before construction to the end of construction. We typically deliver built units around the 36th to 38th month from the start of the project. We expect to generate revenues from the following projects in the following timeline:

●	2024 – Antharas 1

●	2025 – 2026 – Antharas 1, Austin Antharas,

●	2027 – 2028 - Austin Antharas, Grand Antharas

The PropTech that is imbedded in our current property development projects will be focused on community improvement connectivity. We aim to reduce costs in the areas of security energy (for example, lift management, mechanical and electrical services works using sensors to manage the centralized systems to minimize breakdowns and downtime), automation for administrative and management/maintenance works and thus reducing manpower costs.

For more information, see “Our Business - Antharas Hills – Tech-driven Property Development.”

Expanding our Service Offerings in 2026

We are currently expanding our services and product offerings and expect to add two revenue streams in 2026 as outlined below:

●	Sales of PropTech Products, both technology and software. This also may include subcategories such as system integration services, licenses, product updates and maintenance; and

●	Hospitality. Hospitality revenues are comprised of room revenues and ancillary revenues such as food and beverages, meetings, space rentals, catering, tours and transportation, among others.

As of the date of this prospectus, some of our PropTech products are market-ready and we have begun installing these PropTech products in Antharas 1, but no sales of our PropTech products have been completed. There can be no assurance that we can sell any of our PropTech products at all. Our hospitality business has commenced with the opening of Wyndham GS Genting in December 2025 and started to generate revenue in January 2026.

Our Proposed Property Technology Development Business

Antharas Tech

Through our subsidiary PDI Design (with the assistance of Antharas PRC) and our in-house technology team, we are dedicated to developing technologies tailored for advanced building management and property technologies to create a unified ecosystem that binds communities together. We believe this approach drives a holistic vision of connected living. As of the date of this prospectus, we have begun to take steps to commercialize our market-ready PropTech products progressively and we have begun installing these PropTech products in Antharas 1, but no sales of our PropTech products have been completed. Antharas PRC focuses exclusively on developing software solutions for PropTech, rather than on developing any physical products of its own. Established to support PDI Design, Antharas PRC aims to assist in creating and enhancing digital technologies such as intelligent home systems, IoT-based smart building solutions, and AI-powered building management systems. We do not intend for Antharas PRC to provide services or products of its own to customers; instead, all software technologies that may be developed by Antharas PRC would be integrated into the PropTech products to be further developed and commercialized by PDI Design.

We strive to improve everyday living with PropTech:

●	AI & Smart Control: smarter living with convenient control & facilities. AI can predict future states and allows the building management system to take corrective actions based on this information. Therefore, by using automation in the monitoring system, AI can make the building management system warn the driver in advance, enabling them to perform preventive maintenance.

●	Intelligent Building Management: visualizing management in buildings for better efficiency. Intelligent building management systems are used to manage the technology involved in modern buildings. Building management systems are enhanced with the internet and related IT infrastructure to create intelligent building management systems.

●	Intelligent Management System: intelligent energy saving measures.

82

Building management systems include energy, fire, surveillance, access control, environmental control, elevator, and parking systems. However, these systems are often fragmented, provided by different vendors, and lack a unified interface. Building management personnel face challenges in managing multiple subsystems with different usernames and passwords, leading to inefficiency and requiring high levels of expertise and professionalism. For example, indoor and outdoor lighting is manually controlled through switches. Lights are often left on when occupants and staff leave, leading to unnecessary energy consumption.

We plan to integrate AI into our eventual PropTech solutions. For each of our potential PropTech solutions, we intend to undertake a comprehensive assessment of its technology infrastructure to identify potential areas for AI enhancement. The assessment would focus on how to collect, analyze, and act on data. For example, if AI is integrated in the intelligent building management systems, we expect that (a) sensors and meters will gather data on, for example, temperature, occupancy and energy usage; (b) such data will be analyzed to, for example, identify peak energy consumption times or detect irregularities that may indicate a security breach; and (c) finally, the intelligent building management systems would have protocols in place to respond to the data, like adjusting temperature settings or triggering alarms. Potential areas for AI enhancement may include introducing machine learning algorithms that can predict tenants’ behaviors, or enhance security features by integrating facial recognition technology that adapts to authorized personnel changes, or by analyzing video feeds in real-time to detect unusual activities. However, there are various risks and uncertainties relating to AI, see “Risk Factors – We will be subject to various risks related to artificial intelligence (“AI”) and technology as we expand into the PropTech industry.”

We believe that our eventual PropTech solutions will be seamlessly integrated into our property development projects, with Antharas 1 serving as the flagship and premier showcase of our innovative technology. As of the date of this prospectus, some of our PropTech products are market-ready and we have begun installing these PropTech products in Antharas 1, but no sales of our PropTech products have been completed. There can be no assurance that we can sell any of our PropTech products at all.

83

Potential Competitive Advantages of our Proposed PropTech Expansion:

High end Technology:

PropTech is a niche market in Malaysia currently as the incorporation of many of our technologies into new real estate construction is only apparent in Class A office buildings but not in the residential market. We aim to lead in the area of residential PropTech, with effective design coupled with proprietary technology integration into our buildings to lower maintenance costs and increase efficiency and effectiveness in our projects.

Business model with high scalability:

The PropTech PAAS-level platform of the Company is highly efficient and scalable with strong cloud computing and IoT technologies capabilities. There will be potential opportunities for the Company to capture market share due to the lack of competition in property technology integration in the SEA region. Moreover, the PropTech business model can be replicated with ease to the adjacent countries of Malaysia, since cloud computing provides less physical infrastructure requirement for business expansion and countries in ASEAN have similar property sector landscape and development path & trends, culture, lifestyle, etc.

Sale of PropTech products

The company plans to transform itself from a standard property developer to a tech, AI based innovator. Upon the planned launch of our PropTech business we intend to create new apps and modules to incorporate AI and 3D simulations in order to equip all our future projects with the new tech that we plan to develop internally. As such we will utilize 22% of the net proceeds of this Offering for technology investments, equipment, new hires and office expansion. As of the date of this prospectus, some of our PropTech products are market-ready but no sales of our PropTech products have been completed. There can be no assurance that we can sell any of our PropTech products at all. As of June 30, 2025, we have not generated any PropTech products sales revenues.

Moreover, we anticipate the proprietary technology that we will develop, use and install in our properties can be replicated to sell to other developers as an independent revenue stream. We will strive to be flexible and to customize our future PropTech products according to the different needs of the developers. We believe there is a large market potential in the PropTech industry because the current penetration lies mostly in high rise offices, which is an area we believe we will be able to specialize in.

We also expect to develop surveillance systems for supply to government and regulatory bodies to control and monitor any illegal activities within the country (for example, illegal or unauthorized timber logging, mining and fishing). As of June 30, 2025, we have not generated any ancillary technological products revenues from PropTech products.

The table below sets forth a list of our PropTech products, including market-ready products, their advanced versions under development, and non-market-ready products currently being developed, all of which (a) are associated with the initial construction of our PaaS and SaaS platforms, (b) we plan to install into all of our projects, including Antharas 1, Grand Antharas and Austin Antharas, and (c) we plan to commercialize and sold separately to other developers:

Tech Solution	Initial version that are market-ready as of the date of this prospectus	Advanced version that we plan to deliver by the end of the second quarter of 2026
Intelligent Elevator System	Facial recognition, Access management (with intelligent crowd prioritization)	No advanced version

Intelligent Parking	Vehicle registration, Parking fees collection, Membership	Parking guidance, Intelligent vehicle location

Intelligent Security System	Information trajectory through the search function, search type (people/animals/locomotives), search content	Alarm information, Drone Surveillance (Inspection information: Display UAV inspection shooting return information) , Intrusion alarm with alarm details, such as alarm type, alarm time and person capture.

Intelligent Fire Safety	Smoke and flame detection, Automatic alert trigger, Abnormal alarm, Alarm event, time, location	No advanced version

Tech Solution	Initial version that are market-ready as of the date of this prospectus	Advanced version that we plan to deliver by the end of the second quarter of 2026
Intelligent Property Management	Community Management, Building Management, Personnel Management (owner, tenants, and co- resident), Visitor Application, Online Payment (maintenance fee, water bill, quit rent, fire insurance, sinking funds) and support to check for payment status, outstanding payment records, renovation and move in/out request	Owner/Tenant Management, Facilities Access, Auto Invoicing

Tech Solution	Initial version as of the date of this prospectus	Advanced version that we plan to deliver by the end of the second quarter of 2026
Intelligent Hotel	Not market-ready	Access system- integration with hotel system to achieve one- card access, hotel reservation and payment function

Antharas Tech’s PropTech vision: A Fourfold Industrial Upgrade

With integrated expertise in both property design and PropTech, Antharas Tech is on a mission to drive a comprehensive property industry upgrade in construction, services, sales, and management:

●	Construction Advancements: A crucial component of Antharas’ initiatives lies in the upgrade of construction techniques. This encompasses the integration of new materials that offer enhanced performance, the adoption of robotics for precision and efficiency, and the implementation of unmanned systems to streamline operations.

84

●	Service Innovations: The service aspect is being revolutionized by Antharas Tech through the Internet of Things (IoT) to unlock human-device interaction and communication, coupled with digitization of services integrated with intelligent systems and personalized experiences, delivering true convenience to the user and true cost effectiveness and efficiency to the provider.

●	Sales Enhancements: In the realm of sales, Antharas Tech is pivoting towards more immersive experiences – adopting simulation technologies to visualize properties, designing augmented reality for a more tangible feel of the space, and providing customization options to meet diverse customer preferences.

●	Management Transformation: The core of Antharas Tech’s property management upgrades resides in the incorporation of digital twins, which enables real time representation of physical spaces and objects for monitoring and analysis, and the application of industry-specific AI to optimize operations and decision-making processes.

Expected Key Features of Our Future PropTech Products:

Each of our future PropTech products:

●	Is expected to be a service, providing digital, intelligent, and integrated solutions for real estate operators to upgrade their services, rather than offering standalone software or hardware.

●	Focuses on real estate operations, with more vertical industry use cases, concentrating on upgrading services for real estate operations.

●	Is expected to deeply integrate AI and data technologies with application scenarios, thereby driving business acceleration, optimization, and improving the experience and efficiency of operational services.

●	Has cost advantages with robust backend capabilities (combining PaaS and SaaS, standardized communication ports, etc.), resulting in higher deployment efficiency and lower costs.

●	Has reverse integration on the business end, starting with operational intelligence upgrades, forming a unified, standardized operational process, integrating industry resources, and achieving a brand upgrade to industry benchmark.

Our proposed PropTech segment will be built on cloud computing and IoT technology, with AI and virtual simulation as the core development components. It aims to provide comprehensive technical solutions for communities, parks, factory zones, scenic areas, urban neighborhoods and commercial complexes, among others. The platform is a highly efficient and scalable PaaS-level cloud platform.

Our Plans for PropTech Development and Prospects:

We are committed to grow our PropTech capabilities over the next five years, as follows:

Year 1&2 (2024 & 2025): Complete the construction of our PaaS platform and the functionality of our SaaS platform, making it deployable and customizable for clients.

Year 2&3 (2025 & 2026): Accomplish the development of AI capabilities and 3D simulation primarily for real estate and property, enabling the external sale of these capabilities.

Year 4 (2027): Commence undertaking large-scale projects for the intelligent transformation of targets, supporting the development of smart cities.

Year 4&5 (2027 & 2028): Integrate AI and 3D big data, using them as a foundation to carry out comprehensive property upgrades and integrated operations targeting the industry.

Year 5 (2028): Become the flagship brand for technology-driven real estate operations in the Southeast Asian region, establishing industry standards.

Beyond Year 5: Strengthen research and development investments, ensuring core technologies such as 3D reconstruction, virtual simulation, and AIGC remain at the forefront. Venture into the practical application of the commercial metaverse.

Our Hospitality and Hotel Management Services Business

Antharas Hospitality

Through our subsidiary Antharas M, we plan to offer distinctive hospitality management through our villas, clubs and select hotels and resorts. We began providing these services at Wyndham GS Genting pursuant to the Wyndham Agreement in December 2025. We will strive to blend the essence of unique experiences by blending innovative PropTech into our hospitality services and by maintaining hotel services to the standards set by Wyndham Hotels & Resorts. Antharas Hospitality will offer distinctive stays through select hotels and resorts with seamless integration of hotel services and PropTech.

Our hospitality services will include the following:

Accommodation Services:

●	Hotels and Resorts: lodging facilities with services such as room service, housekeeping, and amenities.(Under Wyndham brand name)

●	Hostels and Guesthouses: Offering budget-friendly accommodations with shared facilities.

Food and Beverage Services

●	We plan to offer food and beverage options to our hospitality customers through third parties.

Event Planning, Meeting venues, workshops and Catering:

●	Event Venues: Hosting and organizing events such as conferences, weddings, and meetings.

●	Catering Services: Providing food and beverage services for events both on and off-site.

Recreation and Entertainment:

●	Spas and Wellness Centers: Offering relaxation and wellness services.

●	Entertainment Facilities: Providing recreational activities, such as fitness centers, pools, and entertainment venues.

85

Antharas Villa and Antharas Ipoh

We plan to acquire a majority interests in Antharas Villa in Janda Baik which is outside Kuala Lumpur, as well as the Antharas Ipoh in Ipoh, Malaysia from Dato’ Dr. Su Cheng Tan, who is one of our current shareholders. Any such acquisitions will be funded partially from the proceeds of this Offering, and also will be at market price and supported by valuations from reputable valuation firms. We estimate that the acquisition costs of Antharas Villa and Antharas Ipoh will be RM16 million (approximately USD3.64 million) and RM8 million (approximately USD1.82 million), respectively, which acquisitions include majority interests in both the land and the building complex on the land. See “Use of Proceeds” and “Risk Factors – We may have conflicts of interest with our Major Shareholders and, because of our Major Shareholders’ significant ownership interest in our company, we may not be able to resolve such conflicts on terms favorable to us.”

Antharas Villa is a resort home that can house up to 48 guests in total. Antharas Ipoh, to be converted from vacant shoplots in a heritage location in Ipoh, is envisaged as a hotel with a total size of 7,626 square feet. We plan to manage Antharas Villa and Antharas Ipoh by providing “members 1st” treatment to our purchasers of our residential units, who we also refer to as “Antharas Members,” to help them enjoy the thoughtful and elite treatments exclusively selected for our members.

Our Relationship with Wyndham Hotels and the Wyndham Agreement

We have entered into a franchise agreement with Wyndham to manage one of its properties and to license certain of its trademarks. On December 31, 2023, we, through Antharas M, entered into the Wyndham Agreement, our first franchise agreement with Wyndham, pursuant to which we were granted a non-exclusive franchise (the “Wyndham Genting Franchise”) to operate a facility located at Jalan Permai, Genting Permai Avenue, 69000 Genting Highlands, Pahang, Malaysia, to be named “Wyndham Garden Suites Genting Highlands” (“Wyndham GS Genting”), using trademarks under the “Wyndham” brand and the Wyndham System (as defined below). We currently are contemplating additional franchise agreements with Wyndham. Upon the execution of such future contracts, we will license the Wyndham name and adopt the Wyndham guide and standards in running and operating additional Wyndham properties as part of our hospitality business. We also might operate the Antharas Ipoh in partnership with Wyndham, although this decision has not yet been made.

In connection with the Wyndham Agreement, Antharas Hills simultaneously executed a guaranty in favor of Wyndham, which guarantees the accuracy of Antharas M’s representations and warranties in the Wyndham Agreement and the prompt fulfillment of Antharas M’s obligations, including any amendments. In case of default, Antharas Hills must immediately fulfill Antharas M’s obligations upon notice from Wyndham.

Wyndham GS Genting is situated within Tower C at our Antharas 1 property.

According to the Wyndham Agreement, Wyndham GS Genting shall have up to 120 guest rooms and will be equipped with restaurants, a swimming pool, lobby and a back-of-house operations area. While we have the right to control the management and operation of Wyndham GS Genting, we must equip and operate it in accordance with the standards prescribed by Wyndham and using the Wyndham System. The Wyndham System (the “Wyndham System”) is a comprehensive system for providing guest lodging facility hospitality services under certain Wyndham trademarks, based on certain standards, policies, rules and procedures Wyndham promulgates from time to time.

Wyndham GS Genting opened in December 2025, marking the commencement of our hospitality operations, which began generating revenue in January 2026.

The Wyndham Genting Franchise has an initial term of ten years. Either party can extend for one further term of three years with at least 6-month notice prior to expiration of the initial term. Thereafter, we can apply to renew the Wyndham Agreement for two further terms of five years each. We have paid to Wyndham an initial fee of $12,000 and shall thereafter during the term of the Wyndham Genting Franchise, pay (a) royalty that equals 4.5% of the gross revenues attributable to rentals of guest rooms at Wyndham GS Genting, excluding separate charges to guests for food and beverage, room service, entertainment, etc., and (b) services assessment fees which include, among others, reservation fee, referral fee, integration service fee, loyalty program fee, training fee, etc.

Wyndham may terminate the Wyndham Agreement if, among others, (a) we fail to make any payment or otherwise breach the Wyndham Agreement and such breach is not cured within 14 days after notice, (b) we discontinue operating Wyndham GS Genting as a “Wyndham Garden”, (c) in Wyndham’s reasonable judgment, we prejudice the goodwill associated with the Wyndham trademarks and the Wyndham System, (d) we lose possession of Wyndham GS Genting, (e) we fail to pay debts as they come due in the ordinary course of business, (f) we are subject to liquidation, (g) we operate Wyndham GS Genting in a manner that endangers the health and safety of guests, and (h) we fail to maintain the standard of quality for the Wyndham trademarks and the Wyndham System. If Wyndham terminates the Wyndham Agreements based on any of the above reasons, or if we terminate the Wyndham Agreement for any reason (other than destruction or significant damage to Wyndham GS Genting by act of God or event beyond our reasonable anticipation and control, as a result of which only less than 75% of the guest rooms are available) then we are required to pay to Wyndham liquidated damages the amount of which depends on the cause of termination. See “Risk Factors – Risks Related to Our Business – Early termination of the Wyndham Agreement or any change in its terms could harm our business and results of operations.”

86

We have entered into an agreement with Maple Home pursuant to which it will run and oversee the daily operations of Antharas M, starting with Wyndham GS Genting. Maple Home owns 35% of Antharas M . None of our current shareholders or officers are affiliated with Maple Home. The terms of this agreement were negotiated at arm’s length .

Expansion of the Wyndham brand to existing hotels

We will also be looking to convert existing hotels which may become available to the Wyndham brand name (by way of either outright purchase of currently operating hotels or by way of joint ventures with the current hotel owners) for expansion plans. As of the date of this prospectus, we have not taken any steps to execute such conversion. We are confident that we will complete the contracts necessary for us to offer hospitality services under the Wyndham brand name at additional locations. However, there can be no assurances as to whether or when any future contracts with Wyndham will be finalized. Please refer to “Risk Factors – Early termination of the Wyndham Agreement or any change in its terms could harm our business and results of operations” and “Risk Factors - The control Wyndham holds over our conduct of hospitality business would limit our autonomy and may adversely affect our competitiveness and overall performance” for a discussion of risks associated with our franchise of the Wyndham brand.

Hospitality Services

We started generating revenue from our hospitality business in January 2026 with the opening of Wyndham GS Genting in December 2025. As of the date of this prospectus, we plan to acquire additional properties for our hospitality business in the following sequence:

●	Antharas Villa – Janda Baik and Antharas Ipoh. Followed by Austin Antharas which we will be developing along the same concept as Antharas 1 and some units will be managed as a hotel. The Hospitality Revenue Stream will be a natural progression and feed from our own development.

We also expect to integrate our eventual PropTech solutions in our hospitality business segment, thus elevating the value of our properties and enhancing the offering from Antharas.

For more information, see “Business - Antharas Hospitality – Hospitality and Hotel Management Services.”

87

Our Competitive Strengths

High end Technology

We believe that PropTech currently is a niche market in Malaysia as the incorporation of many of our types of technologies into new real estate construction is only apparent in Class A office buildings but not in the residential market. We aim to lead in the area of residential PropTech, with effective design coupled with technology integration into our buildings to lower maintenance costs and increase efficiency / effectiveness in our projects.

The graphic below sets forth the existing challenges that we believe traditional property services and community management providers face, and our corresponding solutions:

Challenges and Solutions

ANTHARAS

CHALLENGES:

Traditional property services & community management providers face challenges such as insufficient security, inefficient human resources and energy management, as well as inconsistent tenant services and information management.

PROPERTY SERVICES

- Human resources / skilled Labour
- Challenges in collecting management fees
- Non-maintenance of the building's exterior, common areas & facilities
- Reactive Customer Service
- Lack of a functional & integrated management platform

COMMUNITY MANAGEMENT

- Elevator issues - long wait times, breakdowns & overcrowding
- Crowded shared amenities during peak times
- High equipment failure rate
- Parking space & traffic congestion
- Security & unauthorized access

SOLUTIONS:

- Technology driven property development
- People-centric designs of living spaces and user-oriented development of technologies
- IoT based, AI embedded, smart community and building management systems integration
- Seamless integration of hotel services and property technology

1

Experienced Management Team and High Quality Staff

The Company employs what it believes to be a team of high quality and versatile staff with property development, hospitality and PropTech experience. In particular, our Chief Executive Officer and Chief Operating Officer, Dato’ Dr. Su Cheng Tan and Kean Yong Teh, respectively, bring real estate development and technology experience to the Company. See “Management.”

88

We believe our Chief Executive Officer Dato’ Dr. Su Cheng Tan is a distinguished leader in design and business. As the Managing Partner of PDI Design & Associates, an ISO-certified Enterprise 50 company, he has over 27 years of experience in Malaysia’s premier interior design. Under his guidance, PDI Design & Associates has secured over 76 awards, showcasing his exceptional design expertise. Beyond design, Dato’ Dr. Su Cheng Tan is also a successful property investor, transforming bungalows into multi-million-dollar properties. The Company’s flagship project, Antharas 1, which is being steered by Dato’ Dr. Su Cheng Tan, demonstrates innovative use of smart technologies and luxurious amenities.

We believe our Chief Operating Officer Kean Yong Teh is a visionary Malaysian entrepreneur. Co-founding Mentrol Metal Impex Sdn. Bhd in 2009, he ventured into construction and aviation, showcasing a commitment to innovation. In 2016, Mentrol Global Holdings Sdn Bhd emerged as a pioneering force in aviation hangar maintenance. Under Kean Yong Teh’s leadership and strategic online marketing approach, Antharas 1 achieved a 72% sales rate (calculated by dividing the total number of units constructed by the number of units sold).

Strong Research and Development Capabilities

Our research and development efforts are led by Kang Chao, PDI’s Chief Technology Officer and James Yu Hai Chao works alongside with him as our head of Research and Development. Kang Chao has extensive experience in the area of PropTech and has led groundbreaking telecom research and development (“R&D”) projects. He is a highly valuable R&D consultant in the industry. James Yu Hai Chao, our Research and Development Director, who has over 15 years of work experience, with previous positions in product development in areas such as search, enterprise digitization, 3D simulation, and meta-verse, as well as over 10 years of experience in project and team management. In recent years, he has been focused on research and practice in the field of 3D virtual simulation, with experience in 3D reconstruction, high-speed dynamic modeling, and AIGC project design and development, resulting in relevant achievements. James and Kang Chao work closely with our team of three additional R&D specialists.

Strong Channels and Partnerships

With our signing of the Wyndham Agreement, we have established a partnership with Wyndham Resorts in our hospitality segment. See “Our Business - Our Hospitality and Hotel Management Services Business – Our Relationship with Wyndham Hotels”

Our Business Strategies and Future Plans

Diversification of our property portfolio

Our commitment to diversifying property portfolio reflects a proactive response to evolving market trends. The inclusion of hotel projects strengthens our presence in the hospitality industry. We will continue to study each market’s needs and requirements in the different locations that we have identified for development. The requirements in each location may differ from each other and we will strive to develop our projects based on these. This diversification not only mitigates risks associated with reliance on a single property type but also positions us to tap into various market segments. The diversification strategy is implemented through a strategic planning process that considers market trends, customer preferences, and regional demands. Comprehensive market research precedes each project, ensuring that developments align with the specific needs of the community and capitalize on growing trends.

Expansion into our new business lines

As of the date of this prospectus, our PropTech products are market-ready and we have begun installing these PropTech products in Antharas 1, but no sales of our PropTech products have been completed. There can be no assurance that we can sell any of our PropTech products at all

For our eventual PropTech solutions, we are directing our focus primarily towards developers who are eager to embrace our innovative solutions. The potential market for these solutions extends far beyond Malaysia, encompassing the entirety of South East Asia. Given the unique operational nuances in each market, we anticipate the necessity for customized system integration services to cater to the specific needs of diverse regions.

89

Our approach involves delivering meticulously crafted solutions tailored to the individual requirements of each customer. This level of customization is made possible through our dedicated in-house development team. By maintaining this internal expertise, we promote the continuous growth of our revenue stream through licensing fees and ongoing support plans. These support plans encompass not only future upgrades but also the essential maintenance required to keep our solutions at the forefront of industry standards.

In the hospitality business, we plan to distinguish ourselves by prioritizing the enhancement of customer experiences through operational efficiency and cutting-edge technologies. Augmented by the esteemed Wyndham Garden brand, we are confident that these elements alone will position us at the forefront of the hospitality industry. Notably, in the current locale of Genting Permai, Pahang, Malaysia, only a handful of hotels share our landscape:

●	Geo38 Resort

●	Swiss Garden Hotel

●	Scapes Hotel

These establishments represent our direct competitors. Leveraging our commitment to quality and technological innovation, we firmly believe that the hotels that we plan to operate or manage in the future surpass the offerings currently available in this location. Our dedication to superior service and advanced amenities sets us apart in the competitive landscape, ensuring an unparalleled experience for our guests.

Disciplined acquisitions and joint ventures

Our strategic focus on disciplined acquisition and joint ventures aims to enhance our property portfolio and market presence. We plan to acquire existing properties from third parties, which can complement the portfolio of our own property. As of the date of this prospectus, we have no specific plans to acquire existing properties from third parties. Additionally, we also aim to acquire and/or form joint ventures with established hotels, which aligns with our goal of expanding into the hospitality sector under the reputable Wyndham brand. By franchising this brand, we not only capitalize on existing market recognition but also fosters collaboration within the industry, creating mutually beneficial partnerships. This strategy positions the Company to diversify revenue streams and establish a robust foundation for sustained growth in the dynamic property development landscape.

Multi-faceted marketing strategy to maximize brand value and recognition

We aim to position each of the Antharas and Wyndham brands as a prominent and desirable choice in the property development, PropTech and hospitality sectors, respectively, in Malaysia by creating a holistic marketing approach that resonates with the target audience.

We will strive to adopt a comprehensive and diversified approach that utilizes various channels, tactics, and elements to promote a product, service, or brand to support our ability to reach our target audience through multiple avenues. This is expected to enhance visibility, engage diverse consumer segments, and build a more robust overall marketing campaign.

See “Sales and Marketing” for more information about our marketing efforts.

Continuous integration of technology into property management

Our commitment to being a full-service property developer involves the continuous integration of advanced property technology into our property management services. Embracing technology enables us to enhance operational efficiency, streamline communication, and provide better services to property owners and tenants. By adopting smart building systems, data analytics, and integrated management platforms, we aim to optimize property performance and promote a seamless experience for occupants. The adoption of smart building systems involves the installation of IoT devices, sensors, and automation tools to monitor and optimize energy usage, security, and maintenance. The implementation of data analytics provides actionable insights into tenant behavior, enabling us to tailor services and anticipate needs. This strategy not only sets the Company apart as an innovator in the industry but also positions it to adapt swiftly to changing market dynamics and customer expectations.

90

Continuous innovation and monetization of PropTech products in the future

In our pursuit of continuous innovation, we will be dedicated to developing cutting-edge property technology products that redefine industry standards. Examples include security systems, energy-efficient solutions, and smart home automation. These innovations not only contribute to a more sustainable and eco-friendly approach but also minimize operational costs for property management. The implementation of predictive maintenance tools and artificial intelligence in property management enhances decision-making processes, reducing downtime and optimizing resource allocation. Our innovation strategy involves a dedicated research and development team focused on identifying emerging technologies and translating them into practical applications for property development. For example, the development of advanced security systems may include the integration of biometrics, AI-driven surveillance, and real-time monitoring. Energy-efficient solutions may involve the incorporation of renewable energy sources, smart grid systems, and energy management tools. We plan to have regular collaboration with tech experts and continuous market monitoring to support our position at the forefront of property technology, delivering sustainable and cost-effective solutions. As of the date of this prospectus, we do not have any collaboration agreements with property tech experts. We believe our commitment to innovation not only enhances our competitive position but also supports our properties in remaining cutting-edge in an ever-evolving technological landscape.

Our Full-Scenario Connectivity Capabilities

We plan to integrate the following PropTech features which we have developed, or are currently developing, in-house into our own properties, starting with Antharas 1. As of the date of this prospectus, we have begun installing certain PropTech products in Antharas 1, and expect to finish such installations by the end of the second quarter of 2026. However, there can be no assurance that we can achieve this timeline or generate revenue as anticipated:

Intelligent Security: Establishment of an integrated monitoring center and incorporating AI algorithms for hazard detection. Device integration and data storage, retrofitting older devices and software.

Intelligent Elevator: Integrating intelligent scheduling with AI systems enhances control and elevator movement efficiency while incorporating energy-saving features. This integration not only boosts functionality but also enhances the overall passenger experience.

Intelligent Parking: License plate recognition, entrance and exit fee settings, parking fees payment, parking guidance, intelligent vehicle locating and real-time video intercom.

Property Management Systems: Property registration, homeowner management, tenant management, access control management, barrier gate management, visitor management, notification management, face recognition, elevator scheduling management, and real-time video intercom.

Mobile Apps: Vehicle registration, property notifications, visitor authorization.

Web: Visitor registration.

The above PropTech solutions will be add-on features in our property. We also plan to generate revenue from these PropTech solutions by selling the PropTech directly modules to developers, as well as by integrating then into properties developed by other developers. We expect to receive revenues from the sales of our modules, and in certain instances we would also receive maintenance fees. We are confident that we will be able to cater to the specific requirements of each developer and each property. As of the date of this prospectus, our PropTech products are market-ready but no sales of our PropTech products have been finalized. There can be no assurance that we can sell any of our PropTech products at all, and we cannot assure you when such revenues will be generated, if at all.

We also expect to integrate these PropTech solutions in our hospitality business segment, by utilizing these technologies to handle, for example, check-in and check-out procedures, security, facilities access, lift management, energy and air controls, etc.

The Antharas Super App

As of the date of this prospectus, we are in the process of developing our “super app” (i.e. a mobile application that offers a wide range of services and functions within a single platform) that connects our property buyers with a vibrant community and experiences such as exclusive events, workshops, facilities and services that anticipate their needs and enhance their everyday experience. The application will provide an easy, one-stop resource for, among others, restaurant bookings, facilities bookings, amenities bookings, events and workshops, home deliveries of food, home utility services, child care and community support.

Expansion of the Wyndham brand to existing hotels

In the future, we may convert existing hotels to the Wyndham brand name (by way of either outright purchase of currently operating hotels or by way of joint ventures with the current hotel owners) for expansion plans. As of the date of this prospectus, we have not taken any steps to execute such conversion. We are confident that we will complete the contracts necessary for us to commence offering hospitality services under the Wyndham brand name at additional locations. However, there can be no assurances as to whether or when any future contracts with Wyndham will be finalized. Please refer to “Risk Factors – Early termination of the Wyndham Agreement or any change in its terms could harm our business and results of operations” and “Risk Factors - The control Wyndham holds over our conduct of hospitality business would limit our autonomy and may adversely affect our competitiveness and overall performance” for a discussion of risks associated with our franchise of the Wyndham brand.

We are in negotiations with Wyndham for an expansion of our relationship to two additional properties, with a reduction of royalty fees in the next five years for the second and third properties. On December 31, 2023, we executed a side letter to the Wyndham Agreement, pursuant to which Wyndham has agreed to offer a royalty fee concession to us for a period of five years if we enter into one or more additional franchise agreements with Wyndham. Such concession will not apply to the existing Wyndham Agreement. As of the date of this prospectus, we have not formally entered into any additional franchise agreement with Wyndham. This is a prelude to our commitment to expand this business.

We hope to continue to expand our relationship with Wyndham; as of the date of this prospectus, we have not signed any contracts with them other than the Wyndham Agreement and related documents.

Geographic Footprint and Industry Collaboration

We will seek to create alliances with companies within and also outside Malaysia and also, so as to create new opportunities and also to promote the Company in new markets. We also will dedicate more resources in strategically advantageous regions that could generate more revenue to Company. Our targeted geographical reach is South East Asia.

Our Customers

No one customer contributed 10% or more of our total revenue. The majority of our customers are individuals; we also have several other small corporate customers.

91

We typically source property development customers as follows:

1.	Previous buyers of our projects
2.	Developer circle of friends and network
3.	Consultant (architects, QS, Land surveyors, construction) circle of friends and network
4.	Advertising
5.	Marketing agents

Our Major Suppliers

Geo Hill Construction Sdn Bhd (“Geo Hill”) is a related party construction company that has been performing construction our Antharas 1 Project as general contractor. For the six months ended June 30, 2025 and the years ended December 31, 2024 and December 31, 2023, Geo Hill represented approximately 57%, 56% and 43%, respectively, of our total supplier expenses. Geo Hill was selected for Antharas 1 as a result of a negotiated tender process, and we expect Geo Hill to participate in the tender process for our future development projects. Please see “Related Party Transactions” for details.

PDI Design & Associates Sdn Bhd (which is a different entity than our subsidiary PDI Design) (“PDIA”) is 80.5% owned  by Dato’ Dr. Su Cheng Tan, our Chief Executive Officer, Chairman of the Board, Director and one of our Major Shareholders. PDIA provides industrial design services and “fit outs” (which are projects that turn empty interior spaces containing only essential elements into interior spaces that are suitable for occupancy) for Antharas Hills. PDIA has been our preferred partner for these services since 2023. For the six months ended June 30, 2025 and the years ended December 31, 2024 and December 31, 2023, PDIA represented approximately 12%, 12% and 20%, respectively, of our total supplier expenses. See “Related Party Transactions.”

Sales and Marketing

Our current in-house sales and marketing team consist of two employees for the property development segment. For our new PropTech segment, the Company plans to outsource sales and marketing with one in-house employee to head the division. For our new hospitality segment, the Company plans to hire a sales manager or director for sales and marketing. Based on our management’s experience, it is market practice in Malaysia to outsource sales and marketing to professional agents. The Company will continue to outsource its sales and marketing as necessary.

The Company currently employs an integrated marketing strategy for its own proprietary brand “Antharas” that combines Above the Line (ATL), Below the Line (BTL), and Through the Line (TTL) marketing. ATL channels, such as television, radio and outdoor advertising are strategically used to reach a broad audience, showcasing the unique features of Antharas-branded property. Simultaneously, BTL initiatives focus on targeted engagement through community sponsorships and local events, fostering personal connections. TTL approach seamlessly blends mass media reach with personalized interactions, ensuring marketing campaign that maximizes brand exposure while establishing meaningful connections with audience. Specific marketing activities undertaken by the Company include advertisement on social media and online platforms such as Antharas 1’s website, print and sponsorships. Other marketing activities which are being considered by the Company are bus and digital outdoor advertising.

Here are some key components typically included in our multi-faceted marketing strategy:

1.	Digital Marketing: Leveraging online channels such as social media, email marketing, content marketing, search engine optimization (SEO), and online advertising to connect with the target audience.

2.	Traditional Marketing: Incorporating traditional methods like outdoor and print advertising (covering both above the line (general audience) and below the line (target audience) marketing tools.

3.	Content Marketing: Creating and distributing valuable and relevant content to attract, engage, and retain a clearly defined audience. This may include blog posts, articles, videos, infographics, and more.

92

4.	Social Media Marketing: Utilizing social media platforms to build brand awareness, engage with the audience, and promote products or services.

5.	Influencer Marketing: Collaborating with influencers or thought leaders in the industry to reach their followers and build credibility.

6.	Public Relations (PR): Managing relationships with the media, creating press releases, and seeking opportunities for positive media coverage.

7.	Search Engine Marketing (SEM): Using paid advertising to appear on search engine results pages (e.g., Google Ads).

8.	Email Marketing: Sending targeted messages to a list of subscribers to nurture leads, build relationships, and encourage customer loyalty.

9.	Word-of-Mouth Marketing: Encouraging satisfied customers to share their positive experiences, either through online reviews, testimonials, or social media, to influence others.

10.	Partnerships and Collaborations: Forming alliances with other businesses or influencers to expand reach and tap into new audiences.

A successful multi-faceted marketing strategy involves synergy among these different components, ensuring that each element reinforces the others. Deployment of each of the identified activities will be carefully analyzed and adjusted based on performance metrics and market feedback. This is crucial for ongoing success.

This approach enables businesses to adapt to changing market conditions, reach diverse consumer segments, and create a more resilient and effective marketing campaign.

Research and Development

As of the date of this prospectus, our research and development team consists of 12 employees. We plan to double the size of our research and development group by end of 2026. Kang Chao is PDI’s Chief Technology Officer and James Yu Hai Chao works alongside with him as our head of research and development.

Kang Chao, Chief Technology Officer

Kang Chao boasts of a robust educational background and extensive experience in the area of Property Technology. He personifies innovation, leadership, and technological prowess.

Since 2020, as General Manager for South East Asia at CLOOPEN, he has expanded the company’s presence in Southeast Asia, overseeing resource acquisition, cooperation opportunities, market development. During his tenure at Joy Telecom from 2018 to 2020, Kang Chao excelled as a System Engineer and PM Director, overseeing the development of soft and hard switch and Voice systems, IoT, and cloud platforms, while establishing crucial partnerships.

From 2014 to 2017, as R&D Director at YingXing Communication, he led groundbreaking telecom R&D projects, demonstrating his VoIP solution formulation and team management skills. Kang Chao’s career began at Shanghai Diancheng from 2000 to 2014, where he excelled in product R&D planning and execution.

Kang Chao is a luminary in PropTech, blending academic rigor with a career marked by innovative contributions, making him a highly valuable R&D Consultant in the industry.

James Yu Hai Chao, Research and Development Director

James Yu, a visionary leader, is reshaping the Property Technology (PropTech) sector with a strong educational foundation in Communication Engineering and Computer Science. His career epitomizes innovation, leadership, and technological excellence.

With pivotal roles such as Technical VP at TIANTIAN Technology, Founder of JiGuangDianShi Technology, and Product Director at Xiaohe Technology, James has showcased his forward-thinking approach. His specialization in 3D simulation, artificial intelligence and cloud computing demonstrates his commitment to pushing technological boundaries.

With over 15 years of experience in product development, spanning search and 3D simulation, he consistently demonstrates innovation and adaptability. Yu Haichao’s decade-long expertise in project and team management underscores his leadership qualities. His focus in 3D virtual simulation, NLP and CV, reflects his dedication to technological advancement. His contributions in developing SaaS systems for education highlight his impact on enhancing learning experiences.

James is a PropTech pioneer, harmonizing academic rigor with a career marked by groundbreaking contributions. As a visionary leader, he plays a pivotal role in shaping the future of PropTech through innovation and leadership.

We entrust product design, development and testing to our talented team of engineers, who coordinate closely with our product management team to launch new PropTech products. Our engineers are organized in smaller groups to foster agility and continued innovation in responding to the evolving needs of our customers. We leverage a collaborative, team-based and test-driven approach to engineering to release new code frequently. We believe that it is easier for our customers to adjust to these continuous updates to our software solutions, which incrementally change and improve their user experience, than itis to adapt to the infrequent, but more drastic, upgrades of legacy on-premise software.

93

Our research and development efforts are led by James Yu Hai Chao, our Research and Development Director, who has over 15 years of work experience, with previous positions in product development in areas such as search, enterprise digitization, 3D simulation, and meta-verse, as well as over 10 years of experience in project and team management.

We rely heavily on input from our customers in developing products that meet their needs and anticipate developments in their respective industries. Our product management team leads our research and market validation efforts and provides guidance to management and to our engineering team based on our collective domain expertise and in-depth knowledge and understanding of our customers. As a result, our product management team engages regularly with customers, partners and other industry participants, as well as our customer service and sales and marketing organizations. Our product management team manages our development projects generally and serves to align separate functions within the company with a single strategic vision.

We started to incur research and product development expense since the second half of 2023. We expect our annual research and development costs to increase over time.

Competition

We operate in a competitive environment and face competition from new and existing competitors based in Malaysia and, to a lesser extent, elsewhere. We believe that our primary competitors are other property development companies; and upon our entry into the PropTech and hospitality sectors, our competitors will be other PropTech and hospitality companies.

For the property development sector in Malaysia, we compete with numerous acquirers, developers, owners and operators of commercial and residential real estate, many of which own or may seek to acquire or develop properties similar to ours in the same markets in which our properties are located. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. Our competitors in the Antharas 1 geographic area include Tropicana, Aset Kayamas, LBS Bina, Geo38, OSK, IBN and Kerjaya Prospek.

For the PropTech sector in Malaysia, upon our entry into this business we expect to face competition from notable developers such as Gamuda Bhd, IOI Properties Group Bhd, IJM Land Bhd, Sime Darby Property Bhd and OSK Properties Holdings Bhd, who already introduced smart homes to the market, which includes features like wireless smart switch, customizable scenes, smart switch, voice assistant, door/window motion sensor, alarm system and remote system to control all the infrared (IR) remote devices in one application. Also these developers are also seen as our customers as they will potentially use our offerings from our PropTech division; some of these developers are current customers of PDA.

For the hospitality sector in Malaysia, competition for guests and customers is primarily focused on hotel room rates, quality of accommodations, brand recognition, convenience of location, geographic coverage, quality and range of services, other lifestyle offerings, and guest amenities. Upon our entry into this business, we expect to compete mainly with other branded and independent hotel operating companies, national and international hotel brands and ownership companies that locate in the vicinity of our Wyndham hotels. In addition, we may face competition from new entrants in the hospitality industry in Malaysia or increased competition from competitors who are expanding rapidly. Such competitors include vacation rental online marketplace companies. we expect competition from established hotels and private room rentals. Our hospitality services competitors include Geo38, Swiss Garden (OSK) and Scapes (LBS Bina).

Seasonality

Generally, the peak seasons in the hospitality industry in Malaysia are Malaysia and Singapore school holidays, any long weekends (where Monday or Friday is also a holiday) and in the month of December. In addition to this, specifically for Wyndham GS Genting, 2 weeks to 1 month into the Chinese Lunar New Year is also considered to be peak season. We expect to experience seasonal fluctuations in line with the above when we enter the hospitality business.

94

Certain special events, such as large-scale exhibitions, concerts or sports events, may increase the demand for the hotels that we may operate or manage in the future significantly as such special events may attract travelers into and within the regions in Malaysia where we may operate hotels. Based on our understanding of the Malaysian hospitality industry, we generally expect our net revenues generated from our hotel offerings to be higher in the months of January, February, April, May, September and December due to general travel and consumption patterns in Malaysia.

Our property development and PropTech verticals are not subject to significant seasonal fluctuations.

Insurance

We currently do not maintain any insurance other than statutory employee insurance in accordance with Malaysian laws and regulations. Our employees presently are covered by Social Security insurance (SOCSO) and retirement fund (EPF) in accordance with Malaysian laws and regulations. We currently do not maintain business interruption insurance or key person insurance, although we currently are considering taking out key person policies for our Chief Executive Officer and Chief Operating Officer.

For our property development business, the workers compensation, public liability and all-risks insurances are undertaken by our main contractor, Geo Hill. They are responsible for all on-site insurance and coverage pursuant to the letter of award for the relevant project.

To the best of the Company’s knowledge, it is common practice in the Malaysia real estate industry for main contractors to undertake insurances for the property development projects, including workers compensation, public liability and all-risks insurances. Therefore, we consider our insurance coverage to be consistent with Malaysian industry standards and sufficient to cover our key assets, facilities, and liabilities. We may be required to take up additional insurance policies in compliance with specific customer requirements as well. Such additional insurance may include public liability insurance. The above insurance policies are reviewed annually to support our Group has sufficient insurance coverage. Our directors believe that we (including through insurance provided by our main contractors) have adequate insurance coverage for the purposes of our business operations and we will procure the necessary additional insurance coverage for our business operations, properties and assets as and when the need arises.

We have not made any material claims on any insurance policy maintained by us during the period beginning January 1, 2022 to the date of this prospectus.

Intellectual Property

Trademark

We rely on a combination of trademarks, trade secrets, confidentiality procedures and contractual restrictions to establish and protect our proprietary rights. Our major trademarks are registered in Malaysia. We consider intellectual property protection to be important to our business.

We have two registered trademarks inclusive of the Antharas logo. The following are a list of trademarks that are material to our operations:

No.	Description	Owner	Issuing Authority	Trademark Number	Relevant Date
1		Antharas Hills	Intellectual Property Corporation of Malaysia	201701114	October 12, 2017 to October 12, 2027

2		PDI Design	Intellectual Property Corporation of Malaysia	2018010362	August 8, 2018 to August 8, 2028

We control access to non-registrable proprietary technology by entering into confidentiality agreements with our employees. Despite our precautions, it may be possible for unauthorized third parties to copy our software solutions and use information that we regard as proprietary to create products and services that compete with ours. See “Risk Factors – Misappropriation or infringement of our intellectual property and proprietary rights, enforcement actions to protect our intellectual property and claims from third parties relating to intellectual property could materially and adversely affect our business, results of operations and financial condition.”

95

Employees

As of the date of this prospectus, we had a workforce of 40 individuals, comprising 25 employees who are all located within our offices at 140, Jalan Maarof, Bangsar 59100, Kuala Lumpur, Malaysia, 12 in our China Office and 3 located at Antharas 1 for the hotel operations under Wyndham GS Genting. Our principal/Headquarters is at 140, Jalan Maarof, Bangsar and we practice flexible working arrangements where employees are allowed to work off site.

Office Properties

Our principal place of business is 140, Jalan Maarof, Bangsar 59100, Kuala Lumpur, Malaysia, where we lease approximately 2500 square feet of office space. Our office is leased under two leases, one for the first floor and the other for the third floor, which will expire on December 31, 2026 and September 30, 2028, respectively. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any expansion of our operations.

Legal Proceedings

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. The Company is and has not been a party to any litigation, arbitration or administrative proceedings that we believe would, individually or taken as a whole, have a material adverse effect on our business, financial condition or results of operations, and, insofar as we are aware, no such litigation, arbitration or administrative proceedings are pending, threatened, or contemplated.

REGULATIONS

We are subject to all relevant laws and regulations of Malaysia and may be affected by policies which may be introduced by their respective governments from time to time. We have identified the main laws and regulations (apart from those pertaining to general business requirements) that materially affect our operations, including the licenses, permits and approvals typically required for the conduct of our business, and the relevant regulatory bodies, below.

96

As of the date of this prospectus, our directors believe that we are not in breach of any laws or regulations applicable to our business operations that would materially affect our business operations, and our Group is in compliance with all the applicable laws and regulations that are material to our business operations. The Group may be subject to certain fines/penalties arising from its ordinary course of business from time to time.

Malaysia

The following Malaysian laws and regulations are applicable to our business:

Housing Development Act 1966

The Housing Development Act 1966 and its regulations which are applicable to the Company mainly regulate the activities of housing developers and protection of house buyers. The Housing Development Act 1966 among other things, governs issues and protection for purchasers in relation to any defect liability period, misrepresentation by developers in sales brochures, protection against abandoned developments, late delivery of completion, how progressive construction and billings are regulated, non-compliance with approvals or development orders and non-issuance of certificate of compliance and completion.

The main objective of the Housing Development Act 1966 is to protect the interest of purchasers and at the same time giving comfort to the developers with regards to any conflict on the interpretation and applicability of the Housing Development Act 1966 and to curtail any mismanagement by the developers who are required to maintain a special developer’s account which are to be monitored. All these provisions of the Housing Development Act 1966 apply to the Company who is a housing developer and includes the Companies’ ongoing housing developments and future development projects.

Under Sections 11 and 12 of the Housing Development Act 1966, the Minister (appointed in Malaysia under the Housing Development Act 1966) is also empowered by law to give several directions to the housing developer or take such other measures as he may deem necessary to further protect the interests of the purchasers, whenever it becomes apparent that the developer (including the Company) has become unable to meet his obligations to his purchasers, is about to suspend his building operations or is carrying on his business in a manner detrimental to the interests of his purchasers. This would also include such directions as he considers fit and proper for the purpose of ensuring compliance by the Company with the Housing Development Act 1966 and whereby any failure to comply by the Company with the directions may lead to criminal prosecution of the Company to which the developer license may be revoked or suspended.

To further protect the purchasers interest, Section 8A of the Housing Development Act 1966 which is equally laws applicable to the Company provides for the statutory termination of the sale and purchase agreement (SPA) if after 6 months of the SPA the development project has not commenced and if at least 75% of all the purchasers who had signed the SPA wish to terminate the SPA, then the developer can apply to the Minister (appointed in Malaysia under the Housing Development Act 1966) to have the SPA terminated. A tribunal for Homebuyer Claims established under the Housing Development Act 1966 also governs the Company and the purchasers in any disputes arising from housing development or matters pertaining to the ongoing development of the Company.

Town and Country Planning Act 1976.

In Malaysia, the control and regulation of town and country planning are governed by the Town and Country Planning Act 1976. As a developer, the Company must consider the plot ratio, also known as floor area ratio, which is the ratio of the size of a plot of land to the amount of floor area that can be built on it, during the planning approval stage of its development. Notably, the plot ratio does not determine how high a building is or whether approval can be obtained at the planning approval stage, rather the ratio relates to the density of a building as it relates to the plot of land it is built on. For example if less land is used as the base of the building, it can be built higher and allows for higher density. If there are above-ground car parks, those do not count either in determining such plot ratio.

In some cases, the Company may also be imposed with building height restrictions in addition to the plot ratio, and the Company will have to work within these restrictions to comply with such plot ratio and building underground as necessary. Several factors influence the determination of the plot ratio. For example, commercial land will have a higher plot ratio than industrial land, lands located at hill slopes area will have a lower plot ratio and lands within a central business district will have a different plot ratio compared to land of the same category within a suburban residential area. In some areas, the authorities and laws do allow for higher plot ratios for developments close to public amenities station.

The issue of plot ratio affects the decision-making process of all development projects of the Company as plot ratio is used to calculate the amount of gross floor area they can build on a plot of land. Bylaws and regulations relating to plot ratio vary from state to state and may be different for different site locations. If the plot ratio initially approved is restricted and the density of the particular building is limited, the Company as a developer can appeal to the relevant authorities for reconsideration by making some minor or relevant changes to the proposed building plans to apply for an increase in the plot ratio. The relevant authorities may make amendments to increase the plot ratio which will be slightly more favorable than the initial approved plot ratio. If, however, the increase in plot ratio application is not approved after such an appeal, then the Company can either proceed with the initially approved plot ratio or amend the entire building plans and resubmit the entire development concept of the proposed building to the relevant authorities to see if a better plot ratio could be obtained.

Strata Title Act 1985

The Strata Title Act 1985 governs ownership and administration of stratified properties and shared development like that being currently constructed by the Company. The Strata Titles Act 1985 provides provision for the subdivision of building or land of shared properties applicable to the Company which includes the procedure for any application made by the Company for subdivision, registration, issuance of Strata Titles, management of the strata scheme after the issuance of Strata Titles and management of Strata Titles Board. The Strata Titles Act was created as laws and provisions regarding the subdivision of building and provides other reference related to subdivision and management of multi-story buildings.

97

The Strata Titles are laws created to cater for the subdivision for land to become land parcel, accessory parcel and common property and provide for the application towards new housing development concept known as the Gated Community Scheme. The Strata Titles Scheme consists of individual parcels and common property that are managed as ‘self-governance’ by the Management Corporation establish after handover of management of the development is completed by the Company.

Strata Management Act 2013

The Strata Management Act 2013 equally applies to the Company and further provides developers and residents/landowners with regulations on effective management and maintenance of stratified buildings, common properties/facilities and all related matters of shared development. This regulation was introduced in 2013 to govern the maintenance and management of stratified residential developments, such as condominiums, apartments, townhouses and landed properties in a shared development and which the Company must ensure strict compliance. Additionally, the Strata Management (Maintenance and Management) Regulations are a further set of regulations under the Strata Management Act 2013 also applicable to the Company to address the many concerns surrounding the maintenance and management of strata properties. It lays out the regulations around the Joint Management Committee (JMC), Subsidiary Management Committee (SMC), Joint Management Body (JMB) and Management Corporation (MC). The Strata Management (Compounding of Offences) Regulations 2019 further allows the Commissioner of Buildings (COB) to compound any offences committed by strata owners as well as by the Company as a developer.

National Land Code 1965

The main objective of National Land Code 1965, inclusive of relevant regulations and state Land Code where the land/project of the Company is located and which is being developed, is to ensure uniformity of law, regulations and policy with respect to land tenure, registration of titles relating to land, transfer of land, leases and charges in respect of land, easements and other rights and interests in land which are applicable for both the Company as a developer and the purchasers. The key features material in this Code is the registration of titles whereby the registered document of title (RDT) is retained at the relevant land office and is open to public for verification of records of ownership and dealing or transactions and whereas the issue document of title (IDT) is kept by the registered owner and as proof of ownership.

The records kept at the land office on registered document of title (RDT) are final and conclusive and the register is everything whereby the ownership is indefeasible. For the Company, normally the master title for any development will be submitted for approval to obtain the individual or strata titles eventually in favor of the purchasers as the registered owners of the parcel or unit purchased by them.

National Environmental Management Act 1998 and related regulations

The National Environmental Management Act 1998 also applies to the Company’s development with regards to the issue of prevention, abatement, control of pollution and enhancement of the environment, and for all purposes connected therewith. Under Section 49A of the National Environmental Management Act 1998, industries and developments (such as the business carried out by the Company) that generate scheduled wastes (SW) or will be involved in transportation and disposal of SW are required to have a competent person to ensure proper waste management practices. The objective of the National Environmental Management Act 1998 is to ensure compliance by the Company protect the environment and conserve natural resources which will encourage productive and enjoyable harmony between man and his environment; to promote efforts which will prevent or eliminate damage to the environment and biosphere and stimulate the health and welfare of man and environment in any development carried out by the Company.

Contracts Act 1950

The Contracts Act 1950 governs the Company with regards to the provisions of any written agreements and contracts executed between the developer and purchaser in its dealings with the purchasers. The most common contract or document would be the sale and purchase agreement of the property sold by the Company and bought by the purchaser. The material aspects of the Contracts Act 1950 affecting the business of the Company and the purchaser in the formation of a contract agreement that is enforceable by law, the elements that must be fulfilled includes (a) proposal or offer, (b) acceptance, (c) consideration, (d) intention to create legal relations, (e) capacity to contract.

98

The Company cannot enter a contract which is not enforceable if its object is illegal or against public policy. The consent to enter into a contract between the parties must be free and not caused by any vitiating factors which may affect the formation of the contract such as coercion, undue influence, fraud, misrepresentation and mistake.

Section 74 of Contract Act 1950 further provides for claims for damages (in our case likely to be late delivery claims by Purchasers and applicable to the Company), an innocent party may claim damages from the party in breach in respect of all breaches of contract or terms of the sale and purchase agreement. For an innocent party (such as the purchaser) to obtain substantial damages he must show that he has suffered a loss because of the breach (remoteness) by the Company and the amount of his loss (measure).

Another material aspect of contract law applicable to the Company by the purchasers is the remedy of specific performance which is a discretionary remedy granted by the court to compel a party to fulfil his contractual obligations. It is usually only ordered where damage is not an adequate remedy. It is a general rule that specific performance will not be ordered if the contract requires performance or constant supervision over a period and the obligations in the contract are not clearly defined.

Data privacy laws

The right to privacy in Malaysia is a constitutionally guaranteed right that has been encompassed under the umbrella of ‘personal liberty’ in Article 5(1) of the Federal Constitution of Malaysia. The right to privacy provides that ‘no person shall be deprived of his life or personal liberty save in accordance with law’ and which includes within its compass other rights such as the right to privacy. With regards the Company and being a developer, laws, such as the Personal Data Protection Act 2010 (Malaysia) (PDPA) and the Penal Code (Malaysia) applies to the Company which provides criminal sanctions in cases where an individual’s privacy is violated.

The invasion of privacy and the need for data protection laws has been recognized as a tort in Malaysia where decisions of the Malaysian High Courts had awarded damages to the affected party for the breach of privacy based on negligence. The Company must comply with such privacy and the data protection laws in Malaysia which is applicable to the Companies on going and future development of property technology. Some of the measures and policies adopted by the Company for compliance with such privacy and data protection laws cover the scope of processing personal data, which encompasses the collecting, recording, holding, or storing of personal data, or carrying out of any operation or set of operations on personal data, including:

●	the organization, adaptation, or alteration of personal data;
●	the retrieval, consultation, or use of personal data;
●	the disclosure of personal data by transmission, transfer, dissemination, or otherwise making available; or
●	the alignment, combination, correction, erasure, or destruction of personal data.

The Company also has internal guidance for its employees to follow, so that they would be aware when they may be allowed to share or release such personal data which are exempted from data protection principles under the PDPA, for example, when:

●	processing and releasing personal data for the prevention or detection of crime, for the purposes of investigations, apprehension, or prosecution of offenders, or assessment or collection of any tax or duty or other similar impositions with the relevant authorities;
●	in relation to information relating to the physical or mental health of a data subject, of which the application of the provisions in the PDPA to the data subject would likely cause serious harm to the physical or mental health of the data subject or any other individual;
●	solely for the purposes of preparing statistics or carrying out research, provided that the resulting statistics or research results are not in a form which identifies the data subject or individual;
●	for the purpose of discharging regulatory functions if the application of those provisions would be likely to prejudice the proper discharge of those regulatory functions; and
●	for journalistic, literary, or artistic purposes.

There is also a notable difference between ‘data privacy’ and ‘right to privacy’. Data privacy (often termed informational privacy by the Malaysian High Courts) specifically refers to the protection and control of personal data, which is information that can be used to identify an individual. On the other hand, the right to privacy is a broader concept that encompasses various aspects of an individual’s privacy, including personal autonomy, dignity, and confidentiality. The right to privacy protects individuals from unwarranted intrusion into their personal life, family life, home, and communications.

In the context of Malaysia and the Company, Personal Data Protection Act 2010 (Malaysia) is a data protection law affecting the business and property technology that lays out requirements for commercial organizations such as the Company to inform individuals (usually the purchasers and residence of such property technology developments) about the purpose and extent of data collection, and to obtain explicit consent for such activities and data being kept by the Company. The purpose of the Personal Data Protection Act 2010 (Malaysia) is to protect website users from unlawful gathering and use of their personal data to which the Company must ensure compliance and curtail abuse of such data collected. The Personal Data Protection Act 2010 (Malaysia) defines “personal data” as any data that can be used to identify an individual, either directly or indirectly which includes but is not limited to name, address, date of birth, credit card number, and email address. All these records and data are commonly kept by the Company from the purchaser’s database which are to be protected under the said laws and regulations.

99

The Company emphasizing its development on property technology in its business, and which combines real estate and cutting-edge technologies like Artificial intelligence (AI), facial recognition, thumb print scan and retina scans and blockchain to create solutions that enhance how people buy, sell, research, market, and manage a property would be compelled to ensure strict compliances with Malaysia data protection laws as aforesaid

The Personal Data Protection Act 2010 (Malaysia) further establishes seven key principles that must be complied with by the Company in its business as a developer when processing personal data: (i) consent; (ii) notice and choice; (iii) disclosure; (iv) security; (v) retention (vi); data integrity; and (vii) access. The Company has a legal duty to ensure data users have adequate security and indemnity measures to inhibit the theft, misuse, unauthorized access, accidental disclosure, alteration, or destruction of personal data under their care always. Non-compliance with the Personal Data Protection Act 2010 (Malaysia) may result in the Company upon conviction, to be liable to a fine and/or imprisonment in addition to possible offences under the said penal Code above.

PRC

The following section summarizes the principal laws and regulations of the PRC which may be relevant to Antharas PRC. As this is a summary, it does not contain detailed analysis of the PRC laws which are relevant to our business.

Foreign Investment

On 27 December 2020, the NDRC and the MOFCOM jointly promulgated the Catalog of Industries for Encouraging Foreign Investment (2020 Version), which became effective on 27 January 2021, and replaced previous encouraging catalog. On 23 June 2020, the NDRC and the MOFCOM promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment (2020 Version) (the “Negative List”), which became effective on 23 July 2020, replacing previous negative list. Foreign investors shall not invest in the fields for which foreign investment is prohibited in the Negative List. Investment in restricted fields of investment in the Negative List shall obtain foreign investment access permit and, in some cases, be limited to equity or contractual joint ventures to which PRC parties are required to hold the majority or certain percentage of interests in such joint ventures. Unless otherwise prescribed by the PRC laws and regulations, any industries not falling into any of the encouraged, restricted or prohibited industries set out in the Encouraged Catalog and the Negative List are generally deemed to be permitted and open to foreign investment. The Negative List also sets out a transitional period for the removal or relaxation of access restrictions in certain fields, after which their access restrictions will be removed or relaxed in a timely manner. The provision of bunkering facilitation services is not a field for which foreign investment is prohibited in the Negative List. Hence, our Company’s bunkering facilitator business is not subject to any foreign ownership restrictions in the PRC.

On 15 March 2019, the NPC promulgated the Foreign Investment Law of the PRC (the “Foreign Investment Law”), and on 26 December 2019, the State Council promulgated the Implementation Regulations of the Foreign Investment Law, which both became effective on 1 January 2020. Foreign Investment Law and its implementation regulations, upon taking effect, replaced three existing laws regulating foreign investment in PRC, namely, the Sino-Foreign Equity Joint Venture Enterprise Law of the PRC, the Wholly Foreign-Invested Enterprise Law of the PRC, and the Sino-Foreign Cooperative Joint Venture Enterprise Law of the PRC together with their corresponding implementation regulations. Pursuant to the Foreign Investment Law, foreign investment means the investment activities within the PRC directly or indirectly conducted by foreign natural persons, enterprises, and other organizations, including the following circumstances: (1) establishing foreign-invested enterprises in mainland China either individually or jointly with other investors; (2) obtaining stock shares, stock equity, property shares, other similar interests in PRC domestic enterprises; (3) investing in new projects in mainland China either individually or jointly with other investors; and (4) making investment through other means provided by laws, administrative regulations, or State Council provisions. For any field restricted by the negative list, foreign investors shall conform to the investment conditions provided in the negative list. Fields not included in the negative list shall be managed in accordance with the principle of consistency between domestic and foreign investment.

On 30 December 2019, the MOFCOM and The State Administration for Market Regulation jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on 1 January 2020. Pursuant to the measures, where a foreign investor directly or indirectly carries out investment activities in China, the foreign investor or the foreign-invested enterprise must submit the investment information to the competent commerce department for further handling. Foreign investors or foreign-funded enterprises shall report investment information to commerce departments through the enterprise registration system and the National Enterprise Credit Information Publicity System. Market regulation departments shall forward the aforesaid investment information to commerce departments in a timely manner.

Our PRC subsidiary, Antharas PRC, is a wholly foreign-owned enterprise and is required to comply with the Foreign Investment Law and is in full compliance. Moreover, since our current and planned business is not on the Negative List, to the best of our knowledge, it will not create any material adverse effect to our business.

Foreign Exchange Controls

The principal regulations governing foreign currency exchanges in the PRC are the Foreign Exchange Administration Regulations of the PRC which was promulgated by the State Council on 29 January 1996, and which became effective on 1 April 1996 and was subsequently amended on 14 January 1997 and 5 August 2008, and the Regulation on the Administration of Foreign Exchange Settlement, Sale and Payment which was promulgated on 20 June 1996 and became effective on 1 July 1996. Under these existing PRC foreign exchange control regulations, all international payments and transfers are classified into current account items and capital account items. Foreign currency payments under current account items by domestic institutions, including payments for imports and exports of goods and services and payments of income and current transfers into and outside the PRC must be either paid with their own foreign currency with valid documentation or with the foreign currency purchased from financial institutions. Foreign currency income under current account items may be retained or sold to financial institutions. Foreign currency payments under capital account items include cross-border transfers of capital, direct investments, securities investments, derivative products and loans, and must be made out of a domestic institution’s own foreign currency with valid documentation or be made with foreign currency purchased from any financial institution. The payments of current account items can be made in foreign currencies without the prior approval from the SAFE, by complying with certain procedural requirements. However, payments under the capital account items are subject to significant foreign exchange controls and require the prior approval from the SAFE or the registration with the SAFE or its designated banks.

100

On February 13, 2015, SAFE promulgated the Notice of the SAFE on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies (the “SAFE Circular No. 13”) effective from 1 June 2015, providing that, the foreign exchange registration under domestic direct investment and foreign exchange registration under overseas direct investment are directly reviewed and handled by banks in accordance with the SAFE Circular No.13, and the SAFE and its branches shall perform indirect regulation over the foreign exchange registration via banks. On 23 October 2019, SAFE promulgated the Notice of the SAFE on Further Promoting the Facilitation of Cross-border Trade and Investment (the “SAFE Circular No. 28”), which came into force on the same day. SAFE Circular No.28 cancels the restriction on domestic equity investment made with capital funds by non-investment foreign-invested enterprises, expands the pilot program for facilitation of domestic payment under capital account, and relaxes the restriction on settlement and use of foreign exchange funds under capital account, etc. On 10 April 2020, SAFE promulgated the Notice of the SAFE on Optimizing Administration of Foreign Exchange to Support the Development of Foreign-related Business. Pursuant to which, eligible enterprises are allowed to make domestic payments by using their registered capitals, foreign debts and financings from overseas listing, with no need to provide authenticity certification materials of each of such funds for banks in advance, provided that their funds usage shall be authentic and in line with the currently effective administrative regulations on the use of funds under capital accounts. The relevant banks may conduct random inspection in accordance with the relevant requirements, in which case the certain authenticity certification of such funds may be required to be provided.

Taxation

Enterprise Income Tax

Pursuant to the Enterprise Income Tax Law of the PRC, promulgated by the NPC on 16 March 2007, amended by the SCNPC respectively on 24 February 2017 and 29 December 2018 and which came into effect on 29 December 2018, and its Implementation Regulations promulgated by the State Council on 6 December 2007, amended on 23 April 2019 and which became effective on the same date (collectively, the “EIT Law”), enterprises are classified into resident enterprises and non-resident enterprises. Enterprises, which are incorporated in the PRC or which are incorporated pursuant to the foreign laws with their “de facto management bodies” located in the PRC, are deemed “resident enterprise” and subject to an enterprise income tax rate of 25% on their global income. Non-resident enterprises are subject to (i) an enterprise income tax rate of 25% on their income generated by their establishments or places of business in the PRC and its income derived outside the PRC which are effectively connected with their establishments or places of business in the PRC; (ii) an enterprise income tax rate of 10% on their income derived from the PRC but not connected with its establishments or places of business located in the PRC; and (iii) non-resident enterprises without an establishment or place of business in the PRC are subject to an enterprise income tax of 10% on their income derived from the PRC.

On 18 January 2019, SAT promulgated the Announcement of the SAT on Issues Concerning the Implementation of the Inclusive Income Tax Deduction and Exemption Policies for Small Low-Profit Enterprises. Pursuant to which, the annual taxable income that is more than RMB1 million but less than RMB3 million shall be included in its taxable income at the reduced rate of 50%, with the applicable enterprise income tax rate of 20%, where this preferential policy is valid from 1 January 2019 to 31 December 2021. On 4 July 2021, SAT promulgated the Announcement of the SAT on Matters Concerning the Implementation of Preferential Income Tax Policies Supporting the Development of Small Low-Profit Enterprises and Individual Industrial and Commercial Households. Pursuant to which, the annual taxable income of a small low-profit enterprise that is not more than RMB1 million shall be included in its taxable income at the reduced rate of 12.5%, with the applicable enterprise income tax rate of 20%, where this preferential policy is valid from 1 January 2021 to 31 December 2022.

Value-added Tax

Pursuant to the Interim Regulations of the PRC on Value Added Tax (the “VAT Regulations”) which was newly amended on 19 November 2017 and its implementation regulations, all entities or individuals in the PRC engaged in the sale of goods, the supply of processing services, repairs and replacement services, and the importation of goods are required to pay value-added tax (“VAT”). VAT payable is calculated as “output VAT” minus “input VAT”. The rate of VAT is 17% or in certain limited circumstances, 11%, 6% or nil, depending on the product and service type and unless otherwise provided by the State Council, the VAT charge rate for small-scale taxpayer is 3%. Pursuant to the Notice of the MOF and the SAT on Adjusting Value-added Tax Rates, which was jointly issued by the MOF and SAT on 4 April 2018 and became effective from 1 May 2018, VAT taxpayer who engages in taxable sales or import of goods and originally applies the tax rate of 17% and 11%, is subject to a VAT tax rate of 16% and 10% respectively. According to the Notice of the MOF, the SAT and the General Administration of Customs on Deepening the Policies Related to Value-Added Tax Reform issued on 20 March 2019 and implemented on 1 April 2019, for general taxpayers of value-added tax who occur value-added taxable sales, the tax rate shall be adjusted to 13% if the original 16% tax rate is applied and the tax rate shall be adjusted to 9% if the original 10% tax rate is applied.

101

MANAGEMENT

The following table sets forth information regarding our directors and executive officers as at the date of this prospectus:

Name	Age	Position
Dato’ Dr. Su Cheng Tan	61	Chief Executive Officer, Chairman of the Board of Directors and Director
Kean Yong Teh	47	Chief Operating Officer and Director
Janine Yen Ling Foo	52	Chief Financial Officer
Dato’ Sri Adnan bin Wan Mamat*	66	Independent Director Nominee
Kin Yip Eddy Ho*	58	Independent Director Nominee
Meng Lu Lim*	46	Independent Director Nominee

*	Has accepted an independent director appointment, which will be effective immediately upon effectiveness of the registration statement of which this prospectus forms a part.

The business and working experience and areas of responsibility of our directors and executive officers are set out below:

Dato’ Dr. Su Cheng Tan is our Chief Executive Officer, Chairman of the Board and Director. He joined our Group in August 2017 as a director of our operating subsidiary, Antharas Hills, responsible for overseeing business operations by assuming a leadership role in the overall direction of the company. Dato’ Dr. Su Cheng Tan has rich experience in leading a company. From 1994 to 2018, he was the managing partner of PDI Design & Associates Sdn Bhd, where he was responsible for business development and oversight of business operation. Dato’ Dr. Su Cheng Tan obtained a Bachelor of Science and a Master of Art from the St. John’s University in New York in 1988 and a Doctor of Business Administration from Business School Netherlands (through Shanghai Jiaotong University) in 2021.

Mr. Kean Yong Teh is our Chief Operating Officer and Director. He joined our Group in August 2017 as a director of our operating subsidiary, Antharas Hills, responsible for overseeing business operations by assuming a leadership role in the overall direction of the company. Since October 2016, Mr. Teh has also been a director at Mentrol Global Holdings Sdn Bhd, a private company engaging in the business of machinery supply, scaffolding, aviation hanger services, tools supply and furniture trading, where he assumes a leadership role in overseeing that company’s overall operations.

Ms. Janine Yen Ling Foo is our Chief Financial Officer. Prior to joining us, from 2015 to 2023, Ms. Foo was the General Manager at Omedex Asia Sdn Bhd, a Malaysian company primarily engaging in the business of outdoor advertising, where she was mainly responsible for business development, procurement and campaign execution. From 2008 to 2015, she was the Corporate Planning Manager of Asian Asset Group Sdn Bhd, a Malaysian company primarily engaging in the business of manufacturing and investments, where she was mainly responsible for feasibility studies, business evaluations and financial forecasts. Ms. Foo attended an accounting program offered by the University of Abertay Dundee through Systematic College (now known as SEGi University and Colleges) in Malaysia, and received a Diploma of Higher Education in Accounting awarded by the University of Abertay Dundee in 1999.

Dato’ Sri Adnan bin Wan Mamat will, immediately upon effectiveness of the registration statement of which this prospectus forms a part, be appointed as our Independent Director. He is currently a director of four public companies listed in Malaysia, namely Magna Prima Bhd, Infraharta Holdings Bhd, Ipuc Berhad and GIIB Holdings Berhad, and a director of a private company, Royal Pahang Durian Produce Sdn Bhd, where he was responsible for devising business objectives and goals. Dato’ Sri Wan Mamat was a director of KNM Group Berhad from 2013 to 2018. He obtained a Bachelor of Business Administration from Kyoto University in 1984. We believe Dato’ Sri Wan Mamat is well-qualified to serve as a member of our Board of Directors given his experience, relationships and contacts.

102

Mr. Kin Yip Eddy Ho will, immediately upon effectiveness of the registration statement of which this prospectus forms a part, be appointed as our Independent Director. Mr. Ho has been the Managing Director of Fully Bright Limited since December 2013. He currently holds the position of independent director of the following companies: Apex City Asia Limited, Best Shield Limited, City Concept Asia Limited, Dataplugs Limited, Digit Express Limited, Ever Grace (Hong Kong) Limited, Good Diamond Limited, Grace Food Limited, Group and Partners Limited, Happy Giant Asia Limited, Joy Castle Limited, Joy Loyal Investment Limited, LS Yacht Company Limited, Major Good Limited, Master Impact Limited, Max Year International Limited, Mayor Properties Limited, Mclaren Club Hong Kong Limited, Netsec Limited, Pacific Regal Limited, Pacific Union Development Limited, Power World Limited, Silver Luck Enterprise Limited, Simcentric Solutions Limited, Solar Digital Solution Limited, VA Tech Transmission & Distribution GMBH & Co KEG Limited, Varidata Limited, Welpac Packaging Company Limited, Wenvoe Limited, World Courage Limited and XLC Limited, all of which are private companies. Mr. Ho obtained a Bachelor of Business Administration in Management Information System from Iona College (now known as Iona University) in 1989. We believe Mr. Kin Yip Eddy Ho is well-qualified to serve as a member of our Board of Directors given his experience, relationships and contacts.

Ms. Meng Lu Lim will, immediately upon effectiveness of the registration statement of which this prospectus forms a part, be appointed as our Independent Director. Since August 2011, Ms. Lim has been the chief executive officer and a director of Asia Mex Concepts Sdn Bhd, where she is responsible for leading the overall strategic direction, performance and operations of the company. Prior to that, from September 2007 to October 2013, she was the chief executive officer and a director at FC Club Sdn Bhd, where she was responsible for leading the overall strategic direction, performance and operations of the company. She was a management consultant at McKinsey & Company from August 2000 to August 2007, where she was responsible for strategic analysis, client collaboration and client business performance improvement. Ms. Lim obtained a Bachelor of Science in Accounting and Finance from London School of Economics in 2000. We believe Ms. Lim is well-qualified to serve as a member of our Board of Directors given her experience, relationships and contacts.

Family Relationship

There are no family relationships among our directors and executive officers.

Corporate Governance Practices

Foreign Private Issuer

After the consummation of this Offering, we will qualify as a “foreign private issuer” under the SEC rules and Nasdaq rules. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Also, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we will submit to the SEC from time to time, on Form 6-K, reports of information that would likely be material to an investment decision in our Shares.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), except that we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640), and that we have an audit committee that satisfies Rule 5605(c)(3), including having committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). The exemptions are subject to our disclosure of which requirements we are not following and the equivalent Cayman Islands requirements. Below are some of the exemptions afforded to foreign private issuers under the Nasdaq rules:

●	Exemption from the requirement that we disclose within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

●	Exemption from the requirement that our Board of Directors be composed of independent directors.

●	Exemption from the requirement that our audit committee have a minimum of three members.

●	Exemption from the requirement that we hold annual shareholders’ meetings.

●	Exemption from the requirement that our Board of Directors have a remuneration committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirement that director nominees are selected, or recommended for selection by our Board of Directors, either by (i) independent directors constituting a majority of our Board of Directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors and governed by a formal written charter or board resolution, as applicable, addressing the nomination process as adopted.

103

We intend to comply with all of the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq corporate governance rules. We also intend to comply with Cayman Islands corporate governance requirements under the Companies Act applicable to us at the same time. If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Board of Directors

Our Board of Directors will consist of five directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director who is, directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company shall declare the nature of his or her interest at a meeting of our directors. A director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our Company to issue debentures, debenture stock, bonds, and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors have a service contract with us that provides for benefits upon termination of service.

We recognize the importance and benefit of having a Board of Directors composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members with respect to attributes such as gender, ethnicity and other factors. In support of this goal, we will consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions; and consider the level of representation of women on our Board of Directors along with other markers of diversity.

Committees of the Board of Directors

We will establish three committees under the Board of Directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. We expect to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our Audit Committee will consist of Dato’ Sri Adnan bin Wan Mamat, Mr. Kin Yip Eddy Ho and Ms. Meng Lu Lim. Ms. Meng Lu Lim will be the chairperson of our Audit Committee. We have determined that each of our Audit Committee members satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that. Ms. Meng Lu Lim qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq rules. The Audit Committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The Audit Committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related-party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

104

Compensation Committee. Our Compensation Committee will consist of Dato’ Sri Adnan bin Wan Mamat, Mr. Kin Yip Eddy Ho and Ms. Meng Lu Lim. Mr. Kin Yip Eddy Ho will be the chairman of our Compensation Committee. We have determined that each of our Compensation Committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The Compensation Committee will assist the Board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The Compensation Committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the Board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the Board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs, or similar arrangements; and

●	selecting compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consist of Dato’ Sri Adnan bin Wan Mamat, Mr. Kin Yip Eddy Ho and Ms. Meng Lu Lim. Dato’ Sri Adnan bin Wan Mamat will be the chairman of our Nominating and Corporate Governance Committee. We have determined that each of our Nominating and Corporate Governance Committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The Nominating and Corporate Governance Committee will assist the Board of directors in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. The Nominating and Corporate Governance Committee will be responsible for, among other things:

●	selecting and recommending to the Board nominees for election by the shareholders or appointment by the Board;

●	reviewing annually with the Board the current composition of the Board in regard to characteristics such as independence, knowledge, skills, experience, and diversity;

●	making recommendations on the frequency and structure of Board meetings and monitoring the functioning of the committees of the Board; and

●	advising the Board periodically in regard to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the Board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, the fiduciary duties owed by a director and officer include (a) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole, (b) a duty to exercise their powers for the purposes for which they were conferred and not for a collateral purpose, (c) a duty to avoid improperly fettering the exercise of future discretion, (d) a duty to avoid any conflict of interest between the director’s duty to the company and the director’s personal interests, and (e) a duty to exercise independent judgment. In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, our directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association of a company or alternatively by shareholder approval at general meetings.

105

Code of Business Conduct and Ethics

In connection with this Offering, we have adopted a code of business conduct and ethics, which is applicable to all of our directors, executive officers and employees and is publicly available.

Terms of Directors and Officers

Our directors may be elected by a resolution of our Board of Directors or by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director will automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our Company and the director, if any, but no such term will be implied in the absence of express provision. It is expected that, whether by ordinary resolution or by resolution of the directors, each director will be appointed on the terms that the director will hold office until the appointment of the director’s successor, unless the director has sooner vacated office or been removed from office.

A director may be removed by ordinary resolution.

The office of a director will be terminated if the director:

(a)	is prohibited by the law of the Cayman Islands from acting as a director; or

(b)	is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	resigns his or her office by notice to the Company; or

(d)	has only held office as a director for a fixed term and such term expires; or

(e)	in the opinion of a registered medical practitioner by whom he or she is being treated becomes physically or mentally incapable of acting as a director; or

(f)	is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or

(g)	is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, is absent from meetings of directors for a continuous period of six months.

Employment Agreements with Executive Officers

We will enter into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. An executive officer may terminate his or her employment at any time with a three-month prior written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential or proprietary information or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each executive officer has also agreed to disclose in confidence to us all inventions, designs and trade secrets which he conceives, develops or reduces to practice during his employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

106

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of the employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to: (i) engage or assist others in engaging in any business or enterprise that is competitive with our business, (ii) solicit, divert or take away the business of our clients, customers or business partners, or (iii) solicit, induce or attempt to induce any employee or independent contractor to terminate his or her employment or engagement with us. The employment agreements also contain other customary terms and provisions.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our Board, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our Board.

Our directors have a balanced mix of knowledge and skills. We have three independent directors with different industry backgrounds, representing a majority of the members of our Board. Our Board is well balanced and diversified in alignment with the business development and strategy of the Company.

Compensation

For the years ended December 31, 2023, December 31, 2024 and December 31, 2025, we paid an aggregate of approximately RM6 million, RM9.32 million (including RM8 million dividends declared and paid by Antharas Hills to two of our directors, Dato’ Dr. Su Cheng Tan and Kean Yong Teh, who were shareholders of Antharas Hills prior to the Reorganization) and nil, respectively, in cash and benefits in-kind granted to or accrued on behalf of two of our directors for their services, in all capacities, and we did not pay any additional compensation to our directors and members of senior management. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors, except as mandated by Malaysian laws.

107

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our Shares will purchase shares in this Offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our Shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Shares Beneficially Owned Prior to This Offering(2)		Shares Beneficially Owned After This Offering(3)
Name of Beneficial Owners(1)	Number	%	Number	%
Directors and Executive Officers:
Dato’ Dr. Su Cheng Tan (Chief Executive Officer, Chairman of the Board of Directors and Director)	8,888,889	50%	8,888,889	41.11%
Kean Yong Teh (Chief Operating Officer and Director)	8,888,889	50%	8,888,889	42.11%
Janine Yen Ling Foo (Chief Financial Officer)	-	-	-	-
Dato’ Sri Adnan bin Wan Mamat (Independent Director)	-	-	-	-
Kin Yip Eddy Ho (Independent Director)	-	-	-	-
Meng Lu Lim (Independent Director)	-	-	-	-

All directors, director nominees and executive officers as a group	17,777,778	100%	17,777,778	84.21%

Other 5% shareholders:
-	-	-	-	-

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o 140, Jalan Maarof, Bangsar 59100, Kuala Lumpur, Malaysia.

(2)	Applicable percentage of ownership is based on 17,777,778 Ordinary Shares issued and outstanding as of the date of this prospectus.

(3)	Applicable percentage of ownership is based on 21,111,112 Ordinary Shares issued and outstanding immediately after the offering.

108

RELATED PARTY TRANSACTIONS

The following is a summary of transactions from January 1, 2021 through the date of this prospectus between us, and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company (including for these purposes both of our Major Shareholders), and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

We have been renting office spaces as our principal executive offices from PDIA, an entity of which Dato’ Dr. Su Cheng Tan, our Chief Executive Officer, Chairman of the Board and Director, is a majority shareholder. We entered into the following tenancies with PDIA during the past three years:

Tenant	Premises	Term	Rent
PDI Design	Third Floor, No. 140, Jalan Maarof, Bangsar 59100 Kuala Lumpur, Malaysia	From July 1, 2023 to December 31, 2023	Monthly rent of RM4,000
PDI Design	Third Floor, No. 140, Jalan Maarof, Bangsar 59100 Kuala Lumpur, Malaysia	From January 1, 2024 to December 31, 2025	Monthly rent of RM6,000
PDI Design	Third Floor, No. 140, Jalan Maarof, Bangsar 59100 Kuala Lumpur, Malaysia	From October 1, 2025 to September 30, 2028	Monthly rent of RM6,000
Antharas Hills	First Floor, No. 140, Jalan Maarof, Bangsar 59100 Kuala Lumpur, Malaysia	From January 1, 2021 to December 31, 2022	Monthly rent of RM4,000
Antharas Hills	First Floor, No. 140, Jalan Maarof, Bangsar 59100 Kuala Lumpur, Malaysia	From January 1, 2023 to December 31, 2024	Monthly rent of RM4,000
Antharas Hills	First Floor, No. 140, Jalan Maarof, Bangsar 59100 Kuala Lumpur, Malaysia	From January 1, 2025 to December 31, 2026	Monthly rent of RM4,000

In July 2018, we engaged PDIA for certain industrial design services and “fit outs” interior design works for our Antharas 1 project for a duration of five years. The total contract sum for such works is RM550,000.

In November 2018, we entered into the Development Agreement (as subsequently amended by two supplemental agreements in July 2019 and August 2023) with Pesat Bumi, pursuant to which we were granted the right to develop the Antharas 1 Land. Pesat Bumi’s shareholder is a former director of Antharas Hills (the “Former Director”) who served in office from January 2019 to October 2021. Although the Former Director’s directorship started after the signing of the Development Agreement, throughout his directorship, the Development Agreement remained in effect, therefore, we consider the transactions under the Development Agreement related party transaction from start of the Former Director’s directorship. For details of the Development Agreement, see “Business – Our Business – Antharas 1.”

In June 2019, Antharas Hills awarded a construction contract to Geo Hill Construction Sdn. Bhd. (“Geo Hill”) for the construction of the main building and infrastructure works for Antharas 1. The maximum contract sum for this project was RM235 million, with a provisional sum was RM28million and the actual contract amount was RM 207million including interior design fit out works which was removed and awarded to PDIA. As a result the contract sum to Geo Hill is reduced to RM175.49million. Geo Hill’s director and major shareholder is the brother of the Former Director.

Since the resignation of the Former Director in October 2021, we no longer consider Pesat Bumi and Geo Hill as related parties. While historical ongoing transactions that occurred during the director’s tenure will continue to be treated as related party transactions, any new transactions with Pesat Bumi and Geo Hill after the Former Director’s resignation will not be categorized as related party transactions.

In September 2023, we also engaged PDIA as our contractor for interior design and fit out works of Antharas 1. The total contract sum for the work to be provided by PDIA is RM36,149,000 (approximately $8.2 million).

In January and February 2025, we effected the following two rounds of capitalization issues to expand the share base of the Company for the purposes and in preparation of this Offering. These capitalization issues were accomplished by issuing additional shares at par value on a pro rata basis to our two existing shareholders, namely Dato’ Dr. Su Cheng Tan, our Chief Executive Officer, Chairman of the Board of Directors and Director, and Kean Yong Teh, our Chief Operating Officer and Director:

●	On January 9, 2025, we issued 120,000 Ordinary Shares at par value to Dato’ Dr. Su Cheng Tan for a total consideration of $12 and 120,000 Ordinary Shares at par value to Kean Yong Teh for a total consideration of $12. As such and at the same time, all shares outstanding of Antharas Hills Sdn. Bhd., or 2,400,002 shares in total, were transferred to Antharas Inc. These 2,400,002 shares of Antharas Hills Sdn. Bhd. were initially acquired by the shareholders at USD$560,552; and

●	On February 12, 2025, we issued 8,768,888 Ordinary Shares at par value to Dato’ Dr. Su Cheng Tan for a total consideration of $876.9 and 8,768,888 Ordinary Shares at par value to Kean Yong Teh for a total consideration of $876.9.

Procedures for Related Party Transactions

Our Board of Directors will establish an Audit committee immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part, which will be tasked with review and approval of all related party transactions.

109

DESCRIPTION OF SHARE CAPITAL

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands and our affairs are governed by our amended and restated memorandum and articles of association, as amended from time to time, the Companies Act and the common law of the Cayman Islands.

The share capital of the Company consists of Ordinary Shares. As of the date hereof, our authorized share capital is US$50,000 divided into 490,000,000 Ordinary Shares of par value US$0.0001 each and 10,000,000 preference shares of par value US$0.0001 each. As the date of this prospectus, 17,777,778 Ordinary Shares were issued and outstanding, and no preference shares are issued and outstanding. We will issue 3,333,334 Ordinary Shares in this Offering. The following are summaries of material provisions of our post-Offering amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Ordinary Shares

General. Upon the completion of this Offering, our authorized share capital is US$50,000 divided into 490,000,000 Ordinary Shares of par value US$0.0001 each and 10,000,000 preference shares of par value US$0.0001 each. All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form and are issued when registered in our register of members.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our Board of Directors (in relation to interim dividends); and (ii) our shareholders by ordinary resolution (in relation to final dividends). Our amended and restated memorandum and articles of association provide that our Board of Directors may declare and pay interim dividends if justified by our financial position and permitted by law.

Voting Rights. Holders of our Ordinary Shares may vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Subject to any rights or restrictions as to voting attached to any shares, (i) on a show of hands every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general meeting of our Company, each have one vote; and (ii) on a poll every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one vote for each Ordinary Share of which he or the person represented by proxy is the holder. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless voting by poll is required by Nasdaq rules or demanded by (a) the chairman of the meeting, (b) at least two shareholders having the right to vote on the resolutions, or (c) any shareholder holding not less than 10 percent of the voting rights of all those who have a right to vote on the resolution. A quorum required for a meeting of shareholders consists of one or more shareholders who hold shares that represent not less than one-third of the issued and outstanding shares entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. A majority of our directors may call general meetings and they must on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our Company. A shareholders’ requisition is a requisition of shareholders holding at least ten percent of the rights to vote at such extraordinary general meeting. The requisition must state the purpose of the meeting and must be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign) and delivered in accordance with the notice provisions of our amended and restated memorandum and articles of association. If directors do not within 21 clear days from the receipt of the requisition duly proceed to convene a general meeting, the requisitioners, or any of them may themselves convene a general meeting, but any meeting so convened must be called no later than three calendar months after the expiration of the said 21 clear day period. When used in this section, “clear day” means, in relation to the period of a notice, that period excludes (a) the day when the notice is given or deemed to be given; and (b) the day for which it is given or on which it is to take effect.

Any ordinary resolution is a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a unanimous written resolution.

A special resolution will be required for important matters such as amending our amended and restated memorandum and articles of association or changing the name of the Company.

110

The chairman may, with the consent of shareholders constituting a quorum, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for more than 7 clear days, notice of the adjourned meeting shall be given in accordance with our amended and restated memorandum and articles of association.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the amended and restated memorandum and articles of association or other constituent document of our company.

Winding Up; Liquidation. Subject to applicable law and any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among our shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among our shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them, respectively.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our directors may from time to time make calls on our shareholders in respect of any moneys unpaid on their shares including any premium in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. Subject to the Cayman Companies Act and our amended and restated memorandum and articles of association, we may:

(a)	issue shares that are to be redeemed or are liable to be redeemed, at our option or at the option of the shareholder holding those redeemable shares, in the manner and upon the terms as may be determined, before the issue of those shares, by the directors;

(b)	purchase our own shares (including any redeemable shares) on the terms and in the manner which have been approved by the directors or are otherwise authorized by our amended and restated memorandum and articles of association; and

(c)	make a payment in respect of the redemption or purchase of our own shares in any manner permitted by the Cayman Companies Act, including out of capital.

Transfer of Shares.

Subject to our amended and restated memorandum and articles of association in relation in relation to the transfer of Ordinary Shares and provided that such transfer complies with the applicable rules of the Securities and Exchange Commission, the Nasdaq and federal and state securities laws of the United States, our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in a common form or any other form prescribed by the Nasdaq or otherwise approved by our board of directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are nil or partly paid, by or on behalf of that shareholder and the transferee.

111

The transferor shall be deemed to remain a shareholder until the name of the transferee is entered in our register of members in respect of the relevant Ordinary Shares.

If shares of the Company are not listed on or subject to the rules of the Nasdaq Capital Market, our Board of Directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Such discretion of our Board of Directors only and also applies to shares of the Company which are not listed on, or subject to the rules of the Nasdaq Capital Market, and therefore such discretion to decline to register a transfer is not relevant to the Ordinary Shares once they have been listed on an exchange. In addition, once our Ordinary Shares have been listed, the legal title to such Ordinary Shares and the registration details of those Ordinary Shares in the Company’s register of members will remain with the Depository Trust Company. All market transactions with respect to those Ordinary Shares will then be carried out without the need for any kind of registration by the directors, because the market transactions will all be conducted through the Depository Trust Company systems. In relation to any shares of the Company which are not listed on or subject to the rules of the Nasdaq Capital Market, our Board of Directors may also decline to register any transfer of such share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the share (which does not include our Nasdaq listed Ordinary Shares) to which it relates and such other evidence as our Board of Directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of share which does not include our Nasdaq listed Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the share is fully paid and free of any lien in favor of the Company which does not include our Nasdaq listed Ordinary Shares;

(e)	any fee related to the transfer has been paid to us; and

(f)	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four which does not include our Nasdaq listed Ordinary Shares.

Inspection of Books and Records. Holders of our Ordinary Shares have no general right under our post-Offering amended and restated articles of association to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Issuance of Additional Shares. Our amended and restated memorandum and articles of association authorize our Board of Directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Preference Shares. We are authorized to issue 10,000,000 Preference Shares of par value $0.0001 each, and no Preference Shares are currently issued and outstanding. The Preference Shares have the following characteristics:

Conversion. Each Preference Share is convertible into one Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Preference Share delivering a written notice to us that such holder elects to convert a specified number of Preference Share into Ordinary Shares. In no event shall Ordinary Shares be convertible into Preference Shares. In addition, upon any sale, transfer, assignment, or disposition of any Preference Share by a holder thereto (“Preference Shareholder”) to any person who is not an affiliate of such Preference Shareholder, or upon a change of control of any Preference Share to any person who is not an affiliate of the registered shareholder of such Preference Share, such Preference Share shall be automatically and immediately converted into one Ordinary Share.

Voting. Each Preference Share entitles its holder one vote on all matters subject to vote at general meetings of our Company.

112

Ranking. Except for the voting rights and conversion rights, the Ordinary Shares and the Preference Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

Dividends. Holders of Preference Shares are entitled to their pro rata share, based on the number of Preference Shares in issue, of any dividend paid on the Preference Shares

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. Our authorized, but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise addition capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exempted Company. We are an exempted company with limited liability incorporated under the Companies Act. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. A Cayman Islands exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection by shareholders of that company;

●	does not have to hold an annual general meeting;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Register of Members

Under Cayman Islands law, we must keep a register of members and there will be entered therein:

○	the names and addresses of the members, a statement of the shares held by each member, which:

○	distinguishes each share by its number (so long as the share has a number);

○	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

○	confirms the number and category of shares held by each member; and

○	confirms whether each relevant category of shares held by a member carries voting rights under the amended and restated memorandum and articles of association of the Company, and if so, whether such voting rights are conditional;

○	the date on which the name of any person was entered on the register as a member; and

○	the date on which any person ceased to be a member.

113

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this Offering, the register of members will be immediately updated to reflect the issue of shares. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to the Financial Reporting Authority or a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By subscribing for shares, the subscriber consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering and similar matters both in the Cayman Islands and in other jurisdictions.

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

114

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which the company collects, processes and maintains personal data about investors of the company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The company is committed to processing personal data in accordance with the DPA. In its use of personal data, the company will be characterized under the DPA as a “data controller”, whilst certain of the company’s service providers, affiliates and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in the company, the company and certain of the company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the company, this will be relevant for those individuals and you should inform such individuals of the content.

115

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfills the Company’s obligation in this respect); (b) the right to obtain a copy of your personal data; (c) the right to require us to stop direct marketing; (d) the right to have inaccurate or incomplete personal data corrected; (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data; (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial); (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data; (h) the right to complain to the Office of the Ombudsman of the Cayman Islands; and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by accessing their website here: ombudsman.ky.

Differences in Corporate Law

The Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits merger and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by either (i) a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of creditors, or (ii) three-fourths in value of each class of shareholders with whom the arrangement is to be made, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

116

When a takeover offer is made and accepted by holders of not less than 90.0% of the shares within four months after the making of the offer, the offeror may, within a two-month period commencing on the expiration of such four month period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Indemnification of Directors and Executive Officers and Limitation of Liability.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our amended and restated memorandum and articles of association provide that, to the extent permitted by law, we will indemnify every director, secretary, or other officer for the time being and from time to time of our Company and the personal representatives of the same and from: (a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, wilful default or fraud; and (b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by such person in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court, whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of a procedure for obtaining an exemption from backup withholding in their particular circumstances.

Directors’ Fiduciary Duties. Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, the fiduciary duties owed by a director and officer include (a) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole, (b) a duty to exercise their powers for the purposes for which they were conferred and not for a collateral purpose, (c) a duty to avoid improperly fettering the exercise of future discretion, (d) a duty to avoid any conflict of interest between the director’s duty to the company and the director’s personal interests, and (e) a duty to exercise independent judgment. In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

117

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our amended and restated memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our amended and restated memorandum and articles of association allow one or more shareholders who together hold at least ten per cent of the rights to vote at a general meeting to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. The requisition must also (a) specify the purpose of the meeting; (b) be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign); and (c) be delivered in accordance with the notice provisions of our amended and restated memorandum and articles of association. Other than this right to requisition a shareholders’ meeting, our amended and restated memorandum and articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our amended and restated memorandum and articles of association do not provide for cumulative voting.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

118

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our amended and restated memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, our amended and restated memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

119

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this Offering, the 3,333,334 Shares we sold in this Offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Prior to this Offering, there has been no public market for our Shares, and while we plan to apply to list our Shares on Nasdaq, we cannot assure you that a regular trading market for our Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Shares. Further, since a large number of our Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-Up Agreements

We have agreed that, subject to certain exceptions set forth in the underwriting agreement, we will not, without the prior written consent of the Representative, from the date of execution of the underwriting agreement and continuing for a period of 180 days from the date on which the trading of the Ordinary Shares commences, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any share capital of the Company or any securities convertible into or exercisable or exchangeable for share capital of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the Offering of any share capital of the Company or any securities convertible into or exercisable or exchangeable for share capital of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of share capital of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of share capital of the Company or such other securities, in cash or otherwise.

Our officers, directors, and holders of five percent (5%) or greater of the issued and outstanding shares as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into Ordinary Shares) have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares for a period of 180 days from the date on which the trading of the Ordinary Shares commences without the prior written consent of the Representative.

We are prohibited from conducting any other offerings during this period and from re-pricing or changing the terms of existing options.

The Underwriters may in their sole discretion and at any time without notice release some or all of the Ordinary Shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriters will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Other than this Offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our issued and outstanding Shares prior to this Offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our Shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after we become subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act upon the effectiveness of our registration statement on Form F-1, subject to certain additional restrictions.

Subject to the Lock-Up Agreements, our affiliates may sell within any three-month period a number of Shares that does not exceed the greater of the following:

●	1% of the then issued and outstanding Shares of the same class, which will equal approximately 190,278 Ordinary Shares immediately after this Offering assuming the over-allotment option is not exercised and 192,153 Ordinary Shares assuming the over-allotment option is exercised in full; or

●	the average weekly trading volume of our Shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

120

EXCHANGE CONTROLS AND LIMITATIONS AFFECTING SHAREHOLDERS

Malaysia

In Malaysia, foreign exchange control is governed by the Financial Services Act 2013 (“FSA”) and the Islamic Financial Services Act 2013 (“IFSA”). The Foreign Exchange Notices (“FE Notices”) set out, among others, the circumstances in which the specific approval of the controller or regulator of foreign exchange i.e. Bank Negara Malaysia, the central bank of Malaysia (“BNM”), must be obtained by residents and non-residents to remit funds to and from Malaysia. A party undertaking or engaging in any transactions that are not provided for or allowed under the FE Notices are required to obtain approval from BNM prior to undertaking the said transaction.

A “resident” is defined as (i) a citizen of Malaysia (excluding a citizen who has obtained a permanent resident status in a foreign country and is residing outside Malaysia), (ii) a non-citizen of Malaysia who has obtained permanent resident status in Malaysia and is ordinarily residing in Malaysia, or (iii) a person (whether body corporate or unincorporated) incorporated or registered with or approved by any authority in Malaysia.

A “non-resident” is defined as (i) any person other than a resident, (ii) an overseas branch, a subsidiary, a regional office, a sales office, a representative office of a resident company, (iii) embassies, consulates, high commissions, supranational or international organizations, or (iv) a Malaysian citizen who has obtained permanent resident status in a country or territory outside Malaysia and is residing outside Malaysia.

The following are some of the provisions and restrictions that are applicable to our Malaysian subsidiaries as a resident under the new FE Notices issued and made effective on April 15, 2021.

(i) Payment in Ringgit between residents and non-residents

A resident is allowed to make or receive payments in Ringgit in Malaysia to or from a non-resident for, among others, income earned or expenses incurred in Malaysia and for the settlement of a trade in goods or services.

(ii) Payment in foreign currency between residents and non-residents

A resident is allowed to make or receive payments in foreign currency to or from a non-resident for any purpose (subject to compliance with all FE Notices), other than for payment made or received for:

(a) a foreign currency-denominated derivative or Islamic derivative offered by a resident (unless otherwise approved by BNM);

(b) a derivative or Islamic derivative which is referenced to Ringgit (unless otherwise approved by BNM);

(c) a derivative or Islamic derivative, which market price, value, delivery or payment obligation is derived from, referenced to or based on exchange rate, offered by a non-resident (unless otherwise approved by BNM).

(iii) Repatriation of funds by non-resident

Non-residents are free to repatriate divestment proceeds, profits, dividends or any income arising from investments in Malaysia, provided that such repatriation is made in foreign currency (except in the currency of Israel) and the conversion of Ringgit to foreign currency is undertaken in compliance with the FE Notices.

(iv) Borrowing in Ringgit by residents from non-residents

A resident is allowed to borrow in Ringgit in any amount from a non-resident through the issuance of (a) redeemable preference shares or Islamic redeemable preference shares in Ringgit for use in Malaysia, (b) Ringgit sovereign bond or sukuk (issued by the Federal Government); or (c) Ringgit corporate bond or Sukuk in accordance with relevant guidelines issued by the Securities Commission Malaysia excluding non-tradable Ringgit corporate bond or Sukuk issued to a non-resident entity outside the resident entity’s group or a non-resident financial institution (“NRFI”).

A resident entity is allowed to borrow in Ringgit up to RM1 million in aggregate (computed based on an aggregate borrowing in Ringgit by the resident entity and other resident entity with a parent-subsidiary relationship) for use in Malaysia from a non-resident excluding a NRFI.

(v) Borrowing in foreign currency by residents and non-residents

A resident is allowed to borrow in foreign currency in any amount from (a) a licensed onshore bank, (b) an entity within the resident entity’s group or from the resident entity’s direct shareholder except for a NRFI or a non-resident special purpose vehicle which is used to obtain borrowing from any person outside the resident entity’s group or (c) through issuance of foreign currency corporate bond or Sukuk to another resident.

A resident entity is allowed to borrow in foreign currency up to RM100 million equivalent in aggregate (computed based on an aggregate borrowing in foreign currency by the resident entity and other resident entity with parent-subsidiary relationship) from (a) non-resident outside the resident entity’s Group; (b) a NRFI; or (c) a non-resident special purpose vehicle which is used to obtain borrowing from any person outside the resident entity’s group.

(vi) Lending by a resident

A person is allowed to lend in Ringgit or foreign currency to a resident or non-resident for any corresponding borrowing threshold (as set out in item (iv) and (v) above) approved under the FE Notices or where the borrowing has otherwise been approved in writing by BNM.

(vii) Giving and Obtaining of Financial Guarantee

A resident guarantor is allowed to give a financial guarantee in any amount in Ringgit or foreign currency to secure any borrowing obtained by a resident in Ringgit or foreign currency as approved in the FE Notices or otherwise approved in writing by BNM.

A non-bank resident guarantor is allowed to give a financial guarantee in any amount in Ringgit or foreign currency to secure a borrowing obtained by a non-resident in Ringgit or foreign currency as approved in the FE Notices or otherwise approved in writing by BNM, excluding a financial guarantee given to secure a borrowing (a) obtained by a non-resident borrower which is a special purpose vehicle (i.e.: an entity set up solely for a specific purpose and is not an operating business unit) or (b) where the resident guarantor has entered into a formal or informal arrangement to make repayment of the borrowing in foreign currency other than for an event of default.

A resident lender is allowed to obtain a financial guarantee in any amount in foreign currency or Ringgit from a non-resident guarantor to secure a borrowing obtained by a resident or a non-resident borrower.

121

TAXATION

The following are material Cayman Islands tax, Malaysia tax and U.S. federal income tax considerations relevant to an investment in our Shares. This discussion does not address all of the tax consequences that may be relevant in light of the investor’s particular circumstances. Potential investors should consult their tax advisers regarding Malaysia, U.S. federal, state and local, and non-U.S. tax consequences of owning and disposing of our Shares in their particular circumstances. Unless otherwise noted in the following discussion, this section is the opinion of Loeb & Loeb LLP, our U.S. counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, of Ogier (Cayman) LLP, insofar as it relates to legal conclusions with respect to matters of Cayman Islands tax law. and of Messrs. M.Scully Advocates and Solicitors, insofar as it relates to legal conclusions with respect to matters of Malaysia tax law.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

Our company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Cayman Islands Government as to tax concessions under the Tax Concessions Act (Revised). In accordance with the provision of Section 6 of The Tax Concessions Act (Revised), the Cayman Islands Government undertakes with our company:

●	that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains, or appreciations shall apply to our company or its operations; and

●	in addition, that no tax to be levied on profits, income, gains, or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

●	on or in respect of the shares, debentures, or other obligations of our company; or

●	by way of the withholding, in whole or part, of any relevant payment as defined in the Tax Concessions Act (Revised).

These concessions shall be for a period of 20 years from December 13, 2023.

Malaysia Taxation

The following discussion is a summary of the more relevant taxes that are applicable to our Malaysian subsidiaries with regards to transactions that they may enter into with a foreign holding company. It excludes specifically all Malaysian taxes that our Malaysian subsidiaries are subject to arising from their respective business activities in Malaysia such as income tax, various types of taxes imposable on transactions entered into in the course of conducting their business activities and taxes on capital gains. Generally, there is no taxes on capital gains in Malaysia except for real property gains tax (“RPGT”) under the Real Property Gains Tax Act 1976 which is a tax on chargeable gains arising from the disposal of real property or shares in real property companies (“RPC”). Neither subject affects our Malaysian subsidiaries as none of them were engaged in activities in the said areas.

The type of transactions that Malaysian subsidiaries typically enter into with their foreign holding company (that is not attributable to a business carried on in Malaysia by the foreign holding company) are royalties, interest or service fees. With respect to such income, the tax liability of the foreign holding company, it being a non-resident will be settled by way of withholding tax (“WHT”) deducted by the paying entity, i.e. the Malaysian subsidiary. The following are WHT rates that apply as per the double taxation agreement (“DTA”) exists between the United States of America and Malaysia: (Royalty: 10%, Interest: 15%, Dividends: 0%, Income other than royalty and interest: 10%)

122

Payments of the above types of income to non-residents (except for dividends) are subject to WHT which is due and payable to the Inland Revenue Board (IRB) within one month after paying or crediting such payments. There is no WHT on dividends paid by Malaysian companies.

Transfer pricing

Transfer pricing (“TP”) legislation

The basis for determining proper compensation is, almost universally, the arm’s length principle which has also been accepted by the Inland Revenue Board (“IRB”).

The arm’s length principle was incorporated into Section 140A of the Malaysian Income Tax Act 1967. It allows the Director General Inland Revenue (“DGIR”) to adjust any transfer prices between related parties in Malaysia which, in the view of the DGIR, do not meet the arm’s length standard.

What constitutes “arm’s length” is not defined in the Income Tax Act 1967 and depends on facts of each case/transaction. Consequently, the IRB has issued the TP Rules 2012 and the revised TP Guidelines 2012 to give guidance on the arm’s length standard that is acceptable to the IRB. The TP Rules and Guidelines seek to provide guidance on the application of the law on controlled transactions, the acceptable methodologies as provided in the rules and administrative requirements including the types of records and documentation expected from taxpayers involved in TP arrangements.

The Income Tax (Transfer Pricing) Rules 2023 further defines the “arm’s length range” as a range of figures or a single figure falling between the value of 37.5 percent and 62.5 percent of the data set and acceptable to the director general in determining whether the arm’s length price has been applied in a controlled transaction. This range is derived by either applying the same transfer pricing methodology to multiple comparable data or applying different methods, as determined under rule 6 of the Income Tax (Transfer Pricing) Rules 2023.

Advance pricing arrangements (APA)

Companies are allowed to apply for APAS from the DGIR. The objective of establishing APAS is to provide an avenue for taxpayers to obtain certainty upfront that their related party transactions meet the arm’s length standard. The IRB has issued the APA Rules 2012 and APA Guidelines 2012 to give guidance on the matter.

Statute of limitation for TP adjustments

The statute of limitation is seven (7) years from the expiration of an assessment year (“YA”) for raising an assessment or additional assessment for that YA in respect of TP adjustments for a transaction entered into between associated persons not at arm’s length.

Country-by-Country Reporting

The Malaysian Country-by-Country Rules require a Malaysian multinational corporation (“MNC”) group with total consolidated group revenue of RM3 billion and above in the financial year (“FY”) preceding the reporting FY (i.e. FY commencing on or after 1 January 2017) to prepare and submit the Country-by-Country Report to the IRB no later than 12 months after the close of each FY.

123

Malaysian entities of foreign MNC groups will generally not be required to prepare and file Country-by-Country Reports as the obligation to file will be with the ultimate holding company in the jurisdiction it is tax resident in, However, a notification to the IRB may be required.

Certain United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Shares. This summary applies only to U.S. Holders that hold our Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

● financial institutions or financial services entities;

● underwriters;

● insurance companies;

● pension plans;

● cooperatives;

● regulated investment companies;

● real estate investment trusts;

● grantor trusts;

● broker-dealers;

● traders that elect to use a mark-to-market method of accounting;

● governments or agencies or instrumentalities thereof;

● certain former U.S. citizens or long-term residents;

● tax-exempt entities (including private foundations);

● persons liable for alternative minimum tax;

● persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

● persons whose functional currency is not the U.S. dollar;

● passive foreign investment companies;

● controlled foreign corporations;

124

● persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

● partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Shares that is, for U.S. federal income tax purposes:

● an individual who is a citizen or resident of the United States;

● a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

● an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

● a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Shares and their partners are urged to consult their tax advisors regarding an investment in our Shares.

Taxation of Dividends and Other Distributions on Our Shares

As discussed under “Dividend Policy” above, we do not anticipate that any dividends will be paid in the foreseeable future. Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes, as dividends the amount of any distribution paid on the Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder as dividend income and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower capital gains rate, provided that our Shares are readily tradable on an established securities market in the United States and the U.S. Holder satisfies certain holding periods and other requirements. In this regard, shares generally are considered to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as our Cl Shares are expected to be.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Shares. In the event that we do not maintain calculations of our earnings and profits under United States federal income tax principles, a U.S. Holder should expect that all cash distributions will be reported as dividends for United States federal income tax purposes. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our Shares.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

125

Taxation of Sale or Other Disposition of Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Shares. Any capital gain or loss will be long term if the Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we will or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Shares), and (ii) any gain realized on the sale or other disposition of Shares. Under these rules,

● the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Shares;

126

● the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

● the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

● an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Shares held at the end of the taxable year over the adjusted tax basis of such Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Shares over the fair market value of such Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as another alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Shares.

127

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Shares and proceeds from the sale, exchange or redemption of our Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual Shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

128

UNDERWRITING

In connection with this Offering, we will enter into an underwriting agreement with D. Boral Capital, as representative of the Underwriters, or the “Representative”, in this Offering. The Representative may retain other brokers or dealers to act as sub-agents or selected dealers on their behalf in connection with this Offering. Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell to the Underwriters, on a firm commitment basis, the number of Ordinary Shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Underwriter	Number of Shares
D. Boral Capital
Total

The Underwriters are committed to purchase all the Ordinary Shares offered by this prospectus if they purchase any Ordinary Shares. The Underwriters are not obligated to purchase the Ordinary Shares covered by the Underwriters’ over-allotment option to purchase Ordinary Shares as described below. The Underwriters are offering the Ordinary Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Underwriters of officer’s certificates and legal opinions. The Underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The Underwriters will offer the Ordinary Shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $[*] per ordinary share. After this Offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the underwriters. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Determination of Pricing of this Offering

Prior to this Offering, there has been no public market for our Ordinary Shares. The initial public offering price for our Ordinary Shares will be determined through negotiations between us and the Underwriters. Factors to be considered in these negotiations include but are not limited to: prevailing market conditions, the history of our Company, our financial information, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, market valuations of other companies that we and the Underwriters believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our Ordinary Shares in this Offering does not necessarily bear any direct relationship to the assets, operations, book value or other established criteria of value of our company.

Over-Allotment Option

We have granted the Underwriters an option, exercisable during the 45-day period after the closing of this Offering, to purchase up to an aggregate of 500,000 additional Ordinary Shares (equal to 15% of the number of Ordinary Shares sold in the Offering) to be issued by the Company at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The Underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the Offering contemplated by this prospectus.

129

Fees, Commissions and Expense Reimbursement

The following table shows the price per share and total initial public offering price, underwriting fees and commissions, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Ordinary Share	Total Without Over- Allotment Option	Total With Full Over- Allotment Option

Public offering price	$4.50	$15,000,003	$17,250,003
Underwriting fees and commissions (7.0%)(1)	$0.315	$1,050,000	$1,207,500
Proceeds, before expenses, to us	$4.185	$13,950,003	$16,042,503

(1)	We have agreed to pay to the underwriters discounts of seven percent (7.0%) of the initial public offering price, for Ordinary Shares sold to investors introduced by the Underwriters. We have also agreed to pay the Underwriters discounts of four percent (4.0%) of the gross proceeds of this Offering for Ordinary Shares sold to investors introduced by the Company. However, the fees do not include the expense reimbursement as described below.

We will pay the Underwriters a discount equivalent to seven percent (7.0%) of the gross proceeds from the initial public offering price for Ordinary Shares sold to investors introduced by the Underwriters. We have also agreed to pay the Underwriters discounts of four percent (4.0%) of the gross proceeds of this Offering for Ordinary Shares sold to investors introduced by the Company. The Underwriters propose initially to offer the ordinary shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the ordinary shares offered by us are not sold at the offering price, the Underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

Additionally, we have agreed to pay the Underwriters reasonable out-of-pocket expenses relating to the Offering, including but not limited to: (a) all fees and expenses relating to the registration of the Ordinary Shares with the U.S. Securities and Exchange Commission; (b) all fees and expenses relating to the listing of the Ordinary Shares on a national exchange; (c) all fees, expenses, and disbursements relating to the registration or qualification of the Ordinary Shares under the “blue sky” securities laws of such states and other jurisdictions as the Underwriters may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the Representative’s counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (d) all fees, expenses, and disbursements relating to the registration, qualification, or exemption of the Ordinary Shares under the securities laws of such foreign jurisdictions as the Underwriters may reasonably designate; (e) the costs of mailing and printing the offering materials; (f) transfer and/or stamp taxes, if any, payable upon the transfer of the Ordinary Shares from the Company to the Underwriters; (g) all fees and expenses of the Company’s accountants; (h) all filing fees and communication expenses associated with the review of the Offering by FINRA; (i) up to $20,000 of the Underwriters’ actual accountable road show expenses for the Offering; (j) $29,500 which will be used for the Underwriters’ use of Ipreo Inc.’s book-building, prospectus tracking and compliance software for this Offering; (k) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones not to exceed $5,000; (l) the fees and expenses of the Underwriters’ legal counsel incurred in connection with this Offering in an amount up to $150,000; (m) all fees, expenses and disbursement relating to background checks of the Company’s directors and officers in an amount not to exceed $10,000 in the aggregate; and (n) the Underwriters’ reasonable travel and lodging expenses, associated with road show trips and presentations. The maximum amount of expenses to be paid and/or reimbursed by us pursuant to the aforementioned clauses (i) through (n) shall not exceed $250,000.

We paid an expense deposit of $50,000 to the Representative upon the execution of the engagement letter between us and the Underwriters dated December 4, 2023, as amended and restated on February 19, 2025. Any expenses advancement will be returned to us to the extent the Underwriters’ out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

In addition to the cash commission, we will also reimburse the Underwriters for their non-accountable expenses of half of one percent (0.5%) of the gross proceeds of the Offering.

We estimate that the total expenses payable by us in connection with the Offering, other than the underwriting fees and commissions, will be approximately $692,735.

130

The Underwriters intend to offer our Ordinary Shares to their retail customers only in states in which we are permitted to offer our Ordinary Shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a national securities exchange are “covered securities.” If we were unable to meet a national securities exchange listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this Offering unless we meet a national securities exchange’s listing requirements and our application to list on the exchange is approved.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. A form of the underwriting agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Right of First Refusal

We have agreed, provided that this Offering is completed, that until twelve (12) months from the closing of this Offering, the Representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or any current or future controlled subsidiary of the Company, on terms and conditions customary to the Representative for such Subject Transactions. The Representative shall have the sole right to determine whether any other broker dealer shall have the right to participate in a Subject Transaction and the economic terms of such participation. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express consent of the Representative provided, however, that such right shall be subject to FINRA Rule 5110(g)(5), including that it may be terminated by us for cause in case of the Representative’s material failure to provide the services contemplated in the underwriting agreement. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the date of commencement of sales of the public offering or the termination date of the engagement between the us and the Representative.

Determination of Offering Price

The public offering price of the shares we are offering was determined by us in consultation with the Underwriters based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Indemnification

We have agreed to indemnify the Underwriters, its affiliates and certain of their controlling persons against liabilities relating to the Offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriters may be required to make for these liabilities.

Lock-Up Agreements

We have agreed that, subject to certain exceptions set forth in the underwriting agreement, we will not, without the prior written consent of the Underwriters, from the date of execution of the underwriting agreement and continuing for a period of 180 days from the date on which the trading of the Ordinary Shares commences, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any share capital of the Company or any securities convertible into or exercisable or exchangeable for share capital of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any share capital of the Company or any securities convertible into or exercisable or exchangeable for share capital of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of share capital of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of share capital of the Company or such other securities, in cash or otherwise.

Our officers, directors, and holders of five percent (5%) or greater of the issued and outstanding shares as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into Ordinary Shares) have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares for a period of 180 days from the date on which the trading of the Ordinary Shares commences without the prior written consent of the Underwriters.

131

We are prohibited from conducting any other offerings during this period and from re-pricing or changing the terms of existing options.

The Underwriters may in their sole discretion and at any time without notice release some or all of the Ordinary Shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriters will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this Offering, the Underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Ordinary Shares during and after this Offering, including:

●	stabilizing transactions;

●	short sales and over-allotment sales;

●	purchases to cover positions created by short sales;

●	imposition of penalty bids; and

●	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Ordinary Shares while this Offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

These transactions may also include making short sales and over-allotments of our Ordinary Shares, which involve the sale by the Underwriters of a greater number of Ordinary Shares than they are required to purchase in this Offering and purchasing Ordinary Shares on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” or may be “naked short sales.” In order to cover the resulting short position, the managing Underwriters may exercise the over-allotment option described above and/or may engage in syndicate-covering transactions. There is no contractual limit on the size of any syndicate-covering transaction. The Underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the Underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

The Underwriters must close out any covered short position or naked short position by purchasing shares in the open market. Syndicate-covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the Underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the Underwriters. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market that could adversely affect investors who purchased in this Offering.

The Underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result of these activities, the price of our Ordinary Shares may be higher than the price that otherwise might exist in the open market. The Underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the Underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we nor the Underwriters make any representation that the Underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares of Ordinary Shares

A prospectus in electronic format may be made available on the websites maintained by the Underwriters. The Underwriters may allocate a number of Ordinary Shares to be sold to securities dealers who resell the Ordinary Shares to online brokerage account holders. The Ordinary Shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. In connection with this Offering, certain of the Underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. Other than the prospectus in electronic format, the information on or that can be accessed through any Underwriter’s website and any information contained in any other website maintained by any Underwriter is not part of, and is not incorporated by reference into, the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any Underwriter in its capacity as Underwriter, and should not be relied upon by investors.

Passive Market Making

Any Underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Potential Conflicts of Interest

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business for which they will receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

132

Tail Fee

We have also agreed to pay the Representative, subject to certain exceptions, a cash fee equal to seven percent (7.0%) of the gross proceeds received by the Company from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Representative to the Company during the period from the date the Representative was engaged until the final closing of this Offering (the “Engagement Period”), in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated at any time during the Engagement Period or within the eighteen (18) month period following the expiration or termination of the Engagement Period (the “Tail Period”), provided that such Tail Financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation. Provided the conditions are met for a Tail Financing, upon the closing of this Offering half of one percent (0.5%) of the gross proceeds of the Tail Financing shall be provided to the Representative for non-accountable expenses related to the Tail Financing.

The right to receive a fee in connection with the Tail Financing shall be subject to FINRA Rule 5110(g), and the Company shall have a right of termination for cause, which includes that the Company may terminate the Representative’s engagement upon the representative’s material failure to provide the underwriting services required by the underwriting agreement. The Company’s exercise of the right of termination for cause will eliminate any obligations with respect to the payment of any termination fee or provision of any cash fees associated with a Tail Financing.

Application for Nasdaq Market Listing

We intend to apply to have our Ordinary Shares approved for listing/quotation on the Nasdaq Capital Market under the symbol “AAS.” We will not consummate and close this Offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this firm commitment offering sufficient to satisfy applicable listing criteria, our Ordinary Shares will in fact be listed.

If the application is approved, trading of our Ordinary Shares on the Nasdaq Capital Market will begin within five days following the closing of this Offering. If our Ordinary Shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

This document does not constitute a public offer of, or an invitation to the public to purchase Ordinary Shares in the Company, whether by way of sale or subscription, in the Cayman Islands. Ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Offer Restrictions Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Ordinary Shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the Ordinary Shares, where action for that purpose is required. Accordingly, the Ordinary Shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Ordinary Shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Abu Dhabi Global Market (“ADGM”). This prospectus relates to an Exempt Offer as that term is defined in Rule 4.3.1 of the Markets Rulebook of the Financial Services Regulatory Authority (“FSRA”). This prospectus is intended for distribution only to persons of a type specified in 4.3.1 of the FSRA Markets Rulebook. It must not be delivered to, or relied on by, any other person. The FSRA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The FSRA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The Ordinary Shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Ordinary Shares offered should conduct their own due diligence on the Ordinary Shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

133

Australia. This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Ordinary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Ordinary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Ordinary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Ordinary Shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Ordinary Shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the Ordinary Shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada. The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

134

Cayman Islands. This prospectus does not constitute a public offer of the Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Dubai International Financial Centre (“DIFC”). This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive was implemented in that Relevant Member State (the Relevant Implementation Date), an offer of the Ordinary Shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Ordinary Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that

Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Ordinary Shares may be made to the public in that Relevant Member State at any time:

●	to any legal entity which is a qualified investor as defined under the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above paragraph, the expression “an offer of the Ordinary Shares to the public” in relation to any Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

135

France. This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des Marchés Financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation; and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland. The information in this document does not constitute a prospectus under any Irish laws or regulations, and this document has not been filed with or approved by any Irish regulatory authority, as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations; and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Hong Kong. The Ordinary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Israel. The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing of the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

136

Italy. The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ - $$ - Aga e la Borsa, “CONSOB”) pursuant to Italian securities legislation, and, accordingly, no offering material relating to the securities may be distributed in Italy, and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●

to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971, as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan. The Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kazakhstan. This prospectus does not constitute an offer, or an invitation to make offers, to sell, purchase, exchange or otherwise transfer shares in Kazakhstan to or for the benefit of any Kazakhstan person or entity, except for those persons or entities that are capable to do so under the legislation of the Republic of Kazakhstan and any other laws applicable to such capacity of such persons or entities. This prospectus shall not be construed as an advertisement (i.e., information intended for an unlimited group of persons which is distributed and placed in any form and aimed to create or maintain interest in the Company and its merchandise, trademarks, works, services and/or its securities and promote their sales) in, and for the purpose of the laws of, Kazakhstan, unless such advertisement is in full compliance with Kazakhstan laws.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

137

Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the Ordinary Shares has been or will be registered with the Securities Commission of Malaysia (the “Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the Ordinary Shares , as principal, if the offer is on terms that the Ordinary Shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the Ordinary Shares is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan.

Portugal. This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document, and they may not distribute it or the information contained in it to any other person.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Russian Federation. This prospectus or information contained therein is not an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in the Russian Federation to or for the benefit of any Russian person or entity, and does not constitute an advertisement or offering of any securities in the Russian Federation within the meaning of Russian securities laws. Information contained in this prospectus is not intended for any persons in the Russian Federation who are not “qualified investors” within the meaning of Article 51.2 of the Federal Law no. 39-FZ dated 22 April 1996 “On the securities market” (as amended) (“Russian QIs”) and must not be distributed or circulated into the Russian Federation or made available in the Russian Federation to any persons who are not Russian QIs, unless and to the extent they are otherwise permitted to access such information under Russian law.

Saudi Arabia. This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

138

Singapore. This prospectus or any other offering material relating to the Ordinary Shares has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) the Ordinary Shares have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such Ordinary Shares in Singapore, and (b) this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Sweden. This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document, and they may not distribute it or the information contained in it to any other person.

Switzerland. The Ordinary Shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Ordinary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Ordinary Shares.

139

Taiwan. The Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Ordinary Shares in Taiwan.

United Arab Emirates Outside of the DIFC and the ADGM. This prospectus has not been reviewed, approved, or licensed by the Securities and Commodities Authority (“SCA”) and does not constitute a public offering of securities in the UAE as that term is defined in SCA Chairman Resolution No. 13/R.M. of 2021 Concerning the Regulations Manual of the Financial Activities and Status Regularization Mechanisms Rulebook (“SCA Rulebook”). This prospectus will only be made available on an exempt Private Offering basis pursuant to Article 6, Chapter 5, of Section 3 of the SCA Rulebook to Professional Investors or Counterparties, as each of the terms is defined in the SCA Rulebook, respectively, or on a reverse solicitation basis. Nothing in this prospectus constitutes the provision of any type of financial service engagement in any of the financial activities set out in Article 1, Chapter 2 of the SCA Rulebook.

The SCA accepts no liability in relation to the marketing, issuance and/or sale of the shares and is not making any recommendation with respect to any investment. Nothing contained in this prospectus is intended to constitute UAE investment, legal, tax, accounting or other professional advice. This prospectus is for the information of prospective investors only and nothing in this prospectus is intended to endorse or recommend a particular course of action. Prospective investors should consult with an appropriate professional for specific advice rendered on the basis of their situation.

United Kingdom. This prospectus is only being distributed to and is only directed at, and any offer subsequently made may only be directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The Ordinary Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Ordinary Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Vietnam. This offering of Ordinary Shares has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars.

140

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Ordinary Shares in this Offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc, or FINRA, all amounts are estimates.

SEC registration fee	$2,647
The Nasdaq Capital Market listing fee	$75,000
FINRA filing fee	$3,088
Printing and engraving expenses	$10,000
Legal fees and expenses	$322,000
Accounting fees and expenses	$170,000
Transfer agent and registrar fee and expenses	$10,000
Miscellaneous	$100,000
Total	$692,735

* To be filed by amendment

141

LEGAL MATTERS

The validity of the Shares offered in this Offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP, our Cayman Islands counsel. Certain legal matters as to Malaysia law will be passed upon for us by Messrs. M.Scully Advocates and Solicitors, our Malaysia counsel. Certain other legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for us by Loeb & Loeb LLP, New York, New York. Certain legal matters as to U.S. federal law in connection with this Offering will be passed upon for the Underwriters by Ortoli Rosenstadt LLP.

EXPERTS

The combined financial statements of the Company as of December 31, 2022 and December 31, 2023, and for the years then ended, have been audited by UHY Malaysia PLT, Independent Registered Public Accounting Firm, as set forth in their report elsewhere herein. Such combined financial statements have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Changes in Certifying Accountant

The US GAAP financial statements of the Company as of December 31, 2022 and 2021, and for each of the years then ended, which were included in the initial draft registration statement submitted by the Company to the SEC (the “Initial DRS”), were previously audited by J&S Associate PLT (“J&S”). On April 1, 2024, the Board of Directors of the Company dismissed J&S and engaged UHY Malaysia PLT to serve as the independent registered public accounting firm of the Company, effective as of April 1, 2024. The Company has decided to file its financial statements under International Financial Reporting Standards (IFRS) going forward. As a result, the prior reports of J&S on the Company’s US GAAP financial statements for these periods are no longer relevant to the Company’s filings and should not be relied upon, as they are not and will not be included in the Company’s registration statement on Form F-1 of which this prospectus forms a part.

The Company historically prepared its financial statements under International Financial Reporting Standards (IFRS) since 2021. For the purposes of its Initial DRS, the Company prepared and filed financial statements under US GAAP as of December 31, 2022 and 2021. These US GAAP financial statements, audited by J&S, are no longer relevant as the Company has returned to reporting under IFRS.

J&S’s report on the Company’s US GAAP financial statements for the years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2022 and 2021, and the subsequent interim period through April 1, 2024, there were no disagreements with J&S on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of J&S, would have caused J&S to make reference to the subject matter of the disagreements in its reports for such periods under US GAAP. Additionally, during this time, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided J&S with a copy of the above disclosures and requested that J&S furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above. A copy of J&S’s letter dated January 15, 2025 is attached as Exhibit 16.1 to the registration statement on Form F-1 of which this prospectus forms a part.

142

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands. Service of process upon us and upon our directors and officers, many of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may be difficult to collect within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this Offering or any purchase or sale of securities in connection with this Offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Ogier (Cayman) LLP, our counsel as to Cayman Islands law, has advised us that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Malaysia

Substantially all of our assets are located in Malaysia. In addition, most of our directors and officers are nationals or residents of Malaysia and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

An investor may or may not be able to commence an original action against us or our directors or officers, or any person, before the courts outside the United States to enforce liabilities under United States federal securities laws, depending on the nature of the action.

Mr, Maurice Scully (BC/M/458), our Malaysian Counsel, has further advised us that there are currently no statutes, treaties, or other forms of reciprocity between the United States and Malaysia providing for the mutual recognition and enforcement of court judgments. Under Malaysian laws, a foreign judgment cannot be directly or summarily enforced in Malaysia. The judgment must first be recognized by a Malaysian court either under applicable Malaysian laws or in accordance with common law principles. For Malaysian courts to accept the jurisdiction for recognition of a foreign judgment, the foreign country where the judgment is made must be a reciprocating country expressly specified and listed in the Reciprocal Enforcement of Judgments Act 1958, Maintenance Orders (Facilities for Enforcement) Act 1949 or Probate and Administration Act 1959. As the United States is not one of the countries specified under the statutory regime where a foreign judgment can be recognized and enforced in Malaysia, a judgment obtained in the United States must be enforced by commencing fresh proceedings in a Malaysian court. The requirements for a foreign judgment to be recognized and enforceable in Malaysia are: (i) the judgment must be a monetary judgment; (ii) the foreign court must have had jurisdiction accepted by a Malaysian court; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment must not contravene public policy in Malaysia; (v) the proceedings in which the judgment was obtained were not opposed to natural justice, and (vi) the judgment must be final and conclusive.

The PRC

Antharas PRC, one of our operating subsidiaries, was established in the PRC. There is uncertainty as to whether the courts of the PRC would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

The recognition and enforcement of foreign judgments are mainly provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law and other applicable laws and regulations based either on treaties between the PRC and the country where the judgment is made or in reciprocity between jurisdictions. Accordingly, there is uncertainty whether the PRC courts will recognize or enforce judgments of United States or Cayman Islands Courts because the PRC does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments as of the date of this prospectus. Further, under Chinese Civil Procedure Law, Chinese courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or social public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Under the PRC Civil Procedure Law, foreign shareholders may originate actions based on PRC law against a company in the PRC for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it will be difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedure Law.

143

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the underlying Shares represented by the Shares to be sold in this Offering.

Upon the completion of our initial public offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

144

ANTHARAS HILLS SDN. BHD.

[Registration No.: 201701030338 (1244508-U)]

(Incorporated in Malaysia)

ACCOUNTANTS’ REPORT

FOR THE FINANCIAL YEARS ENDED

31 DECEMBER 2023 AND 31 DECEMBER 2024

Registered office:
No. 31-3, Jalan Tasik Selatan 3
Metro Centre, Bandar Tasik Selatan
57000 Kuala Lumpur

Principal place of business:
No. 140, Jalan Maarof
Bangsar
59100 Kuala Lumpur

F-1

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

ACCOUNTANTS’ REPORT

FOR THE FINANCIAL YEARS ENDED

31 DECEMBER 2023 AND 31 DECEMBER 2024

INDEX

*****

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE MEMBERS OF ANTHARAS HILLS SDN. BHD.

[Registration No.: 201701030338 (1244508-U)]

(Incorporated in Malaysia)

Report on the Audit of the Financial Statements

Opinion

We have audited the accompanying financial statements of Antharas Hills Sdn. Bhd., which comprise the statements of financial position as at 31 December 2023 and 31 December 2024 of the Group, and the statements of profit or loss and other comprehensive income, statements of changes in equity and statements of cash flows of the Group for the financial years then ended, and notes to the financial statements, including material accounting policy information, as set out on pages 3 to 67. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Group as at 31 December 2023 and 31 December 2024, and the results of its operations and their cash flow for the financial years then ended are in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

F-3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE MEMBERS OF ANTHARAS HILLS SDN. BHD. (CONT’D)

[Registration No.: 201701030338 (1244508-U)]

(Incorporated in Malaysia)

Basis for Opinion (Cont’d)

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ UHY Malaysia PLT

202406000040 (LLP0041391-LCA) & AF 1411

Chartered Accountants

We have served as the Group’s auditor since year 2024.

KUALA LUMPUR, MALAYSIA

23 June 2025

F-4

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF FINANCIAL POSITION

AS AT 31 DECEMBER 2023 AND 31 DECEMBER 2024

		2024	2023
	Note	USD	USD

ASSETS
Non-Current Assets
Property, plant and equipment	4	19,893	25,371
Right-of-use assets	5	144,360	29,224
Deferred tax assets	6	112,822	75,127
		277,075	129,722
Current Assets
Contract assets	7	1,114,346	-
Inventories	8	17,243,070	23,052,228
Trade receivables	9	1,664,183	2,680,353
Other receivables	10	431,119	205,016
Amount due from shareholders	11	-	9,804
Cash and bank balances	12	530,665	550,213
		20,983,383	26,497,614
Total Assets		21,260,458	26,627,336

F-5

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF FINANCIAL POSITION

AS AT 31 DECEMBER 2023 AND 31 DECEMBER 2024 (CONT’D)

		2024	2023
	Note	USD	USD
EQUITY
Share capital	13	560,552	560,552
Foreign currency translation reserve	14	(278,894)	(284,588)
Retained earnings		1,619,446	3,349,974
Equity attributable to owners of the Company		1,901,104	3,625,938
Non-controlling interests		(6,706)	9,159
Total Equity		1,894,398	3,635,097

LIABILITIES
Non-Current Liabilities
Trade payables	15	936,280	1,323,417
Lease liabilities	16	102,402	20,167
		1,038,682	1,343,584
Current Liabilities
Contract liabilities	7	-	13,366,026
Trade payables	15	7,079,492	4,220,714
Other payables	17	4,686,554	3,632,522
Amount due to shareholders	11	18,881	-
Lease liabilities	16	36,988	9,564
Amount due to Directors	18	1,787,510	-
Bank borrowings	19	4,194,063	-
Tax payable		523,890	419,829
		18,327,378	21,648,655
Total Liabilities		19,366,060	22,992,239
Total Equity and Liabilities		21,260,458	26,627,336

The accompanying notes form an integral part of the financial statements.

F-6

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2023

AND 31 DECEMBER 2024

		2024	2023
	Note	USD	USD

Revenue	20	19,545,004	19,676,487

Cost of sales		(16,031,545)	(14,734,030)

Gross profit		3,513,459	4,942,457

Other income		156,605	12,668

Administrative expenses		(2,548,871)	(1,526,568)

Finance costs	21	(557,355)	(272,069)

Profit before taxation	22	563,838	3,156,488

Taxation	23	(558,048)	(884,737)

Profit for the financial year		5,790	2,271,751

Other comprehensive income/(loss)
Item that is or may be reclassified subsequently to profit or loss
Exchange translation differences		5,927	(154,552)

Total comprehensive income for the financial year		11,717	2,117,199

Profit/(Loss) for the financial year attributable to:
Owners of the parent		22,576	2,272,028
Non-controlling interests		(16,786)	(277)
		5,790	2,271,751

F-7

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2023

AND 31 DECEMBER 2024 (CONT’D)

		2024	2023
	Note	USD	USD

Other comprehensive income/(loss) for the financial year attributable to:
Owners of the parent		28,270	2,117,661
Non-controlling interests		(16,553)	(462)
		11,717	2,117,199
Earnings per share
Basic earnings per share (USD)	25	0.01	0.95

Diluted earnings per share (USD)	25	0.01	0.95

The accompanying notes form an integral part of the financial statements.

F-8

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF CHANGES IN EQUITY

FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2023

AND 31 DECEMBER 2024

		Attributable to Owners of the Parent
		Non-Distributable		Distributable
			Foreign Currency
		Share	Translation	Retained		Non-Controlling	Total
		Capital	Reserve	Earnings	Total	Interests	Equity
	Note	USD	USD	USD	USD	USD	USD

At 1 January 2024		560,552	(284,588)	3,349,974	3,625,938	9,159	3,635,097

Profit/(Loss) for the financial year		-	-	22,576	22,576	(16,786)	5,790
Other comprehensive income for the financial year		-	5,694	-	5,694	233	5,927
Total comprehensive income/(loss) for the financial year		-	5,694	22,576	28,270	(16,553)	11,717

Transactions with owners:
Dividend to owners of the Company	24	-	-	(1,750,107)	(1,750,107)	-	(1,750,107)
Changes in ownership interests in a subsidiary company		-	-	(2,997)	(2,997)	688	(2,309)
Total transactions with owners		-	-	(1,753,104)	(1,753,104)	688	(1,752,416)
At 31 December 2024		560,552	(278,894)	1,619,446	1,901,104	(6,706)	1,894,398

F-9

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF CHANGES IN EQUITY

FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2023

AND 31 DECEMBER 2024 (CONT’D)

		Attributable to Owners of the Parent
		Non-Distributable		Distributable
			Foreign Currency
		Share	Translation	Retained		Non-Controlling	Total
		Capital	Reserve	Earnings	Total	Interests	Equity
	Note	USD	USD	USD	USD	USD	USD

At 1 January 2023		560,552	(130,221)	2,364,120	2,794,451	-	2,794,451

Profit/(loss) for the financial year		-	-	2,272,028	2,272,028	(277)	2,271,751
Other comprehensive loss for the financial year		-	(154,367)	-	(154,367)	(185)	(154,552)
Total comprehensive (loss)/income for the financial year		-	(154,367)	2,272,028	2,117,661	(462)	2,117,199

Transactions with owners:
Dividend to owners of the Company	24	-	-	(1,286,174)	(1,286,174)	-	(1,286,174)
Capital contribution by non-controlling interest in a subsidiary company		-	-	-	-	9,621	9,621
Total transactions with owners		-	-	(1,286,174)	(1,286,174)	9,621	(1,276,553)
At 31 December 2023		560,552	(284,588)	3,349,974	3,625,938	9,159	3,635,097

The accompanying notes form an integral part of the financial statements.

F-10

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF CASH FLOWS

FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2023

AND 31 DECEMBER 2024

	2024	2023
	USD	USD

Cash Flows from Operating Activities
Profit before taxation	563,838	3,156,488

Adjustment for:
Depreciation of:
- property, plant and equipment	25,889	30,739
- right-of-use assets	40,063	9,793
Loss on disposal of property, plant and equipment	-	718
Impairment losses on trade receivables	258,081	315,254
Reversal of impairment on trade receivables	(154,060)	-
Interest expenses	557,355	272,069
Interest income	(2,441)	(12,668)
Operating profit before working capital changes	1,288,725	3,772,393

Changes in working capital:
Inventories	6,265,028	(9,043,007)
Trade receivables	958,026	2,155,965
Other receivables	(216,237)	(182,007)
Trade payables	2,225,971	2,689,926
Other payables	767,790	(1,096,209)
Contract (liabilities)/assets	(14,512,179)	1,956,140
	(4,511,601)	(3,519,192)
Cash (used in)/from operations	(3,222,876)	253,201
Dividend paid	-	(806,107)
Tax paid	(501,705)	(417,802)
Net cash used in operating activities	(3,724,581)	(970,708)

F-11

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF CASH FLOWS

FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2023

AND 31 DECEMBER 2024 (CONT’D)

	2024	2023
	USD	USD
Cash Flows from Investing Activities
Purchase of property, plant and equipment	(19,891)	(3,761)
Purchase of right-of-use assets	(13,519)	-
Interest received	2,441	12,668
Net changes in amount due from shareholders	28,330	-
Net changes in amount due from Directors	-	438,036
Additional investment in subsidiary companies	(2,188)	-
Net cash (used in)/from investing activities	(4,827)	446,943

Cash Flows from Financing Activities
Interest paid	(266,466)	(1,230)
Repayment of other payables	(62,610)	(57,953)
Repayment of lease liabilities	(31,919)	(9,283)
Net cash used in financing activities	(360,995)	(68,466)

Net changes in cash and cash equivalents	(4,090,403)	(592,231)
Cash and cash equivalents at the beginning of the financial year	550,213	1,204,773
Effect of exchange translation difference on Cash and cash equivalents	(123,208)	(62,329)
Cash and cash equivalents at the end of the financial year	(3,663,398)	550,213

Cash and cash equivalents at the end of the financial year comprises:
Cash and bank balances	530,665	550,213
Less: Bank overdraft	(4,194,063)	-
	(3,663,398)	550,213

F-12

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

STATEMENTS OF CASH FLOWS

FOR THE FINANCIAL YEARS ENDED 31 DECEMBER 2023

AND 31 DECEMBER 2024 (CONT’D)

Note to Statements of Cash Flows

Cash flows for leases as a lessee

	2024	2023
	USD	USD
Included in net cash from operating activities:
Lease expenses relating to short-term lease	(25,495)	(24,092)

Included in net cash from financing activities:
Interest paid in relation to lease liabilities	(6,322)	(1,230)
Payment of lease liabilities	(31,919)	(9,283)
Total cash outflows for leases	(63,736)	(34,605)

The accompanying notes form an integral part of the financial statements.

F-13

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS

31 DECEMBER 2023 AND 31 DECEMBER 2024

1.	Corporate Information

This report has been prepared solely for inclusion in the prospectus of Antharas Inc. in connection with its proposed initial public offering (“IPO”) of Antharas Inc.’s ordinary shares of par value USD0.0001 each (“Ordinary Shares”), on the Nasdaq Capital Market. It should not be relied upon for any purposes other than as stated.

On 5 December 2024, Antharas Inc. a Cayman Islands exempted company incorporated with limited liability, was established for the purposes of the Initial Public Offering. In connection with the IPO, Antharas Inc., completed a group reorganisation (“Reorganisation”) whereby it acquired 100% of the equity interests in Antharas Hills Sdn Bhd (“the Company”), a company incorporated in Malaysia. As a result, the Company became a wholly-owned subsidiary company of Antharas Inc.. The Reorganisation was effected through a share exchange, whereby the existing shareholders of Antharas Hills Sdn Bhd exchanged their ordinary shares in the Company for Ordinary Shares in Antharas Inc..

As of 31 December 2024, Antharas Inc. does not have material operations of its own and its business activities are conducted through its operating subsidiary companies in Malaysia. Accordingly, these consolidated financial statements represent the Group financial statements, comprising the consolidation of Antharas Hills Sdn Bhd and its subsidiary companies (“the Group”).

The acquisition of the Company by Antharas Inc. has been accounted for as a common control transaction, applying an approach similar to the pooling of interests method. Consequently, the financial information has been presented as if the Group had always been under common control. There is no material impact to the IPO as a result of this acquisition accounting treatment.

The registered office Antharas Hills Sdn Bhd is located at No. 31-3, Jalan Tasik Selatan 3, Metro Centre, Bandar Tasik Selatan, 57000 Kuala Lumpur, Malaysia. The principal place of business of the Company is located at No. 140, Jalan Maarof, Bangsar, 59100 Kuala Lumpur, Malaysia.

F-14

1.	Corporate Information (Cont’d)

The principal activities of the Company comprise property development and building construction. The details of its subsidiary companies are as follows:

	Place of
	business/	Effective
	Country of	interest
Name of Company	incorporation	2024	2023	Principal Activities
		%	%

Antharas M Sdn. Bhd. (“AMSB”)	Malaysia	65	55	Carry out business of hotel, suites, apartment hotel and club and all related business thereof

PDI Design & Technologies Sdn. Bhd. (“PDI Tech”)	Malaysia	100	100	Carry out business of renovation works, interior and exterior design installation, landscape, technologies & communication, property management and security AI and of all related business thereof

Subsidiary company of PDI Design & Technologies Sdn. Bhd.
Zhiyuanjiu (Chengdu) Technology Co Ltd (“ZCTCL”)	PRC	100	-	Carry out business of property software development.

The financial statements of the Company were authorised for issue by the Board of Directors in accordance with a resolution of the Directors on 23 June 2025.

F-15

2.	Basis of Preparation

(a)	Statement of compliance

The financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

The financial statements of the Group have been prepared under the historical cost convention, unless otherwise indicated in the material accounting policies below.

Adoption of amended standards

During the financial year, the Group has adopted the following amendments to standards issued by the International Accounting Standards Board (“IASB”) that are mandatory for current financial year:

Amendments to IFRS 16	Lease Liability in a Sale and Leaseback
Amendments to IAS 1	Classification of Liabilities as Current or Non current
Amendments to IAS 1	Non-current Liabilities with Covenants
Amendments to IAS 7 and IFRS 7	Supplier Finance Arrangements

The adoption of the amendments to standards did not have any significant impact on the financial statements of the Group.

Standards issued but not yet effective

The Group has not applied the following new standards and amendments to standards that have been issued by the IASB but are not yet effective for the Group:

Effective dates for financial periods beginning on or after

Amendments to IAS 21	Lack of Exchangeability	1 January 2025
Amendments to IFRS 9 and IFRS 7	Amendments to Classification and Measurement of Financial Instruments	1 January 2026
Amendments to IFRS 9 and IFRS 7	Contracts Referencing Nature-dependent Electricity	1 January 2026
Annual Improvements to IFRS Accounting Standards - Volume 11 ● Amendments to IFRS 1 ● Amendments to IFRS 7 ● Amendments to IFRS 9 ● Amendments to IFRS 10 ● Amendments to IAS 7		1 January 2026

F-16

2.	Basis of Preparation (Cont’d)

(a)	Statement of compliance (Cont’d)

Standards issued but not yet effective (Cont’d)

The Group has not applied the following new standards and amendments to standards that have been issued by the IASB but are not yet effective for the Group: (Cont’d)

Effective dates for financial periods beginning on or after

Amendments to IFRS 18	Presentation and Disclosure in Financial Statements	1 January 2027
Amendments to IFRS 19	Subsidiaries without Public Accountability: Disclosures	1 January 2027
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	Deferred until further notice

The Group intends to adopt the above new standards and amendments to standards, if applicable, when they become effective.

The initial application of the above-mentioned new standards and amendments to standards are not expected to have any significant impacts on the financial statements of the Group except as disclosed below:

IFRS 18 Presentation and Disclosure in Financial Statements

IFRS 18 will replace IAS 1 Presentation of Financial Statements. It preserves the majority requirements of IAS 1 while introducing additional requirements. In addition, narrow-scope amendments have been made to IAS 7 Statement of Cash Flows and some requirements of IAS 1 have been moved to IAS 8 Basis of Preparation of Financial Statements.

IFRS 18 additional requirements are as follows:

(i)	Statement of Profit or Loss and Other Comprehensive Income

IFRS 18 introduces newly defined “operating profit or loss” and “profit or loss before financing and income tax” subtotal which are to be presented in the statement of profit or loss, while the net profit or loss remains unchanged. Statement of profit or loss to be presented in five categories: operating, investing, financing, income taxes and discontinued operations.

F-17

2.	Basis of Preparation (Cont’d)

(a)	Statement of compliance (Cont’d)

Standards issued but not yet effective (Cont’d)

The initial application of the above-mentioned new standards and amendments to standards are not expected to have any significant impacts on the financial statements of the Group except as disclosed below: (Cont’d)

IFRS 18 additional requirements are as follows: (Cont’d)

(ii)	Statement of Cash Flows

The standard modifies the starting point for calculating cash flows from operations using the indirect method, shifting from “profit or loss” to “operating profit or loss”. It also provides guidance on classification of interest and dividend in statement of cash flows.

(iii)	New disclosures of expenses by nature

Entities are required to present expenses in the operating category by nature, function or a mix of both. IFRS 18 includes guidance for entities to assess and determine which approach is most appropriate based on the facts and circumstances.

(iv)	Management-defined Performance Measures (MPMs)

The standard requires disclosure of explanations of the entity’s company-specific measures that are related to the statement of profit or loss, referred to MPMs. MPMs are required to be reconciled to the most similar specified subtotal in IFRS Accounting Standards.

(v)	Enhanced Guidance on Aggregation and Disaggregation

IFRS 18 provides enhanced guidance on grouping items based on shared characteristics and requires disaggregation when items have dissimilar characteristics or when such disaggregation is material.

The potential impact of the new standard on the consolidated financial statements of the Group have yet to be assessed.

(b)	Functional and presentation currency

The financial statements of the Group are measured using the currency of the primary economic environment in which the Group operates (“the functional currency”). The financial statements are presented in United States Dollar (“USD”) but the Group’s functional currency is Ringgit Malaysia (“RM”).

F-18

2.	Basis of Preparation (Cont’d)

(c)	Going concern assessment

The financial statements have been prepared on a going concern basis. Management has performed an assessment of the Group’s ability to continue as a going concern for a period of at least twelve months from the end of the reporting period and has concluded that the Group will be able to meet its obligations as they fall due. This conclusion is based on consideration of available cash and bank balances, committed project revenues, credit facilities, and management’s strategic plans to improve liquidity and profitability.

Accordingly, the directors are of the opinion that there are no material uncertainties that may cast significant doubt on the Group’s ability to continue as a going concern.

(d)	Use of estimates and judgements

The preparation of the financial statements in conformity with IFRSs requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities, income and expense. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

There are no significant areas of estimation uncertainty and critical judgements in applying accounting policies that have significant effect on the amounts recognised in the financial statements other than those disclosed in the following notes:

Notes 9, 10	-	Provision for expected credit loss of financial assets at amortised cost
Note 16	-	Determining the lease term of contracts with renewals and termination options
Note 20	-	Revenue from property development contract

F-19

3.	Material Accounting Policies

The Group applies the material accounting policies set out below, consistently throughout all periods presented in the financial statements unless otherwise stated.

(a)	Basis of consolidation

(i)	Subsidiary companies

Subsidiary companies are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiary companies are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary company is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in business combination are measured initially at their fair values at the acquisition date. The Group recognises any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognised amounts of acquiree’s identifiable net assets.

A business combination involving entities under common control is a business combination in which all the combining entities or business are ultimately controlled by the same party or parties both before and after the business combination, and that control is not transitory. The acquisition of the combining entities resulted in a business involving common control since the management of all the entities which took part in the acquisition were controlled by common Directors and under common shareholders before and immediately after the acquisition, and accordingly the accounting treatment is outside the scope of IFRS 3.

Under the merger method of accounting, the results of subsidiaries are presented as if the merger had been effected throughout the current and previous years. The assets and liabilities combined are accounted for based on the carrying amounts from the perspective of the common control shareholder at the date of transfer. On consolidation, the cost of the merger is cancelled with the values of the shares received. Any resulting credit differences is classified as equity and regarded as a non-distributable reserve. Any resulting debit difference is adjusted against any suitable reserve. Any reserves which are attributable to share capital of the merged entities, to the extent that they have not been capitalised by a debit difference, are reclassified and presented as movement in merger deficit.

F-20

3.	Material Accounting Policies (Cont’d)

(a)	Basis of consolidation (Cont’d)

(i)	Subsidiary companies (Cont’d)

Any contingent consideration to be transferred by the Group is recognised at fair value at the acquisition date. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with the changes in fair value recognised in profit or loss. Contingent consideration that is classified as equity is not re-measured, and its subsequent settlement is accounted for within equity.

Inter-company transactions, balances and unrealised gains or losses on transactions between Group companies are eliminated. Unrealised losses are eliminated only if there is no indication of impairment. Where necessary, accounting policies of subsidiary companies have been changed to ensure consistency with the policies adopted by the Group.

(ii)	Changes in ownership interests in subsidiary companies without change of control

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions - that is, as transactions with the owners in their capacity as owners. The difference between fair value of any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary company is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

(iii)	Disposal of subsidiary companies

If the Group loses control of a subsidiary company, the assets and liabilities of the subsidiary company, including any goodwill, and non-controlling interests are derecognised at their carrying value on the date that control is lost. Any remaining investment in the entity is recognised at fair value. The difference between the fair value of consideration received and the amounts derecognised and the remaining fair value of the investment is recognised as a gain or loss on disposal in profit or loss. Any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities.

F-21

3.	Material Accounting Policies (Cont’d)

(a)	Basis of consolidation (Cont’d)

(iv)	Goodwill on consolidation

The excess of the aggregate of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquiree over the fair value of the identifiable net assets acquired is recorded as goodwill. If the total consideration transferred, non-controlling interest recognised and previously held interest measured at fair value is less than the fair value of the net assets of the subsidiary company acquired (i.e. a bargain purchase), the gain is recognised in profit or loss.

Following the initial recognition, goodwill is measured at cost less accumulated impairment losses. Goodwill is not amortised but instead, it is reviewed for impairment annually or more frequent when there is objective evidence that the carrying value may be impaired. The policy of recognition and measurement of impairment losses is in accordance to Note 3(i)(i) on impairment of non-financial assets.

(b)	Foreign currency translation

(i)	Foreign currency transactions and balances

Transactions in foreign currency are recorded in the functional currency of the Group using the exchange rates prevailing at the dates of the transactions. At each reporting date, monetary items denominated in foreign currencies are retranslated at the rates prevailing on that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items or on translating monetary items at the reporting date are included in profit or loss.

Exchange differences arising on the translation of non-monetary items carried at fair value are included in profit or loss for the reporting period except for the differences arising on the translation of non-monetary items in respect of which gains and losses are recognised in other comprehensive income. Exchange differences arising from such non-monetary items are also recognised in other comprehensive income.

F-22

3.	Material Accounting Policies (Cont’d)

(b)	Foreign currency translation (Cont’d)

(ii)	Foreign operations

The assets and liabilities of foreign operations denominated in functional currencies other than RM, are translated to RM at the rate of exchange prevailing at the reporting date. The income and expenses of foreign operations, excluding foreign operations in hyperinflationary economies, are translated to RM at exchange rates at the dates of the transactions.

Foreign currency differences are recognised in other comprehensive income and accumulated in the foreign currency translation reserve (“FCTR”) in equity. However, if the operation is a non-wholly owned subsidiary, then the relevant proportionate share of the translation difference is allocated to the non-controlling interests. When a foreign operation is disposed of such that control, significant influence or joint control is lost, the cumulative amount in the FCTR related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal.

When the Group disposes of only part of its interest in a subsidiary that includes a foreign operation, the relevant proportion of the cumulative amount is reattributed to non-controlling interests.

(c)	Property, plant and equipment

(i)	Recognition and measurement

All items of property, plant and equipment are initially recorded at cost. Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced component is derecognised. All other repair and maintenance are recognised in profit or loss during the financial year in which they are incurred.

Subsequent to initial recognition, property, plant and equipment are stated at cost less any accumulated depreciation and accumulated impairment losses.

Property, plant and equipment are derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Gains or losses arising on the disposal of property, plant and equipment are determined as the difference between the disposal proceeds and the carrying amount of the assets and are recognised in profit or loss.

F-23

3.	Material Accounting Policies (Cont’d)

(c)	Property, plant and equipment (Cont’d)

(ii)	Depreciation

Depreciation is recognised in the profit or loss on straight-line basis to write off the cost of each asset to its residual value over its estimated useful life.

Property, plant and equipment are depreciated based on the estimated useful lives of the assets as follows:

Motor vehicles	5 years
Office equipment	5 - 10 years
Computers	3 years
Furniture and fittings	10 years
Renovation	4 - 6 years

The residual values, useful lives and depreciation method are reviewed at the end of each reporting period to ensure that the amount, method and period of depreciation are consistent with previous estimates and the expected pattern of consumption of the future economic benefits embodied in the property, plant and equipment.

(d)	Leases

As lessee

The Group recognises a ROU asset and a lease liability at the lease commencement date. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payment made at or before the commencement date, plus any initial direct cost incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentive received.

The ROU asset is subsequently measured at cost less any accumulated depreciation, accumulated impairment loss and, if applicable, adjusted for any remeasurement of lease liabilities. The policy of recognition and measurement of impairment losses is in accordance with Note 3(i)(i) on impairment of non-financial assets.

The ROU asset under cost model is depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the ROU asset or the end of the lease term. The estimated useful lives of the ROU assets are determined on the same basis as those of property, plant and equipment as follows:

Lease of office	Over the remaining lease term
Motor vehicles	5 years

F-24

3.	Material Accounting Policies (Cont’d)

(d)	Leases (Cont’d)

As lessee (Cont’d)

The ROU assets are subject to impairment.

The lease liability is initially measured at the present value of future lease payments at the commencement date, discounted using the respective Group entities’ incremental borrowing rates. Lease payments included in the measurement of the lease liability include fixed payments, any variable lease payments, amount expected to be payable under a residual value guarantee, and exercise price under an extension option that the Group is reasonably certain to exercise.

Variable lease payments that do not depend on an index or a rate and are dependent on a future activity are recognised as expenses in profit or loss in the year in which the event or condition that triggers the payment occurs.

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in rate, or if the Group changes its assessment of whether it will exercise an extension or termination option.

Lease payments associated with short term leases and leases of low value assets are recognised on a straight-line basis as an expense in profit or loss. Short term leases are leases with a lease term of 12 months or less and do not contain a purchase option. Low value assets are those assets valued at less than USD4,500 each when purchased new.

(e)	Financial assets

Recognition and initial measurement

Financial assets are recognised on the statements of financial position when, and only when, the Group becomes a party to the contractual provisions of the financial instrument.

At initial recognition, the Group measures a financial asset at its fair value plus, for an item not at fair value through profit or loss, transaction costs that are directly attributable to its acquisition or issuance of the financial instruments. Transaction costs of financial assets carried at fair value through profit or loss (“FVTPL”) are expensed in profit or loss.

F-25

3.	Material Accounting Policies (Cont’d)

(e)	Financial assets (Cont’d)

Financial asset categories and subsequent measurement

The Group determines the classification of financial assets at initial recognition and are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model.

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

Financial assets measured at amortised cost

The Group measures financial assets at amortised cost if both of the following conditions are met:

●	The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows; and

●	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at amortised cost are subsequently measured using the effective interest method (“EIR”) and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

The Group’s financial assets at amortised cost include trade and other receivables, amount due from shareholders and cash and bank balances.

The Group has not designated any financial assets as fair value through other comprehensive income (“FVOCI”) and financial assets at fair value through profit or loss (“FVTPL”).

Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace concerned. All regular way purchases and sales of financial assets are recognised or derecognised on the trade date i.e. the date that the Group commits to purchase or sell the asset.

A financial asset is derecognised where the contractual right to receive cash flows from the asset has expired. On derecognition of a financial asset in its entirety, the difference between the carrying amount and the sum of the consideration received for financial instrument is recognised in profit or loss.

F-26

3.	Material Accounting Policies (Cont’d)

(f)	Financial liabilities

Recognition and initial measurement

Financial liabilities are recognised in the statements of financial position when, and only when, the Group becomes a party to the contractual provisions of the financial instrument.

At initial recognition, the Group measures a financial liability at its fair value less, for an item not at fair value through profit or loss, transaction costs that are directly attributable to its acquisition or issuance of the financial instruments.

Financial liability categories and subsequent measurement

The Group classifies its financial liabilities as follows:

(i)	Financial liabilities at amortised cost

Financial liabilities not categorised as fair value through profit or loss are subsequently measured at amortised cost using the effective interest method.

Interest expense and foreign exchange gains and losses are recognised in the profit or loss. Any gains or losses on derecognition are also recognised in the profit or loss.

The Group’s financial liabilities designated at amortised cost comprise trade and other payables, lease liabilities and amount due to shareholders and Directors.

(ii)	Financial liabilities at fair value through profit or loss

The Group has not designated any financial liabilities at FVTPL.

Derecognition

A financial liability or part of it is derecognised when, and only when, the obligation specified in the contract is discharged or cancelled or expired. On derecognition of a financial liability, the difference between the carrying amount of the financial liability extinguished or transferred to another party and the consideration paid, including any non-cash assets transferred or liabilities assumed, is recognised in profit or loss.

F-27

3.	Material Accounting Policies (Cont’d)

(g)	Inventories

Inventories are stated at lower of cost and net realisable value.

(i)	Land held for property development

Land held for property development consists of purchase price of land, professional fees, stamp duties, commissions, conversion fees, other relevant levies and direct development cost incurred in preparing the land for development.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated cost of completion and the estimated cost necessary to make the sale. If net realisable value cannot be determined reliably, these inventories will be stated at the lower of cost or fair value costs to see. Fair value is the amount the inventory can be sold in an arm’s length transaction.

Land held for property development for which no significant development work has been undertaken or where development activities are not expected to be completed within the normal operating cycle, is classified as non-current asset.

Land held for property development is transferred to property development costs under current assets when development activities have commenced and are expected to be completed within the normal operating cycle.

(ii)	Property development costs

Cost is determined based on specific identification basis. Property development costs comprise costs of land, professional fees, direct materials, direct labour, other direct costs, attributable overhead, payments to subcontractors and borrowing costs capitalised for qualifying assets that incurred during the development period. The asset is subsequently recognised as an expense in profit or loss when and as the control of the asset is transferred to the customer.

Properties development costs attributable to unsold properties, upon completion, are transferred to completed properties held for sale.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and applicable selling expenses.

F-28

3.	Material Accounting Policies (Cont’d)

(h)	Contract assets and contract liabilities

Contract asset is the right to consideration for goods or services transferred to the customers. The Group’s contract asset is the excess of revenue recognised over the billings to-date and deposits or advances received from customers.

Where there is objective evidence of impairment, the amount of impairment losses is determined by comparing the contract asset’s carrying amount and the present value of estimated future cash flows to be generated by the contract asset.

Contract asset is reclassified to trade receivables at the point at which invoices have been billed to customers.

Contract liability is the obligation to transfer goods or services to customers for which the Group has received the consideration or has billed the customers. The Group’s contract liability is the excess of the billings to-date over the revenue recognised. Contract liabilities are recognised as revenue when the Group performs its obligation under the contracts.

(i)	Impairment of assets

(i)	Non-financial assets

The carrying amounts of non-financial assets (except for inventories) are reviewed at the end of each reporting period to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash-generating units.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs of disposal. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit.

An impairment loss is recognised if the carrying amount of an asset or cash-generating unit exceeds its estimated recoverable amount. Impairment loss is recognised in profit or loss.

F-29

3.	Material Accounting Policies (Cont’d)

(i)	Impairment of assets (Cont’d)

(i)	Non-financial assets (Cont’d)

Impairment losses recognised in prior periods are assessed at the end of each reporting period for any indications that the loss has decreased or no longer exists. An impairment loss is reversed only if there has been a change in the estimates used to determine the recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortisation, had no impairment loss been recognised for asset in prior years. Such reversal is recognised in the profit or loss.

(ii)	Financial assets

The Group recognises an allowance for expected credit losses (“ECLs”) for all debt instruments not held at FVTPL. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognised in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12 months (“a 12 months ECL”). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (“a lifetime ECL”).

For trade and other receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognises a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience and the economic environment.

F-30

3.	Material Accounting Policies (Cont’d)

(j)	Employee benefits

(i)	Short-term employee benefits

Wages, salaries, bonuses and social security contributions are recognised as an expense in the reporting period in which the associated services are rendered by employees of the Group. Short-term accumulating compensated absences such as paid annual leave are recognised when services are rendered by employees that increase their entitlement to future compensated absences. Short-term non-accumulating compensated absences such as sick and medical leave are recognised when the absences occur.

The expected cost of accumulating compensated absences is measured as additional amount expected to be paid as a result of the unused entitlement that has accumulated at the end of the reporting period.

(ii)	Defined contribution plans

As required by law, companies in Malaysia contribute to the state pension scheme, the Employee Provident Fund (“EPF”). Such contributions are recognised as an expense in the profit or loss as incurred. Once the contributions have been paid, the Group has no further payment obligations.

(k)	Revenue and other income

Revenue from contracts with customers

Revenue is recognised when the Group satisfied a performance obligation (“PO”) by transferring a promised good or services to the customer, which is when the customer obtains control of the good or service. A PO may be satisfied at a point in time or over time. The amount of revenue recognised is the amount allocated to the satisfied PO.

Revenue from contracts with customers is recognised by reference to each distinct performance obligation in the contract with customer. Revenue from contracts with customers is measured at its transaction price, being the amount of consideration which the Group expects to be entitled in exchange for transferring promised goods or services to a customer, net of goods and service tax, returns, rebates and discounts. Transaction price is allocated to each performance obligation on the basis of the relative standalone selling prices of each distinct good or services promised in the contract. Depending on the substance of the contract, revenue is recognised when the performance obligation is satisfied, which may be at a point in time or over time.

F-31

3.	Material Accounting Policies (Cont’d)

(k)	Revenue and other income (Cont’d)

The Group recognises revenue from the following major sources:

Revenue from property development

Property development contracts with customers may include multiple promises to customers and are accounted for as separate performance obligations. Transaction price will be allocated to each performance obligation based on the stand-alone selling prices. When these are not directly observable, they are estimated based on expected cost-plus margin.

Revenue from property development is recognised as and when the control of the asset is transferred to the customer. Depending on the terms of the contract and the laws that apply to the contract, control of the asset may transfer over time or at a point in time. Control of the asset is transferred over time if the Group’s performance does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to-date.

If control of the asset transfers over time, revenue is recognised over the period of the contract by using an input method which is based on cost incurred to-date relative to the total expected cost to the satisfaction of that performance obligation. Otherwise, revenue is recognised at a point in time when the customer obtains control of the asset.

The Group recognises sales at a point in time for the sale of completed properties, when the control of the properties has been transferred to the purchasers, being when the properties have been completed and delivered to the customers.

Revenue from other sources

Interest income

Interest income is recognised on accruals basis using the effective interest method.

(l)	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset are capitalised as part of the cost of the assets, which are assets that necessarily take a substantial period of time to get ready for theirs intended use or sale, are capitalised as part of the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. All other borrowing costs are recognised in profit or loss in the financial year in which they are incurred. Borrowing costs consist of interest and other costs that the Group incurred in connection with the borrowing of funds.

F-32

3.	Material Accounting Policies (Cont’d)

(l)	Borrowing costs (Cont’d)

The capitalisation of borrowing costs as part of the cost of a qualifying asset commences when expenditure for the asset is being incurred, borrowing costs are being incurred and activities that are necessary to prepare the asset for its intended use or sale are in progress. Capitalisation of borrowing costs is suspended or ceases when substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are interrupted or completed.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

(m)	Income taxes

Tax expense in profit or loss comprises current and deferred tax. Current tax and deferred tax are recognised in profit or loss except to the extent that it relates to items recognised directly in equity or other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the financial year, using tax rates enacted or substantively enacted by the end of the reporting period, and any adjustment to tax payable in respect of previous financial years.

Deferred tax is recognised using the liability method for all temporary differences between the carrying amounts of assets and liabilities in the statements of financial position and their tax bases. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the end of the reporting period.

The measurement of deferred tax is based on the expected manner of realisation or settlement of the carrying amount of the assets and liabilities, at the end of the reporting period. Deferred tax assets and liabilities are not discounted.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

A deferred tax asset is recognised to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised. Deferred tax assets are reviewed at the end of each reporting period and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

F-33

3.	Material Accounting Policies (Cont’d)

(n)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-makers are responsible for allocating resources and assessing performance of the operating segments and make overall strategic decisions. The Group’s operating segments are organised and managed separately according to the nature of the products and services provided, with each segment representing a strategic business unit that offers different products and serves different markets.

(o)	Fair value measurement

Fair value of an asset or a liability is determined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The measurement assumes that the transaction to sell the asset or transfer of the liability takes place either in the principal market or in the absence of a principal market, in the most advantageous market.

For non-financial asset, the fair value measurement takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair value is categorised into different levels in a fair value hierarchy based on the input used in the valuation technique as follows:

Level 1	:	quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group can access at the measurement date.
Level 2	:	inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3	:	unobservable inputs for the asset or liability.

The Group recognises transfers between levels of the fair value hierarchy as of the date of the event or change in circumstances that caused the transfers.

F-34

4.	Property, Plant and Equipment

	Motor	Office		Furniture and
	vehicles	equipment	Computers	fittings	Renovation	Total
	USD	USD	USD	USD	USD	USD

2024
Cost
At 1 January	2,636	2,185	11,093	4,272	154,242	174,428
Additions	-	-	18,750	1,141	-	19,891
Translation differences	68	56	684	134	3,946	4,888
At 31 December	2,704	2,241	30,527	5,547	158,188	199,207

Accumulated depreciation
At 1 January	1,822	524	9,879	1,614	135,218	149,057
Charge for the financial year	529	319	5,405	543	19,093	25,889
Translation differences	58	20	369	53	3,868	4,368
At 31 December	2,409	863	15,653	2,210	158,179	179,314

Carrying amount
At 31 December	295	1,378	14,874	3,337	9	19,893

F-35

4.	Property, Plant and Equipment (Cont’d)

	Motor	Office		Furniture and
	vehicles	equipment	Computers	fittings	Renovation	Total
	USD	USD	USD	USD	USD	USD

2023
Cost
At 1 January	2,756	2,490	9,796	3,428	161,268	179,738
Additions	-	1,029	1,733	999	-	3,761
Disposals	-	(1,226)	-	-	-	(1,226)
Translation differences	(120)	(108)	(436)	(155)	(7,026)	(7,845)
At 31 December	2,636	2,185	11,093	4,272	154,242	174,428

Accumulated depreciation
At 1 January	1,354	718	9,486	1,316	111,532	124,406
Charge for the financial year	530	345	811	357	28,696	30,739
Disposals	-	(508)	-	-	-	(508)
Translation differences	(62)	(31)	(418)	(59)	(5,010)	(5,580)
At 31 December	1,822	524	9,879	1,614	135,218	149,057

Carrying amount
At 31 December	814	1,661	1,214	2,658	19,024	25,371

F-36

4.	Property, Plant and Equipment (Cont’d)

Purchase of property, plant and equipment

The aggregate additional costs for the property, plant and equipment of the Group during the financial year acquired under cash payments is USD19,891 (2023: USD3,761).

5.	Right-of-use Assets

		Motor
	Office	Vehicles	Total
	USD	USD	USD

2024
Cost
At 1 January	38,966	-	38,966
Addition	58,689	93,368	152,057
Translation differences	2,251	1,996	4,247
At 31 December	99,906	95,364	195,270

Accumulated depreciation
At 1 January	9,742	-	9,742
Charge for the financial year	24,454	15,609	40,063
Translation differences	771	334	1,105
At 31 December	34,967	15,943	50,910

Carrying amount
At 31 December	64,939	79,421	144,360

F-37

5.	Right-of-use Assets (Cont’d)

		Motor
	Office	Vehicles	Total
	USD	USD	USD

2023
Cost
At 1 January	-	-	-
Addition	39,172	-	39,172
Translation differences	(206)	-	(206)
At 31 December	38,966	-	38,966

Accumulated depreciation
At 1 January	-	-	-
Charge for the financial year	9,793	-	9,793
Translation differences	(51)	-	(51)
At 31 December	9,742	-	9,742

Carrying amount
At 31 December	29,224	-	29,224

Purchase of right-of-use assets

	2024	2023
	USD	USD

Aggregate costs	152,057	39,172
Less: Lease financing	(138,538)	(39,172)
Cash payments	13,519	-

6.	Deferred Tax Assets

	2024	2023
	USD	USD

At 1 January	75,127	(562)
Recognised in profit or loss (Note 23)	35,473	75,402
(Under)/Overprovision in prior years (Note 23)	(448)	662
Translation differences	2,670	(375)
At 31 December	112,822	75,127

F-38

6.	Deferred Tax Assets (Cont’d)

The net deferred tax assets and liabilities shown on the statements of financial position after appropriate offsetting are as follows:

	2024	2023
	USD	USD

Deferred tax assets	130,064	82,399
Deferred tax liabilities	(17,242)	(7,272)
	112,822	75,127

The components and movements of deferred tax liabilities and assets prior to offsetting are as follows:

	2024	2023
	USD	USD

Deferred tax assets:
Unabsorbed capital allowances
At 1 January	-	-
Recognised in profit or loss	370	-
Translation differences	7	-
At 31 December	377	-

Other temporary differences
At 1 January	75,263	-
Recognised in profit or loss	35,998	75,661
Translation differences	2,695	(398)
At 31 December	113,956	75,263

Lease liabilities
At 1 January	7,136	-
Recognised in profit or loss	8,237	7,173
Translation differences	358	(37)
At 31 December	15,731	7,136
	130,064	82,399

F-39

6.	Deferred Tax Assets (Cont’d)

The components and movements of deferred tax liabilities and assets prior to offsetting are as follows: (Cont’d)

	2024	2023
	USD	USD

Deferred tax liabilities:
Accelerated capital allowances
At 1 January	(258)	(562)
Recognised in profit or loss	(915)	(381)
(Under)/Overprovision in prior years	(448)	662
Translation differences	(35)	23
At 31 December	(1,656)	(258)

Right-of-use assets
At 1 January	(7,014)	-
Recognised in profit or loss	(8,217)	(7,051)
Translation differences	(355)	37
At 31 December	(15,586)	(7,014)
	(17,242)	(7,272)

Deferred tax assets have not been recognised in respect of the following items:

	2024	2023
	USD	USD

Unutilised tax losses	474,906	-
Unabsorbed capital allowances	4,577	-
Other temporary deductible differences	877	-
	480,360	-

F-40

7.	Contract Assets/(Liabilities)

	2024	2023
	USD	USD

Contract assets/(liabilities)
Property development activities	1,114,346	(13,366,026)

Contract assets primarily relate to the Group’s rights to consideration for work performed but not yet billed at the reporting date for its contracted project activities. The amount due from contract customers will be transferred to trade receivables when the rights become unconditional.

Contract liabilities consist of billings in excess of revenue recognised.

	2024	2023
	USD	USD

At 1 January	(13,366,026)	(11,940,464)
Consideration payable to customers	1,254,449	301,959
Revenue recognised during the financial year	19,545,004	19,676,487
Less: Progress billings during the financial year	(6,287,274)	(21,934,586)
Translation differences	(31,807)	530,578
At 31 December	1,114,346	(13,366,026)

Contract value yet to be recognised as revenue

Revenue expected to be recognised within the next 12 to 36 months relating to the performance obligations that are unsatisfied (or partially satisfied) as at 31 December 2024 are as follows:

	2025	2026	2027	Total
	USD	USD	USD	USD

Property development activities	18,410,441	10,741,438	5,727,897	34,879,776

8.	Inventories

	2024	2023
	USD	USD

Current
Property development costs	17,243,070	23,052,228

F-41

8.	Inventories (Cont’d)

Property development costs

	2024	2023
	USD	USD

Cumulative property development costs
At 1 January	47,052,909	24,467,137
Cost incurred during the financial year	9,731,541	23,777,037
Translation differences	1,411,767	(1,191,265)
At 31 December	58,196,217	47,052,909

Less:
Cumulative costs recognised in profit or loss
At 1 January	24,000,681	9,769,914
Recognised during the financial year	15,996,569	14,734,030
Translation differences	955,897	(503,263)
At 31 December	40,953,147	24,000,681

Total property development costs	17,243,070	23,052,228

(i)	The following costs are capitalised to property development costs during the respective financial year.

	2024	2023
	USD	USD

Sales commission	108,625	735,564

The Group capitalised sales commission in relation to the property development contracts entered into as an incremental cost of obtaining contracts with customers in property development costs. These costs are expected to be recoverable and are amortised to profit or loss as cost of sales when the related revenue is recognised.

(ii)	The property development costs of the Group represent expenditures incurred in relation to the residential development.

(iii)	The development is being constructed on land owned by a third party, Pesat Bumi Sdn. Bhd., with the Group having entered into a development agreement to transfer a total consideration of USD13,745,958 (2023: USD13,745,958) upon project completion.

As at 31 December 2024, the Group has paid USD5,585,632, with the remaining USD8,160,326 contractually payable upon completion.

F-42

9.	Trade Receivables

	2024	2023
	USD	USD

Trade receivables
- Third parties	1,979,498	2,993,947
- Related parties	112,545	-
	2,092,043	2,993,947
Less: Allowance for impairment losses	(427,860)	(313,594)
	1,664,183	2,680,353

Trade receivables are non-interest bearing and generally on 30 days (2023: 30 days) term. They are recognised at their original invoice amounts which represent their fair value on initial recognition.

Movements in the allowance for impairment losses of trade receivables are as follows:

	Credit	Lifetime
	impaired	allowance	Total
	USD	USD	USD

2024
At 1 January 2024	211,186	102,408	313,594
Impairment losses recognised	258,081	-	258,081
Impairment losses reversed	(148,420)	(5,640)	(154,060)
Translation differences	7,746	2,499	10,245
At 31 December 2024	328,593	99,267	427,860

2023
At 1 January 2023	-	-	-
Impairment losses recognised	212,304	102,950	315,254
Translation differences	(1,118)	(542)	(1,660)
At 31 December 2023	211,186	102,408	313,594

F-43

9.	Trade Receivables (Cont’d)

Analysis of trade receivables aging as at end of the reporting period are as follows:

	Gross	Loss	Net
	Amount	allowance	amount
	USD	USD	USD

2024
Neither past due nor impaired	745,011	(15,381)	729,630
Past due but not impaired:
Less than 30 days	194,980	-	194,980
31 to 60 days	93,662	-	93,662
More than 90 days	729,797	(83,886)	645,911
	1,018,439	(83,886)	934,553
	1,763,450	(99,267)	1,664,183
Individually impaired	328,593	(328,593)	-
	2,092,043	(427,860)	1,664,183
2023
Neither past due nor impaired	713,436	(7,709)	705,727
Past due but not impaired:
Less than 30 days	278,714	-	278,714
31 to 60 days	318,835	(12,041)	306,794
61 to 90 days	8,053	(6,596)	1,457
More than 90 days	1,463,723	(76,062)	1,387,661
	2,069,325	(94,699)	1,974,626
	2,782,761	(102,408)	2,680,353
Individually impaired	211,186	(211,186)	-
	2,993,947	(313,594)	2,680,353

Trade receivables that are not past due and not individually impaired are creditworthy receivables with good payment records with the Group.

As at 31 December 2024, gross trade receivables of USD1,018,439 (2023: USD2,069,325) were past due but not individually impaired. These relate to a number of independent customers from whom there is no recent history of default.

The trade receivables of the Group that are individually assessed to be impaired amounting to USD328,593 (2023: USD211,186) are related to customers that are in financial difficulties and have defaulted on payments. These balances are expected to be recovered through the debt recovery process.

F-44

9.	Trade Receivables (Cont’d)

The Group measures allowance for impairment losses of trade receivables based on lifetime ECLs, by assessing the credit quality of trade receivables on a collective basis using the ageing of past due days.

As at 31 December 2024, the Group provided lifetime impairment losses of USD99,267 (2023: USD102,408) based on the customers’ historical data as an assumption for possibility of default.

The expected credit losses on trade receivables are estimated by reference to historical loss experience of the debtors and an analysis of the debtor’s current financial position, adjusted for forward-looking factors specific to the debtors and the general economic conditions, where applicable. The Group generally performs impairment assessment on trade receivables on an individual basis or on an account-by-account basis. In respect of its property development activities, the Group has assessed that these debts should be realised in full without material losses in the ordinary course of business as the legal titles to the properties sold remain with the Group until the purchase consideration is fully settled/paid.

10.	Other Receivables

	2024	2023
	USD	USD

Other receivables	1,850	9,309
Prepayments	255,163	174,292
Deposits	174,106	21,415
	431,119	205,016

Included in prepayments of the Group is an amount of USD174,292 (2023: USD174,292) in respect of purchase of property, plant and equipment. The balance of purchase consideration is disclosed as capital commitment in Note 31. On 17 March 2025, the related prepayment was refunded following the cancellation of the purchase of the property, plant and equipment.

11.	Amount Due from/(to) Shareholders

These represent non-trade balances which are unsecured, non-interest bearing and are repayable on demand.

F-45

12.	Cash and Bank Balances

	2024	2023
	USD	USD

Housing Development Account (“HDA”)	275,676	338,052
Cash and bank balances	254,989	212,161
	530,665	550,213

Cash held under the HDA account pursuant to Section 7A of the Housing Development (Control and Licensing) Act 1966. The utilisation of these balances is restricted, before completion of the housing development and fulfilling all relevant obligations to the purchasers, the cash could be withdrawn from such account for the purpose of completing the particular projects concerned.

The interest rates of cash held under HDA account at the reporting date bears interest rate of 0.59% to 1.93% (2023: 1.06% to 2.65%) per annum.

13.	Share Capital

	Number of shares		Amount
	2024	2023	2024	2023
	Units	Units	USD	USD

Issued and fully paid Ordinary shares
At 1 January/31 December	2,400,002	2,400,002	560,552	560,552

The holders of ordinary shares are entitled to receive dividends as and when declared from time to time, and are entitled to one vote per share at meetings of the Company. All ordinary shares rank equally with regards to the Company’s residual assets.

14.	Foreign Currency Translation Reserve

The foreign currency translation reserve represents exchange differences arising from the translation of the financial statements of the Group as its functional currency is different from the presentation currency.

F-46

15.	Trade Payables

	2024	2023
	USD	USD

Non-current
Retention sum payables	936,280	1,323,417

Current
Trade payables:
- Third parties	4,682,718	2,233,519
- Companies in which the Directors of the Company have substantial financial interests	554,611	99,829
Retention sum payables	1,842,163	1,887,366
	7,079,492	4,220,714
	8,015,772	5,544,131

Included in trade payables of the Group comprises of the followings:

(i)	Amounts outstanding from trade purchases, contractors claim on contract works performed and retention sum payable.

(ii)	Amount related to Companies in which the Directors of the Company have substantial financial interests is unsecured, non-interest bearing and repayable on demand.

Credit terms of trade payables is 30 days (2023: 30 days) depending on the terms of the contracts whereas retention sums are payable upon the issuance of Certificate of Practical Completion for the first moiety and expiry of the defect liability periods of the respective construction contracts for the remaining balance.

16.	Lease Liabilities

	2024	2023
	USD	USD

At 1 January	29,731	-
Additions	138,538	39,172
Accretion of interest	6,322	1,230
Payments	(38,241)	(10,513)
Translation differences	3,040	(158)
At 31 December	139,390	29,731

Presented as:
Non-current	102,402	20,167
Current	36,988	9,564
	139,390	29,731

F-47

16.	Lease Liabilities (Cont’d)

The maturity analysis of lease liabilities of the Group at the end of the reporting period:

	2024	2023
	USD	USD

Within one year	42,255	10,513
Between one to two years	42,255	10,513
Between two to five years	63,760	10,513
More than five years	4,008	-
	152,278	31,539
Less: Future finance charges	(12,888)	(1,808)
Present value of lease liabilities	139,390	29,731

(a)	Obligations under lease liabilities

The Group leases office. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions.

The interest rate of the Group for the leases ranges from 3.29% to 3.65% (2023: 3.65%) per annum.

(b)	Renewal and termination options

The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

The Group has one lease contract that include extension and termination options. The Group applies judgement in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate (e.g., construction of significant leasehold improvements or significant customisation to the leased asset).

The Group includes the renewal period as part of the lease term for leases of office with non-cancellable period included as part of the lease term as these are reasonably certain to be exercised because there will be a significant negative effect on operation if a replacement asset is not readily available. Furthermore, the periods covered by termination options are included as part of the lease term only when they are reasonably certain not to be exercised.

F-48

17.	Other Payables

	2024	2023
	USD	USD

Other payables:
- Third parties	3,802,551	2,781,474
- Companies in which the Directors of the Company have substantial financial interests	22,461	3,355
Dividend payable	782,036	762,527
Accruals	74,585	73,837
Deposits received	4,921	11,329
	4,686,554	3,632,522

Included in other payables of the Group comprises of the followings:

(i)	Advances from third parties amounting to USD2,409,786 (2023: USD2,177,186) are secured by certain developing units and bear interest ranging between 7.88% to 14.09% (2023: 7.88% to 14.09%) per annum. These advances are expected to be settled in cash and sales units from the development project upon its completion.

In the event of a default due to project incompletion or failure to meet the sales threshold by the targeted date, the Group is required to pay interest to the third parties. Additionally, the third parties are entitled to the return of advances and a profit-sharing component once property unit sales reach specific milestones or upon project completion.

As at 31 December 2024, the project’s development progress and property unit sales have not met the established milestone. Consequently, the third parties do not have the right to claim a return of the advances and the Group is not under obligation to fulfill profit-sharing payments as outlined in the agreements.

(ii)	Overpayment from customers of USD107,672 (2023: USD246,433) which will be set off against future progress billings for the developing units.

(iii)	Advances from customers arising from property development activities of USD600,285 (2023: USD312,766) for the sold developing units.

(iv)	Amount related to Companies in which the Directors of the Company have substantial financial interests is unsecured, non-interest bearing and repayable on demand.

Deposits related to deposit received from customers arising from property development activities amounting to USD4,921 (2023: USD11,329) in relation to the Group’s development projects.

F-49

18.	Amount Due to Directors

These represent non-trade balances which are unsecured, non-interest bearing and are repayable on demand.

19.	Bank Borrowings

	2024	2023
	USD	USD

Secured
Bank overdraft	4,194,063	-

Analysed as:
Current
Bank overdraft	4,194,063	-

The bank borrowings are secured by the followings:

(i)	Legal charge over 14 units of retail lots under the development project of the Company;
(ii)	Letter of Subordination of advances from the Directors of the Company; and
(iii)	Jointly and severally guaranteed by the Directors of the Company.

Maturity of the bank borrowings of the Group are as follows:

	2024	2023
	USD	USD

Within one year	4,194,063	-

The weighted average interest rates per annum of the bank borrowings of the Group at the reporting date are as follows:

	2024	2023
	%	%

Bank overdraft	7.65	-

F-50

20.	Revenue

	2024	2023
	USD	USD

Revenue from contracts with customers:
Property development revenue	19,545,004	19,676,487

Timing of revenue recognition:
Over time	19,545,004	19,676,487

Geographical market:
Malaysia	19,545,004	19,676,487

21.	Finance Costs

	2024	2023
	USD	USD

Interest expenses on:
Lease liabilities	6,322	1,230
Bank overdraft	174,592	-
Interest on other payables	85,552	-
Unwinding interest on other payables	235,808	215,694
Unwinding interest on retention sum payables	55,081	55,145
	557,355	272,069

F-51

22.	Profit Before Taxation

Profit before taxation is determined after charging/(crediting):

	2024	2023
	USD	USD

Group
Auditors’ remuneration:
UHY Malaysia PLT
- current year	16,407	8,761
- underprovison in prior year	-	1,555
Other auditor
- current year	167	-

Material expenses/(income)
Depreciation of:
- property, plant and equipment	25,889	30,739
- right-of-use assets	40,063	9,793
Loss on disposal of property, plant and equipment	-	718
Impairment losses on trade receivables	258,081	315,254
Reversal of impairment losses on trade receivables	(154,060)	-
Lease expenses relating to short-term leases	25,495	24,092
Staff costs (Note 26)	978,316	507,035
Listing expenses	687,892	340,959
Interest income	(2,441)	(12,668)

F-52

23.	Taxation

	2024	2023
	USD	USD

Tax expenses recognised in profit or loss:
Malaysian income tax
Current tax provision	536,970	868,885
Underprovision in prior years	56,103	91,916
	593,073	960,801

Deferred tax: (Note 6)
Relating to origination and reversal of temporary differences	(35,473)	(75,402)
Under/(Over)provision in prior years	448	(662)
	(35,025)	(76,064)
Tax expenses for the financial year	558,048	884,737

Malaysian income tax is calculated at the statutory tax rate of 15% on the first USD33,000 chargeable income, 17% on USD33,000 to USD131,000 chargeable income (2023: 17% on the first USD131,000 chargeable income) and 24% on the balance of chargeable income of the estimated assessable profits for the financial year.

A reconciliation of income tax expense applicable to profit before taxation at the statutory tax rate to income tax expense at the effective income tax of the Group are as follows:

	2024	2023
	USD	USD

Profit before taxation	563,838	3,156,488

At Malaysian statutory tax rate of 24%	135,321	757,557
Tax incentive obtained from differential tax rate of 15%	(2,953)	(2,957)
Tax incentive obtained from differential tax rate of 17%	(6,891)	(6,242)
Income not subject to tax	-	(2,452)
Expenses not deductible for tax purpose	260,734	47,577
Deferred tax assets not recognised	115,286	-
Underprovision of taxation in prior years	56,103	91,916
Under/(Over)provision of deferred taxation in prior years	448	(662)
Tax expenses for the financial year	558,048	884,737

F-53

24.	Dividends

	2024	2023
	USD	USD

In respect of the financial year ended:
31 December 2023
- Interim single-tier dividend of RM2.50 per ordinary share	-	1,286,174

31 December 2024
- Interim single-tier dividend of RM3.33 per ordinary share	1,750,107	-
	1,750,107	1,286,174

The Directors do not recommend the payment of any final dividend in respect of the current and previous financial year.

25.	Earnings Per Share

(a)	Basic earnings per share

The basic earnings per share are calculated by dividing the profit for the financial year attributable to the owners of the parent of the Company by the weighted average number of ordinary shares outstanding during the financial year as follows:

	2024	2023

Profit attributable to the owners of the parent (USD)	22,576	2,272,028

Weighted average number of ordinary shares in issue as at 1 January/31 December	2,400,002	2,400,002

Basic earnings per ordinary share (USD)	0.01	0.95

(b)	Diluted earnings per share

As the Group has no potential dilutive ordinary shares, the basic and diluted earnings per share are the same.

There were no potential dilutive instruments in issue as at 31 December 2024 or
31 December 2023, and there have been no such instruments issued or outstanding subsequent to the reporting date and up to the date of authorisation of these financial statements.

F-54

25.	Earnings Per Share (Cont’d)

(c)	Basic and diluted earnings per share for Antharas Inc.

Basic and diluted earnings per share have been computed in accordance with IAS 33 Earnings Per Share. The calculation is presented on a retrospective basis, giving effect to the 17,777,778 Ordinary Shares issued by Antharas Inc. pursuant to the group reorganisation completed on 5 December 2024. This presentation reflects the continuity of ownership interests under a common control transaction and the substance of the transaction as a capital reorganisation.

As disclosed in Note 1 to the financial statements, Antharas Inc., a Cayman Islands exempted company, was incorporated for the purposes of the IPO. Under the group reorganisation, shareholders of Antharas Hills Sdn. Bhd. exchanged their equity interests for 17,777,778 Ordinary Shares of Antharas Inc., resulting in Antharas Hills becoming a wholly-owned subsidiary.

Accordingly, the 17,777,778 Ordinary Shares are deemed to be outstanding for all periods presented, including the financial years ended 31 December 2024 and 2023. No additional shares were issued during these periods, and there were no dilutive instruments outstanding.

	2024	2023

Profit attributable to the owners of the parent (USD)	22,576	2,272,028

Weighted average number of ordinary shares outstanding[1]	17,777,778	17,777,778

Basic and diluted earnings per ordinary share (USD)	0.001	0.128

There is no difference between basic and diluted earnings per share as there were no instruments with a dilutive effect.

¹ Reflects the share structure of Antharas Inc. after the group reorganisation on 5 December 2024, where shareholders of Antharas Hills Sdn. Bhd. exchanged their shares for 17,777,778 ordinary shares of Antharas Inc. retrospectively presented as outstanding during both years under the pooling-of-interests method.

² Earnings per share for periods prior to the IPO do not reflect the issuance of 1,250,000 new shares under the IPO, which occurred after the reporting period.

F-55

26.	Staff Costs

	2024	2023
	USD	USD

Salaries, wages and allowances	900,027	452,040
Defined contribution plans	71,451	51,144
Social security contributions	6,838	3,851
	978,316	507,035

Included in the staff costs above is aggregate amount of remuneration received/receivable by the Executive Director of the Group during the financial year as below:

	2024	2023
	USD	USD

Executive Directors
Salaries and allowances	257,266	221,736
Defined contribution plans	30,872	26,545
Social security contributions	533	508
	288,671	248,789

F-56

27.	Reconciliation of Liabilities Arising from Financing Activities

The table below shows the details changes in the liabilities of the Group arising from financing activities, including both cash and non-cash changes.

				Non-cash changes
		At 1	Financing	New leases	Unwinding	Translation	At 31
		January	cash flows	(Note 5)	interest	differences	December
	Note	USD	USD	USD	USD	USD	USD

2024
Lease liabilities	16	29,731	(31,919)	138,538	-	3,040	139,390
Other payables	17	2,177,186	(62,610)	-	235,808	59,402	2,409,786
		2,206,917	(94,529)	138,538	235,808	62,442	2,549,176

2023
Lease liabilities	16	-	(9,283)	39,172	-	(158)	29,731
Other payables	17	2,112,315	(57,953)	-	215,694	(92,870)	2,177,186
		2,112,315	(67,236)	39,172	215,694	(93,028)	2,206,917

F-57

28.	Related Party Disclosures

(a)	Identifying related parties

For the purposes of these financial statements, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control or joint control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control. Related parties may be individuals or other entities.

Related parties also include key management personnel defined as those persons having authority and responsibility for planning, directing and controlling the activities of the Group either directly or indirectly. The key management personnel comprise the Director of the Group, having authority and responsibility for planning, directing and controlling the activities of the Group directly or indirectly.

(b)	Significant related party transactions

In the normal course of business, the Group entered into transactions with related parties on terms agreed between the parties, which approximate those with third parties unless stated otherwise. In addition to the related party balances disclosed elsewhere in the financial statements, the Group has the following transactions with related parties during the financial year. All transactions were conducted at arm’s length and in the ordinary course of business:

	2024	2023
	USD	USD

Transaction with a company in which
certain Director of the Company have
substantial financial interests
PDI Design & Associates Sdn. Bhd.
- Development costs	1,154,096	514,032
- Rental expenses	10,501	10,513

(c)	Compensation of key management personnel

Information regarding compensation of key management personnel is as follows:

	2024	2023
	USD	USD

Salaries and allowances	257,266	221,736
Defined contribution plans	30,872	26,545
Social security contributions	533	508
	288,671	248,789

F-58

29.	Segment Information

For internal management reporting purposes, the Group is organised into strategic business divisions based on the nature of their operations and services. These operating segments are regularly reviewed by the Group’s Chief Operating Decision Maker (“CODM”) to make decisions about resource allocation and to assess performance. The Group has identified two (2) reportable segments as follows:

Property development	-	Investment and development of residential and commercial properties
Management services and others	-	Provision of management and property support services

Management evaluates segment performance primarily based on profit or loss before tax, which is measured consistently with the corresponding amounts reported in the Group’s consolidated financial statements. The CODM does not regularly review segmental information by assets, liabilities, or capital expenditure, except where such items are specifically attributable to a particular segment.

Segment revenues and expenses include items that are directly attributable to a segment and those that can be reasonably allocated on a consistent basis. Inter-segment transactions are conducted at arm’s length, under terms and conditions similar to those with third parties. The effects of inter-segment transactions are eliminated in the preparation of consolidated financial statements.

Segment assets and liabilities are allocated based on the nature of the operations of each segment. However, centralised functions such as finance, treasury, and human resources are not allocated to individual segments. The measurement basis and classification of segment item remain consistent with those applied in the previous financial period.

F-59

29.	Segment Information (Cont’d)

				Per
		Management	Adjustments	consolidated
	Property	services	and	financial
	development	and others	eliminations	statements
	USD	USD	USD	USD

2024
Revenue	19,545,004	-	-	19,545,004
Cost of sales	(15,996,569)	(34,976)	-	(16,031,545)
Gross profit/(loss)	3,548,435	(34,976)	-	3,513,459

Results
Gross profit/(loss)	3,548,435	(34,976)	-	3,513,459
Other income (exclude interest income)	154,061	103	-	154,164
Interest income	2,441	-	-	2,441
Administrative expenses (exclude depreciation)	(1,731,481)	(751,438)	-	(2,482,919)
Depreciation	(46,706)	(19,246)	-	(65,952)
Finance costs	(555,512)	(1,843)	-	(557,355)
Profit/(Loss) before taxation	1,371,238	(807,400)	-	563,838
Taxation	(558,037)	(11)	-	(558,048)
Profit/(Loss) for the financial year	813,201	(807,411)	-	5,790

Assets
Segment assets	21,902,955	664,532	(1,419,851)	21,147,636
Deferred tax assets	112,822	-	-	112,822
Total assets	22,015,777	664,532	(1,419,851)	21,260,458

Liabilities
Segment liabilities	(19,253,413)	(1,127,255)	1,014,608	(19,366,060)

Material non-cash expenses
Depreciation of:
- property, plant and equipment	21,315	4,574	-	25,889
- right-of-use assets	25,391	14,672	-	40,063
Impairment loss on trade receivables	258,081	-	-	258,081
Reversal of impairment loss on trade receivables	(154,060)	-	-	(154,060)

F-60

29.	Segment Information (Cont’d)

				Per
		Management	Adjustments	consolidated
	Property	services	and	financial
	development	and others	eliminations*	statements
	USD	USD	USD	USD

2023
Revenue	19,676,487	-	-	19,676,487
Cost of sales	(14,734,030)	-	-	(14,734,030)
Gross profit	4,942,457	-	-	4,942,457

Results
Gross profit	4,942,457	-	-	4,942,457
Interest income, representing other income	12,668	-	-	12,668
Administrative expenses (exclude depreciation)	(1,484,807)	(1,229)	-	(1,486,036)
Depreciation	(40,532)	-	-	(40,532)
Finance costs	(272,069)	-	-	(272,069)
Profit/(Loss) before taxation	3,157,717	(1,229)	-	3,156,488
Taxation	(884,737)	-	-	(884,737)
Profit/(Loss) for the financial year	2,272,980	(1,229)	-	2,271,751

Assets
Segment assets	26,554,346	47,318	(49,455)	26,552,209
Deferred tax assets	75,127	-	-	75,127
Total assets	26,629,473	47,318	(49,455)	26,627,336

Liabilities
Segment liabilities	(23,002,958)	(4,967)	15,686	(22,992,239)

Material non-cash expenses
Depreciation of:
- property, plant and equipment	30,739	-	-	30,739
- right-of-use assets	9,793	-	-	9,793
Impairment loss on trade receivables	315,254	-	-	315,254
Loss on disposal of property, plant and equipment	718	-	-	718

F-61

29.	Segment Information (Cont’d)

Geographic information

The Group currently operates primarily in Malaysia, which accounted for 100% of consolidated revenue and assets during the financial years ended 31 December 2023 and 2024. The PRC entity (ZCTCL) remains dormant and did not contribute to Group revenue and minimal amount for segment assets.

Accordingly, no disaggregation of revenue or non-current assets by geographic location is presented for the periods under review.

Major Customers

For the financial years ended 31 December 2023 and 31 December 2024, no single external customer accounted for 10% or more of the Group’s total revenue.

30.	Financial Instruments

(a)	Classification of financial instruments

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortised cost. The principal accounting policies in Note 3 describe how the classes of financial instruments are measured, and how income and expense, including fair value gains and losses, are recognised.

The following table analyses the financial assets and financial liabilities in the statements of financial position by the class of financial instruments to which they are assigned, and therefore by the measurement basis:

	2024	2023
	USD	USD

At amortised cost
Financial assets
Trade receivables	1,664,183	2,680,353
Other receivables and deposits	175,956	30,724
Amount due from shareholders	-	9,804
Cash and bank balances	530,665	550,213
	2,370,804	3,271,094

F-62

30.	Financial Instruments (Cont’d)

(a)	Classification of financial instruments (Cont’d)

The following table analyses the financial assets and financial liabilities in the statements of financial position by the class of financial instruments to which they are assigned, and therefore by the measurement basis: (Cont’d)

	2024	2023
	USD	USD

At amortised cost
Financial liabilities
Trade payables	8,015,772	5,544,131
Other payables	4,686,554	3,632,522
Amount due to shareholders	18,881	-
Amount due to Directors	1,787,510	-
Lease liabilities	139,390	29,731
Bank borrowings	4,194,063	-
	18,842,170	9,206,384

(b)	Financial risk management objectives and policies

The Group’s financial risk management policy is to ensure that adequate financial resources are available for the development of the Group’s operations whilst managing its credit, liquidity, foreign currency and interest rate risks. The Group operates within clearly defined guidelines that are approved by the Board and the Group’s policy is not to engage in speculative transactions.

The following sections provide details regarding the Group’s exposure to the abovementioned financial risks and the objectives, policies and processes for the management of these risks.

(i)	Credit risk

Credit risk is the risk of a financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group’s exposure to credit risk is limited as the property purchasers were using financing from reputable end-financiers, legal title to the properties revert to the Group in the event of default. The Group’s exposure to credit risk arises principally from trade and other receivables and deposits with banks. There are no significant changes as compared to prior year.

The Group has adopted a policy of only dealing with creditworthy counterparties. Management has a credit policy in place to control credit risk by dealing with creditworthy counterparties and deposits with banks with good credit rating. The exposure to credit risk is monitored on an ongoing basis and action will be taken for long outstanding debts.

F-63

30.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(i)	Credit risk (Cont’d)

At each reporting date, the Group assesses whether any of the receivables are credit impaired.

The gross carrying amounts of credit impaired receivables are written off (either partial or full) when there is no realistic prospect of recovery. This is generally the case when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. Nevertheless, receivables that are written off could still be subject to enforcement activities.

The carrying amounts of the financial assets recorded on the statements of financial position at the end of the reporting period represents the Group’s maximum exposure to credit risk.

The Group has no significant concentration of credit risk as its exposure spread over a large number of customers.

(ii)	Liquidity risk

Liquidity risk refers to the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due. The Group’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities.

The Group’s funding requirements and liquidity risk are managed with the objective of meeting business obligations on a timely basis. The Group finances its liquidity through internally generated cash flows and minimises liquidity risk by keeping committed credit lines available.

The Group manages liquidity risk through a combination of proactive cash flow monitoring, maintaining sufficient cash and cash equivalents, and ensuring access to unutilised credit facilities from licensed financial institutions. As at 31 December 2024, the Group had access to committed but undrawn banking facilities of USD51,273.

The Group’s treasury function also monitors the maturity profile of financial liabilities to avoid excessive concentration of repayments in any single period. Where necessary, refinancing strategies or staggered repayment terms are considered to optimise the capital structure and maintain headroom for future obligations.

Based on the Group’s liquidity position and available credit facilities as at year-end, management is confident that the Group will be able to meet its financial commitments as and when they fall due.

F-64

30.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(ii)	Liquidity risk (Cont’d)

The following table analyses the remaining contractual maturity for financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.

	On demand				Total	Total
	or within	1 to 2	2 to 5	More than	contractual	carrying
	1 year	years	years	5 years	cash flows	amount
	USD	USD	USD	USD	USD	USD

2024
Non-derivatives financial liabilities
Trade payables	7,079,492	980,282	-	-	8,059,774	8,015,772
Other payables	4,686,554	-	-	-	4,686,554	4,686,554
Bank borrowings	4,220,800	-	-	-	4,220,800	4,194,063
Lease liabilities	43,158	43,158	65,123	4,094	155,533	139,390
Amount due to shareholders	18,881	-	-	-	18,881	18,881
Amount due to Directors	1,787,510	-	-	-	1,787,510	1,787,510
	17,836,395	1,023,440	65,123	4,094	18,929,052	18,842,170

F-65

30.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(ii)	Liquidity risk (Cont’d)

The following table analyses the remaining contractual maturity for financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. (Cont’d)

	On demand				Total	Total
	or within	1 to 2	2 to 5	More than	contractual	carrying
	1 year	years	years	5 years	cash flows	amount
	USD	USD	USD	USD	USD	USD

2023
Non-derivatives financial liabilities
Trade payables	4,318,473	1,323,417	-	-	5,641,890	5,544,131
Other payables	3,638,102	-	-	-	3,638,102	3,632,522
Lease liabilities	10,458	10,458	10,458	-	31,374	29,731
	7,967,033	1,333,875	10,458	-	9,311,366	9,206,384

F-66

30.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(iii)	Interest rate risk

The Group’s fixed rate deposit with a licensed bank and borrowings are exposed to a risk of change in their fair value due to changes in interest rates.

The Group’s variable rate borrowing are exposed to a risk of change in cash flows due to changes in interest rates.

The Group manages its interest rate risk exposure from interest bearing borrowings by obtaining financing with the most favourable interest rates in the market. The Group constantly monitors its interest rate risk by reviewing its debts portfolio to ensure favourable rates are obtained.

The interest rate profile of the Group’s significant interest-bearing financial instruments, based on carrying amounts at the end of the reporting period was:

	2024	2023
	USD	USD

Fixed rate instruments
Financial liabilities
Other payables	2,409,786	2,177,186
Lease liabilities	139,390	29,731
	2,549,176	2,206,917

Floating rate instrument
Financial liability
Bank borrowings	4,194,063	-

Interest rate risk sensitivity analysis

Fair value sensitivity analysis for fixed rate instruments

The Group does not account for any fixed rate financial assets at fair value through profit or loss. Therefore, a change in interest rates at the end of the reporting period would not affect profit or loss.

F-67

30.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(iii)	Interest rate risk (Cont’d)

Interest rate risk sensitivity analysis (Cont’d)

Cash flow sensitivity analysis for floating rate instruments

A change in 1% interest rate at the end of the reporting period would have increased/(decreased) the Group’s profit before tax by USD41,941 (2023: Nil) respectively, arising mainly as a result of higher/lower interest expense on floating rate borrowings. This analysis assumes that all other variables remain constant. The assumed movement in basis points for interest rate sensitivity analysis is based on the currently observable market environment.

(c)	Fair value of financial instruments

The carrying amounts of short-term receivables and payables, cash and cash equivalents and short-term borrowings approximate their fair value due to the relatively short-term nature of these financial instruments and insignificant impact of discounting.

No instruments are measured at fair value on a recurring or non-recurring basis. There were no transfers between levels during the financial year.

31.	Capital Commitment

	2024	2023
	USD	USD

Authorised and contracted for:
- Property, plant and equipment	-	947,006

32.	Capital Management

The Group’s primary objectives in managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

Capital management policies are reviewed regularly in response to changing business conditions. The Group manages its capital structure and makes adjustments to it, in light of changes in economic conditions. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

F-68

32.	Capital Management (Cont’d)

The Group monitors capital using a gearing ratio, which is net debt divided by total equity. The net debt comprise cash and bank balances offset by lease liabilities, advances from directors, shareholders, other payables and bank borrowings as detailed in Notes 11, 12, 16, 17(i), 18 and 19, whilst total capital comprises share capital, foreign exchange translation reserve, retained earnings and non-controlling interests. The gearing ratios at the end of the reporting period are as follows:

	2024	2023
	USD	USD

Total debts	8,549,630	2,206,917
Less: Cash and bank balances	(530,665)	(550,213)
Net debts	8,018,965	1,656,704

Total equity	1,894,398	3,635,097

Gearing ratio	4.23	0.46

The increase in the gearing ratio in the financial year ended 31 December 2024 is primarily attributable to a reduction in equity following dividend distribution and increased reliance on director financing and bank borrowings to support project development activities. Management is actively monitoring the capital structure to maintain financial flexibility.

There was no change in the Group’s approach to capital management during the financial year.

The Group is not subject to any externally imposed capital requirements from its lenders or other external parties.

33.	Significant Events

Incorporation of a subsidiary company

On 23 April 2024, PDI Tech incorporated a wholly-owned subsidiary company in China, namely Zhiyuanjiu (Chengdu) Technology Co Ltd (“ZCTCL”), with a cash subscription of RMB10,000,000.

Additional investment in Antharas M Sdn. Bhd. (“AMSB”)

On 6 September 2024, the Company had acquired additional 10,000 units of ordinary shares in AMSB, representing 10% equity interest in AMSB, for a total cash consideration of RM10,000. Consequently, AMSB became a 65%-owned subsidiary company of the Company.

F-69

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

STATEMENT BY DIRECTOR

The Directors of the Group, do hereby state that, in his opinion, the accompanying financial statements are drawn up in accordance with International Financial Reporting Standards so as to present fairly, in all material respects, of the financial position of the Group as at 31 December 2023 and 31 December 2024 and of their financial performance and cash flows for the financial years then ended.

Signed by the Directors in accordance with a resolution of the Director dated 23 June 2025.

DATO’ TAN SU CHENG

KUALA LUMPUR, MALAYSIA

F-70

INDEX TO

UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the Six Months Ended June 30, 2025 and 2024

F-71

REPORT ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE MEMBERS OF ANTHARAS HILLS SDN. BHD.

Registration No.: 201701030338 (1244508-U)

(Incorporated in Malaysia)

Result of Review of Interim Financial Information

We have reviewed the accompanying consolidated statement of financial position of Antharas Hills Sdn. Bhd. as at 30 June 2025, and the consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the six-month period ended 30 June 2025 and 30 June 2024, and the related notes to the financial statements.

This interim financial information has been prepared in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and our review was performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), specifically PCAOB Auditing Standard (AS) 4105 - Reviews of Interim Financial Information.

Based on our reviews, we are not aware of any material modifications that should be made to the financial information referred to above for them to be in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated statement of financial position of the Company as of 31 December 2024, and the consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the financial year then ended (not presented herein); and in our report dated 23 June 2025, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying statement of financial position as of 31 December 2024, is fairly stated, in all material respects, in relation to the statement of financial position from which it has been derived.

F-72

REPORT ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE MEMBERS OF ANTHARAS HILLS SDN. BHD. (CONT’D)

Registration No.: 201701030338 (1244508-U)

(Incorporated in Malaysia)

Basis for Review Results

These financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

UHY Malaysia PLT

202406000040 (LLP0041391-LCA) & AF 1411

Chartered Accountants

We have served as the Group’s auditor since year 2024.

KUALA LUMPUR, MALAYSIA

21 October 2025

F-73

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT 30 JUNE 2025

		Unaudited	Audited
		Group	Group
		30.6.2025	31.12.2024
	Note	USD	USD

ASSETS
Non-Current Assets
Property, plant and equipment	1	21,788	19,893
Right-of-use assets	2	127,862	144,360
Deferred tax assets	3	96,218	112,822
		245,868	277,075

Current Assets
Contract assets	4	2,598,225	1,114,346
Inventories	5	17,236,655	17,243,070
Trade receivables	6	2,035,507	1,664,183
Other receivables	7	475,516	431,119
Cash and bank balances	8	199,435	530,665
		22,545,338	20,983,383
Total Assets		22,791,206	21,260,458

F-74

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT 30 JUNE 2025 (CONT’D)

		Unaudited	Audited
		Group	Group
		30.6.2025	31.12.2024
	Note	USD	USD

EQUITY
Share capital	9	560,552	560,552
Foreign currency translation reserve	10	(136,778)	(278,894)
Retained earnings		1,314,670	1,619,446
Equity attributable to owners of the Company		1,738,444	1,901,104
Non-controlling interests		(15,549)	(6,706)
Total Equity		1,722,895	1,894,398

LIABILITIES
Non-Current Liabilities
Trade payables	11	1,006,422	936,280
Lease liabilities	12	88,485	102,402
		1,094,907	1,038,682

Current Liabilities
Trade payables	11	7,315,412	7,079,492
Other payables	13	6,750,054	4,686,554
Amount due to Directors	14	906,447	1,787,510
Amount due to shareholders	15	32,522	18,881
Bank borrowings	16	4,246,709	4,194,063
Lease liabilities	12	40,175	36,988
Tax payable		682,085	523,890
		19,973,404	18,327,378
Total Liabilities		21,068,311	19,366,060
Total Equity and Liabilities		22,791,206	21,260,458

The accompanying notes form an integral part of the financial statements.

F-75

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

UNAUDITED CONSOLIDATED STATEMENT OF PROFIT OR LOSS

AND OTHER COMPREHENSIVE INCOME

FOR THE FINANCIAL PERIOD FROM 1 JANUARY 2025 TO 30 JUNE 2025

		Unaudited
		Group	Group
		1.1.2025 to	1.1.2024 to
		30.6.2025	30.6.2024
	Note	USD	USD

Revenue	17	4,147,078	7,560,409

Cost of sales		(3,153,932)	(5,887,283)

Gross profit		993,146	1,673,126

Other income		44,207	99,725

Administrative expenses		(1,022,860)	(1,524,003)

Finance costs	18	(184,652)	(229,339)

(Loss)/Profit before taxation	19	(170,159)	19,509

Taxation	20	(144,016)	(255,511)

Loss for the financial period		(314,175)	(236,002)

Other comprehensive income/(loss)
Item that is or may be reclassified subsequently to profit or loss
Exchange translation differences		142,672	(100,074)

Total comprehensive loss for the financial period		(171,503)	(336,076)

F-76

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

UNAUDITED CONSOLIDATED STATEMENT OF PROFIT OR LOSS

AND OTHER COMPREHENSIVE INCOME

FOR THE FINANCIAL PERIOD FROM 1 JANUARY 2025 TO 30 JUNE 2025 (CONT’D)

		Unaudited
		Group	Group
		1.1.2025 to	1.1.2024 to
		30.6.2025	30.6.2024
	Note	USD	USD

Loss for the financial period attributable to:
Owners of the parent		(304,776)	(225,750)
Non-controlling interests		(9,399)	(10,252)

		(314,175)	(236,002)

Total comprehensive loss for the financial period attributable to:
Owners of the parent		(162,104)	(325,824)
Non-controlling interests		(9,399)	(10,252)

		(171,503)	(336,076)

Loss per share
Basic loss per share (USD)	22	(0.13)	(0.09)

Diluted loss per share (USD)	22	(0.13)	(0.09)

The accompanying notes form an integral part of the financial statements.

F-77

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE FINANCIAL PERIOD FROM 1 JANUARY 2025 TO 30 JUNE 2025

	Attributable to Owners of the Parent
	Non-Distributable		Distributable
	Share Capital	Foreign Currency Translation Reserve	Retained Earnings	Total	Non- Controlling Interests	Total Equity
	USD	USD	USD	USD	USD	USD

Unaudited
At 1 January 2025	560,552	(278,894)	1,619,446	1,901,104	(6,706)	1,894,398

Loss for the financial period	-	-	(304,776)	(304,776)	(9,399)	(314,175)
Other comprehensive loss for the financial period	-	142,116	-	142,116	556	142,672
Total comprehensive loss for the financial period	-	142,116	(304,776)	(162,660)	(8,843)	(171,503)

At 30 June 2025	560,552	(136,778)	1,314,670	1,738,444	(15,549)	1,722,895

F-78

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE FINANCIAL PERIOD FROM 1 JANUARY 2025 TO 30 JUNE 2025 (CONT’D)

		Attributable to Owners of the Parent
		Non-Distributable		Distributable
		Share Capital	Foreign Currency Translation Reserve	Retained Earnings	Total	Non- Controlling Interests	Total Equity
	Note	USD	USD	USD	USD	USD	USD

Audited
At 1 January 2024		560,552	(284,588)	3,349,974	3,625,938	9,159	3,635,097

Profit/(Loss) for the financial year		-	-	22,576	22,576	(16,786)	5,790
Other comprehensive profit for the financial year		-	5,694	-	5,694	233	5,927
Total comprehensive income/(loss) for the financial year		-	5,694	22,576	28,270	(16,553)	11,717

Transactions with owners:
Dividend to owners of the Company	21	-	-	(1,750,107)	(1,750,107)	-	(1,750,107)
Changes in ownership interests in a subsidiary company		-	-	(2,997)	(2,997)	688	(2,309)
Total transactions with owners		-	-	(1,753,104)	(1,753,104)	688	(1,752,416)
At 31 December 2024		560,552	(278,894)	1,619,446	1,901,104	(6,706)	1,894,398

The accompanying notes form an integral part of the financial statements.

F-79

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE FINANCIAL PERIOD FROM 1 JANUARY 2025 TO 30 JUNE 2025

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2024
	USD	USD

Cash Flows from Operating Activities
(Loss)/Profit before taxation	(170,159)	19,509
Adjustments for:
Depreciation of:
- property, plant and equipment	5,207	21,054
- right-of-use assets	24,546	19,502
Impairment losses on trade receivables	6,524	305,090
Reversal of impairment on trade receivables	(43,040)	(98,546)
Interest expenses	184,652	229,339
Interest income	(855)	(1,165)
Operating profit before working capital changes	6,875	494,783

Changes in working capital:
Inventories	1,041,995	(289,717)
Trade receivables	(220,793)	1,129,268
Other receivables	(16,820)	(154,735)
Trade payables	(198,281)	1,054,333
Other payables	1,703,923	1,039,048
Contract liabilities	(1,360,814)	(6,320,712)
	949,210	(3,542,515)
Cash from/(used in) operations	956,085	(3,047,732)
Tax paid	(431)	(270,229)
Net cash from/(used in) operating activities	955,654	(3,317,961)

F-80

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE FINANCIAL PERIOD FROM 1 JANUARY 2025 TO 30 JUNE 2025 (CONT’D)

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2025
	USD	USD

Cash Flows from Investing Activities
Interest received	855	1,165
Purchase of property, plant and equipment	(5,835)	(12,798)
Purchase of right-of-use assets	-	(19,771)
Net changes in amount due from shareholders	-	9,520
Net cash used in investing activities	(4,980)	(21,884)

Cash Flows from Financing Activities
Interest paid	(173,407)	(61,697)
Net changes in amount due to shareholders	11,992	1,904
Net changes in amount due to Directors	(955,118)	-
Repayment of lease liabilities	(18,697)	(14,906)
Repayment of other payables	-	(60,548)
Net cash used in financing activities	(1,135,230)	(135,247)

Net changes in cash and cash equivalents	(184,556)	(3,475,092)
Cash and cash equivalents at the beginning of the financial period	(3,663,398)	550,213
Effect of exchange translation difference on cash and cash equivalents	(199,320)	(14,296)
Cash and cash equivalents at the end of the financial period	(4,047,274)	(2,939,175)

Cash and cash equivalents at the end of the financial period comprises:
Cash and bank balances	199,435	189,444
Bank overdraft	(4,246,709)	(3,128,619)
	(4,047,274)	(2,939,175)

F-81

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE FINANCIAL PERIOD FROM 1 JANUARY 2025 TO 30 JUNE 2025 (CONT’D)

Note to Consolidated Statement of Cash Flows

Cash flows for leases as a lessee

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2024
	USD	USD
Included in net cash from operating activities:
Lease expenses relating to short-term lease	-	(24,238)

Included in net cash from financing activities:
Interest paid in relation to lease liabilities	(3,362)	(1,644)
Payment of lease liabilities	(18,697)	(14,906)
Total cash outflows for leases	(22,059)	(40,788)

The accompanying notes form an integral part of the financial statements.

F-82

ANTHARAS HILLS SDN. BHD.

(Incorporated in Malaysia)

NOTES TO THE FINANCIAL STATEMENTS

1.	Property, Plant and Equipment

	Motor	Office		Furniture and
	vehicles	equipment	Computers	fittings	Renovation	Total
	USD	USD	USD	USD	USD	USD

Group
Unaudited
30.6.2025
Cost
At 1 January	2,704	2,241	30,527	5,547	158,188	199,207
Additions	-	-	380	5,455	-	5,835
Translation differences	168	140	1,921	560	9,876	12,665
At 30 June	2,872	2,381	32,828	11,562	168,064	217,707

Accumulated depreciation
At 1 January	2,409	863	15,653	2,210	158,179	179,314
Charge for the financial period	276	167	4,295	469	-	5,207
Translation differences	162	60	1,146	156	9,874	11,398
At 30 June	2,847	1,090	21,094	2,835	168,053	195,919

Carrying amount
At 30 June	25	1,291	11,734	8,727	11	21,788

F-83

1.	Property, Plant and Equipment (Cont’d)

	Motor	Office		Furniture and
	vehicles	equipment	Computers	fittings	Renovation	Total
	USD	USD	USD	USD	USD	USD

Group
Audited
31.12.2024
Cost
At 1 January	2,636	2,185	11,093	4,272	154,242	174,428
Additions	-	-	18,750	1,141	-	19,891
Translation differences	68	56	684	134	3,946	4,888
At 31 December	2,704	2,241	30,527	5,547	158,188	199,207

Accumulated depreciation
At 1 January	1,822	524	9,879	1,614	135,218	149,057
Charge for the financial year	529	319	5,405	543	19,093	25,889
Translation differences	58	20	369	53	3,868	4,368
At 31 December	2,409	863	15,653	2,210	158,179	179,314

Carrying amount
At 31 December	295	1,378	14,874	3,337	9	19,893

F-84

1.	Property, Plant and Equipment (Cont’d)

Purchase of property, plant and equipment

The aggregate additional costs for the property, plant and equipment of the Group during the financial period acquired under cash payments is USD5,835 (31.12.2024: USD19,891).

2.	Right-of-use Assets

		Motor
	Office	vehicles	Total
	USD	USD	USD

Group
Unaudited
30.6.2025
Cost
At 1 January	99,906	95,364	195,270
Translation differences	6,238	5,954	12,192
At 30 June	106,144	101,318	207,462

Accumulated depreciation
At 1 January	34,967	15,943	50,910
Charge for the financial period	12,766	11,780	24,546
Translation differences	2,685	1,459	4,144
At 30 June	50,418	29,182	79,600

Carrying amount
At 30 June	55,726	72,136	127,862

F-85

2.	Right-of-use Assets (Cont’d)

		Motor
	Office	vehicles	Total
	USD	USD	USD

Group
Audited
31.12.2024
Cost
At 1 January	38,966	-	38,966
Addition	58,689	93,368	152,057
Translation differences	2,251	1,996	4,247
At 31 December	99,906	95,364	195,270

Accumulated depreciation
At 1 January	9,742	-	9,742
Charge for the financial year	24,454	15,609	40,063
Translation differences	771	334	1,105
At 31 December	34,967	15,943	50,910

Carrying amount
At 31 December	64,939	79,421	144,360

Purchase of right-of-use assets

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Aggregate costs	-	152,057
Less: Lease financing	-	(138,538)
Cash payments	-	13,519

F-86

3.	Deferred Tax Assets

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Group
At 1 January	112,822	75,127
Recognised in profit or loss (Note 19)	(9,612)	35,473
Overprovision in prior years (Note 19)	(13,141)	(448)
Translation differences	6,149	2,670
At 30 June/31 December	96,218	112,822

The net deferred tax assets and liabilities shown on the consolidated statements of financial position after appropriate offsetting are as follows:

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Deferred tax assets	113,626	130,064
Deferred tax liabilities	(17,408)	(17,242)
	96,218	112,822

The components and movements of deferred tax liabilities and assets prior to offsetting are as follows:

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Deferred tax assets:
Other temporary differences
At 1 January	113,956	75,263
Recognised in profit or loss	(8,764)	35,998
Overprovision in prior year	(11,520)	-
Translation differences	6,317	2,695
At 30 June/31 December	99,989	113,956

Lease liabilities
At 1 January	15,731	7,136
Recognised in profit or loss	(3,073)	8,237
Underprovision in prior years	24	-
Translation differences	862	358
At 30 June/31 December	13,544	15,731

F-87

3.	Deferred Tax Assets (Cont’d)

The components and movements of deferred tax liabilities and assets prior to offsetting are as follows: (Cont’d)

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Deferred tax assets:
Unabsorbed capital allowances
At 1 January	377	-
Recognised in profit or loss	89	370
Overprovision in prior years	(385)	-
Translation differences	12	7
At 30 June/31 December	93	377
	113,626	130,064

Deferred tax liabilities:
Accelerated capital allowances
At 1 January	(1,656)	(258)
Recognised in profit or loss	(928)	(915)
Underprovision in prior years	(1,259)	(448)
Translation differences	(190)	(35)
At 30 June/31 December	(4,033)	(1,656)

Right-of-use assets
At 1 January	(15,586)	(7,014)
Recognised in profit or loss	3,064	(8,217)
Translation differences	(853)	(355)
At 30 June/31 December	(13,375)	(15,586)
	(17,408)	(17,242)

Deferred tax assets have not been recognised in respect of the following items:

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Unutilised tax losses	196,450	-
Unabsorbed capital allowances	4,502	-
Other temporary deductible differences	5,389	4,930
	206,341	4,930

F-88

3.	Deferred Tax Assets (Cont’d)

Deferred tax assets have not been recognised in respect of these items as they may not have sufficient taxable profits to be used to offset.

Pursuant to Section 8 of the Finance Act 2021 (Act 833) and the amendment to Section 44(5F) of the Income Tax Act 1967, effective from year of assessment 2019 onwards, the time limit on the carried forward unutilised tax losses has been extended to maximum of ten (10) consecutive years of assessment. Any unutilised tax losses accumulated up to the years of assessment 2018 can be carried forward for another ten (10) consecutive years of assessment (ie: from year of assessment 2019 to 2028) under the current tax legislation.

The unrecognised unutilised tax losses shall be disregarded after the end of the year of assessment as follows:

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

2035	196,450	-

4.	Contract Assets

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Group
Contract assets
Property development activities	2,598,225	1,114,346

F-89

4.	Contract Assets (Cont’d)

Contract assets primarily relate to the Group’s rights to consideration for work performed but not yet billed at the reporting date for its contracted project activities. The amount due from contract customers will be transferred to trade receivables when the rights become unconditional.

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

At 1 January	1,114,346	(13,366,026)
Less: Consideration payable to customers	649,022	1,254,449
Less: Revenue recognised during the financial period/year	4,147,078	19,545,004
Progress billings during the financial period/year	(3,435,286)	(6,287,274)
Translation differences	123,065	(31,807)
At 30 June/31 December	2,598,225	1,114,346

Contract value yet to be recognised as revenue

Revenue expected to be recognised within the next 12 to 36 months relating to the performance obligations that are unsatisfied (or partially satisfied) as at 30 June 2025 are as follows:

	30.6.2026	30.6.2027	30.6.2028	Total
	USD	USD	USD	USD

Unaudited
Property development activities	6,110,338	15,449,080	15,701,753	37,261,171

5.	Inventories

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Group
Current
Property development costs	17,236,655	17,243,070

F-90

5.	Inventories (Cont’d)

Property development costs

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Cumulative property development costs
At 1 January	58,196,217	47,052,909
Cost incurred during the financial period/year	2,164,823	9,731,541
Translation differences	3,718,476	1,411,767
At 30 June/31 December	64,079,516	58,196,217

Less:
Cumulative costs recognised in profit or loss
At 1 January	40,953,147	24,000,681
Recognised during the financial period/year	3,206,818	15,996,569
Translation differences	2,682,896	955,897
At 30 June/31 December	46,842,861	40,953,147

Total property development costs	17,236,655	17,243,070

(i)	The following costs are capitalised to property development costs during the respective financial period.

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Sales commission	108,693	108,625

The Group capitalised sales commission in relation to the property development contracts entered into as an incremental cost of obtaining contracts with customers in property development costs. These costs are expected to be recoverable and are amortised to profit or loss as cost of sales when the related revenue is recognised.

(ii)	The property development costs of the Group represent expenditures incurred in relation to the residential development.

(iii)	The development is being constructed on land owned by a third party, Pesat Bumi Sdn. Bhd., with the Group having entered into a development agreement to transfer a total consideration of USD13,745,958 (31.12.2024: USD13,745,958) upon project completion.

As at 30 June 2025, the Group has paid USD5,585,632, with the remaining USD8,160,326 contractually payable upon completion.

F-91

6.	Trade Receivables

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Group
Trade receivables	2,452,128	2,092,043
Less: Allowance for impairment losses	(416,621)	(427,860)
	2,035,507	1,664,183

Trade receivables are non-interest bearing and generally on 30 days (31.12.2024: 30 days) term. They are recognised at their original invoice amounts which represent their fair value on initial recognition.

Movements in the allowance for impairment losses of trade receivables are as follows:

	Credit	Lifetime
	impaired	allowance	Total
	USD	USD	USD

Unaudited
30.6.2025
At 1 January 2025	328,593	99,267	427,860
Impairment losses recognised	6,524	-	6,524
Impairment losses reversed	-	(43,040)	(43,040)
Translation differences	20,772	4,505	25,277
At 30 June 2025	355,889	60,732	416,621

Audited
31.12.2024
At 1 January 2024	211,186	102,408	313,594
Impairment losses recognised	258,081	-	258,081
Impairment losses reversed	(148,420)	(5,640)	(154,060)
Translation differences	7,746	2,499	10,245
At 31 December 2024	328,593	99,267	427,860

F-92

6.	Trade Receivables (Cont’d)

Analysis of trade receivables aging as at end of the reporting period are as follows:

	Gross	Loss	Net
	Amount	allowance	amount
	USD	USD	USD

Unaudited
30.6.2025
Neither past due nor impaired	448,247	-	448,247
Past due but not impaired:
61 to 90 days	839,885	(140)	839,745
More than 90 days	808,107	(60,592)	747,515
	1,647,992	(60,732)	1,587,260
	2,096,239	(60,732)	2,035,507
Individually impaired	355,889	(355,889)	-
	2,452,128	(416,621)	2,035,507

Audited
31.12.2024
Neither past due nor impaired	745,011	(15,381)	729,630
Past due but not impaired:
Less than 30 days	194,980	-	194,980
31 to 60 days	93,662	-	93,662
More than 90 days	729,797	(83,886)	645,911
	1,018,439	(83,886)	934,553
	1,763,450	(99,267)	1,664,183
Individually impaired	328,593	(328,593)	-
	2,092,043	(427,860)	1,664,183

Trade receivables that are not past due and not individually impaired are creditworthy receivables with good payment records with the Group.

As at 30 June 2025, gross trade receivables of USD2,096,239 (31.12.2024: USD1,763,450) were past due but not individually impaired. These relate to a number of independent customers from whom there is no recent history of default.

The Group assesses credit quality of the trade receivables on a collective basis by using ageing of past due days. As at 30 June 2025, the Group provided lifetime impairment losses of USD60,732 (31.12.2024: USD99,267) based on the customers’ historical data as an assumption for possibility of default.

F-93

6.	Trade Receivables (Cont’d)

The trade receivables of the Group that are individually assessed to be impaired amounting to USD355,889 (31.12.2024: USD328,593) are related to customers that are in financial difficulties and have defaulted on payments. These balances are expected to be recovered through the debt recovery process.

7.	Other Receivables

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Group
Other receivables	152,732	1,850
Prepayments	300,675	255,163
Deposits	22,109	174,106
	475,516	431,119

Included in prepayments of the Group is an amount of Nil (31.12.2024: USD174,292) in respect of purchase of property, plant and equipment. On 17 March 2025, the related prepayment was refunded following the cancellation of the purchase of the property, plant and equipment.

8.	Cash and Bank Balances

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Housing Development Account (“HDA”)	172,443	275,676
Cash and bank balances	26,992	254,989
	199,435	530,665

Cash held under the HDA pursuant to Section 7A of the Housing Development (Control and Licensing) Act 1966. The utilisation of these balances is restricted, before completion of the housing development and fulfilling all relevant obligations to the purchasers, the cash could be withdrawn from such account for the purpose of completing the particular projects concerned.

The interest rates of cash held under HDA at the reporting date bears interest rate of 1.27% to 2.25% (31.12.2024: 0.59% to 1.93%) per annum.

F-94

9.	Share Capital

	Number of shares		Amount
	Unaudited	Audited	Unaudited	Audited
	30.6.2025	31.12.2024	30.6.2025	31.12.2024
	Units	Units	USD	USD

Group
Issued and fully paid
Ordinary shares
At 1 January/ 30 June/ 31 December	2,400,002	2,400,002	560,552	560,552

The holders of ordinary shares are entitled to receive dividends as and when declared from time to time, and are entitled to one vote per share at meetings of the Company. All ordinary shares rank equally with regards to the Company’s residual assets.

10.	Foreign Currency Translation Reserve

The foreign currency translation reserve represents exchange differences arising from the translation of the financial statements of the Group as its functional currency is different from the presentation currency.

11.	Trade Payables

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Group
Non-current
Retention sum payables	1,006,422	936,280

Current
Trade payables:
- Third parties	3,773,354	4,682,718
- Companies in which the Directors of the Company have substantial financial interests	1,571,776	554,611
Retention sum payables	1,970,282	1,842,163
	7,315,412	7,079,492
	8,321,834	8,015,772

F-95

11.	Trade Payables (Cont’d)

Included in trade payables of the Group comprises of the followings:

(i)	Amounts outstanding from trade purchases, contractors claim on contract works performed and retention sum payable.

(ii)	Amount related to companies in which the Directors of the Company have substantial financial interests is unsecured, non-interest bearing and repayable on demand.

Credit terms of trade payables is 30 days (31.12.2024: 30 days) depending on the terms of the contracts whereas retention sums are payable upon the issuance of Certificate of Practical Completion for the first moiety and expiry of the defect liability periods of the respective construction contracts for the remaining balance.

12.	Lease Liabilities

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Group
At 1 January	139,390	29,731
Additions	-	138,538
Accretion of interest	3,362	6,322
Payments	(22,059)	(38,241)
Translation differences	7,967	3,040
At 30 June/31 December	128,660	139,390

Presented as:
Non-current	88,485	102,402
Current	40,175	36,988
	128,660	139,390

F-96

12.	Lease Liabilities (Cont’d)

The maturity analysis of lease liabilities of the Group at the end of the reporting period:

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Within one year	45,852	42,255
Between one to two years	40,155	42,255
Between two to five years	56,309	63,760
More than five years	-	4,008
	142,316	152,278
Less: Future finance charges	(13,656)	(12,888)
Present value of lease liabilities	128,660	139,390

(a)	Obligations under lease liabilities

The Group leases offices and motor vehicles. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions.

The interest rate of the Group for the leases ranged from 3.29% to 3.65% (31.12.2024: 3.29% to 3.65%) per annum.

(b)	Renewal and termination options

The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised.

The Group has one lease contract that include extension and termination options. The Group applies judgement in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate (e.g., construction of significant leasehold improvements or significant customisation to the leased asset).

The Group includes the renewal period as part of the lease term for leases of office with non-cancellable period included as part of the lease term as these are reasonably certain to be exercised because there will be a significant negative effect on operation if a replacement asset is not readily available. Furthermore, the periods covered by termination options are included as part of the lease term only when they are reasonably certain not to be exercised.

F-97

13.	Other Payables

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Group
Current
Other payables:
- Third parties	5,726,425	3,802,551
- Companies in which the Directors of the Company
have substantial financial interests	-	22,461
Dividend payable	830,861	782,036
Accruals	192,768	74,585
Deposits received	-	4,921
	6,750,054	4,686,554

Included in other payables of the Group comprises of the followings:

(i)	Advances from third parties amounting to USD2,644,969
(31.12.2024: USD2,409,786) are secured by certain developing units and bear interest ranging between 7.88% to 14.09% (31.12.2024: 7.88% to 14.09%) per annum. These advances are expected to be settled in cash and sales units from the development project upon its completion.

In the event of a default due to project incompletion or failure to meet the sales threshold by the targeted date, the Group is required to pay interest to the third parties. Additionally, the third parties are entitled to the return of advances and a profit-sharing component once property unit sales reach specific milestones or upon project completion.

As at 30 June 2025, the project’s development progress and property unit sales have not met the established milestone. Consequently, the third parties do not have the right to claim a return of the advances and the Group is not under obligation to fulfill profit-sharing payments as outlined in the agreements.

(ii)	Overpayment from customers of USD26,628 (31.12.2024: USD107,672) which will be set off against future progress billings for the developing units.

(iii)	Advances from customers arising from property development activities of USD1,093,353 (31.12.2024: USD600,285) for the sold developing units.

(iv)	Amount related to companies in which the Directors of the Company have substantial financial interests is unsecured, non-interest bearing and repayable on demand.

Deposits received related to deposit received from customers arising from property development activities amounting to Nil (31.12.2024: USD4,921) in relation to the Group’s development projects.

F-98

14.	Amount Due to Directors

These represent non-trade balances which are unsecured, non-interest bearing and are repayable on demand.

15.	Amount Due to Shareholders

These represent non-trade balances which are unsecured, non-interest bearing and are repayable on demand.

16.	Bank Borrowings

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Secured
Bank overdraft	4,246,709	4,194,063

Analysed as:
Current
Bank overdraft	4,246,709	4,194,063

The bank borrowings are secured by the followings:

(i)	Legal charge over 14 units of retail lots under the development project of the Company;
(ii)	Letter of Subordination of advances from the Directors of the Company; and
(iii)	Jointly and severally guaranteed by the Directors of the Company.

Maturity of the bank borrowings of the Group are as follows:

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Within one year	4,246,709	4,194,063

F-99

16.	Bank Borrowings (Cont’d)

The weighted average interest rates per annum of the bank borrowings of the Group at the reporting date are as follows:

	Unaudited	Audited
	30.6.2025	31.12.2024
	%	%

Bank overdraft	7.65	7.65

17.	Revenue

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2024
	USD	USD

Revenue from contracts with customers:
Property development revenue	4,147,078	7,560,409

Timing of revenue recognition
Over time	4,147,078	7,560,409

Geographical market:
Malaysia	4,147,078	7,560,409

F-100

18.	Finance Costs

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2024
	USD	USD

Group
Interest expenses on:
Lease liabilities	3,362	1,644
Unwinding interest on other payables	-	141,009
Unwinding interest on retention sum payables	11,245	26,633
Bank overdraft	170,045	60,053
	184,652	229,339

19.	(Loss)/Profit Before Taxation

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2024
	USD	USD

Group
Auditors’ remuneration	8,565	4,231

Material expenses/(income)
Depreciation of:
- property, plant and equipment	5,207	21,054
- right-of-use assets	24,546	19,502
Impairment losses on trade receivables	6,524	305,090
Reversal on impairment losses on trade receivables	(43,040)	(98,546)
Lease expenses relating to short-term leases	-	24,238
Finance cost (Note 18)	184,652	229,339
Staff costs (Note 23)	641,396	557,262
Listing expenses	91,368	447,658
Interest income	(855)	(1,165)

F-101

20.	Taxation

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2024
	USD	USD

Group
Tax expenses recognised in profit or loss:
Malaysian income tax
Current tax provision	80,678	250,004
Underprovision in prior years	40,585	54,255
	121,263	304,259

Deferred tax: (Note 3)
Relating to origination and reversal of
temporary differences	9,612	(49,181)
Underprovision in prior years	13,141	433
	22,753	(48,748)
Tax expenses for the financial period	144,016	255,511

Malaysian income tax is calculated at the statutory tax rate of 15% on the first USD33,000 chargeable income, 17% on USD33,000 to USD131,000 chargeable income (30.6.2024: 15% on the first USD33,000 chargeable income, 17% on USD33,000 to USD131,000 chargeable income) and 24% on the balance of chargeable income of the estimated assessable profits for the financial period.

A reconciliation of income tax expenses applicable to (loss)/profit before taxation at the statutory tax rate to income tax expenses at the effective income tax of the Group are as follows:

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2024
	USD	USD

(Loss)/Profit before taxation	(170,159)	19,509

At Malaysian statutory tax rate of 24%	(40,838)	4,682
Tax incentive obtained from differential tax rate of 15%	(3,084)	(2,856)
Tax incentive obtained from differential tax rate of 17%	(7,195)	(6,664)
Income not subject to tax	-	(1,015)
Expenses not deductible for tax purpose	93,068	206,676
Deferred tax assets not recognised	48,339	-
Underprovision of taxation in prior years	40,585	54,255
Underprovision of deferred taxation in prior years	13,141	433
Tax expenses for the financial period	144,016	255,511

F-102

21.	Dividends

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2024
	USD	USD

Group
In respect of the financial year ended:
31 December 2024
- Interim single-tier dividend of RM3.33 per
ordinary share	-	1,750,107

The Directors do not recommend the payment of any final dividend in respect of the current and previous financial year.

22.	Loss Per Share

(a)	Basic loss per share

The basic loss per share are calculated based on the loss for the financial period attributable to the owners of the parent and the weighted average number of ordinary shares in issue during the financial period as follows:

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2024

Loss attributable to the owners of
the parent (USD)	(304,776)	(225,750)

Weighted average number of ordinary shares
in issue as at 1 January/30 June/31 December	2,400,002	2,400,002

Basic loss per ordinary share (USD)	(0.13)	(0.09)

(b)	Diluted loss per share

The Group has no dilution in its loss per ordinary share as there are no dilutive potential ordinary shares. There have been no other transactions involving ordinary shares or potential ordinary shares since the end of the reporting period and before the authorisation of these financial statements.

F-103

23.	Staff Costs

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2024
	USD	USD

Salaries, wages and allowances	581,784	518,775
Defined contribution plans	54,937	34,759
Social security contributions	4,675	3,728
	641,396	557,262

Included in the staff costs above is aggregate amount of remuneration received/receivable by the Executive Directors of the Group during the financial period as below:

	Unaudited
	1.1.2025 to	1.1.2024 to
	30.6.2025	30.6.2024
	USD	USD

Executive Directors
Salaries and allowances	161,714	124,396
Defined contribution plans	30,735	14,927
Social security contributions	290	245
	192,739	139,568

F-104

24.	Reconciliation of Liabilities Arising from Financing Activities

The table below shows the details changes in the liabilities of the Group arising from financing activities, including both cash and non-cash changes.

				Non-cash changes
		At	Financing	New leases	Unwinding	Translation	At
		1 January	cash flows	(Note 12)	interest	differences	30 June
	Note	USD	USD	USD	USD	USD	USD

Group
Unaudited
30.6.2025
Lease liabilities	12	139,390	(18,697)	-	-	7,967	128,660
Other payables	13	2,409,786	-	-	-	235,183	2,644,969
Bank overdraft	16	-	3,372,592	-	-	874,117	4,246,709
		2,549,176	3,353,895	-	-	1,117,267	7,020,338

Audited
30.6.2024
Lease liabilities	12	29,731	(14,906)	133,975	-	(630)	148,170
Other payables	13	2,177,186	(60,548)	-	141,009	(59,614)	2,198,033
Bank overdraft	16	-	3,123,755	-	-	4,864	3,128,619
		2,206,917	3,048,301	133,975	141,009	(55,380)	5,474,822

F-105

25.	Related Party Disclosures

(a)	Identifying related parties

For the purposes of these financial statements, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control or joint control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control. Related parties may be individuals or other entities.

Related parties also include key management personnel defined as those persons having authority and responsibility for planning, directing and controlling the activities of the Group either directly or indirectly. The key management personnel comprise the Director of the Group, having authority and responsibility for planning, directing and controlling the activities of the Group directly or indirectly.

(b)	Significant related party transactions

Related party transactions have been entered into the normal course of business under negotiated terms. In addition to the related party balances disclosed elsewhere in the financial statements, the Group has the following transactions with related parties during the financial period:

	Unaudited
	1.1.2024 to	1.1.2023 to
	30.6.2025	30.6.2023
	USD	USD

Transaction with a company in which certain Director of the Company have substantial financial interests
PDI Design & Associates Sdn. Bhd.
- Development costs	1,421,563	1,060,646
- Rental expenses	5,482	5,077

(c)	Compensation of key management personnel

Information regarding compensation of key management personnel is as follows:

	Unaudited
	1.1.2024 to	1.1.2023 to
	30.6.2025	30.6.2023
	USD	USD

Salaries and allowances	161,714	124,396
Defined contribution plans	30,735	14,927
Social security contributions	290	245
	192,739	139,568

F-106

26.	Segment Information

For internal management reporting purposes, the Group is organised into strategic business divisions based on the nature of their operations and services. These operating segments are regularly reviewed by the Group’s Chief Operating Decision Maker (“CODM”) to make decisions about resource allocation and to assess performance. The Group has identified the following reportable segments:

Property development	Investment and development of residential and commercial properties
Management services and others	Provision of management and property support services

Management evaluates segment performance primarily based on profit or loss before tax, which is measured consistently with the corresponding amounts reported in the Group’s consolidated financial statements. The CODM does not regularly review segmental information by assets, liabilities, or capital expenditure, except where such items are specifically attributable to a particular segment.

Segment revenues and expenses include items that are directly attributable to a segment and those that can be reasonably allocated on a consistent basis. Inter-segment transactions are conducted at arm’s length, under terms and conditions similar to those with third parties. The effects of inter-segment transactions are eliminated in the preparation of consolidated financial statements.

Segment assets and liabilities are allocated based on the nature of the operations of each segment. However, centralised functions such as finance, treasury, and human resources are not allocated to individual segments. The measurement basis and classification of segment item remain consistent with those applied in the previous financial period.

F-107

26.	Segment Information (Cont’d)

				Per
		Management	Adjustments	consolidated
	Property	services	and	financial
	development	and others	eliminations	statements
	USD	USD	USD	USD

1.1.2025 to 30.6.2025
Revenue	4,147,078	67,128	(67,128)	4,147,078
Cost of sales	(3,221,060)	-	67,128	(3,153,932)
Gross profit	926,018	67,128	-	993,146

Results
Gross profit	926,018	67,128	-	993,146
Other income (exclude interest income)	43,352	-	-	43,352
Interest income	662	193	-	855
Administrative expenses (exclude depreciation)	(486,526)	(506,581)	-	(993,107)
Depreciation	(18,355)	(11,398)	-	(29,753)
Finance costs	(183,883)	(769)	-	(184,652)
Profit/(Loss) before taxation	281,268	(451,427)	-	(170,159)
Taxation	(144,016)	-	-	(144,016)
Profit/(Loss) for the financial period	137,252	(451,427)	-	(314,175)

30.6.2025
Assets
Segment assets	23,908,239	904,655	(2,117,906)	22,694,988
Deferred tax assets	96,218	-	-	96,218
Total assets	24,004,457	904,655	(2,117,906)	22,791,206

Liabilities
Segment liabilities	(20,912,181)	(1,634,678)	1,478,548	(21,068,311)

1.1.2025 to 30.6.2025
Material non-cash expenses
Depreciation of:
- property, plant and equipment	1,469	3,738	-	5,207
- right-of-use assets	16,886	7,660	-	24,546
Impairment loss on trade receivables	6,524	-	-	6,524
Reversal of impairment loss on trade receivables	(43,040)	-	-	(43,040)

F-108

26.	Segment Information (Cont’d)

				Per
		Management	Adjustments	consolidated
	Property	services	and	financial
	development	and others	eliminations*	statements
	USD	USD	USD	USD

1.1.2024 to 30.6.2024
Revenue	7,560,409	-	-	7,560,409
Cost of sales	(5,886,812)	(471)	-	(5,887,283)
Gross profit	1,673,597	(471)	-	1,673,126

Results
Gross profit	1,673,597	(471)	-	1,673,126
Other income (exclude interest income)	98,560	-	-	98,560
Interest income	1,165	-	-	1,165
Administrative expenses (exclude depreciation)	(1,137,251)	(346,196)	-	(1,483,447)
Depreciation	(31,301)	(9,255)	-	(40,556)
Finance costs	(228,389)	(950)	-	(229,339)
Profit/(Loss) before taxation	376,381	(356,872)	-	19,509
Taxation	(255,511)	-	-	(255,511)
Profit/(Loss) for the financial period	120,870	(356,872)	-	(236,002)

31.12.2024
Assets
Segment assets	21,902,956	664,532	(1,419,852)	21,147,636
Deferred tax assets	112,822	-	-	112,822
Total assets	22,015,778	664,532	(1,419,852)	21,260,458

Liabilities
Segment liabilities	(19,253,414)	(1,127,255)	1,014,609	(19,366,060)

1.1.2024 to 30.6.2024
Material non-cash expenses
Depreciation of:
- property, plant and equipment	19,424	1,630	-	21,054
- right-of-use assets	11,877	7,625	-	19,502
Impairment loss on trade receivables	305,090	-	-	305,090
Loss on disposal of property, plant and equipment	(98,546)	-	-	(98,546)

F-109

26.	Segment Information (Cont’d)

Geographic information

The Group currently operates primarily in Malaysia, which accounted for 100% of consolidated revenue and assets during the financial period ended 30 June 2025 and the financial year ended 31 December 2024. The PRC entity (ZCTCL) remains dormant and did not contribute to Group revenue and minimal amount for segment assets.

Accordingly, no disaggregation of revenue or non-current assets by geographic location is presented for the periods under review.

Major Customers

For the financial period ended 30 June 2025 and the financial year ended 2024, no single external customer accounted for 10% or more of the Group’s total revenue.

27.	Financial Instruments

(a)	Classification of financial instruments

The following table analyses the financial assets and financial liabilities in the statements of financial position by the class of financial instruments to which they are assigned, and therefore by the measurement basis:

	Unaudited	Audited
	At amortised cost
	30.6.2025	31.12.2024
	USD	USD

Group
Financial assets
Trade receivables	2,035,507	1,664,183
Other receivables and deposits	174,841	175,956
Cash and bank balances	199,435	530,665
	2,409,783	2,370,804

F-110

27.	Financial Instruments (Cont’d)

(a)	Classification of financial instruments (Cont’d)

The following table analyses the financial assets and financial liabilities in the statements of financial position by the class of financial instruments to which they are assigned, and therefore by the measurement basis: (Cont’d)

	Unaudited	Audited
	At amortised cost
	30.6.2025	31.12.2024
	USD	USD

Group
Financial liabilities
Trade payables	8,321,834	8,015,772
Other payables	6,750,054	4,686,554
Amount due to shareholders	32,522	18,881
Amount due to Directors	906,447	1,787,510
Lease liabilities	128,660	139,390
Bank borrowings	4,246,709	4,194,063
	20,386,226	18,842,170

(b)	Financial risk management objectives and policies

The Group’s financial risk management policy is to ensure that adequate financial resources are available for the development of the Group’s operations whilst managing its credit, liquidity and interest rate risks. The Group operates within clearly defined guidelines that are approved by the Board and the Group’s policy is not to engage in speculative transactions.

The following sections provide details regarding the Group’s exposure to the abovementioned financial risks and the objectives, policies and processes for the management of these risks.

F-111

27.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(i)	Credit risk

Credit risk is the risk of a financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group’s exposure to credit risk is limited as the property purchasers were using financing from reputable end-financiers, legal title to the properties revert to the Group in the event of default. The Group’s exposure to credit risk arises principally from trade and other receivables and deposits with banks. There are no significant changes as compared to prior year.

The Group has adopted a policy of only dealing with creditworthy counterparties. Management has a credit policy in place to control credit risk by dealing with creditworthy counterparties and deposits with banks with good credit rating. The exposure to credit risk is monitored on an ongoing basis and action will be taken for long outstanding debts.

At each reporting date, the Group assesses whether any of the receivables are credit impaired.

The gross carrying amounts of credit impaired receivables are written off (either partial or full) when there is no realistic prospect of recovery. This is generally the case when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. Nevertheless, receivables that are written off could still be subject to enforcement activities.

The carrying amounts of the financial assets recorded on the consolidated statements of financial position at the end of the reporting period represents the Group’s maximum exposure to credit risk.

The Group has no significant concentration of credit risk as its exposure spread over a large number of customers.

(ii)	Liquidity risk

Liquidity risk refers to the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due. The Group’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities.

The Group’s funding requirements and liquidity risk are managed with the objective of meeting business obligations on a timely basis. The Group finances its liquidity through internally generated cash flows and minimises liquidity risk by keeping committed credit lines available.

F-112

27.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(ii)	Liquidity risk (Cont’d)

The following table analyses the remaining contractual maturity for financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay.

	On demand or within	1 to 2	2 to 5	More than	Total contractual	Total carrying
	1 year	years	years	5 years	cash flows	amount
	USD	USD	USD	USD	USD	USD

Unaudited
30.6.2025
Non-derivatives financial liabilities
Trade payables	7,315,412	1,041,484	-	-	8,356,896	8,321,834
Other payables	6,750,054	-	-	-	6,750,054	6,750,054
Bank borrowings	4,571,582	-	-	-	4,571,582	4,246,709
Lease liabilities	45,852	40,155	56,309	-	142,316	128,660
Amount due to Directors	906,447	-	-	-	906,447	906,447
Amount due to shareholders	32,522	-	-	-	32,522	32,522
	19,621,869	1,081,639	56,309	-	20,759,817	20,386,226

F-113

27.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(ii)	Liquidity risk (Cont’d)

The following table analyses the remaining contractual maturity for financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. (Cont’d)

	On demand or within	1 to 2	2 to 5	More than	Total contractual	Total carrying
	1 year	years	years	5 years	cash flows	amount
	USD	USD	USD	USD	USD	USD

Audited
31.12.2024
Non-derivatives financial liabilities
Trade payables	7,079,492	980,282	-	-	8,059,774	8,015,772
Other payables	4,686,554	-	-	-	4,686,554	4,686,554
Bank borrowings	4,220,800	-	-	-	4,220,800	4,194,063
Lease liabilities	43,158	43,158	65,123	4,094	155,533	139,390
Amount due to shareholders	18,881	-	-	-	18,881	18,881
Amount due to Directors	1,787,510	-	-	-	1,787,510	1,787,510
	17,836,395	1,023,440	65,123	4,094	18,929,052	18,842,170

F-114

27.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(iii)	Interest rate risk

The Group’s borrowings are exposed to a risk of change in their fair value due to changes in fixed interest rates.

The Group’s variable rate borrowing are exposed to a risk of change in cash flows due to changes in interest rates.

The Group manages its interest rate risk exposure from interest bearing borrowings by obtaining financing with the most favourable interest rates in the market. The Group constantly monitors its interest rate risk by reviewing its debts portfolio to ensure favourable rates are obtained.

The interest rate profile of the Group’s significant interest-bearing financial instruments, based on carrying amounts at the end of the reporting period was:

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Fixed rate instruments
Financial liabilities
Other payables	2,644,969	2,409,786
Lease liabilities	128,660	139,390
	2,773,629	2,549,176

Floating rate instrument
Financial liability
Bank overdraft	4,246,709	4,194,063

Interest rate risk sensitivity analysis

Fair value sensitivity analysis for fixed rate instruments

The Group does not account for any fixed rate financial assets at fair value through profit or loss. Therefore, a change in interest rates at the end of the reporting period would not affect profit or loss.

F-115

27.	Financial Instruments (Cont’d)

(b)	Financial risk management objectives and policies (Cont’d)

(iii)	Interest rate risk (Cont’d)

Interest rate risk sensitivity analysis (Cont’d)

Cash flow sensitivity analysis for floating rate instruments

A change in 1% interest rate at the end of the reporting period would have increased/(decreased) the Group’s (loss)/profit before tax by USD42,467
(1.1.2024 to 30.6.2024: USD41,941) respectively, arising mainly as a result of higher/lower interest expense on floating rate borrowings. This analysis assumes that all other variables remain constant. The assumed movement in basis points for interest rate sensitivity analysis is based on the currently observable market environment.

(c)	Fair value of financial instruments

The carrying amounts of short-term receivables and payables, cash and cash equivalents and short-term borrowings approximate their fair value due to the relatively short-term nature of these financial instruments and insignificant impact of discounting.

28.	Capital Management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

The Group manages its capital structure and makes adjustments to it, in light of changes in economic conditions. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

F-116

28.	Capital Management (Cont’d)

The Group monitors capital using a gearing ratio, which is net debt divided by total equity. The net debt comprise cash and bank balances offset by lease liabilities, advances from other payables and bank borrowings as detailed in Notes 8, 12, 13(i) and 16, whilst total capital comprises share capital, foreign exchange translation reserve, retained earnings and non-controlling interests. The gearing ratios at the end of the reporting period are as follows:

	Unaudited	Audited
	30.6.2025	31.12.2024
	USD	USD

Total debts	7,020,338	8,549,630
Less: Cash and bank balances	(199,435)	(530,665)
Net debts	6,820,903	8,018,965

Total equity	1,722,895	1,894,398

Gearing ratio	3.96	4.23

There was no change in the Group’s approach to capital management during the financial year.

The Group is not subject to any externally imposed capital requirements from its lenders or other external parties.

F-117

3,333,334

Ordinary Shares

Antharas Inc

PROSPECTUS

D. Boral Capital

[             ] , 2026

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this Offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against willful default, fraud or the consequences or dishonesty. Our amended and restated memorandum and articles of association provide that, to the extent permitted by law, we will indemnify every director, secretary, or other officer for the time being and from time to time of our Company) and the personal representatives of the same and from: (a) all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty; and (b) without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by such person in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court, whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding ordinary shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

●	On December 5, 2023, we issued an Ordinary Share to our subscriber at par value which was immediately transferred to Dato’ Dr. Su Cheng Tan.

●	On December 5, 2023 we issued an Ordinary Share at par value to Kean Yong Teh.

●	On January 9, 2025, we issued 120,000 Ordinary Shares at par value to Dato’ Dr. Su Cheng Tan for a total consideration of $12 and 120,000 Ordinary Shares at par value to Kean Yong Teh for a total consideration of $12.

●	On February 12, 2025, we issued 8,768,888 Ordinary Shares at par value to Dato’ Dr. Su Cheng Tan for a total consideration of $876.9 and 8,768,888 Ordinary Shares at par value to Kean Yong the for a total consideration of $876.9.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits.

(a)	The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement**
3.1	Memorandum and Articles of Association of the Company**
3.2	Amended and Restated Memorandum and Articles of Association of the Company to become effective immediately prior to the closing of the Offering**
4.1	Specimen Share Certificate**
5.1	Opinion of Ogier (Cayman) LLP as to the validity of the Ordinary Shares
5.2	Opinion of Messrs. M.Scully Advocates and Solicitors, as to certain Malaysia Legal Matters
10.1	Franchise Agreement between Antharas M Sdn Bhd and Wyndham Hotel Asia Pacific Co. Limited dated December 31, 2023**
10.2	Side Letter to Franchise Agreement between Antharas M Sdn Bhd and Wyndham Hotel Asia Pacific Co. Limited dated December 31, 2023**

II-1

10.3	Sale and Purchase Agreement between Antharas Hills Sdn Bhd and Astaka Padu Sdn Bhd dated June 2, 2022 in relation to the sale and purchase of certain property**
10.4	Development Agreement between Antharas Hills Sdn Bhd and Pesat Bumi Sdn Bhd dated November 2, 2018**
10.5	Supplemental Agreement to Development Agreement between Antharas Hills Sdn Bhd and Pesat Bumi Sdn Bhd dated July 8, 2019**
10.6	Supplemental Agreement to Development Agreement between Antharas Hills Sdn Bhd and Pesat Bumi Sdn Bhd dated August 23, 2023**
10.7	Letter Agreement between Antharas Hills Sdn Bhd and Pesat Bumi Sdn Bhd dated February 2, 2024**
10.8	Letter of Award issued by Antharas Hills to PDI Design & Associates Sdn Bhd dated September 5, 2023 regarding interior design fit out works**
10.9	Facilities Letter issued by Maybank Islamic Berhad to Antharas Hills dated April 17, 2024**
10.10	Letter of Offer dated June 10, 2024 in relation to the purchase of a piece of land**
10.11	Joint Venture Agreement between Antharas Hills and Straits Perkasa Services Sdn Bhd**
10.12	Letter Agreement between Antharas Hills and Ho Kin Yip, Eddy regarding co-development of Antharas 1 dated April 10, 2019**
10.13	Joint Venture Agreement between Antharas Hills and Seri Duta Empayar Sdn Bhd regarding co-development of Antharas 1 dated October 14, 2019**
10.14	Joint Venture Agreement between Antharas Hills and Tham Kin Yip regarding co-development of Antharas 1 dated August 30, 2019**
10.15	Letter of Award issued by Antharas Hills to Geo Hill Construction And Bhd. dated June 1, 2019**
10.16	Form of Employment Agreement, by and between executive officers of the Company**
14.1	Code of Business Conduct and Ethics**
16.1	Letter from J&S Associate PLT regarding the change in the Company’s certifying accountant, dated January 15, 2025**
21.1	List of Subsidiaries**
23.1	Consent of UHY Malaysia PLT
23.2	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)
23.3	Consent of Messrs. M.Scully Advocates and Solicitors, Malaysia Counsel (included in Exhibit 5.2)
23.4	Consent of Loeb & Loeb LLP
24.1	Power of Attorney (included on signature page to the registration statement)**
99.1	Charter of the Audit Committee**
99.2	Charter of the Compensation Committee**
99.3	Charter of the Nominating and Corporate Governance Committee**
99.4	Consent of Dato’ Sri Adnan bin Wan Mamat (Independent Director Nominee)**
99.5	Consent of Kin Yip Eddy Ho (Independent Director Nominee)**
99.6	Consent of Meng Lu Lim (Independent Director Nominee)**
99.7	Registrant’s Representation under Item 8.A.4 of Form 20-F**
107	Filing Fee Table

** Previously filed.

(b) Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)	to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(b)

 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included in a post-effective amendment by subparagraphs (i), (ii), and (iii) below is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (subject to the 20% safe harbor for volume/price variations discussed in Rule 424(b)); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(c)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(d)	insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(e)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(f)	for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malaysia, on March 27, 2026.

Antharas Inc

By:	/s/ Dato’ Dr. Su Cheng Tan
Name:	Dato’ Dr. Su Cheng Tan
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Dato’ Dr. Su Cheng Tan	Chief Executive Officer	March 27, 2026
Dato’ Dr. Su Cheng Tan	(Principal executive officer) and Director

/s/ Janine Yen Ling Foo	Chief Financial Officer	March 27, 2026
Janine Yen Ling Foo	(Principal financial and accounting officer)

/s/ Kean Yong Teh	Director	March 27, 2026
Kean Yong Teh

II-3

Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Antharas Inc in the United States, has signed this registration statement in New York, on March 27, 2026.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

II-4